As filed with the Securities and Exchange Commission on November 2, 2018

Registration No. 333-227573

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 To

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WSFS Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	6021	22-2866913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

 WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware, 19801

(302) 792-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Turner

Chairman, President and Chief Executive Officer

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware, 19801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank M. Conner III, Esq. Michael P. Reed, Esq. Christopher DeCresce, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street N.W. Washington, D.C. 20001 (202) 662-6000	Gerard P. Cuddy President and Chief Executive Officer Beneficial Bancorp, Inc. Beneficial Bank Place 1818 Market Street Philadelphia, PA 19103 (215) 864-6000	Gary R. Bronstein, Esq. Aaron M. Kaslow, Esq. Stephen F. Donahoe, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street N.W., Suite 900 Washington, DC 20005 (202) 508-5800

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 2, 2018

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of WSFS Financial Corporation and Beneficial Bancorp, Inc.:

On August 7, 2018, WSFS Financial Corporation, which we refer to as WSFS, a Delaware corporation and the parent holding company of Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned subsidiary of WSFS, which we refer to as WSFS Bank, and Beneficial Bancorp, Inc., which we refer to as Beneficial, a Maryland corporation and the parent holding company of Beneficial Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Beneficial, or Beneficial Bank, entered into an Agreement and Plan of Reorganization, as amended on November 1, 2018, which we refer to as the merger agreement. Under the terms and subject to the conditions of the merger agreement, among other things, (i) Beneficial will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, Beneficial Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers.

If the merger is completed, each share of common stock, par value $0.01 per share, of Beneficial, which we refer to as Beneficial common stock, excluding certain specified shares, will be converted into the right to receive (i) 0.3013 shares, or the exchange ratio, of common stock par value $0.01 per share, of WSFS, which we refer to as WSFS common stock, with cash paid in lieu of fractional shares, which we refer to as the stock consideration, and (ii) $2.93 in cash, which we refer to as the cash consideration and, together with the stock consideration, as the merger consideration.

Although the exchange ratio is fixed, the market value of the stock consideration will fluctuate with the price of WSFS common stock. The cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration. Shares of WSFS common stock are listed on the Nasdaq Global Select Market, or Nasdaq, under the ticker symbol “WSFS” and shares of Beneficial common stock are listed on Nasdaq under the ticker symbol “BNCL.” The following table sets forth the closing sale prices per share of WSFS common stock and Beneficial common stock on August 7, 2018, the last trading day before the public announcement of the signing of the merger agreement, and on November 1, 2018, the latest practicable trading day before the printing date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Beneficial common stock on August 7, 2018 and on November 1, 2018, the latest practicable trading day before the printing date of this joint proxy statement/prospectus, determined by multiplying the closing price of the WSFS common stock on such dates by the exchange ratio of 0.3013 and adding $2.93. We urge you to obtain current market quotations for WSFS common stock and Beneficial common stock.

	WSFS Common Stock	Beneficial Common Stock	Implied Value of Merger Consideration
August 7, 2018	$55.35	$16.30	$19.61
November 1, 2018	$42.83	$15.73	$15.83

The Beneficial board of directors may terminate the merger agreement if the average closing price of WSFS common stock is below a threshold specified in the merger agreement and below a threshold relative to the Nasdaq Bank Index, as further described in the accompanying joint proxy statement/prospectus. If the Beneficial board of directors terminates the merger agreement, WSFS may prevent the merger agreement from being terminated by increasing the number of shares of WSFS common stock to be issued to holders of Beneficial common stock in the merger. See the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Based on the number of shares of Beneficial common stock that are outstanding (which includes the shares of Beneficial common stock underlying Beneficial restricted stock awards) less the unallocated shares of Beneficial common stock held in the suspense account of the Beneficial Employee Savings and Stock Ownership Plan, or Beneficial KSOP, that will be delivered to Beneficial to repay the outstanding exempt loans in the Beneficial KSOP and subsequently cancelled pursuant to the merger agreement, in each case, as of October 31, 2018, WSFS currently expects to issue approximately 22,028,188 shares of WSFS common stock in connection with the merger. However, an increase or decrease in the number of outstanding shares of Beneficial common stock prior to completion of the mergers could cause the actual number of shares issued in connection with the merger to change.

WSFS and Beneficial will each hold a special meeting of their respective stockholders in connection with the proposed mergers. WSFS and Beneficial cannot complete the proposed mergers unless (1) the WSFS stockholders vote to adopt the merger agreement and approve the transactions contemplated thereby, including the merger and the issuance of shares of WSFS common stock in connection with the merger and (2) the Beneficial stockholders vote to approve the merger agreement and the transactions contemplated by thereby, including the merger. Our respective boards of directors are providing this document to solicit your proxy to vote in connection with the merger agreement and related matters. In addition, this document is also being delivered to Beneficial stockholders as WSFS’s prospectus for its offering of WSFS common stock in connection with the merger.

The WSFS special meeting will be held on December 12, 2018, at 9:00 a.m., Eastern Time, at Hotel du Pont, 42 West 11th Street, Wilmington, Delaware 19801. The Beneficial special meeting will be held on December 6, 2018, at 8:30 a.m., Eastern Time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103.

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Your vote is very important. To ensure your representation at the WSFS or Beneficial special meeting, as applicable, please complete, sign, date and return the enclosed proxy card (or, if you are a Beneficial stockholder, submit your proxy by telephone or through the internet). Whether or not you expect to attend the special meeting of WSFS or Beneficial, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the applicable special meeting.

Each of the WSFS and Beneficial boards of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends to its stockholders to vote “FOR” approval of its respective proposals.

The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety, including “Risk Factors,” beginning on page 49, for a discussion of the risks relating to the mergers. You also can obtain information about WSFS and Beneficial from documents that they have filed with the Securities and Exchange Commission.

Sincerely,

Mark A. Turner President and Chief Executive Officer WSFS Financial Corporation	Gerard P. Cuddy President and Chief Executive Officer Beneficial Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either WSFS or Beneficial, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is [  ], 2018, and it is first being mailed or otherwise delivered to the stockholders of WSFS and Beneficial on or about [  ], 2018.

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WSFS Bank Center 500 Delaware Avenue Wilmington, DE 19801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 12, 2018

To the Stockholders of WSFS Financial Corporation:

Notice is hereby given that WSFS Financial Corporation, which we refer to as WSFS, will hold a special meeting of stockholders, which we refer to as the WSFS special meeting, on December 12, 2018, at 9:00 a.m., Eastern Time, at Hotel du Pont, 42 West 11th Street, Wilmington, Delaware 19801. The WSFS special meeting will be held for the purposes of allowing WSFS stockholders to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Reorganization, dated as of August 7, 2018, as amended on November 1, 2018, which we refer to as the merger agreement, by and between WSFS and Beneficial Bancorp, Inc., which we refer to as Beneficial, pursuant to which, among other things, (i) Beneficial will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, Beneficial Bank will merge with and into Wilmington Savings Fund Society, FSB, or WSFS Bank, with WSFS Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, and to approve the transactions contemplated by the merger agreement, including the merger and the issuance of shares of common stock, par value of $0.01 per share, of WSFS, or WSFS common stock, as consideration under the merger agreement, which we refer to as the WSFS share issuance, each as more fully described in the attached joint proxy statement/prospectus, which we refer to as the WSFS merger and share issuance proposal;
•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of WSFS in connection with the merger, which we refer to as the WSFS advisory proposal on specified compensation; and
•	a proposal to approve one or more adjournments of the WSFS special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the WSFS merger and share issuance proposal, which we refer to as the WSFS adjournment proposal.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. WSFS will transact no other business at the WSFS special meeting, except for the business properly brought before the WSFS special meeting or any adjournment or postponement thereof.

WSFS has fixed the close of business on October 31, 2018 as the record date for the WSFS special meeting. Only WSFS stockholders of record at that time are entitled to notice of, and to vote at, the WSFS special meeting, or any adjournment or postponement thereof. Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. Approval of the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal each require the affirmative vote of holders of a majority of the shares of WSFS common stock present in person or represented by proxy at the WSFS special meeting and entitled to vote on such proposals. At the close of business on the record date, 31,469,448 shares of WSFS common stock were outstanding and entitled to vote.

Your vote is very important. WSFS and Beneficial cannot complete the mergers unless WSFS’s stockholders adopt the merger agreement.

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To ensure your representation at the WSFS special meeting, please complete, sign, date and return the enclosed proxy card. If your shares of WSFS common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the WSFS special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the WSFS special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

The WSFS board of directors has unanimously approved the merger agreement and recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal, “FOR” the WSFS advisory proposal on specified compensation and “FOR” the WSFS adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Mark A. Turner
President and Chief Executive Officer

Wilmington, Delaware

[  ], 2018

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Beneficial Bank Place

1818 Market Street

Philadelphia, PA 19103

(215) 864-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 6, 2018

To the Stockholders of Beneficial Bancorp, Inc.:

Notice is hereby given that Beneficial Bancorp, Inc., which we refer to as Beneficial, will hold a special meeting of stockholders, which we refer to as the Beneficial special meeting, on December 6, 2018, at 8:30 a.m., Eastern Time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103. The Beneficial special meeting will be held for the purposes of allowing Beneficial stockholders to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Reorganization, dated as of August 7, 2018, as amended on November 1, 2018, which we refer to as the merger agreement, by and between WSFS Financial Corporation, which we refer to as WSFS, and Beneficial, pursuant to which, among other things, (i) Beneficial will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, Beneficial Bank will merge with and into Wilmington Savings Fund Society, FSB, or WSFS Bank, with WSFS Bank continuing as the surviving bank which we refer to as the bank merger and, together with the merger, as the mergers, each as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Beneficial merger proposal;
•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Beneficial in connection with the merger, which we refer to as the Beneficial advisory proposal on specified compensation; and
•	a proposal to approve one or more adjournments of the Beneficial special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Beneficial merger proposal, which we refer to as the Beneficial adjournment proposal.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. Beneficial will transact no other business at the Beneficial special meeting, except for the business properly brought before the Beneficial special meeting or any adjournment or postponement thereof.

Beneficial has fixed the close of business on October 31, 2018 as the record date for the Beneficial special meeting. Only Beneficial stockholders of record at that time are entitled to notice of, and to vote at, the Beneficial special meeting, or any adjournment or postponement thereof. Approval of the Beneficial merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Beneficial common stock. Approval of the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal each requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Beneficial special meeting. At the close of business on the record date, 74,800,572 shares of Beneficial common stock were outstanding and entitled to vote.

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Your vote is very important. WSFS and Beneficial cannot complete the mergers unless Beneficial’s stockholders approve the merger agreement.

To ensure your representation at the Beneficial special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or through the internet. If your shares of Beneficial common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the Beneficial special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Beneficial special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

The Beneficial board of directors has unanimously approved the merger agreement and recommends that Beneficial stockholders vote “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation and “FOR” the Beneficial adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Gerard P. Cuddy
President and Chief Executive Officer

Philadelphia, Pennsylvania

[  ], 2018

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ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about WSFS and Beneficial from documents that have been filed with the United States Securities and Exchange Commission, or the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You will also be able to obtain these documents, free of charge, from WSFS at www.wsfsbank.com or from Beneficial at www.thebeneficial.com. These documents are also available without charge on the SEC’s website at www.sec.gov and upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

WSFS Financial Corporation WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 Attention: Corporate Secretary Telephone: (302) 792-6000	Beneficial Bancorp, Inc. Beneficial Bank Place 1818 Market Street Philadelphia, Pennsylvania 19103 Attention: Corporate Secretary Telephone: (215) 864-6000

The information provided on the websites listed above is not a part of the accompanying joint proxy statement/prospectus and therefore is not incorporated by reference into the accompanying joint proxy statement/prospectus.

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of your special meeting, you must make your request no later than December 5, 2018 in order to receive them before the WSFS special meeting and no later than November 29, 2018 in order to receive them before the Beneficial special meeting.

For a more detailed description of the information incorporated by reference into the accompanying joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. WSFS and Beneficial have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [  ], 2018. You should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.

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ix

x

Annex Index

Annex A:	Agreement and Plan of Reorganization, dated as of August 7, 2018, as amended on November 1, 2018, by and between WSFS Financial Corporation and Beneficial Bancorp, Inc.
Annex B:	Form of Voting Agreement, by and among WSFS Financial Corporation, Beneficial Bancorp, Inc. and certain stockholders of Beneficial Bancorp, Inc.
Annex C:	Form of Voting Agreement, by and among WSFS Financial Corporation, Beneficial Bancorp, Inc. and certain stockholders of WSFS Financial Corporation
Annex D:	Opinion of Sandler O’Neill & Partners, L.P.
Annex E:	Opinion of Boenning & Scattergood, Inc.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGERS, THE WSFS SPECIAL MEETING AND THE BENEFICIAL SPECIAL MEETING

The following are some questions that you may have regarding the mergers, the WSFS special meeting of stockholders, or the WSFS special meeting, and the Beneficial special meeting of the stockholders, or the Beneficial special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the WSFS special meeting and the Beneficial special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” Unless otherwise indicated, references in this joint proxy statement/prospectus to WSFS refer to WSFS Financial Corporation and its consolidated subsidiaries and references to Beneficial refer to Beneficial Bancorp, Inc. and its consolidated subsidiaries, and references to “we,” “our” and “us” refer to WSFS and Beneficial together.

Q:	What are the mergers?
A:	WSFS and Beneficial have entered into an Agreement and Plan of Reorganization, dated as of August 7, 2018, as amended on November 1, 2018, which we refer to as the merger agreement, pursuant to which, among other things, (i) Beneficial will merge with and into WSFS, with WSFS continuing as the surviving corporation, which we refer to as the merger, and (ii) simultaneously with the merger, Beneficial Bank, will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Following the merger, the shares of common stock, par value $0.01 per share, of Beneficial, which we refer to as Beneficial common stock, will be delisted from the Nasdaq Global Select Market, or Nasdaq, and thereafter will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:

Each of WSFS and Beneficial is sending these materials to its stockholders to help them decide how to vote their shares of common stock, par value $0.01 per share, of WSFS, which we refer to as WSFS common stock, and/or Beneficial common stock, as the case may be, with respect to the matters to be considered at the WSFS special meeting and/or the Beneficial special meeting.

The mergers cannot be completed unless the WSFS stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the issuance of shares of WSFS common stock in connection with the merger, which we refer to as the WSFS share issuance, and the Beneficial stockholders approve the merger agreement and the transactions contemplated thereby, including the merger. Each of WSFS and Beneficial is holding a special meeting of its stockholders to vote on the proposals necessary to complete the mergers as well as other related matters. Information about these special meetings, the mergers and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus.

This document constitutes both a joint proxy statement of WSFS and Beneficial and a prospectus of WSFS. It is a joint proxy statement because each of the boards of directors of WSFS and Beneficial is soliciting proxies from its respective stockholders using this document. It is a prospectus because WSFS, in connection with the merger, is offering shares of WSFS common stock in exchange for outstanding shares of Beneficial common stock.

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Q:	What will Beneficial stockholders receive in the merger?
A:

At the time the merger is completed, which we refer to as the effective time, each outstanding share of Beneficial common stock, except for certain shares of Beneficial common stock owned by Beneficial or WSFS, will be converted into the right to receive (i) 0.3013 shares, or the exchange ratio, of WSFS common stock, which we refer to as the stock consideration, and (ii) $2.93 in cash, which we refer to as the cash consideration, and, together with the stock consideration, the merger consideration.

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Beneficial stockholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average of the daily closing prices of shares of WSFS common stock for the ten consecutive full trading days on which shares are actually traded on Nasdaq, ending at the close of trading on the fifth business day prior to the date on which the mergers become effective (or the immediately preceding day to the fifth business day prior to the date on which the mergers become effective if shares of WSFS common stock are not actually traded on Nasdaq on such day), which we refer to as the average closing price.

It is currently expected that the former stockholders of Beneficial as a group will receive shares in the merger constituting approximately 41% of the outstanding shares of the combined company’s common stock immediately after the consummation of the merger.
Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the effective time?
A:	Yes. Although the exchange ratio is fixed, the market value of the stock consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based on the market value of WSFS common stock. Any change in the market price of WSFS common stock after the date of this joint proxy statement/prospectus will change the value of the stock consideration that Beneficial stockholders will receive. The cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration.
Q:	What will happen to Beneficial equity awards in the merger?
A:

Beneficial Stock Options. At the effective time, each option granted by Beneficial to purchase shares of Beneficial common stock under the Beneficial 2008 Equity Incentive Plan and the Beneficial 2016 Omnibus Incentive Plan, which we refer to collectively as the Beneficial stock plans, and such options as Beneficial stock options, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $19.50 and the exercise price of the Beneficial stock option.

Beneficial Restricted Stock Awards. At the effective time, each award in respect of a share of Beneficial common stock subject to vesting, repurchase or other lapse restriction granted under a Beneficial stock plan that is either outstanding or subject to a restricted stock unit or other equity right (other than a Beneficial stock option) immediately prior to the effective time, which we refer to as a Beneficial restricted stock award, will fully vest, with any performance-based vesting condition applicable to such Beneficial restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated), and will be canceled and converted automatically into the right to receive the merger consideration.

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Q:	What will happen to the Beneficial Employee Savings and Stock Ownership Plan in the merger?
A:	Beneficial currently maintains the Beneficial Employee Savings and Stock Ownership Plan, which we refer to as the Beneficial KSOP. Effective no later than the day immediately preceding the date the merger becomes effective, which we refer to as the KSOP termination date, and contingent upon the closing of the merger, Beneficial Bank will adopt such necessary resolutions and/or amendments to the Beneficial KSOP to direct the Beneficial KSOP trustee to deliver to Beneficial a sufficient number of unallocated shares of Beneficial common stock held in the Beneficial KSOP’s suspense account to repay any outstanding exempt loan in the Beneficial KSOP at the effective time. The assets credited to the employee stock ownership plan portion of the Beneficial KSOP following the repayment of all exempt loans in the Beneficial KSOP will be allocated as earnings to the accounts of eligible Beneficial KSOP participants who are employed as of the KSOP termination date. All Beneficial KSOP participant accounts will be fully vested as of the KSOP termination date, and all remaining shares of Beneficial common stock held in the Beneficial KSOP trust following repayment of the exempt loans will be converted into the right to receive the merger consideration at the effective time.
Q:	What will happen to WSFS equity awards in the merger?
A:	It is expected that the consummation of the merger will constitute a “change in control” of WSFS under the WSFS 2013 Incentive Plan, which we refer to as the 2013 WSFS Plan. If the consummation of the merger constitutes a “change of control” under the 2013 WSFS Plan, at the effective time, certain awards under the 2013 WSFS Plan will vest if the holder of any such award is terminated by WSFS without cause or he or she resigns for good reason within two years after the effective date, which we refer to as a qualifying termination or resignation. Options to purchase shares of WSFS common stock granted under the 2013 WSFS Plan, which we refer to as WSFS options, will become fully exercisable as of the holder’s qualifying termination or resignation. Further, shares of WSFS common stock subject to vesting, repurchase or other time-based restriction granted under the 2013 WSFS Plan that are either outstanding or subject to a restricted stock unit or other equity right (other than a WSFS stock option) immediately prior to the effective time, which we refer to as WSFS time-based restricted stock awards, will fully vest as of the holder’s qualifying termination or resignation. However, it is not currently contemplated that any holders of WSFS options or WSFS time-based restricted stock awards will be terminated without cause or resign for good reason within two years after the effective time.

Q:	When do you expect to complete the mergers?
A:	We expect to complete the mergers in the first quarter of 2019. However, we cannot assure you of when or if the mergers will be completed. We must first obtain the approval of our respective stockholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.”
Q:	What am I being asked to vote on?
A:

Beneficial Special Meeting. Beneficial stockholders are being asked to vote on the following:

•     a proposal to approve the merger agreement, a copy of which is attached as Annex A, and the transactions contemplated thereby, including the merger, which we refer to as the Beneficial merger proposal;

•     a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Beneficial in connection with the merger, which we refer to as the Beneficial advisory proposal on specified compensation; and

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•     a proposal to approve one or more adjournments of the Beneficial special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Beneficial merger proposal, which we refer to as the Beneficial adjournment proposal.

Stockholder approval of the Beneficial merger proposal is required to complete the merger. Beneficial will transact no other business at the Beneficial special meeting, except for the business properly brought before the Beneficial special meeting or any adjournment or postponement thereof.

WSFS Special Meeting. WSFS stockholders are being asked to vote on the following:

•     a proposal to adopt the merger agreement, a copy of which is attached as Annex A, and approve the transactions contemplated thereby, including the merger and the WSFS share issuance, which we refer to as the WSFS merger and share issuance proposal;

•     a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of WSFS in connection with the merger, which we refer to as the WSFS advisory proposal on specified compensation; and

•     a proposal to approve one or more adjournments of the WSFS special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the WSFS merger and share issuance proposal, which we refer to as the WSFS adjournment proposal.

Stockholder approval of the WSFS merger and share issuance proposal is required to complete the merger. WSFS will transact no other business at the WSFS special meeting, except for the business properly brought before the WSFS special meeting or any adjournment or postponement thereof.

Q:	How does the Beneficial board of directors recommend that Beneficial stockholders vote at the Beneficial special meeting?
A:	The Beneficial board of directors has unanimously approved the merger agreement and recommends that Beneficial stockholders vote “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation, and “FOR” the Beneficial adjournment proposal.

Q:	How does the WSFS board of directors recommend that WSFS stockholders vote at the WSFS special meeting?
A:	The WSFS board of directors has unanimously approved the merger agreement and recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal, “FOR” the WSFS advisory proposal on specified compensation and “FOR” the WSFS adjournment proposal.
Q:	When and where are the meetings?
A:

Beneficial Special Meeting. The Beneficial special meeting will be held on December 6, 2018, commencing at 8:30 a.m., Eastern Time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103. Subject to space availability, all Beneficial stockholders as of the record date for the Beneficial special meeting, or the Beneficial record date, or their duly appointed proxies, may attend the Beneficial special meeting. Since seating is limited, admission to the Beneficial special meeting will be on a first come, first served basis. Registration and seating will begin at 7:30 a.m., Eastern time.

WSFS Special Meeting. The WSFS special meeting will be held on December 12, 2018, commencing at 9:00 a.m., Eastern Time, at Hotel du Pont, 42 West 11th Street, Wilmington, Delaware 19801. Subject

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to space availability, all WSFS stockholders as of the record date for the WSFS special meeting, or the WSFS record date, or their duly appointed proxies, may attend the WSFS special meeting. Since seating is limited, admission to the WSFS special meeting will be on a first come, first served basis. Registration and seating will begin at 8:00 a.m., Eastern time.

Q:	What constitutes a quorum?
A:

Beneficial Special Meeting. The presence, in person or by proxy, of a majority of the shares of Beneficial common stock outstanding and entitled to vote as of the Beneficial record date will constitute a quorum for the purposes of the Beneficial special meeting. All shares of Beneficial common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Beneficial special meeting.

WSFS Special Meeting. The presence, in person or by proxy, of a majority of the shares of WSFS common stock outstanding and entitled to vote as of the WSFS record date will constitute a quorum for the purposes of the WSFS special meeting. All shares of WSFS common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the WSFS special meeting.

Q:	Who is entitled to vote?
A:

Beneficial Special Meeting. Holders of record of Beneficial common stock at the close of business on October 31, 2018, which is the date that the Beneficial board of directors has fixed as the Beneficial record date, will be entitled to vote at the Beneficial special meeting.

WSFS Special Meeting. Holders of record of WSFS common stock at the close of business on October 31, 2018, which is the date that the WSFS board of directors has fixed as the WSFS record date, will be entitled to vote at the WSFS special meeting.

Q:	What if I hold shares in both WSFS and Beneficial?
A:	If you are both a WSFS stockholder and a Beneficial stockholder, you will receive two separate packages of proxy materials. A vote cast as a WSFS stockholder will not count as a vote cast as a Beneficial stockholder, and a vote cast as a Beneficial stockholder will not count as a vote cast as a WSFS stockholder. Therefore, please separately submit a proxy for each of your WSFS and Beneficial shares.
Q:	What is the vote required to approve each proposal at the Beneficial special meeting?
A:

Beneficial Merger Proposal:

•    Standard: Approval of the Beneficial merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Beneficial common stock.

•     Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Beneficial merger proposal.

Beneficial Advisory Proposal on Specified Compensation and Beneficial Adjournment Proposal:

•     Standard: Approval of the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal each requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Beneficial special meeting.

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•     Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Beneficial advisory proposal on specified compensation or the Beneficial adjournment proposal.

Q:	What is the vote required to approve each proposal at the WSFS special meeting?
A:

WSFS Merger and Share Issuance Proposal:

•    Standard: Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock.

•     Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the WSFS merger and share issuance proposal.

WSFS Advisory Proposal on Specified Compensation and WSFS Adjournment Proposal:

•     Standard: Approval of the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal each require the affirmative vote of holders of a majority of the shares of WSFS common stock present in person or represented by proxy at the WSFS special meeting and entitled to vote on such proposals.

•     Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the WSFS advisory proposal on specified compensation or the WSFS adjournment proposal.

Q:	Are there any voting agreements with existing stockholders?
A:	Yes. In connection with entering into the merger agreement, each of the members of the board of directors of each of Beneficial and WSFS and certain executive officers of each of Beneficial and WSFS, in their capacities as Beneficial and WSFS stockholders, as the case may be, have entered into voting agreements, which we refer to as the voting agreements, and have agreed to vote their shares of Beneficial common stock and WSFS common stock, as applicable, in favor of the Beneficial merger proposal, in the case of Beneficial, and in favor of the WSFS merger and share issuance proposal, in the case of WSFS, and certain related matters and against alternative transactions. The stockholders that are party to the voting agreements beneficially own in the aggregate approximately 3.5% of the outstanding shares of Beneficial common stock and 1.6% of the outstanding shares of WSFS common stock as of the applicable record dates. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”
Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for Beneficial or WSFS to obtain the necessary quorums to hold the Beneficial special meeting or WSFS special meeting, respectively. Additionally, each proposal must be approved by the voting requirements described above. The Beneficial board of directors unanimously recommends that Beneficial stockholders vote “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation, and “FOR” the Beneficial
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adjournment proposal, and the WSFS board of directors unanimously recommends that the WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal, “FOR” the WSFS advisory proposal on specified compensation and “FOR” the WSFS adjournment proposal.

Q:	How many votes do I have?
A:

Beneficial Stockholders. Each holder of shares of Beneficial common stock outstanding on the Beneficial record date will be entitled to one vote for each share held of record. As of the Beneficial record date, there were 74,800,572 shares of Beneficial common stock entitled to vote at the Beneficial special meeting. As of the Beneficial record date, the directors and executive officers of Beneficial and their affiliates beneficially owned and were entitled to vote approximately 2,676,385 shares of Beneficial common stock, representing approximately 3.6% of the shares of Beneficial common stock outstanding on that date.

WSFS Stockholders. Each holder of shares of WSFS common stock outstanding on the WSFS record date will be entitled to one vote for each share held of record. As of the WSFS record date, there were 31,496,448 shares of WSFS common stock entitled to vote at the WSFS special meeting. As of the WSFS record date, the directors and executive officers of WSFS and their affiliates beneficially owned and were entitled to vote approximately 582,873 shares of WSFS common stock, representing approximately 1.9% of the shares of WSFS common stock outstanding on that date.

Q:	What do I need to do now?
A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, please complete, sign, date and return the enclosed proxy card and return it in the enclosed envelope (or, if you are a Beneficial stockholder, vote by telephone or on the internet) as soon as possible so that your shares will be represented at the Beneficial special meeting or WSFS special meeting, as applicable.

Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” by a bank, broker or other nominee.

Q:	How do I vote?
A:

If you are a stockholder of record of Beneficial as of the Beneficial record date or a stockholder of record of WSFS as of the WSFS record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•     completing, signing, dating and returning the enclosed proxy card and returning it in the postage-paid envelope provided;

•     if you are a Beneficial stockholder, accessing the website specified on your proxy card; or

•     if you are a Beneficial stockholder, calling the toll-free number specified on your proxy card.

You may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name” by a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their bank, broker or other nominee.

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Q:	If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:

No. If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Beneficial or WSFS or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Under stock exchange rules, banks, brokers and other nominees who hold shares of Beneficial common stock or WSFS common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Beneficial and WSFS special meetings are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Beneficial stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•     your bank, broker or other nominee may not vote your shares on the Beneficial merger proposal, which broker non-votes will have the same effect as a vote against such proposal;

•     your bank, broker or other nominee may not vote your shares on the Beneficial advisory proposal on specified compensation, which broker non-votes will have no effect on such proposal; and

•     your bank, broker or other nominee may not vote your shares on the Beneficial adjournment proposal, which broker non-votes will have no effect on such proposal.

If you are a WSFS stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•     your bank, broker or other nominee may not vote your shares on the WSFS merger and share issuance proposal, which broker non-votes will have the same effect as a vote against such proposal;

•     your bank, broker or other nominee may not vote your shares on the WSFS advisory proposal on specified compensation, which broker non-votes will have no effect on such proposal; and

•     your bank, broker or other nominee may not vote your shares on the WSFS adjournment proposal, which broker non-votes will have no effect on such proposal.

Q:	How do I vote shares held in the Beneficial KSOP?
A:	If you participate in the Beneficial KSOP, you will receive a voting instruction card that reflects all shares you may direct the trustee to vote on your behalf under the Beneficial KSOP. Under the terms of the Beneficial KSOP, all allocated shares of Beneficial common stock held by the Beneficial KSOP trust are voted by the Beneficial KSOP trustee, as directed by plan participants. All shares of Beneficial common
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stock held in the Beneficial KSOP trust that have not been allocated to participants’ accounts, and all allocated shares for which no timely voting instructions are received, are voted by the Beneficial KSOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties.
Q:	How do I vote unvested shares held in the Beneficial stock plans?
A:	If you participate in the Beneficial stock plans, you will also receive a voting instruction card to direct the Beneficial stock plans trustee how to vote the unvested shares of Beneficial common stock awarded to you under the Beneficial stock plans. All shares of Beneficial common stock held in the trust for the Beneficial stock plans for which no timely instructions have been received by the trustee, or for which equity awards have not been granted pursuant to the terms of the Beneficial stock plans, will be voted as directed by Beneficial, which Beneficial will direct the trustee to vote such shares of Beneficial common stock “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation and “FOR” the Beneficial adjournment proposal.
Q:	What if I abstain or do not vote?
A:

For purposes of each of the Beneficial special meeting and the WSFS special meeting, an abstention occurs when a stockholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting.

Beneficial Stockholders: With respect to the Beneficial merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Beneficial merger proposal. With respect to the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

WSFS Stockholders: With respect to the WSFS merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Beneficial common stock represented by your proxy will be voted as recommended by the Beneficial board of directors with respect to each Beneficial proposal and the WSFS common stock represented by your proxy will be voted as recommended by the WSFS board of directors with respect to each WSFS proposal.
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Q:	May I change my vote after I have delivered my proxy card?
A:

Yes. You may change your vote at any time before your proxy is voted at the Beneficial or WSFS special meeting. You may do this in one of four ways:

•     by completing, signing, dating and returning a proxy card with a later date than your original proxy card;

•     by delivering a written revocation letter to Beneficial or WSFS, as applicable;

•     by attending the Beneficial or WSFS special meeting, as applicable, in person, notifying the corporate secretary and voting by ballot; or

•     if you are a Beneficial stockholder, voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline).

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies.

Q:	Do I need identification to attend the WSFS special meeting in person?
A:	Yes. Please bring proper photo identification, together with proof that you are a record owner of WSFS common stock, as the case may be. If your shares are held in “street name” by a bank, broker or other nominee please bring a letter from the record holder of your shares confirming your ownership and a valid photo identification in order to be admitted to the meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own WSFS common stock, as applicable. WSFS reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.
Q:	Do I need identification to attend the Beneficial special meeting in person?
A:	If you hold your shares of Beneficial common stock in “street name”, you will need proof of ownership to be admitted to the Beneficial special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership that will allow you to attend the Beneficial special meeting. However, if you want to vote your shares of Beneficial common stock held in “street name” in person at the Beneficial special meeting, you must obtain a written proxy in your name from the bank, broker or other nominee through which you beneficially own Beneficial common stock.

Q:	Are Beneficial stockholders entitled to dissenters’ rights?
A:	No. Under Maryland law and the articles of incorporation of Beneficial, which we refer to as the Beneficial charter, Beneficial stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the mergers. See the section entitled “The Mergers—Appraisal and Dissenters’ Rights.”
Q:	What are the material U.S. federal income tax consequences of the merger to Beneficial stockholders?
A:

WSFS and Beneficial intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code. The obligations of WSFS and Beneficial to complete the mergers are subject to the receipt of a legal opinion from Covington & Burling LLP, which we refer to as Covington & Burling, to the effect that the merger will qualify as a reorganization within

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the meaning of Section 368(a) of the Code. Neither WSFS nor Beneficial currently intends to waive this condition to the consummation of the mergers. In the event that WSFS and Beneficial waive the condition to receive such tax opinion and the tax consequences of the merger materially change, then WSFS and Beneficial will recirculate appropriate soliciting materials and seek new approval of the merger from Beneficial and WSFS stockholders. If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder of Beneficial common stock generally will (1) not recognize any loss upon surrendering its Beneficial common stock and (2) recognize gain upon surrendering its Beneficial common stock equal to the excess, if any, of (a) the sum of the amount of cash consideration received plus the fair market value (determined as of the effective time) of the WSFS common stock that received over (b) such U.S. holder’s aggregate adjusted tax basis in the shares of Beneficial common stock surrendered, but only to the extent of the amount of cash consideration received. U.S. holders of Beneficial common stock receiving cash in lieu of fractional shares of WSFS common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of WSFS common stock.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Beneficial common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	If I am a Beneficial stockholder, should I send in my stock certificates now?
A:	No. Beneficial stockholders SHOULD NOT send in any stock certificates now. If the mergers are consummated, transmittal materials with instructions for their completion will be provided to Beneficial stockholders under separate cover and the stock certificates should be sent at that time.
Q:	What should I do if I have my shares of Beneficial common stock in book-entry form?
A:	If the mergers are consummated, you are not required to take any special additional action to receive the merger consideration if your shares of Beneficial common stock are held in book-entry form. After the completion of the merger, shares of Beneficial common stock held in book entry form will be exchanged automatically for the merger consideration, including shares of WSFS common stock in book-entry form, the cash consideration, and any cash to be paid in exchange for fractional shares in the merger.
Q:	Whom may I contact if I cannot locate my Beneficial stock certificate(s)?
A:	If you are unable to locate your original Beneficial stock certificate(s), you should contact Computershare, Beneficial’s transfer agent, at (800) 368-5948.
Q:	What should I do if I receive more than one set of voting materials?
A:	WSFS stockholders and Beneficial stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of WSFS and/or Beneficial common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of WSFS common stock or Beneficial common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both WSFS common stock and Beneficial common stock, you will
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receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Beneficial common stock and/or WSFS common stock that you own in both of the companies.

Q:	What happens if I sell my shares of Beneficial common stock after the Beneficial record date but before the Beneficial special meeting?
A:	The Beneficial record date is earlier than the date of the Beneficial special meeting and the date that the mergers are expected to be completed. If you transfer your shares of Beneficial common stock after the Beneficial record date but before the date of the Beneficial special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but you will not have the right to receive any merger consideration for the transferred shares of Beneficial common stock. You will only be entitled to receive the merger consideration in respect of shares of Beneficial common stock that you hold at the effective time.
Q:	Are there risks involved in undertaking the merger?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 49.
Q:	What happens if the mergers are not completed?
A:	If the mergers are not completed, Beneficial stockholders will not receive the merger consideration. Instead, each of Beneficial and WSFS will remain an independent public company and shares of common stock of each will continue to be listed and traded on Nasdaq.
Q:	Whom should I contact if I have questions?
A:

If you are a Beneficial stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Beneficial Investor Relations at (215) 864-6000 or Beneficial’s proxy solicitor, Laurel Hill Advisory Group, at 1 (888) 742-1305.

If you are a WSFS stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact WSFS Investor Relations at (302) 792-6000 or WSFS’s proxy solicitor, Alliance Advisors, at (844) 618-1691.

Q:	Where can I find more information about WSFS and Beneficial?
A:	You can find more information about WSFS and Beneficial from the various sources described under the section entitled “Where You Can Find More Information.”
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SUMMARY

The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire joint proxy statement/prospectus, including any document incorporated by reference in this joint proxy statement/prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 70)

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

Telephone: (302) 792-6000

WSFS is a savings and loan holding company headquartered in Wilmington, Delaware and the parent to WSFS Bank, one of the ten oldest bank and trust companies in the United States continuously operating under the same name. WSFS Bank is also the largest locally-managed bank and trust company headquartered in the Delaware Valley. WSFS common stock is traded on Nasdaq under the symbol “WSFS.”

Beneficial Bancorp, Inc.

Beneficial Bank Place

1818 Market Street

Philadelphia, Pennsylvania 19103

Telephone: (215) 864-6000

Beneficial is a is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 banking offices in the greater Philadelphia and South New Jersey regions. Beneficial common stock is traded on Nasdaq under the symbol “BNCL.”

The Mergers (page 72)

The terms and conditions of the mergers are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the mergers are subject to, and qualified in their entirety by reference to, the merger agreement.

Under the terms and subject to the conditions of the merger agreement, among other things, (i) Beneficial will merge with and into WSFS, with WSFS continuing as the surviving corporation in the merger, and (ii) simultaneously with the merger, Beneficial Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving bank.

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At the effective time, each share of Beneficial common stock, excluding certain specified shares, will be converted into the right to receive (i) 0.3013 shares of WSFS common stock and (ii) $2.93 in cash. WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Beneficial stockholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average closing price.

Although the exchange ratio is fixed, the market value of the stock consideration will fluctuate with the price of WSFS common stock. The cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration. Based on the closing sale price of WSFS common stock on August 7, 2018, the last trading day before the public announcement of the signing of the merger agreement, the implied value of the per share merger consideration payable to holders of Beneficial common stock was $19.61. Based upon the closing sale price of WSFS common stock of $42.83 on November 1, 2018, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the implied value of the per share merger consideration was $15.83.

Treatment of Beneficial Equity Awards (page 125)

Beneficial Stock Options. At the effective time, each Beneficial stock option, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $19.50 and the exercise price of the Beneficial stock option.

Beneficial Restricted Stock Awards. At the effective time, each Beneficial restricted stock award will fully vest, with any performance-based vesting condition applicable to such Beneficial restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated), and will be canceled and converted automatically into the right to receive the merger consideration.

Treatment of Beneficial Employee Savings and Stock Ownership Plan (page 126)

Effective no later than the KSOP termination date, and contingent upon the closing of the merger, Beneficial Bank will adopt such necessary resolutions and/or amendments to the Beneficial KSOP to direct the Beneficial KSOP trustee to deliver to Beneficial a sufficient number of unallocated shares of Beneficial common stock held in the Beneficial KSOP’s suspense account to repay any outstanding exempt loan in the Beneficial KSOP at the effective time. The assets credited to the employee stock ownership plan portion of the Beneficial KSOP following the repayment of all exempt loans in the Beneficial KSOP will be allocated as earnings to the accounts of eligible Beneficial KSOP participants who are employed as of the Beneficial KSOP termination date. All Beneficial KSOP participant accounts will be fully vested as of the KSOP termination date, and all remaining shares of Beneficial common stock held in the Beneficial KSOP trust following repayment of the exempt loans will be converted into the right to receive the merger consideration at the time the mergers are completed.

Beneficial’s Reasons for the Mergers and Recommendations of the Beneficial Board of Directors (page 78)

The Beneficial board of directors has unanimously approved the merger agreement and recommends that Beneficial stockholders vote “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation, and “FOR” the Beneficial adjournment proposal. Please see the section entitled “The Mergers—Beneficial’s Reasons for the Mergers and Recommendations of the Beneficial Board of Directors” for a more detailed discussion of the factors considered by the Beneficial board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

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Opinion of Beneficial’s Financial Advisor (page 81)

In connection with the merger, Beneficial’s financial advisor, Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, delivered a written opinion, dated August 7, 2018, to the Beneficial board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Beneficial common stock. The full text of Sandler O’Neill’s opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Beneficial’s board of directors (in its capacity as such) in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any Beneficial stockholder as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Beneficial common stock and did not address the underlying business decision of Beneficial to engage in the mergers, the form or structure of the mergers or any other transactions contemplated in the merger agreement, the relative merits of the mergers as compared to any other alternative transactions or business strategies that might exist for Beneficial or the effect of any other transaction in which Beneficial might engage.

WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors (page 93)

The WSFS board of directors has unanimously approved the merger agreement and recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal, “FOR” the WSFS advisory proposal on specified compensation and “FOR” the WSFS adjournment proposal. Please see the section entitled “The Mergers—WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors” for a more detailed discussion of the factors considered by the WSFS board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Opinion of WSFS’s Financial Advisor (page 95)

In connection with the merger, WSFS’s financial advisor, Boenning & Scattergood, Inc., which we refer to as Boenning & Scattergood, delivered a written opinion, dated August 7, 2018, to the WSFS board of directors as to the fairness, from a financial point of view, to WSFS of the merger consideration to be paid pursuant to the merger agreement. The full text of Boenning & Scattergood’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Boenning & Scattergood in rendering its opinion.

Boenning & Scattergood’s opinion speaks only as of the date of the opinion. The opinion was directed to the WSFS board of directors (in its capacity as such) in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any WSFS stockholder as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger agreement and the mergers. Boenning & Scattergood’s opinion did not address the underlying business decision of WSFS to engage in the mergers, the form or structure of the mergers or any other transactions contemplated in the merger agreement.

Beneficial Special Meeting (page 57)

Beneficial will hold the Beneficial special meeting at 1818 Market Street, Philadelphia Pennsylvania 19103, commencing at 8:30 a.m., Eastern Time, on December 6, 2018. At the Beneficial special meeting, Beneficial stockholders will be asked to consider and vote on the Beneficial merger proposal, the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal, if necessary or appropriate.

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Beneficial has set October 31, 2018 as the Beneficial record date to determine which Beneficial stockholders will be entitled to receive notice of and vote at the Beneficial special meeting. Each holder of shares of Beneficial common stock outstanding on the Beneficial record date will be entitled to one vote for each share held of record. As of the Beneficial record date, there were 74,800,572 shares of Beneficial common stock entitled to vote at the Beneficial special meeting. As of the Beneficial record date, the directors and executive officers of Beneficial and their affiliates beneficially owned and were entitled to vote approximately 2,676,385 shares of Beneficial common stock, representing approximately 3.6% of the shares of Beneficial common stock outstanding on that date.

Approval of the Beneficial merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Beneficial common stock. Approval of the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal each require the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Beneficial special meeting.

With respect to the Beneficial merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Beneficial merger proposal. With respect to the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

WSFS Special Meeting (page 64)

WSFS will hold the WSFS special meeting at Hotel du Pont, 42 West 11th Street, Wilmington, Delaware 19801, commencing at 9:00 a.m., Eastern Time, on December 12, 2018. At the WSFS special meeting, WSFS stockholders will be asked to consider and vote on the WSFS merger and share issuance proposal, the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal, if necessary or appropriate.

WSFS has set October 31, 2018 as the WSFS record date to determine which WSFS stockholders will be entitled to receive notice of and vote at the WSFS special meeting. Each holder of shares of WSFS common stock outstanding on the WSFS record date will be entitled to one vote for each share held of record. As of the WSFS record date, there were 31,469,448 shares of WSFS common stock entitled to vote at the WSFS special meeting. As of the WSFS record date, the directors and executive officers of WSFS and their affiliates beneficially owned and were entitled to vote approximately 582,873 shares of WSFS common stock, representing approximately 1.9% of the shares of WSFS common stock outstanding on that date.

Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. Approval of the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal each require the affirmative vote of holders of a majority of the shares of WSFS common stock present in person or represented by proxy at the WSFS special meeting and entitled to vote on such proposal.

With respect to the WSFS merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

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Interests of Beneficial’s Directors and Executive Officers in the Mergers (page 112)

In considering the recommendations of the Beneficial board of directors, Beneficial stockholders should be aware that Beneficial’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Beneficial stockholders generally. The Beneficial board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Beneficial stockholders that they vote to approve the Beneficial merger proposal. These interests include:

•	At the effective time, each Beneficial stock option, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $19.50 and the exercise price of the Beneficial stock option.
•	At the effective time, each Beneficial restricted stock award will fully vest, with any performance-based vesting condition applicable to such Beneficial restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated), and will be canceled and converted automatically into the right to receive the merger consideration.
•	Beneficial intends to pay participants, including executive officers of Beneficial, in its Management Incentive Plan (Beneficial’s short-term, cash-based incentive compensation plan) bonuses for 2018 at the “stretch” level established under such plan.
•	Employment and change in control severance agreements with the executive officers of Beneficial provide for a cash severance payment and continued medical, dental and life insurance coverage in the event of termination of employment without cause of for good reason within 12 months after a change in control.
•	Letter agreements that the executive officers of Beneficial have entered into with WSFS provide for certain payments in lieu of the cash severance under their employment or change in control severance agreements and, subject to their continued employment with WSFS for a specified period of time, retention bonus payments for the executives other than Gerard P. Cuddy, President and Chief Executive Officer of Beneficial, who will terminate employment as of the closing of the mergers, which we refer to as the closing. The letter agreement with Mr. Cuddy provides for an additional payment as consideration for certain restrictive covenants.
•	WSFS has agreed to appoint Mr. Cuddy and two other members of the Beneficial board of directors to the boards of directors of WSFS and WSFS Bank, which we refer to collectively as the WSFS boards, and to appoint Mr. Cuddy as Vice Chairman of WSFS Bank.
•	WSFS has agreed to establish the advisory board and will invite Mr. Levenson, Mr. Cuddy, and those individuals who serve on the board of directors of Beneficial as of the date of the merger agreement and who are not be appointed to the board of directors of the combined company to join the advisory board. The function of the advisory board will be, among other things, to advise WSFS with respect to Beneficial. It is anticipated that the advisory board will meet on a quarterly basis (or more frequently if necessary) from and after the effective time until December 31, 2019, and each member of the advisory board (other than Mr. Levenson and Mr. Cuddy) will be paid a retainer fee of $50,000.
•	The merger agreement provides Beneficial’s directors and officers with rights to indemnification and continued coverage under directors’ and officers’ liability insurance policies.

These interests are described in more detail under the section entitled “The Mergers—Interests of Beneficial’s Directors and Executive Officers in the Mergers.”

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Interests of WSFS’s Directors and Executive Officers in the Mergers (page 120)

WSFS’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the WSFS stockholders generally. The WSFS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the WSFS stockholders that they vote to approve the WSFS merger and share issuance proposal. Such interests may include, but are not limited to, that certain of WSFS’s executive officers hold equity awards that could become fully vested in connection with the mergers. In addition, pursuant to the merger agreement, upon completion of the mergers, the WSFS boards will consist of the current members of the WSFS board of directors and three current members of the Beneficial board of directors (including Gerard P. Cuddy and two other current members of the Beneficial board of directors as mutually agreed by Beneficial and WSFS). These interests are described in more detail under the section entitled “The Mergers—Interests of WSFS’s Directors and Executive Officers in the Mergers.”

Management and Board of Directors of WSFS after the Mergers (page 111)

Pursuant to the merger agreement, at or prior to the time the mergers are completed, the number of directors constituting the full WSFS boards will be 13 members, an increase of three, comprised of the current members of the WSFS board of directors prior to the consummation of the mergers and Gerard P. Cuddy, who is the current President and Chief Executive Officer of Beneficial and a member of the current Beneficial board of directors, along with two other current members of the Beneficial board of directors as mutually agreed by Beneficial and WSFS. Each such Beneficial director will be appointed to a class of the board of directors of the surviving corporation as mutually agreed by Beneficial and WSFS. It is anticipated that, following the time the mergers are completed, Mark A. Turner will be the Executive Chairman of the combined company, Rodger Levenson will be the President and Chief Executive Officer of the combined company and Mr. Cuddy will be the Vice Chairman of WSFS Bank.

In addition, the merger agreement provides that following the effective time, WSFS will establish an advisory board, which we refer to as the advisory board, and will invite Mr. Levenson, Mr. Cuddy, and those individuals who serve on the board of directors of Beneficial as of the date of the merger agreement and who are not be appointed to the board of directors of the combined company to join the advisory board. The function of the advisory board will be, among other things, to advise WSFS with respect to Beneficial.

Regulatory Approvals Required for the Mergers (page 122)

The completion of the mergers are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Office of the Comptroller of the Currency, or the OCC. To facilitate the mergers, Beneficial Bank intends to convert from a Pennsylvania-chartered savings bank to a federal stock savings association shortly prior to the bank merger. In connection with the charter conversion of Beneficial Bank, Beneficial intends to register as a savings and loan holding company and deregister as a bank holding company. Following these steps, Beneficial will merge with and into WSFS and Beneficial Bank will simultaneously merge with and into WSFS Bank. Beneficial and WSFS plan to file all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

The conversion of Beneficial Bank into a federal savings association requires the approval of the OCC, and notice to the Federal Deposit Insurance Corporation, or FDIC, and the Pennsylvania Department of Securities, or PDBS. The registration of Beneficial as a savings and loan holding company requires the approval of the Federal Reserve under the Home Owners’ Loan Act, or HOLA. The merger of Beneficial with and into WSFS requires the approval of the Federal Reserve under the HOLA. The merger of Beneficial Bank with and into WSFS Bank

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requires the approval of the OCC under the Bank Merger Act. In addition, WSFS Bank’s acquisition of Beneficial Bank’s subsidiaries requires notice to the FDIC under the Federal Deposit Insurance Act. Further, WSFS Bank’s payment of a capital distribution to WSFS immediately following the closing of the bank merger, to partially fund payment of the cash consideration to Beneficial stockholders, requires the approval of the OCC and notice to the Federal Reserve.

The U.S. Department of Justice, or the DOJ, has between 15 and 30 days following approval of the merger or the bank merger by the Federal Reserve to challenge the approval on antitrust grounds. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Although neither Beneficial nor WSFS knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Beneficial and WSFS cannot be certain when or if such approvals will be obtained.

Accounting Treatment (page 123)

The mergers will be accounted for as an acquisition by WSFS using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Beneficial as of the date of acquisition will be recorded at their respective fair values. Any excess of the total consideration paid in connection with the merger over the net fair values is recorded as goodwill. Consolidated financial statements of WSFS issued after the date of acquisition would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Beneficial.

Public Trading Markets (page 123)

WSFS common stock is listed on Nasdaq under the symbol “WSFS.” Beneficial common stock is listed on Nasdaq under the symbol “BNCL.” Upon completion of the merger, Beneficial common stock will be delisted from Nasdaq and thereafter will be deregistered under the Exchange Act. The WSFS common stock issuable in the merger will be listed on Nasdaq.

Appraisal and Dissenters’ Rights (page 123)

Under Maryland law and the Beneficial charter, Beneficial stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the mergers.

Litigation Related to the Mergers (page 124)

On October 15, 2018, one purported Beneficial stockholder filed a putative class action lawsuit against Beneficial and the members of the Beneficial board of directors in the United States District Court for the Southern District of New York, captioned Dappollone v. Beneficial Bancorp, Inc., et al., Docket No. 1:18-cv-09395. The plaintiff, on behalf of himself and similarly situated Beneficial stockholders, generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information about the merger to Beneficial stockholders. The plaintiff seeks injunctive relief, unspecified damages and an award of attorneys’ fees and expenses.

On October 19, 2018, another purported Beneficial stockholder filed a putative derivative and class action lawsuit against Beneficial, the members of the Beneficial board of directors and WSFS Bank in the Circuit Court for Baltimore City, Maryland, on behalf of himself and similarly situated Beneficial stockholders, and derivatively on behalf of Beneficial, captioned Parshall v. Farnesi et al., Case No. 24C18005703. The plaintiff generally alleges that the Beneficial board of directors breached its fiduciary obligations by approving the

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terms of the merger, including allegedly inadequate merger consideration and certain deal protection devices, and making materially incomplete disclosures about the merger to Beneficial stockholders. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.

On October 31, 2018, three other purported Beneficial stockholders filed separate lawsuits against Beneficial and the members of the Beneficial board of directors in the District Court for the District of Maryland, captioned Wolenter v. Beneficial Bancorp, Inc. et al. (Case No. 1:18-cv-03379-JKB), Karp v. Beneficial Bancorp, Inc. et. al. (Case No. 1:18-cv-03381-ELH), and Bushanksy v. Beneficial Bancorp, Inc. et al. (Case No. 1:18-cv-03382-DKC). The plaintiffs each generally allege that the registration statement filed with the SEC on September 27, 2018 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act. The plaintiffs each seek injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.

Agreement Not to Solicit Other Offers (page 137)

Beneficial has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”);
•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, except to notify a person that has made or, to the knowledge of Beneficial, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the non-solicitation obligations of the merger agreement;
•	approve, agree to, accept, endorse or recommend any acquisition proposal; or
•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) contemplating or otherwise relating to any acquisition transaction (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”).

Notwithstanding Beneficial’s non-solicitation obligations described above, if Beneficial or any of its representatives receives an unsolicited written bona fide acquisition proposal by any person at any time prior to the requisite Beneficial stockholder approval of the merger agreement, or the Beneficial stockholder approval, that did not result from or arise in connection with a breach of its non-solicitation obligations, then Beneficial and its representatives may, prior to (but not after) the Beneficial special meeting, furnish information or data to and enter into discussions and negotiations with respect to such acquisition proposal if the Beneficial board of directors (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes, or would reasonably be expected to lead to a superior proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable law and (ii) obtained from such person an executed confidentiality agreement containing terms at least as restrictive with respect to such person as the terms of the confidentiality agreement is in each provision with respect to WSFS. However, Beneficial may not terminate the merger agreement pursuant to these provisions and is required to call a stockholder meeting to consider and vote upon the mergers notwithstanding negotiations with such third parties.

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Stockholder Meetings and Recommendation of WSFS and Beneficial Boards of Directors (page 139)

Each of WSFS and Beneficial have agreed to hold a meeting of its stockholders as promptly as reasonably practicable after this joint proxy statement/prospectus is declared effective for the purpose of obtaining the Beneficial stockholder approval, in the case of Beneficial stockholders, and obtaining the requisite WSFS stockholder approval of the merger agreement and WSFS share issuance, in the case of WSFS stockholders, which we refer to as the WSFS stockholder approval.

The board of directors of each of Beneficial and WSFS have agreed to recommend to its respective stockholders the approval of the Beneficial merger proposal, in the case of Beneficial and the approval of the WSFS merger and share issuance proposal, in the case of WSFS and to include such recommendations in this joint proxy statement/prospectus and to use its respective reasonable best efforts to obtain, in the case of Beneficial, the Beneficial stockholder approval and, in the case of WSFS, the WSFS stockholder approval. The board of directors of each of Beneficial and WSFS and any committee thereof agreed to not withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) such recommendation in any manner adverse to WSFS or Beneficial, respectively, take any action or make any public statement, filing or release inconsistent with such recommendation, or submit their respective merger proposals to its stockholders without such recommendation, which we refer to as a change in recommendation.

However, the Beneficial board of directors may make a change in recommendation (including approving, endorsing or recommending any acquisition proposal), if Beneficial has received a superior proposal (after giving effect to any revised offer from WSFS) and the Beneficial board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the Beneficial board of directors may not make a change in recommendation unless:

•	Beneficial has complied in all material respects with its non-solicit obligations described above;
•	Beneficial gives WSFS at least three business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such three business day period, Beneficial has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by WSFS; and
•	the Beneficial board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by WSFS that such superior proposal remains a superior proposal and that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the Beneficial board of directors may communicate the basis for its lack of recommendation to its stockholders to the extent required by law.

Any material amendment to any superior proposal will require a new determination and notice period.

In addition, the WSFS board of directors may make a change in recommendation, if the WSFS board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the WSFS board of directors may not make a change in recommendation unless:

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•	WSFS gives Beneficial at least three business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such three business day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Beneficial in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Beneficial; and
•	the WSFS board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Beneficial, if any, that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the WSFS board of directors may communicate the basis for its lack of recommendation to its stockholders to the extent required by law.

Conditions to Consummation of the Mergers (page 140)

The respective obligation of each party to consummate the mergers is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the Beneficial merger proposal by the Beneficial stockholders and the approval of the WSFS merger and share issuance proposal by the WSFS stockholders;
•	the receipt of all required regulatory approvals, waiver or non-objections from the Federal Reserve, the Office of the Comptroller of the Currency, or the OCC, the Federal Deposit Insurance Corporation, or the FDIC, the Pennsylvania Department of Banking and Securities, or the PDBS, and any other regulatory authority and any other regulatory approvals or consents contemplated by the merger agreement, the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on WSFS and Beneficial (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, including the mergers, and expiration of all related statutory waiting periods, which we refer to as the requisite regulatory approvals;
•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers);
•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part under the Securities Act of 1933, as amended, or the Securities Act, and there being no stop order, action, suit, proceeding or investigation by the Securities and Exchange Commission, or the SEC, to suspend the effectiveness of the registration statement;
•	the approval of the listing on Nasdaq of WSFS common stock to be issued pursuant to the merger; and
•	the receipt by each party of a written opinion of Covington & Burling in form reasonably satisfactory to such parties to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

Each party’s obligation to consummate the merger is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

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•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;
•	the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;
•	the receipt of (1) a certificate from the other party to the effect that the two conditions described above have been satisfied (2) certified copies of resolutions duly adopted by the other party’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request;
•	in the case of WSFS, the receipt of requisite regulatory approvals without the imposition of a burdensome condition; and
•	in the case of WSFS, the executive agreements with certain of Beneficial’s officers are in full force and effect as of the date the mergers become effective, which we refer to as the closing date.

We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed in the first quarter of 2019 or at all. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement (page 141)

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by Beneficial stockholders or by WSFS stockholders) by mutual written agreement, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval and such denial is final and nonappealable, or any regulatory authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action is final and nonappealable, so long as such denial is not as a result of a failure of the terminating party to comply with its obligations under the merger agreement;
•	the Beneficial stockholders fail to vote their approval of the Beneficial merger proposal, which we refer to as a no-vote termination;
•	the WSFS stockholders fail to vote their approval of the WSFS merger and share issuance proposal;
•	the mergers have not been consummated by August 7, 2019, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before that date is not caused by the terminating party’s breach of such merger agreement, which we refer to as an outside date termination;
•	if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Beneficial, in the case of a termination by WSFS, or WSFS, in the case of a termination by Beneficial, which breach or failure to be true, either individually or in the aggregate with all other
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breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a WSFS or Beneficial condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination; or
•	if either or all of the Federal Reserve, FDIC, OCC or PDBS requests in writing that WSFS, WSFS Bank, Beneficial, Beneficial Bank, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to any requisite regulatory approval.

In addition, WSFS may terminate the merger agreement if:

•	the Beneficial board of directors fails to recommend that the Beneficial stockholders approve the Beneficial merger proposal, effects a change in their recommendation, breaches its non-solicitation obligations with respect to acquisition proposals or fails to call, give notice of, convene or hold the Beneficial special meeting; or
•	if any or all of the Federal Reserve, FDIC, OCC or PDBS grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition; provided, that WSFS may only terminate the merger agreement if WSFS uses its reasonable best efforts until the earlier of (i) 60 days following the grant of such requisite regulatory approval containing a burdensome condition, or (ii) the outside date, to cause the terms and/or conditions of such requisite regulatory approval containing such burdensome condition to be deleted or removed.

In addition, Beneficial may terminate the merger agreement if:

•	the WSFS board of directors fails to recommend that the WSFS stockholders approve the WSFS merger and share issuance proposal, effects a change in their recommendation, or fails to call, give notice of, convene or hold the WSFS special meeting; or
•	at any time during the five business period day period commencing with the fifth business day prior to the closing date (or the immediately preceding day to the fifth business day prior to the closing date if shares of WSFS common stock are not actually traded on Nasdaq on such day), which we refer to as the determination date, (i) the average closing price of WSFS common stock is less than $44.28 and (ii) the WSFS common stock has underperformed the Nasdaq Bank Index by more than 20%, which termination right we refer to as a stock decline termination right. If Beneficial elects to exercise its stock decline termination right, it will give written notice to WSFS, and WSFS will have the right within five business days of the receipt of the notice of termination to increase the number of shares of WSFS common stock to be issued to holders of Beneficial capital stock in the merger so that, as a result of such adjustment, the merger consideration would be no less than the merger consideration would have been had the average closing price of WSFS common stock been $44.28 or had the WSFS common stock not underperformed the Nasdaq Bank Index by more than 20% (whichever merger consideration amount would be smaller). If WSFS so elects within such five business day period and notifies Beneficial promptly of such election, then the merger agreement will remain in effect in accordance with its terms (except for the exchange ratio will be so modified).
24

Termination Fee (page 142)

Beneficial will pay WSFS a $52,500,000 termination fee if:

•	(1) either Beneficial or WSFS effects a no-vote termination or outside date termination (and the approval of the Beneficial merger proposal has not been obtained), or (2) WSFS effects a breach termination and, in each case, prior to such termination, an acquisition proposal for Beneficial has been made or an intention to make an acquisition proposal has been publicly announced, and, within 12 months of such termination, any acquisition proposal results in a definitive agreement or a completed transaction; or
•	WSFS terminates the merger agreement because the Beneficial board of directors has failed to recommend that the Beneficial stockholders approve the Beneficial merger proposal, effected a change in their recommendation, breached its non-solicitation obligations with respect to acquisition proposals or failed to call, give notice of, convene or hold the Beneficial special meeting.

WSFS will pay Beneficial a $52,500,000 termination fee if:

•	Beneficial terminates the merger agreement because the WSFS board of directors failed to recommend that the WSFS stockholders approve the WSFS merger and share issuance proposal, effected a change in their recommendation, or fails to call, give notice of, convene or hold the WSFS special meeting.

If Beneficial or WSFS, as applicable, fails to pay any termination fee payable when due, then Beneficial or WSFS, as applicable, must pay to WSFS or Beneficial, as applicable, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the merger agreement until the date of payment.

Voting Agreements (page 143)

In connection with entering into the merger agreement, each of the members of the board of directors of each of Beneficial and WSFS and certain executive officers of each of Beneficial and WSFS, in their capacities as Beneficial and WSFS stockholders, as the case may be, have entered into the voting agreements and have agreed to vote their shares of Beneficial common stock and WSFS common stock, as applicable, in favor of the Beneficial merger proposal, in the case of Beneficial, and in favor of the WSFS merger and share issuance proposal, in the case of WSFS, and certain related matters and against alternative transactions. The stockholders that are party to the voting agreements beneficially own in the aggregate approximately 3.5% of the outstanding shares of Beneficial common stock and 1.6% of the outstanding shares of WSFS common stock as of the applicable record dates.

Material U.S. Federal Income Tax Consequences of the Merger (page 145)

WSFS and Beneficial intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of WSFS and Beneficial to complete the mergers are subject to the receipt of a legal opinion from Covington & Burling to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither WSFS nor Beneficial currently intends to waive this condition to the consummation of the mergers. In the event that WSFS and Beneficial waive the condition to receive such tax opinion and the tax consequences of the merger materially change, then WSFS and Beneficial will recirculate appropriate soliciting materials and seek new approval of the merger from Beneficial and WSFS stockholders. If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then for U.S. federal

25

income tax purposes a U.S. holder of Beneficial common stock generally will (1) not recognize any loss upon surrendering its Beneficial common stock and (2) recognize gain upon surrendering its Beneficial common stock equal to the excess, if any, of (a) the sum of the amount of cash consideration received plus the fair market value (determined as of the effective time) of the WSFS common stock that received over (b) such U.S. holder’s aggregate adjusted tax basis in the shares of Beneficial common stock surrendered, but only to the extent of the amount of cash consideration received. U.S. holders of Beneficial common stock receiving cash in lieu of fractional shares of WSFS common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of WSFS common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Beneficial common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult an independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Stockholders’ Rights (page 149)

Upon completion of the merger, the rights of former Beneficial stockholders will be governed by the amended and restated certificate of incorporation, as amended, and bylaws of WSFS, which we refer to as the WSFS charter and the WSFS bylaws, respectively. WSFS is organized under Delaware law, while Beneficial is organized under Maryland law. The rights associated with Beneficial common stock are different from the rights associated with WSFS common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with WSFS common stock.

Risk Factors (page 49)

Before voting at the Beneficial special meeting or the WSFS special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Beneficial’s and WSFS’s Annual Reports on Form 10-K for the fiscal year ended on December 31, 2017, and other reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

26

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WSFS

The following table summarizes financial results achieved by WSFS for the periods and at the dates indicated and should be read in conjunction with WSFS’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that WSFS has previously filed with the SEC. Historical financial information for WSFS can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. WSFS declared a three-for-one stock split on May 18, 2015, and the earnings per share information in the table preceding that date has been adjusted to give retroactive effect to that stock split. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2018 and 2017 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of WSFS believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the six months ended June 30, 2018 and 2017 indicate results for any future period.

WSFS FINANCIAL CORPORATION AND SUBSIDIARIES

(In thousands, except share and per share data)

	As of June 30,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013

Total assets	$7,112,547	$6,822,427	$6,999,540	$6,765,270	$5,584,719	$4,851,749	$4,513,863
Net loans(1)(5)	4,949,409	4,662,829	4,807,373	4,499,157	3,795,141	3,214,458	2,973,795
Investment securities(2)	1,120,576	981,093	999,308	958,889	886,891	866,292	817,115
Other investments	63,637	57,324	52,863	48,887	34,798	23,412	36,201
Total deposits	5,366,555	4,834,050	5,247,604	4,738,438	4,016,566	3,649,235	3,186,942
Borrowings(3)	731,060	943,430	772,624	1,048,386	812,200	545,764	759,830
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011	67,011	67,011
Senior debt	98,279	152,313	98,171	152,050	53,757	53,429	53,100
Stockholders’ equity	768,977	722,623	724,345	687,336	580,471	489,051	383,050
Number of full-service branches	57	58	58	60	51	43	39

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Interest income	$139,764	$123,160	$254,726	$216,578	$182,576	$160,337	$146,922
Interest expense	21,061	15,743	33,455	22,833	15,776	15,830	15,334
Net interest income	118,703	107,417	221,271	193,745	166,800	144,507	131,588
Noninterest income	82,454	59,768	124,644	105,061	90,256	80,168	80,151
Noninterest expense	111,243	104,233	226,461	188,666	165,460	148,535	132,929
Provision for loan losses	6,148	4,005	10,964	12,986	7,790	3,580	7,172
Provision for income taxes	17,676	19,440	58,246	33,074	30,273	18,803	24,756
Net income	66,090	39,507	50,244	64,080	53,533	53,757	46,882
Dividends on preferred stock and accretion of discount	—	—	—	—	—	—	1,663
Net income allocable to common stockholders	66,090	39,507	$50,244	$64,080	$53,533	$53,757	$45,219

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	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Earnings per share allocable to common stockholders:
Basic	$2.10	$1.26	$1.60	$2.12	$1.88	$1.98	$1.71
Diluted	$2.05	$1.22	$1.56	$2.06	$1.85	$1.93	$1.69
Interest rate spread	3.87%	3.80%	3.81%	3.79%	3.79%	3.62%	3.51%
Net interest margin	4.06	3.91	3.95	3.88	3.87	3.68	3.56
Efficiency ratio	55.11	61,81	64.91	62.52	57.79	66.11	62.42
Noninterest income as a percentage of total revenue(4)	40.85	35.44	35.72	34.81	31.53	35.68	37.64
Return on average assets	1.92	1.17	0.74	1.06	1.05	1.17	1.07
Return on average equity	17.97	11.28	6.92	10.03	10.24	12.21	11.60
Return on average tangible common equity(6)	24.46	15.56	9.74	12.85	11.92	13.80	13.99
Average equity to average assets	10.69	10.41	10.64	10.57	10.31	10.33	8.62
Equity to assets	10.81	10.59	10.35	10.16	10.39	10.08	8.49
Tangible common equity to tangible assets(6)	8.40	8.03	7.87	7.55	8.84	9.00	7.69
Ratio of nonperforming assets to total assets	0.78	0.86	0.84	0.60	0.71	1.08	1.06
Ratio of allowance for loan losses to total gross loans	0.84	0.87	0.84	0.89	0.98	1.23	1.40
Ratio of allowances for loan losses to nonaccruing loans	113	104	111	174	175	164	133
Ratio of year-to-date net charge-offs to average gross loans	0.24	0.17	0.22	0.25	0.29	0.18	0.33

(1) Includes loans held for sale and reverse mortgages.

(2) Includes securities available for sale, held to maturity, and trading.

(3) Borrowings consist of Federal Home Loan Bank, or FHLB, advances, federal funds purchased, securities sold under agreement to repurchase and other borrowed funds.

(4) Computed on a fully tax-equivalent basis.

(5) Net of unearned income.

(6) This is a non-financial GAAP measure. See the section entitled “Reconciliation of WSFS Non-GAAP Financial Measures.”

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Reconciliation of WSFS Non-GAAP Financial Measures

WSFS’s accounting and reporting policies conform to United States generally accepted accounting principles, or GAAP, and the prevailing practices in the banking industry. However, WSFS also evaluates its performance based on certain additional financial measures which are discussed herein as being non-GAAP financial measures. These non-GAAP financial measures are presented in order to provide investors with a better understanding of WSFS’s performance when analyzing changes in WSFS’s underlying business between reporting periods and provide for greater transparency with respect to supplemental information used by WSFS’s management in its financial and operational decision making. WSFS believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing WSFS’s operating performance and underlying prospects.

WSFS classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP, as in effect from time to time in the United States, in WSFS’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that WSFS discusses herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which WSFS calculates the non-GAAP financial measures may differ from that of other companies’ reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures WSFS discusses herein when comparing such non-GAAP financial measures. The non-GAAP measures used by WSFS include the following:

•	Tangible assets is defined as total assets less goodwill and other intangible assets;
•	Tangible common equity is defined as total stockholders’ equity less goodwill and other intangible assets;
•	Tangible common equity to tangible assets is a ratio that is determined by dividing tangible common equity by tangible assets;
•	Average tangible common equity is defined as average stockholders’ equity less average goodwill and other intangible assets, less average noncumulative perpetual preferred stock; and
•	Return on average tangible common equity is a ratio that is determined by dividing net intangible income by average tangible common equity.
29

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Period End Tangible Assets
Period end assets	7,112,547	6,822,427	$6,999,540	$6,765,270	$5,584,719	$4,851,749	$4,513,863
Goodwill and intangible assets	(187,259)	(189,983)	(188,444)	(191,247)	(95,295)	(57,593)	(38,978)
Tangible assets	$6,925,288	$6,632,444	$6,811,096	$6,574,023	$5,489,424	$4,794,156	$4,474,885
Period End Tangible Common Equity
Period end Stockholder’s equity	$768,977	$722,623	$724,345	$687,336	$580,471	$489,051	$383,050
Goodwill and intangible assets	(187,259)	(189,983)	(188,444)	(191,247)	(95,295)	(57,593)	(38,978)
Tangible common equity	$581,718	$532,640	$535,901	$496,089	$485,176	$431,458	$344,072
Tangible common equity to tangible assets	8.40%	8.03%	7.87%	7.55%	8.84%	9.00%	7.69%
Period End Tangible Income
GAAP net income	$66,090	$39,507	$50,244	$64,080	$53,533	$53,757	$46,882
Tax effected amortization of intangible assets	1,482	1,639	1,954	1,621	1,201	820	625
Net tangible income	$67,572	$41,146	$52,198	$65,701	$54,734	$54,577	$47,507
Average Tangible Common Equity
Average stockholder’s equity	$741,652	$706,169	$725,763	$638,624	$522,925	$440,273	$404,029
Average goodwill and intangible assets	(187,891)	(190,361)	(189,784)	(127,168)	(63,887)	(44,828)	(34,726)
Average noncumulative perpetual preferred stock	—	—	—	—	—	—	(29,627)
Average tangible common equity	$553,761	$515,808	$535,979	$511,456	$459,038	$395,445	$339,676
Return on average tangible common equity	12.20%	7.98%	9.74%	12.85%	11.92%	13.80%	13.99%

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BENEFICIAL

The following table summarizes consolidated financial results achieved by Beneficial for the periods and at the dates indicated and should be read in conjunction with Beneficial’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Beneficial has previously filed with the SEC. Historical financial information for Beneficial can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2018 and 2017 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Beneficial believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the six months ended June 30, 2018 and 2017 indicate results for any future period.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

(In thousands, except share and per share data)

	As of June 30,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013

Total assets	$5,770,311	$5,828,963	$5,798,828	$5,738,593	$4,826,695	$4,751,522	$4,583,413
Net loans and leases(1)(5)	3,980,242	4,051,382	3,990,863	3,967,307	2,895,946	2,371,091	2,286,158
Investment securities(2)	792,882	967,231	847,610	1,054,073	1,351,472	1,485,589	1,563,009
Other investments(3)	23,182	23,210	23,210	21,231	8,786	8,830	17,417
Total deposits	4,160,506	4,185,036	4,150,493	4,158,188	3,451,923	3,879,709	3,660,016
Borrowings(4)	515,000	515,000	515,000	465,000	165,000	165,000	225,000
Trust preferred borrowings	—	25,432	25,439	25,423	25,405	25,388	25,370
Senior debt	—	—	—	—	—	—	—
Stockholders’ equity	1,021,986	1,030,204	1,034,298	1,013,756	1,115,546	610,894	615,146
Number of full-service branches	61	62	61	63	55	58	60

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Interest income	$102,860	$95,937	$197,868	$173,793	$143,339	$139,305	$149,376
Interest expense	14,535	13,405	28,000	22,876	19,117	21,881	25,640
Net interest income	88,325	82,532	169,868	150,917	124,222	117,424	123,736
Noninterest income	14,047	14,487	28,765	27,805	24,284	24,783	25,125
Noninterest expense	71,643	69,581	138,797	139,124	118,488	118,251	120,688
Provision for loan and lease losses	2,665	1,350	3,118	485	(3,600)	200	13,000
Provision for income taxes	6,496	8,248	32,794	13,644	10,725	5,723	2,595
Net income	21,568	17,840	23,924	25,469	22,893	18,033	12,578
Dividends on preferred stock and accretion of discount	—	—	—	—	—	—	—
Net loss attributable to noncontrolling interest	(161)	—	(8)	—	—	—	—
Net income allocable to common stockholders	21,729	17,840	$23,932	$25,469	$22,893	$18,033	$12,578

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	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Earnings per share allocable to common stockholders:
Basic	$0.30	$0.24	$0.33	$0.34	$0.29	$0.22	$0.15
Diluted	$$0.30	$0.24	$0.32	$0.34	$0.29	$0.22	$0.15
Dividends declared per share	$0.37	$0.12	$0.24	$0.12	$—	$—	$—
Interest rate spread	3.11%	2.91%	2.97%	2.86%	2.64%	2.72%	2.70%
Net interest margin	3.28	3.06	3.12	3.00	2.80	2.82	2.81
Efficiency ratio	69.98	71.72	69.93	77.84	79.79	83.15	81.07
Noninterest income as a percentage of total revenue	12.02	13.12	12.69	13.79	14.49	15.10	14.40
Return on average assets	0.75	0.62	0.41	0.47	0.48	0.40	0.26
Return on average equity	4.28	3.52	2.29	2.45	2.15	2.94	2.01
Return on average tangible common equity(6)	5.15	4.19	2.79	2.87	2.44	3.72	2.55
Average equity to average assets	17.62	17.66	17.72	19.20	22.42	13.67	13.15
Equity to assets	17.71	17.67	17.84	17.67	23.11	12.86	13.42
Tangible common equity to tangible assets(6)	14.74	14.72	14.87	14.64	20.49	10.16	10.59
Ratio of nonperforming assets to total assets	0.75	0.64	0.60	0.48	0.81	0.87	1.79
Ratio of allowance for loan losses to total gross loans	1.07	1.06	1.07	1.08	1.55	2.09	2.38
Ratio of allowance for loan losses to nonaccruing loans	99.95	116.30	124.79	160.75	120.79	126.92	73.05
Ratio of year-to-date net charge-offs to average gross loans	0.14	0.06	0.08	0.08	0.06	0.22	0.63

(1) Includes mortgage loans held for sale.

(2) Includes securities available for sale and held to maturity.

(3) Other investments include FHLB stock, at cost.

(4) Borrowings consist of FHLB advances, federal funds purchased, securities sold under agreement to repurchase and other borrowed funds.

(5) Net of unearned income.

(6) This is a non-financial GAAP measure. See the section entitled “Reconciliation of Beneficial Non-GAAP Financial Measures.”

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Reconciliation of Beneficial Non-GAAP Financial Measures

Beneficial’s accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, Beneficial also evaluates its performance based on certain additional financial measures which are discussed herein as being non-GAAP financial measures. These non-GAAP financial measures are presented in order to provide investors with a better understanding of Beneficial’s performance when analyzing changes in Beneficial’s underlying business between reporting periods and provide for greater transparency with respect to supplemental information used by Beneficial’s management in its financial and operational decision making. Beneficial believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing Beneficial’s operating performance and underlying prospects.

Beneficial classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP, as in effect from time to time in the United States, in Beneficial’s statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that Beneficial discusses herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Beneficial calculates the non-GAAP financial measures may differ from that of other companies’ reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Beneficial discusses herein when comparing such non-GAAP financial measures. The non-GAAP measures used by Beneficial include the following:

•	Tangible assets is defined as total assets less goodwill and other intangible assets;
•	Tangible common equity is defined as total stockholders’ equity less goodwill and other intangible assets;
•	Tangible common equity to tangible assets is a ratio that is determined by dividing tangible common equity by tangible assets;
•	Average tangible common equity is defined as average stockholders’ equity less average goodwill and other intangible assets, less average noncumulative perpetual preferred stock; and
•	Return on average tangible common equity is a ratio that is determined by dividing net intangible income by average tangible common equity.

33

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Period End Tangible Assets
Period end assets	$5,770,311	$5,828,963	$5,798,828	$5,738,593	$4,826,695	$4,751,522	$4,583,413
Goodwill and intangible assets	171,488	172,311	171,886	173,571	126,362	128,109	129,980
Tangible assets	$5,598,823	$5,656,652	$5,626,942	$5,565,022	$4,700,333	$4,623,413	$4,453,433
Period End Tangible Common Equity
Period end Stockholder’s equity	$1,021,986	$1,030,204	$1,034,298	$1,013,756	$1,115,546	$610,894	$615,146
Goodwill and intangible assets	171,488	172,311	171,886	173,571	126,362	128,109	129,980
Tangible common equity	$850,498	$857,893	$862,412	$840,185	$989,184	$482,785	$485,166
Tangible common equity to tangible assets	14.74%	14.72%	14.87%	14.64%	20.49%	10.16%	10.59%
Period End Tangible Income
GAAP net income	$21,729	$17,840	$23,932	$25,469	$22,893	$18,033	$12,578
Tax effected amortization of intangible assets	306	778	659	1,426	1,282	1,420	1,552
Net tangible income	$22,035	$18,618	$24,591	$26,895	$24,175	$19,453	$14,130
Average Tangible Common Equity
Average stockholder’s equity	$1,015,984	$1,023,584	$1,029,925	$1,036,786	$1,063,761	$613,190	$624,184
Average goodwill and intangible assets	171,687	172,941	172,729	149,967	127,236	129,045	130,916
Average noncumulative perpetual preferred stock	—	—	—	—	—	—	—
Average tangible common equity	$844,297	$850,643	$857,197	$886,820	$936,526	$484,146	$493,268
Return on average tangible common equity	5.15%	4.19%	2.79%	2.87%	2.44%	3.72%	2.55%

34

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of WSFS and Beneficial and give effect to the merger of WSFS and Beneficial, including pro forma assumptions and adjustments related to the mergers, as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheet as of June 30, 2018 is presented as if the mergers occurred on June 30, 2018. The unaudited pro forma combined condensed statements of earnings for the year ended December 31, 2017 and the six months ended June 30, 2018 are presented as if the mergers occurred on January 1, 2017. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the mergers and, with respect to the statements of earnings only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma combined condensed financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. WSFS is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Beneficial to conform to the presentation in WSFS’s financial statements.

A final determination of the fair values of Beneficial’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of Beneficial that exist as of the closing date. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of WSFS common stock on the date the merger becomes effective. The closing price of WSFS common stock on September 17, 2018 was used for purposes of presenting the pro forma combined condensed financial information.

In connection with the plan to integrate the operations of WSFS and Beneficial following the completion of the mergers, WSFS anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, accelerated vesting of equity awards and other costs related to exit or disposal activities, will be incurred. WSFS is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of WSFS and Beneficial, as well as those of the combined company following the completion of the mergers, in the period in which they are recorded. The unaudited pro forma combined condensed statements of earnings do not include the effects of the costs associated with any restructuring or integration activities resulting from the mergers, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma combined condensed financial statements as a result of:

•	changes in the trading price for WSFS’s common stock;
•	net cash used or generated in WSFS’s or Beneficial’s operations between the signing of the merger agreement and completion of the mergers;
•	changes in the fair values of WSFS’s or Beneficial’s assets and liabilities;
35

•	other changes in WSFS’s or Beneficial’s net assets that occur prior to the completion of the mergers, which could cause material changes in the information presented below; and
•	the actual financial results of the combined company.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined condensed financial statements;
•	WSFS’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in WSFS’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein;
•	Beneficial’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Beneficial’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein;
•	WSFS’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2018 included in WSFS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein;
•	Beneficial’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2018, included in Beneficial’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein; and
•	other information pertaining to WSFS and Beneficial contained in or incorporated by reference into this document. Please see the sections entitled “Selected Historical Consolidated Financial Data of WSFS” and “Selected Historical Consolidated Financial Data of Beneficial.”
36

WSFS FINANCIAL CORPORATION/BENEFICIAL BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF JUNE 30, 2018

(In thousands)

	As of June 30, 2018
	WSFS	Beneficial			Pro Forma
	6/30/2018 (as reported)	6/30/2018 (as reported)	Pro Forma Adjustments	Notes	6/30/2018 Combined
ASSETS
Cash and cash equivalents	$703,480	$586,793	$(318,311)	(A)	$971,962
Investment securities	1,120,576	792,882	(10,998)	(B)	1,902,460
Loans, net of allowance for loan losses	4,869,055	3,980,242	(183,415)	(C)	8,665,882
Premises and equipment	47,433	68,259	24,447	(D)	140,139
Goodwill	166,007	169,002	375,477	(E)	710,486
Intangible assets	21,252	2,486	58,996	(F)	82,734
Other assets	184,744	170,647	49,465	(G)	404,856
Total assets	$7,112,547	$5,770,311	$(4,339)		$12,878,519
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$1,434,549	$592,375	$—		$2,026,924
Interest-bearing	3,932,006	3,568,131	(10,446)	(H)	7,489,691
Total deposits	5,366,555	4,160,506	(10,446)		9,516,615
Borrowed funds	896,350	515,000	(10,988)	(I)	1,400,362
Other liabilities	80,665	72,213	—		152,878
Total liabilities	6,343,570	4,747,719	(21,434)		11,069,855
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	566	(24,997)	24,997	(J)	566
Capital in excess of par value	344,750	807,616	302,086	(K)	1,454,452
Accumulated other comprehensive (loss) income	(25,713)	(29,406)	29,406	(L)	(25,713)
Retained earnings	729,329	405,395	(476,016)	(M)	658,708
Treasury stock	(279,955)	(136,622)	136,622	(N)	(279,955)
Noncontrolling interest	—	606	—		606
Total stockholders’ equity	768,977	1,022,592	17,095		1,808,664
Total liabilities and stockholders’ equity	$7,112,547	$5,770,311	$(4,339)		$12,878,519
37

Balance Sheet Pro Forma Accounting Adjustments Notes as of June 30, 2018

(A)	Adjustments to cash and cash equivalents:
	To reflect WSFS’s estimated transaction costs comprised of merger costs of $56.4 million, which includes investment banker fees and professional fees, and restructuring costs of $48.3 million, which includes severance payments and contract termination costs	$(104,686)
	To reflect Beneficial’s estimated transaction costs comprised of change in control and severance payments of $11.7 million, investment banker fees of $12.0 million and other transaction costs of $1.0 million	(24,706)
	To reflect estimated cash consideration	(219,507)
	To reflect the liquidation of the remaining allocated shares in the Beneficial KSOP	30,587
		$(318,311)

(B)	Adjustment to investment securities
	To reflect estimated fair value of Beneficial’s held to maturity investment securities	(10,998)

(C)	Adjustments to loans, net:
	To eliminate Beneficial’s allowance for loan and lease losses	$43,068
	To reflect estimated fair value of loan portfolio comprised of a credit mark of $80.4 million and an interest rate mark of $144.0 million	(224,499)
	To eliminate Beneficial’s ASC 310-20 fees and acquired loans net purchase discount	2,251
	To eliminate Beneficial’s deferred loan and lease fees	(4,235)
		$(183,415)

(D)	Adjustment to bank premises, furniture and equipment, net:
	To record capitalized assets from transaction costs	$24,447

(E)	Adjustments to goodwill:
	To eliminate Beneficial’s historical goodwill	$(169,002)
	To reflect goodwill for amount of consideration paid in excess of fair value of assets received and liabilities assumed	544,479
		$375,477

(F)	Adjustments to intangible assets, net:
	To eliminate Beneficial’s intangible assets	$(2,486)
	To record fair value estimate of intangible assets specifically identified Core Deposit Intangibles (CDI)	61,482
		$58,996

(G)	Adjustments to other assets:
	To reflect WSFS’s current tax recoverable from estimated transaction costs which is comprised of estimated non-facilitative transaction costs and a deductible success-based investment banker fee using the 70% safe harbor election multiplied by a tax rate of 27.7%	28,476
	To reflect Beneficial’s current tax recoverable from estimated transaction costs which is comprised of estimated non-facilitative transaction costs and a deductible success-based investment banker fee using the 70% safe harbor election multiplied by a tax rate of 27.7%	5,846
	To reflect fair market adjustment on deferred tax accounts	15,142
		$49,465
38

(H)	Adjustment to interest-bearing deposits:
	To reflect estimated fair value of Beneficial’s deposits	$(10,446)

(I)	Adjustment to borrowed funds:
	To reflect estimated fair value of Beneficial’s borrowed funds	$(10,988)

(J)	Adjustments to common stock:
	To eliminate Beneficial’s common stock	$(847)
	To reflect issuance of shares of WSFS common stock in the merger	—
	To reflect the liquidation of the remaining unallocated shares (at par value) in the Beneficial KSOP	25,844
		$24,997
(K)	Adjustments to additional paid in capital:
	To eliminate Beneficial’s additional paid in capital (less noncontrolling interest)	$(808,222)
	To reflect issuance of shares of WSFS common stock in the merger	1,089,123
	To reflect payment of the stock option awards that fully vest upon closing of the merger	16,442
	To reflect the liquidation of the remaining unallocated shares (in excess of par value) in the Beneficial KSOP	4,743
		$302,086

(L)	Adjustment to accumulated other comprehensive income:
	To eliminate Beneficial’s accumulated other comprehensive income	$29,406

(M)	Adjustments to retained earnings:
	To eliminate Beneficial’s retained earnings	$(405,395)
	To reflect WSFS’s estimated transaction costs, net of tax	(51,762)
	To reflect Beneficial’s estimated transaction costs, net of tax	(18,860)
		$(476,016)
(N)	Adjustment to treasury stock
	To eliminate Beneficial’s treasury stock	$136,622

Preliminary purchase price allocation (in thousands, except per share data)

Pro forma stock consideration:
Shares of Beneficial common stock outstanding of 74,917,025 as of June 30, 2018 at exchange ratio of 0.3013	22,572
Price per share, based upon WSFS’s closing price as of September 17, 2018	$48.25
Total pro forma stock consideration	$1,089,123
Cash consideration:	219,507
Total consideration to holders of Beneficial common stock	1,308,630
Retirement of Beneficial KSOP debt and unallocated shares	(25,844)
Economic value of Beneficial options (1,657,479 at average strike price of $9.58)	16,442
Total pro forma purchase price	$1,299,228

39

	6/30/2018 (as reported)	Pro Forma Adjustments	6/30/2018 (as adjusted)
Assets of acquired bank (Beneficial):
Cash and cash equivalents	$586,793	$—	$586,793
Investment securities	792,882	(10,998)	781,884
Loans, net	3,980,242	(183,415)	3,796,827
Premises, furniture and equipment	68,259	—	68,259
Goodwill	169,002	(169,002)	—
Intangible assets	2,486	58,996	61,482
Other assets	170,647	15,142	185,789
Total assets acquired	5,770,311	(472,692)	5,481,034
Liabilities of acquired bank (Beneficial):
Deposits	$4,160,506	$(10,446)	$4,150,060
Other borrowed funds	515,000	(10,988)	504,012
Other liabilities	72,213	—	72,213
Total liabilities assumed	4,747,719	(21,434)	4,726,285
Net assets acquired			754,749
Preliminary pro forma goodwill			$544,479

40

WSFS FINANCIAL CORPORATION/BENEFICIAL BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(In thousands, except per share information)

	Six Months Ended June 30, 2018
	WSFS	Beneficial			Pro Forma
	6/30/2018 (as reported)	6/30/2018 (as reported)	Pro Forma Adjustments	Notes	6/30/2018 Combined
Interest income:
Interest and fees on loans	$124,907	$88,468	$20,017	(A)	$233,392
Interest on investment securities	13,817	14,392	1,774	(B)	29,983
Other interest income	1,040	—	—		1,040
Total interest income	139,764	102,860	21,791		264,415
Interest expense:
Interest on deposits	11,608	9,982	2,902	(C)	24,492
Interest on borrowed funds	9,453	4,553	2,747	(D)	16,753
Total interest expense	21,061	14,535	5,649		41,245
Net interest income	118,703	88,325	16,142		223,170
Provision for loan losses	6,148	2,665	—		8,813
Net interest income after provision for loan losses	112,555	85,660	16,142		214,357
Noninterest income:
Credit/debit card and ATM income	20,514	4,737	—		25,251
Investment management and fiduciary income	19,433	3,325	—		22,758
Deposit service charges	9,294	4,691	—		13,985
Unrealized gains on equity investments	15,346	124	—		15,470
Other income	17,867	1,170	—		19,037
Total noninterest income	82,454	14,047	—		96,501
Noninterest expense:
Salaries, benefits and other compensation	60,797	39,705	—		100,502
Occupancy expense	10,256	5,520	—		15,776
Other operating expense	40,190	26,418	2,676	(E)	69,284
Total noninterest expense	111,243	71,643	2,676		185,562
Income before taxes	83,766	28,064	13,466		125,296
Income tax provision	17,676	6,496	3,730	(F)	27,902
Net income	66,090	21,568	9,736		97,394
Less: Net loss attributable to noncontrolling interest	—	(161)	—		(161)
Net income attributable to WSFS Financial Corporation	$66,090	$21,729	$9,736		$97,555

Basic earnings per share	$2.10				$1.80
Diluted earnings per share	$2.05				$1.78
Weighted-average shares outstanding for basic EPS	31,497		22,572	(G)	54,069
Adjusted weighted-average shares of outstanding for diluted EPS	32,226		22,572	(G)	54,798

41

Income Statement Pro Forma Accounting Adjustments Notes for the Six Months Ended June 30, 2018

(A)	Adjustments to interest and fees on loans:
	To eliminate Beneficial’s accretion on acquired loans	$(1,751)
	To eliminate Beneficial’s interest income recognized on estimated purchased credit impaired loans	(1,798)
	To reflect the interest income for accretion on purchased performing acquired loans based on estimated fair market value adjustment	23,566
		$20,017

(B)	Adjustment to interest on investment securities:
	To reflect the interest income for accretion on purchase performing acquired investments based on estimated fair market value adjustment	$1,774

(C)	Adjustment to interest on deposit accounts:
	To reflect amortization of the discount based on estimated fair market value adjustment	$2,902

(D)	Adjustment to interest on borrowed funds:
	To reflect amortization of the discount based on estimated fair market value adjustment	$2,747

(E)	Adjustments to amortization of intangible assets:
	To eliminate Beneficial’s amortization of intangibles	$(398)
	To reflect estimated amortization of core deposit intangibles based on 10 year useful life	3,074
		$2,676

(F)	Adjustment to income taxes:
	To reflect the tax adjustment related to pro forma adjustments calculated at a 27.7% rate	$3,730

(G)	Adjustments to weighted average shares:
	To reflect the increase in the weighted average shares in connection with the issuance of shares of WSFS common stock in the merger (comprised of 74.9 million shares of Beneficial at a conversion rate of 0.3013)	22,572,500
42

WSFS FINANCIAL CORPORATION/BENEFICIAL BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands, except per share information)

	Year Ended December 31, 2017
	WSFS	Beneficial			Pro Forma
	12/31/2017 (as reported)	12/31/2017 (as reported)	Pro Forma Adjustments	Notes	12/31/2017 Combined
Interest income:
Interest and fees on loans	$229,147	$172,404	$41,740	(A)	$443,291
Interest on investment securities	23,956	25,464	3,548	(B)	52,968
Other interest income	1,623	—	—		1,623
Total interest income	254,726	197,868	45,288		497,882
Interest expense:
Interest on deposits	14,904	18,121	5,803	(C)	38,828
Interest on borrowed funds	18,551	9,879	5,494	(D)	33,924
Total interest expense	33,455	28,000	11,297		72,752
Net interest income	221,271	169,868	33,990		425,129
Provision for loan losses	10,964	3,118	—		14,082
Net interest income after provision for loan losses	210,307	166,750	33,990		411,047
Noninterest income:
Credit/debit card and ATM income	36,116	8,936	—		45,052
Investment management and fiduciary income	35,103	7,124	—		42,227
Deposit service charges	18,318	10,607	—		28,925
Other income	35,107	2,098	—		37,205
Total noninterest income	124,644	28,765	—		153,409
Noninterest expense:
Salaries, benefits and other compensation	114,376	75,225	—		189,601
Occupancy expense	19,409	10,336	—		29,745
Other operating expense	92,676	53,236	4,585	(E)	150,497
Total noninterest expense	226,461	138,797	4,585		369,843
Income before taxes	108,490	56,718	29,405		194,613
Income tax provision	58,246	32,794	11,909	(F)	102,949
Net income	50,244	23,924	17,496		91,664
Less: Net loss attributable to noncontrolling interest	—	(8)	—		(8)
Net income attributable to WSFS Financial Corporation	$50,244	$23,932	$17,496		$91,672

Basic earnings per share	$1.60				$1.69
Diluted earnings per share	$1.56				$1.66
Weighted-average shares outstanding for basic EPS	31,419		22,847	(G)	54,266
Adjusted weighted-average shares of outstanding for diluted EPS	32,303		22,847	(G)	55,150

43

Income Statement Pro Forma Accounting Adjustments Notes for the Twelve Months Ended December 31, 2017

(A)	Adjustments to interest and fees on loans:
	To eliminate Beneficial’s accretion on acquired loans	$(4,353)
	To eliminate Beneficial’s interest income recognized on estimated purchased credit impaired loans	(1,039)
	To reflect the interest income for accretion on purchased performing acquired loans based on estimated fair market value adjustment	47,132
		$41,740

(B)	Adjustment to interest on investment securities:
	To reflect the interest income for accretion on purchase performing acquired investments based on estimated fair market value adjustment	$3,548

(C)	Adjustment to interest on deposit accounts:
	To reflect amortization of the discount based on estimated fair market value adjustment	$5,803

(D)	Adjustment to interest on borrowed funds:
	To reflect amortization of the discount based on estimated fair market value adjustment	$5,494

(E)	Adjustments to amortization of intangible assets:
	To eliminate Beneficial’s amortization of intangibles	$(1,563)
	To reflect estimated amortization of core deposit intangibles based on 10 year useful life	6,148
		$4,585

(F)	Adjustment to income taxes:
	To reflect the tax adjustment related to pro forma adjustments calculated at a 40.5% rate	$11,909

(G)	Adjustments to weighted average shares:
	To reflect the increase in the weighted average shares in connection with the issuance of shares of WSFS common stock in the merger (comprised of 75.8 million shares of Beneficial at a conversion rate of 0.3013)	22,847,439
44

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (a) WSFS on a historical basis, (b) Beneficial on a historical basis, (c) WSFS and Beneficial on a pro forma combined basis and (d) Beneficial on a pro forma equivalent basis.

The following pro forma information has been derived from and should be read in conjunction with WSFS’s and Beneficial’s respective audited consolidated financial statements for the year ended December 31, 2017 and unaudited consolidated financial statements as of and for the six months ended June 30, 2018, each of which is incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger-related costs that are reflected in the unaudited pro forma combined condensed balance sheet included elsewhere herein), or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements.”

	WSFS	Beneficial	Pro Forma	Pro Forma
	Historical	Historical	Combined	Per Equivalent Beneficial Share(1)
For the six months ended June 30, 2018:
Basic earnings per share	$2.10	$0.30	$1.80	$0.54
Diluted earnings per share	2.05	0.30	1.78	0.54
Cash dividends per share(2)	0.20	0.37	0.20	0.06
Book value per common share as of June 30, 2018	24.25	13.64	33.32	10.04

For the twelve months ended December 31, 2017:
Basic earnings per share	1.60	0.33	1.69	0.51
Diluted earnings per share	1.56	0.32	1.66	0.50
Cash dividends per share(2)	0.30	0.24	0.30	0.09
Book value per common share as of December 31, 2017	23.06	13.64	32.72	9.86

(1) Calculated by multiplying the amounts under the “Pro Forma Combined” column by the exchange ratio of 0.3013.

(2) Pro forma combined cash dividends are based only upon WSFS’s historical amounts.

45

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales price per share of, and the dividends declared on, shares of WSFS common stock, which trade on Nasdaq under the symbol “WSFS,” and shares of Beneficial common stock, which trade on Nasdaq under the symbol “BNCL.” As of October 31, 2018, there were approximately 939 registered WSFS stockholders and approximately 2,773 registered Beneficial stockholders.

	WSFS Common Stock			Beneficial Common Stock
	High	Low	Dividend	High	Low	Dividend
2016
First quarter	$33.71	$26.40	$0.06	$13.85	$12.30	$—
Second quarter	$37.10	$30.56	$0.06	$14.00	$12.50	$—
Third quarter	$39.31	$31.47	$0.06	$15.12	$12.34	$0.06
Fourth quarter	$47.64	$31.90	$0.07	$19.00	$14.05	$0.06

2017
First quarter	$48.20	$43.25	$0.07	$18.80	$15.60	$0.06
Second quarter	$50.55	$42.90	$0.07	$17.00	$14.30	$0.06
Third quarter	$49.45	$42.45	$0.07	$17.15	$14.40	$0.06
Fourth quarter	$52.50	$45.75	$0.09	$17.50	$15.15	$0.06

2018
First quarter	$53.00	$45.71	$0.11	$17.25	$14.75	$0.31
Second quarter	$56.70	$46.65	$0.11	$17.00	$15.15	$0.06
Third quarter	$57.70	$45.72	$0.11	$18.60	$15.95	$0.06
Fourth quarter (through November 1, 2018)	$49.40	$40.04	$0.11	$17.50	$14.81	$0.06

After the merger, WSFS currently expects to pay (when, as and if declared by the WSFS board of directors) regular quarterly cash dividends of $0.11 per share. While WSFS currently pays dividends on WSFS common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on WSFS common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the WSFS board of directors. There are also regulatory requirements related to WSFS’s ability to pay dividends.

There are regulatory requirements related to the ability of Beneficial and of Beneficial Bank to pay dividends.

The following table sets forth the closing sale prices per share of WSFS common stock and Beneficial common stock on August 7, 2018, the last trading day before the public announcement of the signing of the merger agreement, and on November 1, 2018, the latest practicable trading day before the printing date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Beneficial common stock on August 7, 2018 and November 1, 2018 determined by multiplying the closing price of the WSFS common stock on such dates by the exchange ratio of 0.3013 and adding $2.93.

	WSFS Common Stock	Beneficial Common Stock	Implied Value of Merger Consideration
August 7, 2018	$55.35	$16.30	$19.61
November 1, 2018	$42.83	$15.73	$15.83
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS expects its proposed acquisition of Beneficial to have on the combined entity’s operations, financial condition, and financial results, and WSFS’s expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and overall operational efficiencies WSFS expects to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements.

In addition to factors previously disclosed in WSFS’s and Beneficial’s reports filed with the SEC, and those identified elsewhere in this filing (including the section entitled “Risk Factors”), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;
•	failure to close or delay in closing the mergers;
•	difficulties and delays in integrating the WSFS and Beneficial businesses or fully realizing cost savings and other benefits, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel;

•	disruption from the proposed mergers making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Beneficial have business relationships;

•	diversion of management time on issues relating to the mergers;
•	changes in WSFS’s or Beneficial’s stock price before the closing, including as a result of the financial performance of WSFS or Beneficial prior to the closing;
•	the reaction of the companies’ customers, employees and counterparties to the announcement of the mergers and the closing;

•	the potential dilutive effect of the shares of WSFS common stock to be issued in the merger;

•	the ability to recruit and retain executive officers and key employees and their customer and community relationships, whether as a result of the mergers or otherwise;

•	uncertain market conditions and economic trends nationally, regionally and particularly in the Philadelphia-Camden-Wilmington metropolitan statistical area, or MSA;

•	the sufficiency of the assumptions and estimates WSFS or Beneficial make in establishing reserves for potential loan losses;
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•	future financial and operating results of WSFS, Beneficial or the combined company following the completion of the mergers; and
•	other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Annual Report on Form 10-K filed by WSFS for the year ended December 31, 2017, the Annual Report on Form 10-K filed by Beneficial for the year ended December 31, 2017 and any updates to those risk factors set forth in WSFS’s and Beneficial’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Beneficial or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Beneficial undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed under the captions the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’s Annual Report on Form 10-K for the year ended December 31, 2017, Beneficial’s Annual Report on Form 10-K for the year ended December 31, 2017 and any updates to those risk factors set forth in WSFS’s and Beneficial’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC, WSFS and Beneficial stockholders should carefully consider the following factors in deciding whether to vote for each company’s respective proposals. Please also see the section entitled “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of WSFS common stock will fluctuate, the value of the stock consideration to be received by Beneficial stockholders may change.

Pursuant to the merger agreement, upon completion of the merger, each outstanding share of Beneficial common stock, except for certain shares of Beneficial common stock owned by Beneficial or WSFS, will be converted into the right to receive (i) 0.3013 shares of WSFS common stock and (ii) $2.93 in cash. The closing price of WSFS common stock on the date that the merger is completed may vary from the closing price of WSFS common stock on the date WSFS and Beneficial announced the signing of the merger agreement, the date that this document is being mailed to each of the WSFS and Beneficial stockholders and the date of the special meetings of WSFS and Beneficial stockholders. Because the stock consideration is determined by a fixed exchange ratio, at the time of the Beneficial special meeting, Beneficial stockholders will not know or be able to calculate the value of the WSFS common stock they will receive upon completion of the merger. Any change in the market price of WSFS common stock prior to completion of the merger may affect the value of the stock consideration that Beneficial stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of WSFS and Beneficial. Beneficial stockholders should obtain current market quotations for shares of WSFS common stock and Beneficial common stock before voting their shares at the Beneficial special meeting.

Other than as described in this joint proxy statement/prospectus, there will be no adjustment to the stock consideration based upon changes in the market price of WSFS common stock or Beneficial common stock prior to the time the mergers are completed. The value of the cash consideration will not change. In addition, the merger agreement cannot be terminated due to a change in the price of WSFS common stock except if the price of WSFS common stock declines by more than 20% from $55.35 and underperforms the Nasdaq Bank Index by more than 20% over a designated measurement period, unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of Beneficial common stock. See the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the mergers, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals, the applicable regulatory authorities consider a variety of factors, including the competitive impact of the proposal in the relevant geographic markets; financial, managerial and other supervisory considerations of each party; convenience and needs of the communities to be served and the record of the insured depository

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institution subsidiaries under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, or the Community Reinvestment Act; effectiveness of the parties in combating money laundering activities; and the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. These regulatory authorities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the mergers or of imposing additional costs or limitations on the combined company following the mergers. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the mergers that are not anticipated or cannot be met. Furthermore, such conditions or changes may constitute a burdensome condition that may allow WSFS to terminate the merger agreement and WSFS may exercise its right to terminate the merger agreement. If the consummation of the mergers is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of each company may also be materially and adversely affected. See the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

WSFS and WSFS Bank will grow to over $10 billion in total consolidated assets as a result of the mergers, which will lead to increased regulation.

Upon consummation of the mergers, and as of June 30, 2018 on a pro forma basis giving effect to the mergers, WSFS and WSFS Bank will each have approximately $12.8 billion in total consolidated assets. WSFS and WSFS Bank will accordingly become subject to certain regulations that apply only to depository institution holding companies or depository institutions with $10 billion or more in total consolidated assets.

Debit card interchange fee restrictions set forth in section 1075 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, known as the Durbin Amendment, as implemented by regulations of the Federal Reserve, cap the maximum debit interchange fee that an issuer may receive per transaction at the sum of 21 cents plus five basis points. An issuer that adopts certain fraud prevention procedures may charge an additional one cent per transaction. Debit card issuers with less than $10 billion in total consolidated assets, currently including WSFS Bank and Beneficial Bank, are exempt from these interchange fee restrictions. The exemption for small issuers ceases to apply as of July 1st of the year following the calendar year in which the issuer has total consolidated assets of $10 billion or more at year-end. As a result, if the bank merger is consummated in 2019, WSFS Bank will become subject to the interchange restrictions of the Durbin Amendment beginning July 1, 2020. WSFS is currently evaluating the financial impact of becoming subject to the Durbin Amendment.

Additionally, an insured depository institution with $10 billion or more in total assets is subject to supervision, examination, and enforcement with respect to consumer protection laws by the Bureau of Consumer Financial Protection, or BCFP. Under its current policies, the BCFP will assert jurisdiction in the first quarter after the call reports of merging insured depository institutions, on a combined basis, show total consolidated assets of $10 billion or more for four consecutive quarters, including quarters ended prior to the merger. As a result, WSFS expects WSFS Bank to become subject to BCFP supervision, examination, and enforcement at the beginning of the quarter following consummation of the bank merger.

Other regulatory requirements apply, and have previously applied, to insured depository institution holding companies and insured depository institutions with $10 billion or more in total consolidated assets. In addition, Congress and/or regulatory agencies may impose new requirements or surcharges on such institutions in the future. The Economic Growth, Regulatory Reform, and Consumer Protection Act, enacted on May 24, 2018, includes provisions that, as they are implemented, relieve banking organizations with less than $10 billion in total consolidated assets (and that satisfy certain other conditions) from risk-based capital requirements, restrictions on proprietary trading and investment and sponsorship in hedge funds and private equity funds known as the Volcker Rule, and certain other regulatory requirements. By exceeding $10 billion in total consolidated assets, WSFS and WSFS Bank will not qualify for any of this relief.

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There is no assurance that the benefits of the mergers will outweigh the regulatory costs resulting from WSFS and WSFS Bank growing to more than $10 billion in total consolidated assets.

Failure of the mergers to be completed, the termination of the merger agreement or a significant delay in the consummation of the mergers could negatively impact WSFS and Beneficial.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the mergers. Please see the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.” These conditions to the consummation of the mergers may not be fulfilled and, accordingly, the mergers may not be completed. In addition, if the mergers are not completed by August 7, 2019, either WSFS or Beneficial may choose to terminate the merger agreement at any time after that date if the failure to consummate the transactions contemplated by the merger agreement is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement, before or after stockholder approval.

If the mergers are not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the mergers will be consummated. If the consummation of the mergers are delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the mergers are not completed, the parties would have to recognize these expenses without realizing the expected benefits of the mergers. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the mergers, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the mergers, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, WSFS’s or Beneficial’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers, and the market price of WSFS common stock or Beneficial common stock might decline to the extent that the current market price reflects a market assumption that the mergers will be completed. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the mergers.

Some of the conditions to the mergers may be waived by Beneficial or WSFS without resoliciting stockholder adoption and approval of the merger agreement.

Some of the conditions to the mergers set forth in the merger agreement may be waived by Beneficial or WSFS, subject to the agreement of the other party in specific cases. See the section entitled “The Merger Agreement—Conditions to Consummation of the Mergers.” If any such conditions are waived, Beneficial and WSFS will evaluate whether an amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Beneficial board of directors or the WSFS board of directors, as applicable, determines that resolicitation of stockholders is not warranted, Beneficial and WSFS will have the discretion to complete the mergers without seeking further Beneficial and WSFS stockholder approval.

WSFS and Beneficial will be subject to business uncertainties and contractual restrictions while the mergers are pending.

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Uncertainty about the effect of the mergers on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Beneficial and WSFS. These uncertainties may impair WSFS’s or Beneficial’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the consummation of the mergers, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the mergers. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Beneficial and/or WSFS to seek to change existing business relationships with Beneficial and/or WSFS or fail to extend an existing relationship with Beneficial and/or WSFS. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the mergers.

The pursuit of the mergers and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the mergers are pending. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Effective Time” for a description of the restrictive covenants applicable to Beneficial and WSFS.

Beneficial’s directors and executive officers may have interests in the mergers different from the interests of other Beneficial stockholders.

Beneficial’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Beneficial stockholders generally. The Beneficial board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Beneficial stockholders that they vote to approve the Beneficial merger proposal. These interests are described in more detail under the section entitled “The Mergers—Interests of Beneficial’s Directors and Executive Officers in the Mergers.”

WSFS’s directors and executive officers may have interests in the mergers different from the interests of other WSFS stockholders.

WSFS’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the WSFS stockholders generally. The WSFS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the WSFS stockholders that they vote to approve the WSFS merger and share issuance proposal. These interests are described in more detail under the section entitled “The Mergers—Interests of WSFS’s Directors and Executive Officers in the Mergers.”

Shares of WSFS common stock to be received by Beneficial stockholders as a result of the merger will have rights different from the shares of Beneficial common stock.

The rights of Beneficial stockholders are currently governed by the Beneficial charter and the bylaws of Beneficial, which we refer to as the Beneficial bylaws. Upon completion of the merger, the rights of former Beneficial stockholders will be governed by the WSFS charter and the WSFS bylaws. WSFS is organized under Delaware law, while Beneficial is organized under Maryland law. The rights associated with Beneficial common stock are different from the rights associated with WSFS common stock. Please see the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with WSFS common stock.

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The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Beneficial that might result in greater value to Beneficial stockholders.

The merger agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to Beneficial that might result in greater value to the Beneficial stockholders than the mergers. These provisions include a general prohibition on Beneficial from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described under the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.” Furthermore, if the merger agreement is terminated, under certain circumstances, Beneficial may be required to pay WSFS a termination fee equal to $52,500,000, as described under the section entitled “The Merger Agreement—Termination Fee.” Each party also has an unqualified obligation to submit their respective merger-related proposals to a vote by such party’s stockholders, including if Beneficial receives an unsolicited proposal that the Beneficial board of directors believes is superior to the merger. See the section entitled “The Merger Agreement—Stockholder Meetings and Recommendation of WSFS and Beneficial Boards of Directors.”

Each of the members of the board of directors of each of Beneficial and WSFS and certain executive officers of each of Beneficial and WSFS, in their capacities as Beneficial and WSFS stockholders, as the case may be, have entered into the voting agreements, and have agreed to vote their shares of Beneficial common stock and WSFS common stock, as applicable, in favor of the Beneficial merger proposal, in the case of Beneficial, and in favor of the WSFS merger and share issuance proposal, in the case of WSFS, and certain related matters and against alternative transactions. The stockholders that are party to the voting agreements beneficially own in the aggregate approximately 3.5% of the outstanding shares of Beneficial common stock and 1.6% of the outstanding shares of WSFS common stock as of the applicable record date. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

The merger is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of WSFS and Beneficial to complete the mergers is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Covington & Burling. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the United States Internal Revenue Service, or the IRS, or the courts. The expectation that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code reflects assumptions and was prepared taking into account the relevant information available to WSFS and Beneficial at the time. However, this information is not a fact and should not be relied upon as necessarily indicative of future results. Furthermore, such expectation constitutes a forward-looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a Beneficial stockholder may be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of WSFS common stock received by the Beneficial stockholder in the merger and the amount of cash, if any, received by the Beneficial stockholder in the merger, and (2) the Beneficial stockholder’s adjusted tax basis in the shares of Beneficial common stock exchanged therefor. For further information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.” You should consult your tax advisor to determine the particular tax consequences to you.

The opinions of Sandler O’Neill and Boenning & Scattergood delivered to the respective boards of directors of Beneficial and WSFS prior to the signing of the merger agreement will not reflect changes in circumstances after the dates of the opinions.

Prior to the execution of the merger agreement, each of the Beneficial and WSFS board of directors received an opinion to address the fairness of the merger consideration from a financial point of view as of their respective dates and subject to the limitations and assumptions contained therein. Subsequent changes in the operations and prospects

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of Beneficial or WSFS, general market and economic conditions and other factors that may be beyond the control of Beneficial or WSFS, may significantly alter the value of Beneficial or WSFS or the prices of the shares of Beneficial common stock or WSFS common stock by the time the mergers are completed. The opinions do not speak as of the effective time or as of any other date other than the date of such opinions. For a description of the opinions received by the respective boards of directors of Beneficial and WSFS, please refer to the sections entitled, respectively, “The Mergers—Opinion of Beneficial’s Financial Advisor” and “The Mergers—Opinion of WSFS’s Financial Advisor.”

Litigation relating to the mergers could result in significant costs, management distraction, and/or a delay of or injunction against the mergers.

On October 15, 2018, one purported Beneficial stockholder filed a putative class action lawsuit against Beneficial and the members of the Beneficial board of directors in the United States District Court for the Southern District of New York, captioned Dappollone v. Beneficial Bancorp, Inc., et al., Docket No. 1:18-cv-09395. The plaintiff, on behalf of himself and similarly situated Beneficial stockholders, generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information about the merger to Beneficial stockholders. The plaintiff seeks injunctive relief, unspecified damages and an award of attorneys’ fees and expenses.

On October 19, 2018, another purported Beneficial stockholder filed a putative derivative and class action lawsuit against Beneficial, the members of the Beneficial board of directors and WSFS Bank in the Circuit Court for Baltimore City, Maryland, on behalf of himself and similarly situated Beneficial stockholders, and derivatively on behalf of Beneficial, captioned Parshall v. Farnesi et al., Case No. 24C18005703. The plaintiff generally alleges that the Beneficial board of directors breached its fiduciary obligations by approving the terms of the merger, including allegedly inadequate merger consideration and certain deal protection devices, and making materially incomplete disclosures about the merger to Beneficial stockholders. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.

On October 31, 2018, three other purported Beneficial stockholders filed separate lawsuits against Beneficial and the members of the Beneficial board of directors in the District Court for the District of Maryland, captioned Wolenter v. Beneficial Bancorp, Inc. et al. (Case No. 1:18-cv-03379-JKB), Karp v. Beneficial Bancorp, Inc. et. al. (Case No. 1:18-cv-03381-ELH), and Bushanksy v. Beneficial Bancorp, Inc. et al. (Case No. 1:18-cv-03382-DKC). The plaintiffs each generally allege that the registration statement filed with the SEC on September 27, 2018 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act. The plaintiffs each seek injunctive relief, unspecified damages, and an award of attorneys' fees and expenses.

The outcomes of these actions are uncertain and could result in significant costs to Beneficial and/or WSFS, including costs associated with the indemnification of Beneficial’s directors and officers. Other plaintiffs may also file lawsuits against Beneficial, WSFS and/or their directors and officers in connection with the mergers. The defense or settlement of any lawsuits or claims relating to the mergers may have a material adverse effect on the business, financial condition and results of operations of Beneficial, WSFS and/or the combined company.

If the actions remain unresolved, they could prevent or delay the completion of the mergers. One of the conditions to the consummation of the mergers is the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the consummation of the transactions contemplated by the merger agreement (including the mergers). Consequently, if a settlement or other resolution is not reached in these or any other lawsuits that are filed or any regulatory proceeding and these plaintiffs or any other claimants secure injunctive or other relief or a regulatory authority issues an order or other directive prohibiting, restricting or making illegal consummation of the consummation of the transactions contemplated by the merger agreement (including the mergers), then such injunctive or other relief may prevent the mergers from becoming effective in a timely manner or at all.

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Risks Relating to the Combined Company’s Business Following the Mergers

The market price of the common stock of the combined company after the mergers may be affected by factors different from those currently affecting the shares of WSFS or Beneficial common stock.

Upon the completion of the mergers, WSFS stockholders and Beneficial stockholders will become stockholders of the combined company. WSFS’s business differs from that of Beneficial, and, accordingly,

the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Beneficial and WSFS. For a discussion of the businesses of WSFS and Beneficial, please see the section entitled “Information About the Companies.” For a discussion of the businesses of WSFS and Beneficial and of certain factors to consider in connection with such businesses, please see the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

WSFS and Beneficial stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

WSFS stockholders currently have the right to vote in the election of the WSFS board of directors and on other matters affecting WSFS. Beneficial stockholders currently have the right to vote in the election of the Beneficial board of directors and on other matters affecting Beneficial. Upon the completion of the merger, each party’s stockholders will be a stockholder of WSFS with a percentage ownership of WSFS that is smaller than such stockholder’s current percentage ownership of WSFS or Beneficial, as applicable. It is currently expected that the former Beneficial stockholders as a group will receive shares in the merger constituting approximately 41% of the outstanding shares of the combined company’s common stock immediately after the consummation of the merger. As a result, current WSFS stockholders as a group will own approximately 59% of the outstanding shares of the combined company immediately after the consummation of the merger. As a result, Beneficial and WSFS stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of WSFS or Beneficial, as applicable.

Sales of substantial amounts of WSFS’s common stock in the open market by former Beneficial stockholders could depress WSFS’s stock price.

Shares of WSFS common stock that are issued to Beneficial stockholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. Based on the number of shares of Beneficial common stock that are outstanding (which includes the shares of Beneficial common stock underlying Beneficial restricted stock awards) less the unallocated shares of Beneficial common stock held in the suspense account of the Beneficial KSOP that will be delivered to Beneficial to repay the outstanding exempt loans in the Beneficial KSOP and subsequently cancelled pursuant to the merger agreement, in each case, as of October 31, 2018, WSFS currently expects to issue approximately 22,028,188 shares of WSFS common stock in connection with the merger. If the mergers are completed and if Beneficial’s former stockholders sell substantial amounts of WSFS common stock in the public market following completion of the mergers, the market price of WSFS common stock may decrease. These sales might also make it more difficult for WSFS to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the mergers may not be realized

The success of the mergers will depend on, among other things, the combined company’s ability to combine the businesses of WSFS and Beneficial. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

WSFS and Beneficial have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part,

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on the successful combination of the businesses of WSFS and Beneficial. To realize these anticipated benefits and cost savings, after the completion of the mergers, WSFS expects to integrate Beneficial’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. If WSFS experiences difficulties with the integration process, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Beneficial or WSFS to lose current customers or cause current customers to remove their accounts from Beneficial or WSFS and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Beneficial and WSFS during this transition period and for an undetermined period after consummation of the mergers.

The combined company expects to incur substantial expenses related to the mergers.

The combined company expects to incur substantial expenses in connection with consummation of the mergers and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although WSFS and Beneficial have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the mergers. As a result of these expenses, both WSFS and Beneficial expect to take charges against their earnings before and after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The mergers will result in changes to the board of directors of the combined company.

Upon completion of the mergers, the composition of the combined company board of directors will be different than the current WSFS and Beneficial boards of directors. Upon the completion of the mergers, the WSFS boards will consist of the current members of the WSFS board of directors and three current members of the Beneficial board of directors (including Gerard P. Cuddy and two other current members of the Beneficial board of directors as mutually agreed by Beneficial and WSFS). This new composition of the combined company board of directors may affect the future decisions of the combined company.

The unaudited pro forma combined condensed financial information included in this document is illustrative only and the actual financial condition and results of operations after the mergers may differ materially.

The unaudited pro forma combined condensed financial statements in this document are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. A final determination of the fair values of Beneficial’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of Beneficial that exist as of the date the merger becomes effective. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of WSFS common stock on the date the merger becomes effective. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements.”

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THE Beneficial SPECIAL MEETING

This section contains information for Beneficial stockholders about the Beneficial special meeting. Beneficial is mailing this joint proxy statement/prospectus to you, as a Beneficial stockholder, on or about [   ], 2018. This joint proxy statement/prospectus is accompanied by a notice of the Beneficial special meeting and a proxy card that the Beneficial board of directors is soliciting for use at the Beneficial special meeting and at any adjournments or postponements of the Beneficial special meeting. Reference to “you” and “your” in this section are to Beneficial stockholders.

Date, Time and Place of the Beneficial Special Meeting

Beneficial will hold the Beneficial special meeting at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103, commencing at 8:30 a.m., Eastern Time, on December 6, 2018. On or about [   ], 2018, Beneficial commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Beneficial special meeting.

Purpose of the Beneficial Special Meeting

At the Beneficial special meeting, Beneficial stockholders will be asked to consider and vote on the following matters:

•	the Beneficial merger proposal;
•	the Beneficial advisory proposal on specified compensation; and
•	the Beneficial adjournment proposal, if necessary or appropriate.

Recommendation of the Beneficial Board of Directors

The Beneficial board of directors unanimously approved the mergers and the merger agreement and unanimously recommends that Beneficial stockholders vote “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation and “FOR” the Beneficial adjournment proposal. Please see the section entitled “The Mergers—Beneficial’s Reasons for the Mergers and Recommendations of the Beneficial Board of Directors” for a more detailed discussion of the factors considered by the Beneficial board of directors in reaching its decision to approve the merger agreement.

Completion of the mergers is conditioned upon the approval of the Beneficial merger proposal, but is not conditioned upon the approval of the Beneficial advisory proposal on specified compensation or the Beneficial adjournment proposal.

Record Date and Quorum

Beneficial has set October 31, 2018 as the Beneficial record date to determine which Beneficial stockholders will be entitled to receive notice of and vote at the Beneficial special meeting. Only Beneficial stockholders at the close of business on the Beneficial record date will be entitled to vote at the Beneficial special meeting. As of the Beneficial record date, there were 74,800,572 shares of Beneficial common stock outstanding and entitled to notice of, and to vote at, the Beneficial special meeting, held by approximately 2,773 stockholders of record. Each holder of shares of Beneficial common stock outstanding on the Beneficial record date will be entitled to one vote for each share held of record.

The presence at the Beneficial special meeting, in person or by proxy, of a majority of the shares of Beneficial common stock outstanding and entitled to vote as of the Beneficial record date will constitute a quorum

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for the purposes of the Beneficial special meeting. All shares of Beneficial common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Beneficial special meeting.

If a quorum is not present at the Beneficial special meeting, it will be postponed until the holders of the number of shares of Beneficial common stock required to constitute a quorum attend. If additional votes must be solicited in order for Beneficial stockholders to approve the Beneficial merger proposal and the Beneficial adjournment proposal is approved, the Beneficial special meeting will be adjourned to solicit additional proxies.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the Beneficial merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Beneficial common stock. Approval of the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal each require the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Beneficial special meeting.

With respect to the Beneficial merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Beneficial merger proposal. With respect to the Beneficial advisory proposal on specified compensation and the Beneficial adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Beneficial special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

Shares Held by Directors and Executive Officers

As of the Beneficial record date, there were 74,800,572 shares of Beneficial common stock entitled to vote at the Beneficial special meeting. As of the Beneficial record date, the directors and executive officers of Beneficial and their affiliates beneficially owned and were entitled to vote approximately 2,676,385 shares of Beneficial common stock, representing approximately 3.6% of the shares of Beneficial common stock outstanding on that date. Beneficial currently expects that each of its directors and executive officers will vote their shares of Beneficial common stock in favor of the Beneficial merger proposal and the Beneficial adjournment proposal. Each of the members of the Beneficial board of directors and certain executive officers of Beneficial, in their capacities as Beneficial stockholders, have entered into voting agreements with WSFS and Beneficial and have agreed to vote their shares of Beneficial common stock in favor of the Beneficial merger proposal and certain related matters and against alternative transactions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Voting of Proxies; Incomplete Proxies

A Beneficial stockholder may vote by proxy or in person at the Beneficial special meeting. If you hold your shares of Beneficial common stock in your name as a stockholder of record, to submit a proxy, you, as a Beneficial stockholder may use one of the following methods:

•	through the internet by visiting www.proxyvote.com and following the instructions;
•	by telephone by calling 1 (800) 690-6903 and following the recorded instructions; or
•	by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

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When a properly executed proxy card is returned, the shares of Beneficial common stock represented by it will be voted at the Beneficial special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Beneficial common stock represented by the proxy card will be voted as recommended by the Beneficial board of directors.

The deadline for voting by telephone or through the internet as a stockholder of record is 11:59 p.m., Eastern Time, on December 5, 2018. For stockholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee for information about the deadline for voting by telephone or through the internet.

If a Beneficial stockholder’s shares are held in “street name” by a bank, broker or other nominee, the stockholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Beneficial or by voting in person at the Beneficial special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every Beneficial stockholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Beneficial special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Under stock exchange rules, banks, brokers and other nominees who hold shares of Beneficial common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Beneficial expects that all proposals to be voted on at the Beneficial special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Beneficial common stock in “street name,” such entity will vote your shares of Beneficial common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

Shares Held in the Beneficial KSOP

Under the terms of the Beneficial KSOP, which is maintained by Beneficial for its employees and the employees of its subsidiaries, each Beneficial KSOP participant will receive a voting instruction card that reflect all shares such participant may direct the trustee to vote on his or her behalf under the Beneficial KSOP. Under the terms of the Beneficial KSOP, all allocated shares of Beneficial common stock held by the Beneficial KSOP trust are voted by the Beneficial KSOP trustee, as directed by plan participants. All shares of Beneficial common stock held in the Beneficial KSOP trust that have not been allocated to participants’ accounts, and all allocated shares for which no timely voting instructions are received, are voted by the Beneficial KSOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties.

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Unvested Shares Held in the Beneficial Stock Plans

Participants in the Beneficial stock plans who have been awarded unvested shares of Beneficial common stock will receive a voting instruction card to direct the Beneficial stock plans trustee how to vote such unvested shares of Beneficial common stock. All shares of Beneficial common stock held in the trust for the Beneficial stock plans for which no timely instructions have been received by the trustee, or for which equity awards have not been granted pursuant to the terms of the Beneficial stock plans, will be voted as directed by Beneficial, which Beneficial will direct the trustee to vote such shares of Beneficial common stock “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation and “FOR” the Beneficial adjournment proposal.

Revocability of Proxies and Changes to a Beneficial Stockholder’s Vote

If you hold stock in your name as a stockholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy card with a later date, (2) delivering a written revocation letter to Beneficial’s corporate secretary, (3) attending the Beneficial special meeting in person, notifying the corporate secretary and voting by ballot at the Beneficial special meeting, or (4) voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline). If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Beneficial special meeting.

Any Beneficial stockholder entitled to vote in person at the Beneficial special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Beneficial’s corporate secretary) of a stockholder at the Beneficial special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Beneficial Bancorp, Inc.

Beneficial Bank Place

1818 Market Street

Philadelphia, PA 19103

Attention: Corporate Secretary

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

Beneficial is soliciting proxies from its stockholders in conjunction with the mergers. Beneficial will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Beneficial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Beneficial common stock and secure their voting instructions. Beneficial will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Beneficial may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from Beneficial stockholders, either personally or by telephone, facsimile, letter or electronic means. Beneficial has also made arrangements with Laurel Hill Advisory Group to assist it in soliciting proxies for the Beneficial special meeting and has agreed to pay approximately $8,000 plus out-of-pocket expenses and certain additional charges related to these services.

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Attending the Beneficial Special Meeting

Subject to space availability, all Beneficial stockholders as of the Beneficial record date, or their duly appointed proxies, may attend the Beneficial special meeting. Since seating is limited, admission to the Beneficial special meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m., Eastern Time.

We encourage you to register your vote through the internet or by telephone whenever possible. When a stockholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the Beneficial special meeting, you may also submit your vote in person. Any votes that you previously submitted—whether through the internet, by telephone or by mail—will be superseded by any vote that you cast at the Beneficial special meeting.

If you hold your shares of Beneficial common stock in “street name”, you will need proof of ownership to be admitted to the Beneficial special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership that will allow you to attend the Beneficial special meeting. However, if you want to vote your shares of Beneficial common stock held in “street name” in person at the Beneficial special meeting, you must obtain a written proxy in your name from the bank, broker or other nominee through which you beneficially own Beneficial common stock.

The use of cameras, sound recording equipment, communications devices or any similar equipment during the Beneficial special meeting is prohibited without the express written consent of Beneficial.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Beneficial stockholders residing at the same address, unless such Beneficial stockholders have notified Beneficial of their desire to receive multiple copies of this joint proxy statement/prospectus.

Beneficial will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations at (215) 864-6000 or Beneficial’s proxy solicitor, Laurel Hill Advisory Group, at 1 (888) 742-1305.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Beneficial special meeting, or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (215) 864-6000 or Beneficial’s proxy solicitor, Laurel Hill Advisory Group, at 1 (888) 742-1305.

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THE Beneficial proposals

Proposal 1: Beneficial Merger Proposal

Beneficial is asking its stockholders to approve the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” Beneficial stockholders should read this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

As discussed in the section entitled “The Mergers—Beneficial’s Reasons for the Mergers and Recommendations of the Beneficial Board of Directors,” after careful consideration, the Beneficial board of directors unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers, to be advisable and in the best interest of Beneficial and the Beneficial stockholders.

Required Vote

Approval of the Beneficial merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Beneficial common stock. If you vote to abstain on the Beneficial merger proposal, if your shares of Beneficial common stock are present at the Beneficial special meeting but are not voted on the Beneficial merger proposal, if you fail to submit a proxy card and fail to attend the Beneficial special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Beneficial common stock in favor of the Beneficial merger proposal, it will have the same effect as a vote against the Beneficial merger proposal.

The Beneficial board of directors unanimously recommends that Beneficial stockholders vote “FOR” the Beneficial merger proposal.

Proposal 2: Beneficial Advisory Proposal on Specified Compensation

In accordance with Section 14A of the Exchange Act, Beneficial is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the mergers, the value of which is set forth in the table included in the section of this document entitled “The Mergers—Merger-Related Compensation for Beneficial’s Named Executive Officers.” As required by Section 14A of the Exchange Act, Beneficial is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Beneficial’s named executive officers in connection with the mergers, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled “The Mergers—Merger-Related Compensation for Beneficial’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on executive compensation payable in connection with the mergers is a vote separate and apart from the vote to approve the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to approve the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either Beneficial or WSFS. Accordingly, because Beneficial is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved and regardless of the outcome of the advisory vote.

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Required Vote

Approval of the Beneficial advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Beneficial special meeting. If you vote to abstain on the Beneficial advisory proposal on specified compensation, if your shares of Beneficial common stock are present at the Beneficial special meeting but are not voted on the Beneficial advisory proposal on specified compensation, if you fail to submit a proxy card and fail to attend the Beneficial special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Beneficial common stock in favor of the Beneficial advisory proposal on specified compensation, it will have no effect on the Beneficial advisory proposal on specified compensation.

The Beneficial board of directors unanimously recommends a vote “FOR” the Beneficial advisory proposal on specified compensation.

Proposal 3: Beneficial Adjournment Proposal

Beneficial is asking its stockholders to approve the adjournment of the Beneficial special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Beneficial merger proposal if there are insufficient votes at the time of such adjournment to approve the Beneficial merger proposal.

If, at the Beneficial special meeting, there is an insufficient number of shares of Beneficial common stock present in person or represented by proxy and voting in favor of the Beneficial merger proposal, Beneficial will move to adjourn the Beneficial special meeting in order to enable the Beneficial board of directors to solicit additional proxies for approval of the Beneficial merger proposal. If the Beneficial stockholders approve the Beneficial adjournment proposal, Beneficial may adjourn the Beneficial special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Beneficial stockholders who have previously voted. If the date of the adjournment is not announced at the Beneficial special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the Beneficial adjournment proposal requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Beneficial special meeting. If you vote to abstain on the Beneficial adjournment proposal, if your shares of Beneficial common stock are present at the Beneficial special meeting but are not voted on the Beneficial adjournment proposal, if you fail to submit a proxy card and fail to attend the Beneficial special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Beneficial common stock in favor of the Beneficial adjournment proposal, it will have no effect on the Beneficial adjournment proposal.

The Beneficial board of directors unanimously recommends that Beneficial stockholders vote “FOR” the Beneficial adjournment proposal.

Other Matters to Come Before the Beneficial Special Meeting

As of the date of this joint proxy statement/prospectus, the Beneficial board of directors is not aware of any matters that will be presented for consideration at the Beneficial special meeting other than as described in this joint proxy statement/prospectus. If, however, the Beneficial board of directors properly brings any other matters before the Beneficial special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Beneficial board of directors on any such matter (unless the Beneficial stockholder checks the box on the proxy card to withhold discretionary voting authority).

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THE WSFS SPECIAL MEETING

This section contains information for WSFS stockholders about the WSFS special meeting. WSFS is mailing this joint proxy statement/prospectus to you, as a WSFS stockholder, on or about [   ], 2018. This joint proxy statement/prospectus is accompanied by a notice of the WSFS special meeting and a form of proxy card that the WSFS board of directors is soliciting for use at the WSFS special meeting and at any adjournments or postponements of the WSFS special meeting. Reference to “you” and “your” in this section are to WSFS stockholders.

Date, Time and Place of the WSFS Special Meeting

WSFS will hold the WSFS special meeting at Hotel du Pont, 42 West 11th Street, Wilmington, Delaware 19801, commencing at 9:00 a.m., Eastern Time, on December 12, 2018. On or about [   ], 2018, WSFS commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the WSFS special meeting.

Purpose of the WSFS Special Meeting

At the WSFS special meeting, WSFS stockholders will be asked to consider and vote on the following matters:

•	the WSFS merger and share issuance proposal;
•	the WSFS advisory proposal on specified compensation; and
•	the WSFS adjournment proposal, if necessary or appropriate.

Recommendation of the WSFS Board of Directors

The WSFS board of directors unanimously approved the merger and the merger agreement and unanimously recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal, “FOR” the WSFS advisory proposal on specified compensation and “FOR” the WSFS adjournment proposal. Please see the section entitled “The Mergers—WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors” for a more detailed discussion of the factors considered by the WSFS board of directors in reaching its decision to approve the merger agreement.

Completion of the mergers is conditioned upon the approval of the WSFS merger and share issuance proposal, but is not conditioned upon the approval of the WSFS adjournment proposal.

Record Date and Quorum

WSFS has set October 31, 2018 as the WSFS record date to determine which WSFS stockholders will be entitled to receive notice of and vote at the WSFS special meeting. Only WSFS stockholders at the close of business on the WSFS record date will be entitled to vote at the WSFS special meeting. As of the WSFS record date, there were 31,469,448 shares of WSFS common stock outstanding and entitled to notice of, and to vote at, the WSFS special meeting, held by approximately 939 stockholders of record. Each holder of shares of WSFS common stock outstanding on the WSFS record date will be entitled to one vote for each share held of record.

The presence at the WSFS special meeting, in person or by proxy, of a majority of the shares of WSFS common stock outstanding and entitled to vote as of the WSFS record date will constitute a quorum for the purposes of the WSFS special meeting. All shares of WSFS common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the WSFS special meeting.

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If a quorum is not present at the WSFS special meeting, it will be postponed until the holders of the number of shares of WSFS common stock required to constitute a quorum attend. If additional votes must be solicited in order for WSFS stockholders to approve the WSFS merger and share issuance proposal and the WSFS adjournment proposal is approved, the WSFS special meeting will be adjourned to solicit additional proxies.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. Approval of the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal each require the affirmative vote of holders of a majority of the shares of WSFS common stock present in person or represented by proxy at the WSFS special meeting and entitled to vote on such proposal.

With respect to the WSFS merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the WSFS advisory proposal on specified compensation and the WSFS adjournment proposal, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote against such proposals, and if you fail to either submit a proxy card or vote in person at the WSFS special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.

Shares Held by Directors and Executive Officers

As of the WSFS record date, there were 31,469,448 shares of WSFS common stock entitled to vote at the WSFS special meeting. As of the WSFS record date, the directors and executive officers of WSFS and their affiliates beneficially owned and were entitled to vote approximately 582,873 shares of WSFS common stock, representing approximately 1.9% of the shares of WSFS common stock outstanding on that date. WSFS currently expects that each of its directors and executive officers will vote their shares of WSFS common stock in favor of the WSFS merger and share issuance proposal and the WSFS adjournment proposal. Each of the members of the WSFS board of directors and certain executive officers of WSFS, in their capacities as WSFS stockholders, have entered into voting agreements with WSFS and Beneficial and have agreed to vote their shares of WSFS common stock in favor of the WSFS merger and share issuance proposal and certain related matters and against alternative transactions. For further information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Voting of Proxies; Incomplete Proxies

A WSFS stockholder may vote by proxy or in person at the WSFS special meeting. If you hold your shares of WSFS common stock in your name as a stockholder of record, to submit a proxy, you, as a WSFS stockholder may vote by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

When a properly executed proxy card is returned, the shares of WSFS common stock represented by it will be voted at the WSFS special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of WSFS common stock represented by the proxy card will be voted as recommended by the WSFS board of directors.

If a WSFS stockholder’s shares are held in “street name” by a bank, broker or other nominee, the stockholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to WSFS or by voting in person at the WSFS special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

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Every WSFS stockholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card whether or not you plan to attend the WSFS special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Under stock exchange rules, banks, brokers and other nominees who hold shares of WSFS common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. WSFS expects that all proposals to be voted on at the WSFS special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of WSFS common stock in “street name,” such entity will vote your shares of WSFS common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a WSFS Stockholder’s Vote

If you hold stock in your name as a stockholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy card with a later date, (2) delivering a written revocation letter to WSFS’s corporate secretary, or (3) attending the WSFS special meeting in person, notifying the corporate secretary and voting by ballot at the WSFS special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the WSFS special meeting.

Any WSFS stockholder entitled to vote in person at the WSFS special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying WSFS’s corporate secretary) of a stockholder at the WSFS special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, DE 19801

Attention: Corporate Secretary

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

WSFS is soliciting proxies from its stockholders in conjunction with the mergers. WSFS will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, WSFS will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of WSFS common stock and secure their voting instructions. WSFS will reimburse the record holders for their reasonable

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expenses in taking those actions. If necessary, WSFS may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from WSFS stockholders, either personally or by telephone, facsimile, letter or electronic means. WSFS has also made arrangements with Alliance Advisors to assist it in soliciting proxies for the WSFS special meeting and has agreed to pay approximately $9,000 plus out-of-pocket expenses and certain additional fees related to these services.

Attending the WSFS Special Meeting

Subject to space availability, all WSFS stockholders as of the WSFS record date, or their duly appointed proxies, may attend the WSFS special meeting. Since seating is limited, admission to the WSFS special meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m., Eastern Time.

If you hold your shares of WSFS common stock in your name as a stockholder of record and you wish to attend the WSFS special meeting, please bring your proxy card to the WSFS special meeting. You should also bring valid picture identification. If you attend the WSFS special meeting, you may also submit your vote in person. Any votes that you previously submitted by mail will be superseded by any vote that you cast at the WSFS special meeting.

If your shares of WSFS common stock are held in “street name” in a stock brokerage account or by a bank or other nominee and you wish to attend the WSFS special meeting, you need to bring a letter from the record holder of your shares confirming your ownership and a valid photo identification in order to be admitted to the WSFS special meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own WSFS common stock. WSFS reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the WSFS special meeting is prohibited without the express written consent of WSFS.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to WSFS stockholders residing at the same address, unless such WSFS stockholders have notified WSFS of their desire to receive multiple copies of this joint proxy statement/prospectus.

WSFS will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations at (302) 792-6000 or WSFS’s proxy solicitor, Alliance Advisors, at (844) 618-1691.

Assistance

If you need assistance in completing your proxy card, have questions regarding the WSFS special meeting, or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (302) 792-6000 or WSFS’s proxy solicitor, Alliance Advisors, at (844) 618-1691.

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THE WSFS PROPOSALS

Proposal 1: WSFS Merger and Share Issuance Proposal

WSFS is asking its stockholders to adopt the merger agreement, pursuant to which, among other things, WSFS will issue shares of WSFS common stock in connection with the merger. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” WSFS stockholders should read this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, carefully and in its entirety for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

As discussed in the section entitled “The Mergers—WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors,” after careful consideration, the WSFS board of directors unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers and the WSFS share issuance, to be advisable and in the best interest of WSFS and the WSFS stockholders.

Required Vote

Approval of the WSFS merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of WSFS common stock. If you vote to abstain on the WSFS merger and share issuance proposal, if your shares of WSFS common stock are present at the WSFS special meeting but are not voted on the WSFS merger and share issuance proposal, if you fail to submit a proxy card and fail to attend the WSFS special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of WSFS common stock in favor of the WSFS merger and share issuance proposal, it will have the same effect as a vote against the WSFS merger and share issuance proposal.

The WSFS board of directors unanimously recommends that WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal.

Proposal 2: WSFS Advisory Proposal on Specified Compensation

In accordance with Section 14A of the Exchange Act, WSFS is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the mergers, the value of which is set forth in the table included in the section of this document entitled “The Mergers—Merger-Related Compensation for WSFS’s Named Executive Officers.” As required by Section 14A of the Exchange Act, WSFS is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to WSFS’s named executive officers in connection with the mergers, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled “The Mergers—Merger-Related Compensation for WSFS’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on executive compensation payable in connection with the mergers is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either WSFS or Beneficial. Accordingly, because WSFS is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and regardless of the outcome of the advisory vote.

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Required Vote

Approval of the WSFS advisory proposal on specified compensation requires the affirmative vote of holders of a majority of the shares of WSFS common stock present in person or represented by proxy at the WSFS special meeting and entitled to vote on such proposal. If you vote to abstain on the WSFS advisory proposal on specified compensation, it will have the same effect as a vote against the WSFS advisory proposal on specified compensation. If your shares of WSFS common stock are present at the WSFS special meeting but are not voted on the WSFS advisory proposal on specified compensation, or if you fail to submit a proxy card and fail to attend the WSFS special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of WSFS common stock in favor of the WSFS advisory proposal on specified compensation, your shares of WSFS common stock will not be voted, and this will have no effect on the WSFS advisory proposal on specified compensation.

The WSFS board of directors unanimously recommends a vote “FOR” the WSFS advisory proposal on specified compensation.

Proposal 3: WSFS Adjournment Proposal

WSFS is asking its stockholders to approve the adjournment of the WSFS special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the WSFS merger and share issuance proposal if there are insufficient votes at the time of such adjournment to approve the WSFS merger and share issuance proposal.

If, at the WSFS special meeting, there is an insufficient number of shares of WSFS common stock present in person or represented by proxy and voting in favor of the WSFS merger and share issuance proposal, WSFS will move to adjourn the WSFS special meeting in order to enable the WSFS board of directors to solicit additional proxies for approval of the WSFS merger and share issuance proposal. If the WSFS stockholders approve the WSFS adjournment proposal, WSFS may adjourn the WSFS special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WSFS stockholders who have previously voted. If the date of the adjournment is not announced at the WSFS special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the WSFS adjournment proposal requires the affirmative vote of holders of a majority of the shares of WSFS common stock present in person or represented by proxy at the WSFS special meeting and entitled to vote on such proposal. If you vote to abstain on the WSFS adjournment proposal, it will have the same effect as a vote against the WSFS adjournment proposal. If your shares of WSFS common stock are present at the WSFS special meeting but are not voted on the WSFS adjournment proposal, or if you fail to submit a proxy card and fail to attend the WSFS special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of WSFS common stock in favor of the WSFS adjournment proposal, your shares of WSFS common stock will not be voted, and this will have no effect on the WSFS adjournment proposal.

The WSFS board of directors unanimously recommends that WSFS stockholders vote “FOR” the WSFS adjournment proposal.

Other Matters to Come Before the WSFS Special Meeting

As of the date of this joint proxy statement/prospectus, the WSFS board of directors is not aware of any matters that will be presented for consideration at the WSFS special meeting other than as described in this joint proxy statement/prospectus. If, however, the WSFS board of directors properly brings any other matters before the WSFS special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the WSFS board of directors on any such matter (unless the WSFS stockholder checks the box on the proxy card to withhold discretionary voting authority).

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INFORMATION ABOUT THE COMPANIES

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

Telephone: (302) 792-6000

WSFS is a savings and loan holding company headquartered in Wilmington, Delaware and the parent to WSFS Bank, one of the ten oldest bank and trust companies in the United States continuously operating under the same name. WSFS Bank is also the largest locally-managed bank and trust company headquartered in the Delaware Valley. A fixture in the community, WSFS Bank has been in operation for more than 185 years. In addition to its focus on stellar customer experiences, WSFS has continued to fuel growth and remain a leader in the community.

WSFS’s core banking business is commercial lending primarily funded by customer-generated deposits. WSFS built a $4.06 billion commercial loan portfolio by recruiting the best seasoned commercial lenders in its markets and offering the high level of service and flexibility typically associated with a community bank. WSFS funds this business primarily with deposits generated through commercial relationships and retail deposits. As of June 30, 2018, WSFS services its customers primarily from its 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and through its website. WSFS also offers a broad variety of consumer loan products, retail securities and insurance brokerage services through its retail branches, and mortgage and title services through its branches and Pennsylvania-based WSFS Mortgage. WSFS Mortgage is a mortgage banking company specializing in a variety of residential mortgage and refinancing solutions.

WSFS’s Cash Connect® is a premier U.S. provider of ATM vault cash, smart safe and cash logistics. Cash Connect® manages $944.0 million in total cash and services approximately 26,000 non-bank ATMs which includes almost 2,000 smart safes nationwide. Cash Connect® provides related services such as online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing equipment sales and deposit safe cash logistics. Cash Connect® also operates 439 ATMs for the Bank, which has the largest branded ATM network in Delaware.

WSFS’s Wealth Management business provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $19.09 billion in assets under management, or AUM, and assets under administration, or AUA, at June 30, 2018. WSFS Wealth Investments provides financial advisory services along with insurance and brokerage products. Cypress Capital Management, LLC, a registered investment adviser, is a fee-only wealth management firm managing a “balanced” investment style portfolio focused on preservation of capital and generating current income. WSFS Capital Management, LLC, a registered investment adviser, is a fee-only wealth management firm operating under a multi-family office philosophy to provide customized solutions to institutions and high-net-worth individuals. The trust division of WSFS Bank (doing business as Christiana Trust Company of Delaware) provides personal trust and fiduciary services, as well as, trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. WSFS Wealth Management, LLC is a multi-family office specializing in providing independent solutions to high-net-worth individuals, families and corporate executives through a coordinated, centralized approach. WSFS Wealth Client Management serves high-net-worth clients by delivering credit and deposit products and partnering with other Wealth Management units to provide comprehensive solutions to clients.

At June 30, 2018, WSFS had $7.11 billion of total assets, $5.37 billion of total deposits and stockholders’ equity of $769.0 million.

WSFS common stock is traded on Nasdaq under the symbol “WSFS.”

Additional information about WSFS may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

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Beneficial Bancorp, Inc.

Beneficial Bank Place

1818 Market Street

Philadelphia, Pennsylvania 19103

Telephone: (215) 864-6000

Beneficial is a is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 banking offices in the greater Philadelphia and South New Jersey regions. Beneficial currently operates 38 full-service banking offices in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties, Pennsylvania and 23 full-service banking offices in Burlington, Gloucester, and Camden Counties, New Jersey. Beneficial operates two lending offices in Montgomery and Delaware Counties, Pennsylvania. Beneficial also operates two leasing offices in Chester and Philadelphia Counties, Pennsylvania. During the quarter ended September 30, 2018, Beneficial entered into an asset purchase agreement with a third party to sell the net assets of Beneficial Insurance Services, LLC, a wholly owned subsidiary of Beneficial Bank. In connection with that sale, which was consummated effective September 30, 2018, Beneficial received net proceeds of $14.1 million and realized a net gain of $3.3 million as the sale proceeds exceeded its carrying amount for Beneficial Insurance Services, LLC, including goodwill and intangible assets.

Since Beneficial was founded, it has served the financial needs of its depositors and the local community as a community-minded, customer service-focused institution. Beneficial offers traditional financial services to consumers and businesses in its market areas. Beneficial attracts deposits from the general public and uses those funds to originate a variety of loans, including commercial real estate loans, commercial business loans, equipment financing and leasing, one- to four-family real estate loans, consumer loans, home equity loans and construction loans. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of Beneficial Bank, and Neumann Finance Company, which is a majority owned subsidiary of Beneficial Bank.

At June 30, 2018, Beneficial had $5.77 billion of total assets, $4.16 billion of total deposits and stockholders’ equity of $1.02 billion.

Beneficial common stock is traded on Nasdaq under the symbol “BNCL.”

Additional information about Beneficial may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

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THE MERGERS

The following discussion contains material information regarding the mergers. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the mergers that is important to you. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement, for a more complete understanding of the mergers.

Terms of the Mergers

Each of the WSFS board of directors and the Beneficial board of directors unanimously approved the merger agreement. The merger agreement provides that, among other things, (i) Beneficial will merge with and into WSFS with WSFS continuing as the surviving corporation in the merger, and (ii) simultaneously with the merger, Beneficial Bank will merge with and into WSFS Bank with WSFS Bank continuing as the surviving bank in the bank merger.

At the effective time, each share of Beneficial common stock, excluding certain specified shares, will be converted into the right to receive (i) 0.3013 shares of WSFS common stock and (ii) $2.93 in cash.

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Beneficial stockholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average closing price.

Beneficial stockholders and WSFS stockholders are being asked to approve and adopt, respectively, the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to consummation of the mergers and the provisions for terminating or amending the merger agreement.

Background of the Mergers

The Beneficial board of directors has regularly reviewed and discussed Beneficial’s business strategy, performance and prospects in the context of the national and local economic environment, developments in the regulation of financial institutions and the competitive landscape. Among other things, these reviews and discussions have included possible strategic initiatives available to Beneficial, such as capital management strategies, potential acquisitions, and business combinations involving other financial institutions. These reviews and discussions included analyses of the mergers and acquisitions environment, including multiples and premiums being paid, and an assessment of potential partners for Beneficial. In connection with the evaluation of these strategic alternatives, Gerard P. Cuddy, President and Chief Executive Officer of Beneficial, has had, from time to time, informal discussions with representatives of other financial institutions, including WSFS, and has regularly updated the Beneficial board of directors regarding such discussions.

On February 23, 2018, Mr. Cuddy met with Mark A. Turner, the current Chairman, President and Chief Executive Officer of WSFS in Philadelphia, PA, for a general discussion of the financial services industry, the local and regional economic environment and the businesses of their two institutions. During this meeting, Messrs. Turner and Cuddy briefly discussed the potential combination of WSFS and Beneficial but they did not discuss any specific terms of any such combination.

In March 2018, at the direction of Beneficial, Sandler O’Neill began contacting various financial institutions to solicit their potential interest in a business combination transaction with an institution located in the Philadelphia market.

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            On April 19, 2018, the Beneficial board of directors held a regular meeting where it discussed the future and strategic plans of Beneficial. The Beneficial board of directors discussed the current mergers and acquisitions market with respect to financial institutions generally and Beneficial in particular. In addition, the Beneficial board of directors considered Beneficial’s strategic plan and its prospects for organic growth, the viability of growth through acquisition and the potential strategic business combination of Beneficial with another financial institution. The Beneficial board of directors discussed the risks and challenges associated with the path of independence and organic growth, the attractiveness of potential acquisition targets and likelihood of successfully consummating an acquisition, and the potential benefits associated with various strategic business combinations. The Beneficial board of directors then discussed verbalized interest regarding a business combination with Beneficial that Beneficial had received from various third party financial institutions in connection with the outreach initiated in March 2018. As a result of such discussion, the Beneficial board of directors directed Sandler O’Neill to continue to work with Beneficial’s executive management team to assist Beneficial with identifying a pool of potential acquirers that, as a result of their strategic focus, might be interested in pursuing a business combination transaction with Beneficial and to initiate contact with those institutions on Beneficial’s behalf.

On April 25, 2018, the Corporate Development Committee of the WSFS board of directors met to discuss, among other topics, acquisition opportunities in the southeastern Pennsylvania region. During the meeting, the executive management team of WSFS identified Beneficial as a potential candidate for such an acquisition. On April 26, 2018, the WSFS board of directors held a meeting, at which Beneficial was discussed as a potential acquisition target.

Following the April 19, 2018 meeting of the Beneficial board of directors, at Beneficial’s direction, Sandler O’Neill contacted nine financial institutions, including WSFS as well as some of the institutions previously contacted in March, to solicit their potential interest in a business combination transaction Beneficial. Of these nine institutions, five indicated that they did not have interest in a potential business combination (due to relative size or other factors), two indicated that they may have future interest but were not prepared to pursue a transaction at the time and two institutions, including WSFS, expressed a desire to explore the opportunity.

            In early April, Mr. Turner contacted Mr. Cuddy by phone and indicated that he would like to meet to discuss the future of WSFS and Beneficial. Additional phone calls regarding a potential transaction took place during April and May 2018 between Mr. Cuddy, on the one hand, and Mr. Turner and Rodger Levenson, the Executive Vice President and Chief Operating Officer of WSFS, on the other hand.

On May 14, 2018, Mr. Cuddy met with Mr. Turner in Philadelphia, PA, for a general discussion of the strategic and financial rationale of a potential combination of WSFS and Beneficial, but they did not discuss any specific terms of any such combination.

On May 15, 2018, at an offsite strategic planning session of the WSFS board of directors, Mr. Turner provided an update on discussions with Mr. Cuddy about a potential transaction. On May 17, 2018, the Executive Committee of the WSFS board of directors held a meeting that was attended by representatives of Boenning & Scattergood, WSFS’s financial advisor, and Covington & Burling, WSFS’s outside counsel, to discuss the terms of the potential transaction, including a purchase price range.

On May 21, 2018, based on publicly available information regarding Beneficial, WSFS submitted a non-binding indication of interest letter that set forth, among other things, a proposed price range of $19.00 to $20.00 per share of Beneficial common stock, with the merger consideration to be paid in a combination of cash and WSFS common stock.

The second institution that expressed interest in exploring an opportunity at the same time as WSFS subsequently indicated that, while it remained interested, it was not prepared to pursue a transaction at the time, resulting in three interested institutions that could not explore the opportunity at the current time. Two of the three

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institutions that indicated they were interested in a business combination transaction, but were not prepared to move forward at the time, provided Beneficial with preliminary merger consideration ranges regarding a future transaction that were below the proposed $19.00 to $20.00 per share range offered by WSFS. The third did not provide any feedback regarding potential merger consideration.

On May 23 and 24, 2018, the Beneficial board of directors held a two-day offsite strategic planning session. During the first day of the session, the Beneficial board of directors reviewed Beneficial’s strategic plan, as presented by Mr. Cuddy. This discussion included, among other things, (i) a review of the banking industry and related updates on economic and regulatory matters, the current operating environment, innovation activity and merger and acquisition activity; (ii) a review of the rapid consolidation of the banking industry, including the significant market concentration at the largest 20 financial institutions; (iii) an analysis of Beneficial’s increasing scale vulnerability, earnings challenges and struggles to deploy capital at a time when share value is increasingly determined by earnings and not capital; (iv) a review of internal models regarding Beneficial’s best case terminal per share value as a stand-alone entity and an examination of future value creation factors; and (v) a review of potential in market acquisition opportunities.

During the second day of the strategic planning session, the Beneficial board of directors met with certain members of Beneficial’s executive management team, as well as representatives of Sandler O’Neill and Kilpatrick Townsend & Stockton LLP, which we refer to as Kilpatrick Townsend, to review the terms of the non-binding indication of interest letter submitted by WSFS on May 21, 2018. As part of this discussion, a representative of Kilpatrick Townsend reviewed with the Beneficial board of directors a proposed timeline for a business combination transaction, the role of the Beneficial board of directors in the transaction and the Beneficial board of directors’ fiduciary duties to stockholders in connection with a proposed sale of Beneficial. Following this discussion, representatives of Sandler O’Neill provided an overview of WSFS and two of the other financial institutions which had been previously approached, and their financial ability to pay in a strategic business combination with Beneficial, including, in the case of WSFS, the proposed merger consideration set forth in its non-binding indication of interest letter. Representatives of Sandler O’Neill also reviewed WSFS’s historical financial performance and its operating strategies and market performance of WSFS common stock. Representatives of Sandler O’Neill then discussed with the Beneficial board of directors various aspects and considerations of Beneficial remaining independent. After a lengthy review and discussion, the Beneficial board of directors determined that, given the challenges of remaining an independent entity, including the related execution risk associated with implementing Beneficial’s strategic plan, pursuing the mergers with WSFS was in the best interests of Beneficial’s stockholders. The Beneficial board of directors further concluded that the range for the merger consideration proposed by WSFS was compelling, particularly in light of the strategic plan discussed by the Beneficial board of directors the previous day.

On May 29, 2018, Beneficial and WSFS entered into a mutual nondisclosure and exclusivity agreement regarding the proposed business combination transaction and commenced formal reciprocal due diligence efforts. On May 30, the Beneficial board of directors held a meeting and discussed WSFS’s proposal, including additional information provided to Mr. Cuddy by Mr. Turner on May 29, 2018.

On May 31, 2018, certain members of Beneficial’s and WSFS’s executive management teams met to discuss the proposed business combination transaction. At that meeting, Mr. Turner provided a detailed overview of WSFS, addressing its history, operations and strategic priorities. Mr. Cuddy then provided an overview of Beneficial’s strategic plans and priorities. Mr. Turner proposed a transaction timeline that included an initial 30-day due diligence period, which would include an evaluation of potential technology investments by WSFS in connection with the business combination, followed by the negotiation of a definitive merger agreement. The two management teams then discussed the transition of the WSFS brand into the Philadelphia market and the projected cost savings and community visibility that could result from the proposed transaction. On June 5, 2018, the executive committee of the Beneficial board of directors met to discuss the proposed business combination and Mr. Cuddy shared with the committee the details of the May 31, 2018 meeting between the two executive management teams.

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On June 6, 2018, certain members of Beneficial’s and WSFS’s executive management teams met in Philadelphia, PA, to conduct financial due diligence relating to the proposed transaction.

On June 8, 2018, Frank A. Farnesi, the chairman of the Beneficial board of directors, met with Mr. Turner to further discuss the proposed combination between Beneficial and WSFS and the continued representation of certain of Beneficial’s directors and executive officers on the WSFS board of directors and executive management team following the completion of the proposed combination. At that meeting, Mr. Farnesi and Mr. Turner also discussed WSFS’s strategic plan and the potential for the proposed combination to result in the preeminent financial institution in the Delaware Valley. Mr. Farnesi reported the details of his meeting with Mr. Turner to the executive committee of the Beneficial board of directors at a telephonic meeting of the committee held later that day.

On June 20, 2018, four working groups from each of the Beneficial and WSFS executive management teams attended an all-day meeting in Wilmington to discuss lending, retail, operations/technology and human resources matters relating to the proposed combination and the integration of the two institutions. On June 21, 2018, Mr. Cuddy and Mr. Turner met again to discuss the proposed mergers and the parties’ ongoing reciprocal due diligence efforts as well as the merger consideration to be paid by WSFS in connection with the transaction. Mr. Cuddy reported the details of his meeting with Mr. Turner to the executive committee of the Beneficial board of directors at telephonic meetings of the committee held on June 20, 2018 and June 24, 2018.

On June 27, 2018, WSFS held a Corporate Development Committee meeting at WSFS’s headquarters with the WSFS board of directors. Certain members of executive management and representatives from Boenning & Scattergood were present in person and representatives from Covington & Burling attended telephonically. At the meeting, the Corporate Development Committee discussed the progress of the transaction with executive management, Boenning & Scattergood and Covington & Burling, and the Corporate Development Committee approved updated terms of the price and form of consideration of the potential transaction with Beneficial. On June 29, 2018, Mr. Cuddy met with Mr. Turner and Mr. Levenson, the Executive Vice President and Chief Operating Officer of WSFS, at WSFS’s headquarters to discuss the potential transaction, timetable for integration of the two organizations and certain management structure matters. On June 29, 2018, the executive committee of the Beneficial board of directors held a telephonic meeting to report on discussions with Messrs. Turner and Levenson that had transpired earlier that day. The matters discussed on June 29, 2018 were further addressed at a meeting of the Beneficial board of directors held on July 2, 2018.

On July 1, 2018, WSFS submitted an updated non-binding indication of interest letter to Beneficial. The updated non-binding indication of interest letter proposed, among other things, merger consideration with a value of $19.50 per share of Beneficial common stock, with shares of WSFS common stock comprising approximately 85% of the consideration and cash comprising approximately 15% of the merger consideration. With respect to the stock consideration, the updated non-binding indication of interest letter further proposed a fixed exchange ratio of 0.3013 of a share of WSFS common stock for each outstanding share of Beneficial common stock, which was based on the ten-day average closing price of WSFS’s common stock for the ten trading days ended on June 29, 2018.

On July 9, 2018, Mr. Cuddy met with Messrs. Turner and Levenson to discuss the terms of the updated WSFS non-binding indication of interest letter. Mr. Cuddy reported the details of his meeting with Messrs. Turner and Levenson to the executive committee of the Beneficial board of directors at a telephonic meeting of the committee held later that day. During that telephonic meeting, Mr. Cuddy also updated the committee on the parties’ ongoing reciprocal due diligence efforts.

On July 13, 2018, the Beneficial board of directors met telephonically to discuss the updated WSFS non-binding indication of interest letter. Mr. Cuddy reported to the Beneficial board of directors that, other than the proposed merger consideration of $19.50 per share of Beneficial common stock, the material transaction terms set forth in the updated WSFS non-binding indication of interest letter remained unchanged from the initial non-binding

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indication of interest letter submitted by WSFS on May 21, 2018. At this meeting, the Beneficial board of directors also approved the engagement by Beneficial of a separate law firm to represent certain members of Beneficial’s executive management team, in their individual capacities, in connection with their negotiation of letter agreements with WSFS that had been requested by WSFS in connection with the proposed transaction.

On July 16, 2018, certain members of Beneficial’s and WSFS’s executive management teams met in Wilmington, DE, to conduct follow up due diligence regarding finance, retail, and credit matters relating to the proposed combination. On July 17, 2018, certain members of Beneficial’s and WSFS’s executive management teams met in Philadelphia, PA, to conduct follow up due diligence regarding commercial and credit matters relating to the proposed transaction.

On July 17, 2018, Covington & Burling, provided Beneficial and Kilpatrick Townsend with an initial draft of the merger agreement.

On July 19, 2018, the Beneficial board of directors held a special meeting that was attended by Messrs. Turner and Levenson, as well as by representatives of Sandler O’Neill and Kilpatrick Townsend. Messrs. Turner and Levenson provided the Beneficial board of directors with an overview of their personal and professional backgrounds, the history and operations of WSFS and WSFS’s strategic plan. After a lengthy discussion with the Beneficial board of directors, which addressed, among other things, WSFS’s strategy for entering the Philadelphia market, staffing levels for the combined entity and marketing and branding surrounding the proposed combination, Messrs. Turner and Levenson exited the meeting. Following the departure of Messrs. Turner and Levenson, the Beneficial board of directors continued to discuss the proposed combination, including the anticipated reaction of Beneficial’s stockholders and customers and the proposed operational and systems integration between Beneficial and WSFS. A representative of Kilpatrick Townsend then provided the Beneficial board of directors with a high level overview of the initial draft of the merger agreement and reviewed the proposed timeline for the transaction. Following this discussion, a representative of Sandler O’Neill reviewed with the Beneficial board of directors certain matters regarding the potential transaction structure and financial aspects of the potential transaction.

Between July 17, 2018 and August 7, 2018, Kilpatrick Townsend and Covington & Burling exchanged drafts of the merger agreement and Covington & Burling provided drafts of other transaction documents, including voting agreements to be entered into by the Beneficial and WSFS directors, as well as certain Beneficial and WSFS executive officers, and the two firms worked towards finalizing the terms and conditions of the transaction. In addition, Covington & Burling and independent counsel for certain Beneficial executive officers exchanged drafts of the letter agreements to be entered into between such Beneficial executive officers and WSFS simultaneously with the execution of the definitive merger agreement. During this period, Beneficial and WSFS also continued their reciprocal due diligence efforts. On July 27, 2018, the executive committee of the Beneficial board of directors held a telephonic meeting to discuss progress on the merger agreement negotiations and Beneficial’s due diligence investigation of WSFS.

On July 30, 2018, representatives of Beneficial and Kilpatrick Townsend met with representatives of WSFS in Wilmington and engaged in detailed reverse due diligence discussions regarding various aspects of WSFS’s business. Representatives of Sandler O’Neill attended this meeting.

On July 31, 2018, representatives of Covington & Burling and Kilpatrick Townsend met telephonically to negotiate the terms of the merger agreement. Among other matters that were negotiated, Covington & Burling and Kilpatrick Townsend negotiated the amount of the termination fee and circumstances in which it would become payable, the terms of the non-solicit and circumstances in which the Beneficial board of directors could change its recommendation and the conditions to closing applicable to the potential transaction. Thereafter, Beneficial and WSFS, with the assistance of their legal and financial advisors, continued to negotiate the outstanding terms and provisions, and exchange drafts of, the merger agreement, the voting agreements and related transaction documents, including the letter agreements to be entered into by WSFS and certain Beneficial executives.

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On August, 3, 2018, the Beneficial board of directors held a telephonic board meeting that was attended by representatives of Sandler O’Neill and Kilpatrick Townsend. At that meeting, Mr. Cuddy and members of Beneficial’s executive management team updated the Beneficial board of directors on Beneficial’s reverse due diligence investigation of WSFS, including a summary of the reverse due diligence meeting held on July 30, 2018, and representatives of Kilpatrick Townsend reviewed in detail with the Beneficial board of directors the terms of the revised merger agreement. Representatives of Sandler O’Neill then discussed WSFS’s financial condition and prospects, as well as the potential market impact of the technology investments that WSFS would be announcing concurrently with the announcement of the mergers.

Following this meeting, Beneficial and WSFS, with the assistance of their legal and financial advisors, continued to negotiate the outstanding terms of the merger agreement, the voting agreements and related transaction documents.

On August 6, 2018, the WSFS board of directors met to discuss the proposed transaction. Members of the WSFS executive management team, as well as representatives of Covington & Burling and Boenning & Scattergood were also in attendance as the WSFS board of directors considered the approval of the merger agreement and the transactions contemplated by the merger agreement. The WSFS board of directors had been provided with a set of meeting materials in advance of the meeting, including the merger agreement, a summary of the material terms of the merger agreement prepared by Covington & Burling, the voting agreements, drafts of the letter agreements and a financial presentation provided by Boenning & Scattergood. At the meeting, Boenning & Scattergood reviewed with the WSFS board of directors its financial analysis of the merger consideration and rendered its oral opinion to the WSFS board of directors to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and certain qualifications and limitations on the review undertaken by Boenning & Scattergood, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to WSFS. Representatives of Covington & Burling discussed with the WSFS board of directors their fiduciary duties to the WSFS stockholders in the context of the proposed transaction. Representatives of Covington & Burling also discussed the terms of the merger agreement, the voting agreements and the letter agreements to be entered into by certain Beneficial executives with the WSFS board of directors. The WSFS board of directors discussed with members of the WSFS executive management team, Boenning & Scattergood and Covington & Burling the strategic benefits of acquiring Beneficial, including Beneficial’s position and operations in the Philadelphia market, the financial aspects of the transaction, the technology investment and innovation that WSFS executive management proposed and the proposed plan for integrating the two organizations. After further discussion, including the consideration of the proposed terms of the merger agreement, the voting agreements and the letter agreements, and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the WSFS board of directors, including the factors described under the section of this joint proxy statement/prospectus entitled “ —Recommendation of the WSFS Board of Directors and Reasons for the Mergers,” the WSFS board of directors unanimously determined that the mergers, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of WSFS and its stockholders, and the directors unanimously approved and adopted the merger agreement and the transactions contemplated by it and unanimously determined to recommend that WSFS’s stockholders approve the merger agreement. Thereafter, Boenning & Scattergood delivered to the WSFS board of directors a written opinion (a copy of which is attached to this joint proxy statement/prospectus as Annex E), to the effect that, as of that date of its oral opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning & Scattergood as set forth in such opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to WSFS.

On August 7, 2018, the Beneficial board of directors met to discuss the proposed transaction. Members of Beneficial’s executive management team, as well as representatives of Kilpatrick Townsend and Sandler O’Neill, were also in attendance as the Beneficial board of directors considered the approval of the merger agreement and the transactions contemplated by the merger agreement. The Beneficial board of directors had been provided with a set of meeting materials in advance of the meeting, including the merger agreement and a summary of

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the material terms of the merger agreement prepared by Kilpatrick Townsend. At the meeting, Sandler O’Neill rendered a written opinion (a copy of which is attached to this joint proxy statement/prospectus as Annex D), to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the merger consideration was fair, from a financial point of view, to the holders of Beneficial’s common stock. Representatives of Kilpatrick Townsend discussed the terms of the merger agreement, the voting agreements and related transaction documents with the Beneficial board of directors, including the changes to the merger agreement since the meeting of the Beneficial board of directors held on August 3, 2018. After considering the proposed terms of the merger agreement and related transaction documents , and taking into consideration the matters discussed during that meeting and prior meetings of the Beneficial board of directors, including the strategic alternatives discussed at those meetings and the factors described under the section of this joint proxy statement/prospectus entitled “—Recommendation of the Beneficial Board of Directors and Reasons for the Merger,” the Beneficial board of directors unanimously determined that the mergers, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of Beneficial and its stockholders, and the directors unanimously approved and adopted the merger agreement and the transactions contemplated by it and unanimously determined to recommend that Beneficial’s stockholders approve the merger agreement.

Following the conclusion of the meeting of the Beneficial board of directors on August 7, 2018, Beneficial and WSFS executed the merger agreement, the directors and certain executive officers of Beneficial executed the voting agreements with WSFS and the directors and certain executive officers of WSFS executed the voting agreements with Beneficial, and certain executive officers of Beneficial executed their letter agreements with WSFS. On August 8, 2018, WSFS and Beneficial issued a joint press release announcing the execution of the merger agreement.

Beneficial’s Reasons for the Mergers and Recommendations of the Beneficial Board of Directors

After careful consideration, at a meeting held on August 7, 2018, the Beneficial board of directors unanimously determined that the merger agreement, including the mergers and the other transactions contemplated thereby, is in the best interests of Beneficial and its stockholders and approved and adopted the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement and recommend that the Beneficial stockholders vote “FOR” the Beneficial merger proposal, the Beneficial board of directors evaluated the merger agreement, the mergers and such other transactions in consultation with Beneficial’s management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

•	its knowledge of Beneficial’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization and as a part of a combined company with WSFS;

•	its understanding of WSFS’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior management of its due diligence review of WSFS and publicly available information;

•	the belief of the Beneficial board of directors that significant growth in earnings is required for Beneficial to be in a position to deliver a competitive return to its stockholders and that achieving such growth in earnings would require significant investment in both resources and time to achieve those results;

•	its belief that the mergers will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to the Beneficial stockholders as compared to Beneficial continuing to operate as a stand-alone entity;

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•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

•	the financial analyses of Sandler O’Neill and its written opinion, dated August 7, 2018, delivered to the Beneficial board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Beneficial common stock;

•	the nature and mix of the merger consideration, which offers Beneficial stockholders the opportunity to participate as stockholders of WSFS in the future performance of the combined company;

•	the understanding of the Beneficial board of directors that the merger will qualify as a “reorganization” under Section 368(a) of the Code and that, as a result, the Beneficial stockholders will not recognize gain or loss with respect to their receipt of the stock consideration;

•	the benefits to Beneficial and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the technology investment announced by WSFS concurrently with the announcement of the mergers;

•	the expected social and economic impact of the mergers on the constituencies served by Beneficial, including its borrowers, customers, depositors, employees and communities;

•	the effects of the mergers on Beneficial employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Beneficial employees;

•	the likelihood of realizing the strategic benefits of the proposed combination that the Beneficial board of directors believes will result from the continuity provided to Beneficial stockholders by the corporate governance aspects of the proposed combination, including the appointment of three current members of the Beneficial board of directors, including Mr. Cuddy, upon the closing, as directors of WSFS;

•	the understanding of the Beneficial board of directors of the current and prospective environment in which Beneficial and WSFS operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•	the belief that the mergers are likely to provide substantial value to Beneficial stockholders;

•	the ability of WSFS to complete the mergers from a financial and regulatory perspective;

•	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

•	the low probability of Beneficial completing a desirable acquisition in the near term; and

•	the review of the Beneficial board of directors with Kilpatrick Townsend, its outside legal counsel, of the material terms of the merger agreement, including (i) the board’s ability, under certain
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circumstances, to consider an unsolicited acquisition proposal and (ii) the board’s ability to terminate the merger agreement if the average closing price of WSFS common stock both declined by more than 20% during a measurement period prior to the closing and underperformed the Nasdaq Bank Index by more than 20%, as well as the nature of the covenants, representations and warranties and other termination provisions in the merger agreement.

The Beneficial board of directors also considered a number of potential risks and uncertainties associated with the mergers in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the consideration to be paid to Beneficial stockholders could be adversely affected by a decrease in the trading price of WSFS common stock during the pendency of the mergers;

•	the potential risk of diverting management attention and resources from the operation of Beneficial’s business and towards the completion of the mergers;

•	the fact that the merger agreement restricts the conduct of Beneficial’s business prior to the completion of the mergers which, subject to specific exceptions, could delay or prevent Beneficial from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Beneficial absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Beneficial’s business, operations and workforce with those of WSFS;

•	the fact that the interests of certain of Beneficial’s directors and executive officers may be different from, or in addition to, the interests of Beneficial’s other stockholders;

•	that, while Beneficial expects that the mergers will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or Beneficial or WSFS stockholder approval might not be obtained and, as a result, the mergers may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending mergers;

•	certain anticipated merger-related costs;

•	the fact that: (i) Beneficial would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Beneficial would be obligated to pay to WSFS a termination fee of $52,500,000 if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Beneficial from pursuing such a transaction; and

•	the possibility of litigation challenging the mergers, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the Beneficial board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Beneficial board of directors. In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the Beneficial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Beneficial board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and support, its determination to approve the merger agreement.

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It should be noted that this explanation of the Beneficial board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Beneficial board of directors approved the merger agreement and the transactions contemplated thereby, including the mergers, and recommends that the Beneficial stockholders vote “FOR” the Beneficial merger proposal, “FOR” the Beneficial advisory proposal on specified compensation and “FOR” the Beneficial adjournment proposal.

Each of the members of the Beneficial board of directors and certain executive officers of Beneficial, in their capacities as Beneficial stockholders, have entered into voting agreements with WSFS and Beneficial pursuant to which they have agreed to vote “FOR” the Beneficial merger proposal and “FOR” any other matters required to be approved by the Beneficial stockholders in furtherance of the Beneficial merger proposal. For more information regarding the voting agreements, please see the section entitled “The Merger Agreement—Voting Agreements.”

Opinion of Beneficial’s Financial Advisor

Beneficial retained Sandler O’Neill to act as financial advisor to the Beneficial board of directors in connection with Beneficial’s consideration of a possible business combination. Beneficial selected Sandler O’Neill as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Beneficial in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 7, 2018 meeting at which the Beneficial board of directors considered the merger agreement and the merger, Sandler O’Neill delivered to the Beneficial board of directors its oral opinion, which was subsequently confirmed in writing on August 7, 2018, to the effect that, as of such date, the merger consideration was fair to the holders of Beneficial common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Beneficial common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Beneficial board of directors (in its capacity as such) in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of Beneficial as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Beneficial common stock and did not address the underlying business decision of Beneficial to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Beneficial or the effect of any other transaction in which Beneficial might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of compensation to be received in the merger by any officer, director, or employee of Beneficial or WSFS, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Sandler O’Neill expressed no opinion as to any matters related to the Beneficial KSOP. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

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In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	A draft of the merger agreement, dated August 2, 2018;
•	Certain publicly available financial statements and other historical financial information of Beneficial that Sandler O’Neill deemed relevant;
•	Certain publicly available financial statements and other historical financial information of WSFS that Sandler O’Neill deemed relevant;
•	Publicly available median analyst earnings per share estimates for Beneficial for the years ending December 31, 2018 and December 31, 2019 and dividend and long-term annual earnings per share growth rate assumptions for Beneficial, as provided by the senior management of Beneficial;
•	Publicly available median analyst earnings per share and annual balance sheet growth rates estimates for WSFS for the years ending December 31, 2018 and December 31, 2019 and long-term annual earnings per share growth rate and long-term annual asset growth rate assumptions for WSFS, as provided by the senior management of WSFS;
•	The pro forma financial impact of the merger on WSFS based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of WSFS, as well as a long-term annual earnings growth rate for Beneficial, as provided by the senior management of WSFS;
•	The publicly reported historical price and trading activity for Beneficial common stock and WSFS common stock, including a comparison of certain stock market information for Beneficial common stock and WSFS common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which were publicly traded;
•	A comparison of certain financial information for Beneficial and WSFS with similar institutions for which information was publicly available;
•	The financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;
•	The current market environment generally and the banking environment in particular; and
•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Beneficial the business, financial condition, results of operations and prospects of Beneficial and held similar discussions with certain members of the senior management of WSFS and its representatives regarding the business, financial condition, results of operations and prospects of WSFS.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Beneficial or WSFS, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective senior managements of Beneficial and WSFS that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake,

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and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Beneficial or WSFS or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Beneficial or WSFS. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Beneficial or WSFS, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Beneficial or WSFS. Sandler O’Neill assumed, with Beneficial’s consent, that the respective allowances for loan losses for both Beneficial and WSFS are adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates for Beneficial for the years ending December 31, 2018 and December 31, 2019 and dividend and long-term annual earnings per share growth rate assumptions for Beneficial, as provided by the senior management of Beneficial, as well as publicly available median analyst earnings per share and annual balance sheet growth rate estimates for WSFS for the years ending December 31, 2018 and December 31, 2019 and long-term annual earnings per share growth rate and long-term annual asset growth rate assumptions for WSFS, as provided by the senior management of WSFS. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of WSFS, as well as a long-term annual earnings growth rate for Beneficial, as provided by the senior management of WSFS. With respect to the foregoing information, the respective senior managements of Beneficial and WSFS confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Beneficial and WSFS, respectively, and the other matters covered thereby. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Beneficial or WSFS since the date of the most recent financial statements made available to Sandler O’Neill. Sander O’Neill assumed in all respects material to its analyses that Beneficial and WSFS would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Beneficial’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Beneficial, WSFS or the benefits contemplated by the merger or any related transactions, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Beneficial’s consent, Sandler O’Neill relied upon the advice that Beneficial received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Beneficial common stock or WSFS

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common stock at any time or what the value of WSFS common stock would be once it is actually received by holders of Beneficial common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Beneficial board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Beneficial or WSFS and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Beneficial and WSFS and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration to the holders of Beneficial common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Beneficial, WSFS, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Beneficial board of directors at its August 7, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Beneficial common stock or WSFS common stock or the prices at which Beneficial or WSFS common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Beneficial board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Beneficial board of directors with respect to the fairness of the merger.

Summary of Implied Transaction Value and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Sandler O’Neill calculated a per share implied transaction price of $19.95, or an aggregate implied transaction value of approximately $1.510 billion, consisting of the sum of (i) the implied value of the per share stock consideration of 0.3013 of a share of WSFS common stock based on the 10-day average closing price of WSFS common stock for the period ended August 6, 2018 and (ii) the per share cash consideration of $2.93.

Using financial information for Beneficial as of or for the period ended June 30, 2018, publicly available median analyst 2018 and 2019 earnings per share estimates for Beneficial and the closing prices of Beneficial common stock on August 6, 2018, Sandler O’Neill calculated the following implied transaction metrics based on the per share implied transaction price of $19.95, and the aggregate implied transaction value of approximately $1.510 billion:

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Implied Transaction Price Per Share / Last-Twelve-Months, or LTM, Earnings per Share, or EPS, as of June 30, 2018	53.9	x
Implied Transaction Price Per Share / Year-to-Date, or YTD, Annualized EPS for the Period Ended June 30, 2018	32.7	x
Implied Transaction Price Per Share / Median Analyst 2018E EPS	34.7	x
Implied Transaction Price Per Share / Median Analyst 2019E EPS	33.8	x
Implied Transaction Price Per Share / June 30, 2018 Book Value per Share	146%
Implied Transaction Price Per Share / June 30, 2018 Tangible Book Value per Share	176%
Implied Transaction Price Per Share / June 30, 2018 Adjusted Tangible Book Value per Share¹	228%
Tangible Book Premium / Core Deposits², or Core Deposit Premium	16.7%
Market Premium as of August 6, 2018	21.6%

[1]	Multiple based on adjustment to both implied transaction price per share and tangible book value per share to remove impact of capital in excess of a “normalized” tangible common equity based on a tangible common equity to tangible assets ratio of 9.00%.
[2]	Core Deposits defined as total deposits less CDs greater than $100,000.

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of Beneficial common stock and WSFS common stock for the one-year and three-year periods ended August 6, 2018. Sandler O’Neill then compared the relationship between the movements in the price of Beneficial common stock and WSFS common stock, respectively, to movements in their respective peer groups (as described below under the section entitled “—Beneficial and WSFS Peer Group Analyses”) as well as certain stock indices.

Beneficial One-Year Stock Performance

	Beginning Value August 6, 2017	Ending Value August 6, 2018
Beneficial	100%	107.9%
SNL U.S. Bank & Thrift Index	100%	114.2%
S&P 500 Index	100%	115.1%
Beneficial Peer Group	100%	107.7%

Beneficial Three-Year Stock Performance

	Beginning Value August 6, 2015	Ending Value August 6, 2018
Beneficial	100%	126.1%
SNL U.S. Bank & Thrift Index	100%	139.0%
S&P 500 Index	100%	136.8%
Beneficial Peer Group	100%	145.2%

WSFS One-Year Stock Performance

	Beginning Value August 6, 2017	Ending Value August 6, 2018
WSFS	100%	123.1%
S&P 500 Index	100%	115.1%
NASDAQ Bank Index	100%	112.4%
WSFS Peer Group	100%	107.0%
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WSFS Three-Year Stock Performance

	Beginning Value August 6, 2015	Ending Value August 6, 2018
WSFS	100%	195.6%
S&P 500 Index	100%	136.8%
NASDAQ Bank Index	100%	145.1%
WSFS Peer Group	100%	146.0%

Beneficial and WSFS Peer Group Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Beneficial with a group of financial institutions selected by Sandler O’Neill, or the Beneficial Peer Group. The Beneficial Peer Group included 15 publicly traded banks and thrifts headquartered in Pennsylvania and New Jersey with total assets between $2.5 billion and $8.0 billion. The Beneficial Peer Group consisted of the following companies:

BCB Bancorp, Inc.	OceanFirst Financial Corporation
Bryn Mawr Bank Corporation	Oritani Financial Corporation
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial Corporation
CNB Financial Corporation	Republic First Bancorp, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
Kearny Financial Corp.	TriState Capital Holdings, Inc.
Lakeland Bancorp, Inc.	Univest Corporation of Pennsylvania
Northfield Bancorp, Inc.

Unless otherwise indicated, the analysis compared publicly available financial information for Beneficial as of or for the period ended June 30, 2018 with corresponding data for the Beneficial Peer Group as of or for the period ended June 30, 2018 (or, to the extent that June 30, 2018 data was not publicly available in the case of BCB Bancorp, Inc., Kearny Financial Corp., Northfield Bancorp, Inc. and Oritani Financial Corporation, March 31, 2018) with pricing data as of August 6, 2018. The table below sets forth the data for Beneficial and the high, low, mean, and median data for the Beneficial Peer Group (excluding the impact of the year-to-date annualized earnings per share multiple of Republic First Bancorp, Inc. which was considered to be not meaningful). Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in Beneficial’s historical financial statements, or the data prepared by WSFS’s financial advisor presented under the section “The Merger—Opinion of WSFS’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

Beneficial Peer Group Analysis

	Beneficial	Beneficial Peer Group High	Beneficial Peer Group Low	Beneficial Peer Group Mean	Beneficial Peer Group Median
Total Assets ($ millions)	5,770	7,737	2,517	4,997	4,749
Loans / Deposits	96.7%	122.5%	61.7%	101.9%	104.4%
Non-Performing Assets1 / Total Assets	0.36%[2]	1.30%	0.19%	0.66%	0.65%
Tangible Common Equity / Tangible Assets	15.19%	18.29%	6.71%	9.80%	9.04%
Leverage Ratio	15.65%	18.22%	7.68%	10.52%	9.71%
Total Risk Based Capital Ratio	22.77%	26.97%	12.59%	15.16%	13.87%
Commercial Real Estate Loans / Total Risk Based Capital Ratio[3]	180.2%	568.4%	170.6%	334.8%	301.1%
YTD Return on Average Assets, or ROAA	0.75%	1.49%	0.34%	0.94%	1.03%

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	Beneficial		Beneficial Peer Group High		Beneficial Peer Group Low		Beneficial Peer Group Mean		Beneficial Peer Group Median
YTD Return on Average Equity, or ROAE	4.25%		12.62%		1.81%		8.33%		7.66%
YTD Net Interest Margin	3.28%		3.84%		2.34%		3.25%		3.39%
YTD Efficiency Ratio	69.7%		85.2%		33.6%		58.2%		59.0%
Stock Price / Tangible Book Value	144%		292%		130%		195%		197%
Stock Price / YTD Annualized EPS	27.3	x	31.9	x	8.4	x	18.2	x	16.9	x
Stock Price / Median Analyst 2018E EPS	28.8	x	37.8	x	13.5	x	17.4	x	14.5	x
Stock Price / Median Analyst 2019E EPS	27.8	x	21.5	x	10.0	x	14.4	x	13.5	x
Current Dividend Yield	1.5%		6.3%		0.0%		2.1%		2.1%
Market Capitalization ($ millions)	1,181		1,688		232		905		810

1 Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned. Excludes accruing government guaranteed student loans.

2 Bank level financial data as of June 30, 2018.

3 Regulatory holding company data as of March 31, 2018.

Sandler O’Neill used publicly available information to perform a similar analysis for WSFS by comparing selected financial information for WSFS with a group of financial institutions selected by Sandler O’Neill, or the WSFS Peer Group. The WSFS Peer Group included 17 publicly traded banks and thrifts headquartered in the Mid-Atlantic United States with total assets between $4.0 billion and $15.0 billion and YTD return on average assets greater than 1.0%. The WSFS Peer Group consisted of the following companies:

Bryn Mawr Bank Corporation	Northwest Bancshares, Inc.
Community Bank System, Inc.	Oritani Financial Corporation
Eagle Bancorp, Inc.	Peapack-Gladstone Financial Corporation
First Commonwealth Financial Corporation	Sandy Spring Bancorp, Inc.
First of Long Island Corporation	S&T Bancorp, Inc.
Financial Institutions, Inc.	Tompkins Financial Corporation
Lakeland Bancorp, Inc.	TriState Capital Holdings, Inc.
NBT Bancorp, Inc.	TrustCo Bank Corp NY
Northfield Bancorp, Inc.

Unless otherwise indicated, the analysis compared publicly available financial information for WSFS as of or for the period ended June 30, 2018 with corresponding data for the WSFS Peer Group as of or for the period ended June 30, 2018, with pricing data as of August 6, 2018. The table below sets forth the data for WSFS and the high, low, mean, and median data for the WSFS Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in WSFS’s historical financial statements, or the data prepared by WSFS’s financial advisor presented under the section “The Merger—Opinion of WSFS’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

WSFS Peer Group Analysis

	WSFS	WSFS Peer Group High	WSFS Peer Group Low	WSFS Peer Group Mean	WSFS Peer Group Median
Total Assets ($ millions)	7,113	10,633	4,167	6,376	5,534
Loans / Deposits	90.3%	122.5%	73.3%	99.2%	100.6%
Non-Performing Assets1 / Total Assets	0.78%	0.89%	0.07%	0.43%	0.40%
Tangible Common Equity / Tangible Assets	8.40%	14.71%	6.71%	9.29%	8.71%

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	WSFS		WSFS Peer Group High		WSFS Peer Group Low		WSFS Peer Group Mean		WSFS Peer Group Median
Leverage Ratio	9.64%[2]		15.25%		7.68%		10.15%		9.63%
Total Risk Based Capital Ratio	11.89%[2]		19.57%		12.19%		14.88%		14.80%
Commercial Real Estate / Total Risk Based Capital Ratio[3]	228.1%		568.4%		22.0%		277.0%		296.0%
YTD Return on Average Assets	1.91%		1.90%		1.02%		1.24%		1.17%
YTD Return on Average Equity	17.82%		14.83%		6.54%		10.95%		11.22%
YTD Net Interest Margin	4.06%		4.12%		2.34%		3.32%		3.39%
YTD Efficiency Ratio	60.3%		62.6%		33.6%		54.3%		56.4%
Stock Price / Tangible Book Value	302%		364%		132%		215%		202%
Stock Price / YTD Annualized Earnings Per Share	13.5	x	19.4	x	8.4	x	15.1	x	15.2	x
Stock Price / Median Consensus Analyst 2018E Earnings Per Share	15.9	x	19.8	x	12.0	x	15.1	x	14.6	x
Stock Price / Median Consensus Analyst 2019E Earnings Per Share	14.4	x	19.7	x	11.1	x	14.3	x	14.2	x
Current Dividend Yield	0.8%		6.3%		0.0%		2.4%		2.4%
Market Capitalization ($ millions)	1,758		3,236		499		1,257		979

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
[2]	Financial data as of or for the period ended March 31, 2018.
[3]	Regulatory holding company data as of March 31, 2018.

Analysis of Precedent Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions consisting of 12 bank and thrift transactions announced between January 1, 2015 and August 6, 2018 with the target company headquartered in either the Mid-Atlantic or the Northeast United States and having assets greater than $1.5 billion, or the Regional Precedent Transactions. Sandler O’Neill also reviewed a group of selected merger and acquisition transactions consisting of 10 U.S. bank and thrift transactions announced between November 8, 2016 and August 6, 2018 with the target company having assets greater than $2.0 billion and a tangible common equity to tangible assets ratio greater than 9.50% at announcement, or the National Precedent Transactions. Transactions with private equity buyers were excluded from the Regional Precedent Transactions and the National Precedent Transactions.

The Regional Precedent Transactions were composed of the following transactions:

Acquirer	Target
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.
Kearny Financial Corp.	Clifton Bancorp, Inc.
OceanFirst Financial Corporation	Sun Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corporation
Sterling Bancorp	Astoria Financial Corporation
Community Bank System, Inc.	Merchants Bancshares, Inc.
People’s United Financial, Inc.	Suffolk Bancorp
Bar Harbor Bankshares	Lake Sunapee Bank Group
OceanFirst Financial Corporation	Cape Bancorp, Inc.
KeyCorp	First Niagara Financial Group
BB&T Corporation	National Penn Bancshares, Inc.
F.N.B. Corporation	Metro Bancorp, Inc.
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Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated forward earnings per share (in the case of the 10 transactions in which publicly available median analyst estimates for the target company were then publicly available), transaction price to tangible book value per share, core deposit premium, and 1-day market premium (in the case of the 11 transactions in which the target company was publicly traded). Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Regional Precedent Transactions (excluding the impact of the last-twelve-months earnings per share multiple for Kearny Financial Corp.’s acquisition of Clifton Bancorp, Inc., which multiple was considered to be not meaningful).

	WSFS / Beneficial		Precedent Transactions High		Precedent Transactions Low		Precedent Transactions Mean		Precedent Transactions Median
Transaction price/LTM earnings per share	53.9x / 32.7	x1	35.4	x	7.8	x	20.1	x	19.3	x
Transaction price/Estimated forward EPS	34.7	x	63.2	x	16.8	x	30.0	x	19.6	x
Transaction price/Tangible book value per share	176% / 228%[2]		219%		138%		170%		169%
Core deposit premium	16.7%		19.0%		3.0%		10.2%		10.4%
1-Day market premium	21.6%		48.4%		1.3%		23.4%		21.0%

1 Second multiple based on YTD annualized earnings per share for the period ended June 30, 2018.

2 Second metric based on adjustment to both implied transaction price per share and tangible book value per share to remove impact of capital in excess of a “normalized” tangible common equity based on a tangible common equity to tangible assets ratio of 9.00%.

The National Precedent Transactions were composed of the following transactions:

Acquirer	Target
Synovus Financial Corporation	FCB Financial Holdings, Inc.
Cadence Bancorporation	State Bank Financial Corporation
Banco de Crédito e Inversiones	Total Bank
Associated Banc-Corp	Bank Mutual Corporation
OceanFirst Financial Corporation	Sun Bancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
First Horizon National Corporation	Capital Bank Financial Corporation
Home BancShares, Inc.	Stonegate Bank
Sterling Bancorp	Astoria Financial Corporation
Simmons First National Corporation	Southwest Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated forward earnings per share (in the case of the nine transactions in which publicly available median analyst estimates for the target company were then publicly available), transaction price to tangible book value per share, core deposit premium, and 1-day market premium (in the case of the nine transactions in which the target company was publicly traded). Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the National Precedent Transactions.

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	WSFS / Beneficial		National Precedent Transactions High		National Precedent Transactions Low		National Precedent Transactions Mean		National Precedent Transactions Median
Transaction price/LTM earnings per share	53.9x/32.7	x1	36.2	x	7.8	x	24.0	x	24.5	x
Transaction price/Estimated forward EPS	34.7	x	63.2	x	15.7	x	29.4	x	27.3	x
Transaction price/Tangible book value per share	176%		248%		156%		194%		186%
Core deposit premium	16.7%		24.0%		9.9%		16.0%		14.7%
1-Day market premium	21.6%		48.4%		(2.9%)		11.7%		6.3%

1 Second multiple based on YTD annualized earnings per share for the period ended June 30, 2018.

Beneficial and WSFS Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Beneficial common stock, assuming Beneficial performed in accordance with publicly available median analyst earnings per share estimates for the years ending December 31, 2018 and December 31, 2019 and dividend and long-term annual earnings per share growth rate assumptions for Beneficial for the years ending December 31, 2020 through December 31, 2022, as provided by the senior management of Beneficial. To approximate the terminal value of a share of Beneficial common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 14.0x to 19.0x and multiples of December 31, 2022 tangible book value per share ranging from 130% to 193%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Beneficial common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Beneficial common stock of $6.17 to $9.83 when applying multiples of 2022 earnings per share and $10.92 to $19.26 when applying multiples of December 31, 2022 tangible book value per share.

Beneficial Net Present Value Analysis

2022 Earnings Per Share Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
8.0%	$7.48	$7.95	$8.42	$8.89	$9.36	$9.83
9.0%	7.19	7.64	8.10	8.55	9.00	9.45
10.0%	6.92	7.35	7.78	8.22	8.65	9.08
11.0%	6.66	7.07	7.49	7.90	8.32	8.73
12.0%	6.41	6.81	7.21	7.61	8.00	8.40
13.0%	6.17	6.56	6.94	7.32	7.70	8.09

December 31, 2022 Tangible Book Per Share Multiples

Discount Rate	130%	143%	155%	168%	180%	193%
8.0%	$13.30	$14.49	$15.69	$16.88	$18.07	$19.26
9.0%	12.78	13.92	15.06	16.21	17.35	18.50
10.0%	12.28	13.37	14.47	15.57	16.67	17.77
11.0%	11.80	12.86	13.91	14.96	16.02	17.07
12.0%	11.35	12.36	13.37	14.39	15.40	16.41
13.0%	10.92	11.89	12.86	13.84	14.81	15.78
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Sandler O’Neill also considered and discussed with the Beneficial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Beneficial’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Beneficial common stock, applying the price to 2022 earnings per share multiples range of 14.0x to 19.0x referred to above and a discount rate of 10.84%.

Illustrative Earnings Variance Impact on Beneficial Net Present Value Analysis

2022 Earnings Per Share Multiples

Annual Estimate Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(15.0%)	$5.82	$6.18	$6.53	$6.89	$7.24	$7.60
(10.0%)	6.12	6.49	6.87	7.24	7.62	7.99
(5.0%)	6.41	6.80	7.20	7.60	7.99	8.39
0.0%	6.70	7.12	7.54	7.95	8.37	8.79
5.0%	6.99	7.43	7.87	8.31	8.75	9.18
10.0%	7.28	7.74	8.20	8.66	9.12	9.58
15.0%	7.58	8.06	8.54	9.02	9.50	9.98

Sandler O’Neill then performed an analysis that estimated the net present value per share of WSFS common stock, assuming WSFS performed in accordance with publicly available median analyst earnings per share and annual balance sheet growth rate estimates for WSFS for the years ending December 31, 2018 and December 31, 2019 and long-term annual earnings per share growth rate and long-term annual asset growth rate assumptions for WSFS for the years ending December 31, 2020 through December 31, 2022, as provided by the senior management of WSFS. Sandler O’Neill assumed that WSFS would maintain a tangible common equity to tangible assets ratio of 8.4% and would retain sufficient earnings to maintain that level. To approximate the terminal value of a share of WSFS common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 13.0x to 18.0x and multiples of December 31, 2022 tangible book value per share ranging from 200% to 300%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of WSFS common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of WSFS common stock of $46.74 to $73.48 when applying multiples of 2022 earnings per share and $37.00 to $60.59 when applying multiples of December 31, 2022 tangible book value share.

WSFS Net Present Value Analysis

2022 Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$56.34	$59.76	$63.19	$66.62	$70.05	$73.48
9.0%	54.23	57.52	60.81	64.10	67.39	70.68
10.0%	52.22	55.38	58.53	61.69	64.85	68.01
11.0%	50.31	53.34	56.37	59.40	62.43	65.46
12.0%	48.48	51.39	54.31	57.22	60.13	63.04
13.0%	46.74	49.54	52.34	55.14	57.93	60.73
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December 31, 2022 Tangible Book Multiples

Discount Rate	200%	220%	240%	260%	280%	300%
8.0%	$44.38	$47.62	$50.86	$54.10	$57.34	$60.59
9.0%	42.76	45.87	48.98	52.09	55.20	58.31
10.0%	41.22	44.20	47.18	50.17	53.15	56.14
11.0%	39.74	42.61	45.48	48.34	51.21	54.07
12.0%	38.34	41.09	43.85	46.60	49.35	52.10
13.0%	37.00	39.65	42.29	44.94	47.58	50.23

Sandler O’Neill also considered and discussed with the Beneficial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming WSFS’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for WSFS common stock, applying the price to 2022 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 10.84%.

Illustrative Earnings Variance Impact on WSFS Net Present Value Analysis

2022 Earnings Per Share Multiples

Annual Estimate Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	$42.68	$45.28	$47.87	$50.46	$53.06	$55.65
(10.0%)	45.32	48.07	50.82	53.56	56.31	59.05
(5.0%)	47.96	50.86	53.76	56.66	59.56	62.46
0.0%	50.61	53.66	56.71	59.76	62.81	65.86
5.0%	53.25	56.45	59.65	62.86	66.06	69.27
10.0%	55.89	59.24	62.60	65.96	69.31	72.67
15.0%	58.53	62.04	65.55	69.06	72.56	76.07

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes on December 31, 2018. Sandler O’Neill utilized the following information and assumptions: (a) publicly available median analyst earnings per share estimates for WSFS for the years ending December 31, 2018 through December 31, 2019 and long-term annual earnings per share growth rate assumptions for WSFS for the years thereafter as provided by WSFS senior management; (b) publicly available median analyst earnings per share estimates for Beneficial for the years ending December 31, 2018 and December 31, 2019; and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other adjustments, as well as a long-term annual earnings growth rate for Beneficial, as provided by WSFS senior management. The analysis indicated that the merger could be approximately neutral to WSFS’s estimated earnings per share (excluding one-time transaction costs and expenses) in the year ending December 31, 2019, accretive to WSFS’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2022, dilutive to WSFS’s estimated tangible book value per share at close and at December 31, 2019, December 31, 2020, and December 31, 2021 and accretive to WSFS’s estimated tangible book value per share at December 31, 2022.

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In connection with this analysis, Sandler O’Neill considered and discussed with the Beneficial board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as Beneficial’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 0.80% of the aggregate purchase price, which fee is contingent upon the closing of the merger. As of October 29, 2018, the amount of Sandler O’Neill’s fee was estimated to be approximately $9.7 million. Sandler O’Neill also received a $750,000 fee from Beneficial for rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon closing of the merger. Beneficial has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

Sandler O’Neill did not provide any other investment banking services to Beneficial or WSFS in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Beneficial, WSFS and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Beneficial, WSFS and their respective affiliates for its own account and for the accounts of Sandler O’Neill customers.

WSFS’s Reasons for the Mergers and Recommendations of the WSFS Board of Directors

After careful consideration, at a meeting held on August 6, 2018, the WSFS board of directors unanimously determined that the merger agreement, including the mergers and the other transactions contemplated thereby, is in the best interests of WSFS and its stockholders and approved the merger agreement and the transactions contemplated thereby.

In reaching its decision to approve the merger agreement, the mergers, the WSFS share issuance and the other transactions contemplated by the merger agreement, the WSFS board of directors consulted with WSFS’s management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following material factors, which are not presented in order of priority:

•	the fact that the mergers are expected to establish the combined company’s position a premier locally-headquartered community bank for the Delaware Valley;
•	each of WSFS’s, Beneficial’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;
•	the fact that Beneficial’s business and operations complement those of WSFS and that the mergers would result in a combined company with a diversified revenue stream from diversified geographic markets, a well-balanced portfolio and an attractive funding base;
•	the potential to broaden the scale of WSFS’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;
•	its existing knowledge of Beneficial’s business and its review and discussions with WSFS’s management concerning the additional due diligence examination of Beneficial conducted in connection with the mergers;
•	the complementary nature of the cultures of the two companies, which WSFS’s management believes should facilitate integration and implementation of the mergers;
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•	Beneficial’s market position within the Philadelphia banking market;

•	the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, deal protection and termination fee provisions, which it reviewed with WSFS’s management and outside financial and legal advisors;
•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;
•	an enhanced management team and board of directors with continued participation from both WSFS and Beneficial, which enhances the likelihood that the expected benefits of the mergers will be realized;
•	its belief that the mergers will permit the combined company to make a transformational investment in technology and improve offerings to existing clients of both Beneficial and WSFS and expand its products and lending capacity;
•	WSFS’s successful operating and acquisition track record, specifically WSFS’s history of efficiently closing and integrating acquisitions;
•	its belief that the mergers are likely to provide substantial value to WSFS stockholders;
•	the opinion of Boenning & Scattergood, rendered on August 7, 2018, addressed to the WSFS board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to WSFS of the merger consideration to be paid pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under “—Opinion WSFS’s Financial Advisor”;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Beneficial’s business, operations and workforce with those of WSFS;
•	the potential risk of diverting management attention and resources from the operation of WSFS’s business and towards the completion of the mergers;
•	certain anticipated merger-related costs;
•	the merger agreement restricts the conduct of WSFS’s and Beneficial’s business between the date of the merger agreement and the date of the consummation of the mergers;
•	the regulatory and other approvals required in connection with the mergers and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions, including a burdensome condition;
•	the potential risk of losing other acquisition opportunities while WSFS remains focused on completing the mergers; and
•	the nature and amount of payments and other benefits to be received by each of WSFS and Beneficial management in connection with the mergers.

The foregoing discussion of the factors considered by the WSFS board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the WSFS board of directors. In reaching its decision to approve the merger agreement, the mergers, the WSFS share issuance and the other transactions contemplated by the merger agreement, the WSFS board of directors did not quantify or assign any relative

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weights to the factors considered, and individual directors may have given different weights to different factors. The WSFS board of directors considered all these factors as a whole, including discussions with, and questioning of, WSFS’s management and WSFS’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination to approve the merger agreement.

It should be noted that this explanation of the WSFS board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the WSFS board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers and the WSFS share issuance, and recommends that the WSFS stockholders vote “FOR” the WSFS merger and share issuance proposal, “FOR” the WSFS advisory proposal on specified compensation and “FOR” the WSFS adjournment proposal.

Each of the members of the WSFS board of directors and certain executive officers of WSFS, in their capacities as WSFS stockholders, have entered into voting agreements with WSFS and Beneficial pursuant to which they have agreed to vote “FOR” the WSFS merger and share issuance proposal and “FOR” any other matters required to be approved by the WSFS stockholders in furtherance of the WSFS merger and share issuance proposal. For more information regarding the voting agreements, please see the section entitled “The Merger Agreement—Voting Agreements.”

Opinion of WSFS’s Financial Advisor

WSFS engaged Boenning & Scattergood to render financial advisory and investment banking services to WSFS, including an opinion to the WSFS board of directors as to the fairness, from a financial point of view, to WSFS of the merger consideration to be paid pursuant to the merger agreement. WSFS selected Boenning & Scattergood because Boenning & Scattergood is a nationally recognized investment banking firm with substantial experience in transactions similar to the mergers. As part of its investment banking business, Boenning & Scattergood is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Boenning & Scattergood attended the meeting of the WSFS board of directors held on August 6, 2018 at which the WSFS board of directors evaluated the proposed mergers. At this meeting, Boenning & Scattergood reviewed the financial aspects of the proposed mergers and rendered an oral opinion, which was subsequently confirmed in writing on August 7, 2018, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning & Scattergood as set forth in such opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to WSFS. The WSFS board of directors unanimously approved the merger agreement at this meeting.

The following description of the Boenning & Scattergood fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning & Scattergood in preparing the opinion.

Boenning & Scattergood’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the WSFS board of directors (in its capacity as such) in connection with its consideration of the financial terms of the mergers. The opinion addressed only the fairness to WSFS, from a financial point of view, of the merger consideration to be paid pursuant to the merger agreement. It did not address the underlying business decision of WSFS to engage in the mergers or enter into the merger agreement or constitute a recommendation to the WSFS board of directors in connection

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with the mergers, and it does not constitute a recommendation to any holder of WSFS common stock or any stockholder of any other entity as to how to vote in connection with the mergers or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the mergers or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

Boenning & Scattergood’s opinion was reviewed and approved by Boenning & Scattergood’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Boenning & Scattergood reviewed, analyzed and relied upon material bearing upon the financial and operating condition of WSFS and Beneficial and bearing upon the mergers, including, among other things:

•	an execution version of the merger agreement, dated as of August 7, 2018;
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017 of WSFS;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, and June 30, 2018 for WSFS;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017 of Beneficial;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Beneficial;
•	certain publicly available regulatory filings of WSFS and Beneficial and their respective subsidiaries, including (as applicable) the quarterly reports on Form FRY-9C and quarterly call reports filed by WSFS Bank and Beneficial Bank with respect to each quarter during the three year period ended December 31, 2017 and the quarter ended March 31, 2018;

•	other interim reports and other communications of WSFS and Beneficial to their respective stockholders; and

•	other financial information concerning the respective businesses and operations of WSFS and Beneficial furnished to Boenning & Scattergood by WSFS and Beneficial or which Boenning & Scattergood was otherwise directed to use for purposes of its analysis.

Boenning & Scattergood’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of WSFS and Beneficial;

•	the assets and liabilities of WSFS and Beneficial;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of relevant financial and stock market information of WSFS and Beneficial with similar information for certain other companies, the securities of which were publicly traded;
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•	publicly-available First Call consensus “street estimates” of Beneficial for the years ending December 31, 2018 and 2019 published by S&P Global Market Intelligence, as well as assumed Beneficial long term growth rates for the years thereafter as provided to Boenning & Scattergood by WSFS management, all of which was discussed with Boenning & Scattergood by WSFS management and used and relied upon by Boenning & Scattergood at the direction of such management and with the consent of the WSFS board of directors;

•	publicly available First Call consensus “street estimates” of WSFS for the years ending December 31, 2018 and 2019 published by S&P Global Market Intelligence, as well as assumed WSFS long term growth rates provided to Boenning & Scattergood by WSFS management, all of which was discussed with Boenning & Scattergood by WSFS management and used and relied upon by Boenning & Scattergood at the direction of such management and with the consent of the WSFS board of directors; and

•	estimates regarding relevant pro forma financial effects of the mergers on WSFS (including without limitation the cost savings and related expenses expected to result or be derived from the mergers) that were prepared by WSFS management, provided to and discussed with Boenning & Scattergood by WSFS management, and used and relied upon by Boenning & Scattergood at the direction of such management and with the consent of the WSFS board of directors.

Boenning & Scattergood also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. Boenning & Scattergood also participated in discussions that were held by managements of WSFS and Beneficial regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as Boenning & Scattergood deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, Boenning & Scattergood relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning & Scattergood relied upon the management of WSFS as to the reasonableness and achievability of the publicly available consensus “street estimates” of WSFS and Beneficial (and the assumed long-term growth rates of WSFS and Beneficial) referred to above that were provided to or otherwise discussed with Boenning & Scattergood by WSFS management, and that in each case Boenning & Scattergood was directed by such management to use. Boenning & Scattergood further relied upon WSFS management as to the reasonableness and achievability of the estimates regarding relevant pro forma financial effects of the mergers on WSFS (including, without limitation, the cost savings and related expenses expected to result or be derived from the mergers) referred to above. Boenning & Scattergood assumed, at the direction of WSFS, that all of the foregoing information was reasonably prepared on bases reflecting, or in the case of the WSFS and Beneficial publicly available “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of WSFS management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. Accordingly, with the consent of WSFS, in rendering its opinion, Boenning & Scattergood’s reliance upon WSFS management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of WSFS and WSFS management with respect to such differences.

It is understood that the portion of the foregoing financial information of WSFS and Beneficial that was provided to Boenning & Scattergood was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of WSFS and Beneficial referred to above that Boenning & Scattergood was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all

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of such information. Boenning & Scattergood assumed, based on discussions with the respective managements of WSFS and Beneficial, and with the consent of the WSFS board of directors, that all such information provided a reasonable basis upon which Boenning & Scattergood could form its opinion, and Boenning & Scattergood expressed no view as to any such information or the assumptions or bases therefor. Boenning & Scattergood relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Boenning & Scattergood also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WSFS or Beneficial since the date of the last financial statements of each such entity that were made available to Boenning & Scattergood and that Boenning & Scattergood was directed to use. Boenning & Scattergood is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning & Scattergood assumed, without independent verification and with WSFS’ consent, that the aggregate allowances for loan and lease losses for each of WSFS and Beneficial are adequate to cover such losses. In rendering its opinion, Boenning & Scattergood did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of WSFS or Beneficial, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did Boenning & Scattergood examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of WSFS or Beneficial under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Boenning & Scattergood assumed no responsibility or liability for their accuracy.

Boenning & Scattergood assumed, in all respects material to its analyses:

•	the mergers would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which Boenning & Scattergood assumed would not differ in any respect material to its analyses from the execution version of the merger agreement that had been reviewed) with no adjustments to the financial consideration to be paid and with no other consideration or payments in respect of the Beneficial common stock;

•	that any related transactions (including the bank merger) would be completed as contemplated by the merger agreement or as otherwise described to Boenning & Scattergood by representatives of WSFS;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the mergers and any related transaction (including the bank merger) and that all conditions to the completion of the mergers and any related transaction (including the bank merger) would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the mergers and any related transactions (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of WSFS, Beneficial or the pro forma entity or the contemplated benefits of the mergers, including the cost savings and related expenses expected to result or be derived from the mergers.

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Boenning & Scattergood assumed that the mergers would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Boenning & Scattergood was further advised by representatives of WSFS that WSFS relied upon advice from its advisors (other than Boenning & Scattergood) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to WSFS, Beneficial, the mergers and any related transaction (including the bank merger), and the merger agreement. Boenning & Scattergood did not provide advice with respect to any such matters.

Boenning & Scattergood’s opinion addressed only the fairness to WSFS, from a financial point of view, as of the date of such opinion, of the merger consideration to be paid pursuant to the merger agreement. Boenning & Scattergood expressed no view or opinion as to any other terms or aspects of the mergers or any term or aspect of any related transaction (including the bank merger) including without limitation, the form or structure of the mergers or any related transaction, any consequences of the mergers to WSFS, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the mergers, any related transaction, or otherwise. Boenning & Scattergood’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning & Scattergood through such date. Developments subsequent to the date of Boenning & Scattergood’s opinion may have affected, and may affect, the conclusion reached in Boenning & Scattergood’s opinion, and Boenning & Scattergood did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning & Scattergood’s opinion did not address, and Boenning & Scattergood expressed no view or opinion with respect to:

•	the underlying business decision of WSFS to engage in the mergers or enter into the merger agreement;

•	the relative merits of the mergers as compared to any strategic alternatives that are, have been or may be available to or contemplated by WSFS or the WSFS board of directors;

•	any business, operational or other plans with respect to Beneficial or the pro forma entity that may be currently contemplated by WSFS or the WSFS board of directors or that may be made by WSFS or the WSFS board of directors subsequent to the closing of the mergers;

•	the fairness of the amount or nature of any compensation to any of WSFS’ or Beneficial’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of WSFS common stock or Beneficial common stock or relative to the financial consideration to be paid;

•	the effect of the mergers or any related transaction (including the bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of WSFS, Beneficial or any other party to any transaction contemplated by the merger agreement;

•	the actual value of WSFS common stock to be issued in connection with the merger;

•	the prices, trading range or volume at which WSFS common stock or Beneficial common stock will trade following the public announcement of the mergers or the prices, trading range or volume at which WSFS common stock will trade following the consummation of the mergers;

•	any advice or opinions provided by any other advisor to any of the parties to the mergers or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to WSFS, Beneficial, any of their respective stockholders, or relating to or arising out of or as a consequence of the mergers or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.
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In performing its analyses, Boenning & Scattergood made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning & Scattergood, WSFS and Beneficial. Any estimates contained in the analyses performed by Boenning & Scattergood are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning & Scattergood opinion was among several factors taken into consideration by the WSFS board of directors in making its determination to approve the merger agreement and the mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of the WSFS board of directors with respect to the fairness of the merger consideration to be paid pursuant to the merger agreement. The type and amount of consideration payable in the mergers were determined through negotiation between WSFS and Beneficial, and the decision to enter into the merger agreement was solely that of the WSFS board of directors.

The following is a summary of the material financial analyses presented by Boenning & Scattergood to the WSFS board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning & Scattergood to the WSFS board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning & Scattergood did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning & Scattergood believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, Boenning & Scattergood utilized an implied transaction value for the proposed mergers of $1.49 billion, or $19.95 per outstanding share of Beneficial common stock, based on the cash consideration, the exchange ratio, and the 10-day average closing price of WSFS common stock of $56.49 on August 6, 2018. In addition to the financial analyses described below, Boenning & Scattergood reviewed with the WSFS board of directors for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed mergers of $19.95 per outstanding share of Beneficial common stock:

•	145.4% of Beneficial’s book value;

•	174.7% of Beneficial’s tangible book value;

•	36.5x Beneficial’s estimated 2018 earnings per share, or EPS, taken from consensus “street estimates” for Beneficial;

•	16.0% core deposit premium defined as the premium paid to tangible book value divided by Beneficial’s core deposits; and

•	19.8% premium to Beneficial’s August 6, 2018 closing price of $16.40.

WSFS Selected Companies Analysis. Using publicly available information, Boenning & Scattergood compared the financial performance, financial condition and market performance of WSFS to 21 major exchange-traded banks and bank holding companies with total assets between $4.0 billion and $31.5 billion with a median of $7.6 billion, and excluding companies that are in the process of being acquired, which we refer to as the WSFS selected companies.

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The WSFS selected companies were as follows:

Sterling Bancorp	Union Bankshares Corporation
Customers Bancorp, Inc.	TowneBank
Community Bank System, Inc.	Provident Financial Services, Inc.
Northwest Bancshares, Inc.	NBT Bancorp Inc.
Sandy Spring Bancorp, Inc.	Eagle Bancorp, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
Tompkins Financial Corporation	Kearny Financial Corporation
Flushing Financial Corporation	Dime Community Bancshares, Inc.
Beneficial Bancorp, Inc.	Lakeland Bancorp, Inc.
ConnectOne Bancorp, Inc.	TrustCo Bank Corp NY
Oritani Financial Corp.

To perform this analysis, Boenning & Scattergood used profitability data and other financial information as of, or for the most recent available completed fiscal quarter, or MRQ, ended, June 30, 2018 or March 31, 2018, or latest 12 months, or LTM, and market price information as of August 6, 2018. Boenning & Scattergood also used 2017 and 2018 EPS estimates taken from consensus “street estimates” for WSFS and the WSFS selected companies. Certain financial data prepared by Boenning & Scattergood, as referenced in the tables presented below, may not correspond to the data presented in WSFS’ historical financial statements, or the data prepared by Beneficial’s financial advisor presented under the section “The Mergers—Opinion of Beneficial’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Boenning & Scattergood to compute the financial data presented.

Boenning & Scattergood’s analysis showed the following concerning the financial condition and performance of WSFS and the WSFS selected companies for the MRQ:

		WSFS Selected Companies
	WSFS	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	8.4	6.3	9.2	8.7	15.2
Non-Performing Assets (NPAs) / Assets (%)	0.78	0.38	0.64	0.65	1.21
MRQ Core Return on Average Assets (%) (1)	1.65	0.72	1.23	1.27	1.91
MRQ Core Return on Average Tangible Common Equity (%) (1)	20.15	5.69	14.43	14.20	23.50
MRQ Efficiency Ratio (%)	60.3	33.6	54.6	56.6	68.5

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning & Scattergood’s analysis showed the following concerning the market performance of WSFS and the WSFS selected companies:

		WSFS Selected Companies
	WSFS	Low	Average	Median	High
% of One Year High	96.1	75.7	88.5	90.1	97.2
Dividend Yield (%)	0.79	0.00	2.43	2.26	6.27
Stock Price / Tangible Book Value per Share (x)	302.2	117.1	202.0	202.6	384.8
Stock Price / LTM EPS (x)	18.4	11.2	17.9	16.7	39.5
Stock Price / 2018 EPS (x) (1)	15.7	9.7	16.5	15.0	43.6

(1)	Expressed as a multiple of analyst consensus estimates.
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None of the WSFS selected companies used as a comparison in the above analyses is identical to WSFS. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Beneficial Selected Companies & Converted Thrifts Analysis. Using publicly available information, Boenning & Scattergood compared the financial performance, financial condition and market performance of Beneficial to 24 publicly traded banks and bank holding companies, which we refer to as the Beneficial selected companies, with total assets between $750 million and $11.0 billion with a median of $6.9 billion. Additionally, Boenning & Scattergood compared the financial performance, financial condition and market performance of nine publicly traded banks and bank holding companies with total assets between $500 million and $20.0 billion with a median of $1.5 billion, that demutualized since 2013, which we refer to as the Converted Thrifts Peer Group. Companies that are in the process of being acquired were excluded from the Beneficial selected companies and the Converted Thrifts Peer Group.

The Beneficial selected companies were as follows:

Community Bank System, Inc.	Provident Financial Services, Inc.
Northwest Bancshares, Inc.	NBT Bancorp Inc.
Boston Private Financial Holdings, Inc.	Independent Bank Corp
Eagle Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Brookline Bancorp, Inc.	First Commonwealth Financial Corporation
S&T Bancorp, Inc.	WSFS Financial Corporation
Kearny Financial Corp.	Tompkins Financial Corporation
Lakeland Bancorp, Inc.	Flushing Financial Corporation
Century Bancorp, Inc.	TrustCo Bank Corp NY
Bryn Mawr Bank Corporation	Univest Corporation of Pennsylvania
Northfield Bancorp, Inc.	First of Long Island Corporation
Meridian Bank	Oritani Financial Corp.

The Converted Thrifts Peer Group were as follows:

Kearny Financial Corp.	Meridian Bancorp, Inc.
Blue Hills Bancorp, Inc.	Waterstone Financial, Inc.
PCSB Financial Corporation	First Northwest Bancorp
Prudential Bancorp, Inc.	MSB Financial Corp
PB Bancorp, Inc.

To perform this analysis, Boenning & Scattergood used profitability data and other financial information as of, or for the most recent available completed fiscal quarter ended, June 30, 2018 or March 31, 2018, and market price information as of August 6, 2018. Boenning & Scattergood also used 2018 EPS estimates taken from consensus “street estimates” for Beneficial and the Beneficial selected companies. Certain financial data prepared by Boenning & Scattergood, as referenced in the tables presented below, may not correspond to the data presented in Beneficial’s historical financial statements, or the data prepared by Beneficial’s financial advisor presented under the section “The Mergers—Opinion of Beneficial’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Boenning & Scattergood to compute the financial data presented.

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Boenning & Scattergood’s analysis showed the following concerning the financial condition and performance of Beneficial and the Beneficial selected companies, and the Converted Thrift Peer Group:

		Beneficial Selected Companies
	Beneficial	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	15.2	5.6	9.1	8.7	14.7
NPAs / Assets (%)	0.36	0.07	0.52	0.57	0.89
MRQ Core Return on Average Assets (%) (1)	0.84	0.33	1.16	1.21	1.91
MRQ Core Return on Average Tangible Common Equity (%) (1)	5.69	4.13	13.45	13.24	23.50
MRQ Efficiency Ratio (%)	66.9	31.6	56.5	56.0	83.3

		Converted Thrift Peer Group
	Beneficial	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	15.2	11.4	15.1	14.4	21.5
NPAs / Assets (%)	0.36	0.52	0.88	0.61	1.50
MRQ Core Return on Average Assets (%) (1)	0.84	0.51	0.91	0.73	2.01
MRQ Core Return on Average Tangible Common Equity (%) (1)	5.69	3.50	6.15	5.86	9.39
MRQ Efficiency Ratio (%)	66.9	51.8	64.4	62.5	78.6

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning & Scattergood’s analysis compared deal multiples to the pricing multiples for the mergers, the Beneficial selected companies and the Converted Thrift Peer Group. To account for an equity control premium, Boenning & Scattergood applied a 24.6% premium based on the median one day stock price premium for all bank and thrift merger transactions since January 1, 2017.

		Beneficial Selected Companies
	WSFS / Beneficial	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	174.7	164.6	251.7	372.7
Price to LTM Core Earnings (x)	36.3	18.2	21.9	27.9
Price to 2018 Earnings (x) (1)	36.5	16.7	19.5	23.8
Core Deposit Premium (%)	16.0	6.5	14.4	29.9
Price to Assets (%)	24.4	15.2	23.2	30.2
Price to Deposits (%)	34.1	20.7	30.3	41.4

		Converted Thrift Peer Group
	WSFS / Beneficial	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	174.7	143.6	161.1	194.5
Price to LTM Core Earnings (x) (1)	36.5	22.5	33.3	49.8
Core Deposit Premium (%)	16.0	3.3	9.9	11.7
Price to Assets (%)	24.4	19.3	22.4	28.9
Price to Deposits (%)	34.1	25.2	30.0	45.1

(1)	Expressed as a multiple of analyst consensus estimates.

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None of the Beneficial selected companies or the Converted Thrifts Peer Group companies used as a comparison in the above selected companies analysis is identical to Beneficial, WSFS or the mergers. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. Boenning & Scattergood reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.	22 selected national bank and thrift transactions, which we refer to as the National group, announced since January 1, 2016 with target assets between $3.0 billion and $15.0 billion with a median of $4.1 billion;

2.	Seven selected Mid Atlantic bank and thrift transactions, which we refer to as the Regional group, announced since January 1, 2016 with target assets between $1.0 billion and $15.0 billion with a median of $1.6 billion; and

3.	23 selected national bank and thrift transactions, which we refer to as the Performance group, announced since January 1, 2016 with target assets greater than $1.0 billion with a median of $2.3 billion and tangible common equity / tangible assets above 10%.

All three sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

National group
Acquirer Company	Company Acquired	Date Announced
Synovus Financial Corp.	FCB Financial Holdings, Inc.	7/24/2018
Veritex Holdings, Inc.	Green Bancorp, Inc.	7/24/2018
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.	6/19/2018
BOK Financial Corporation	CoBiz Financial Inc.	6/18/2018
Independent Bank Group, Inc.	Guaranty Bancorp	5/22/2018
Cadence Bancorporation	State Bank Financial Corporation	5/13/2018
CVB Financial Corp.	Community Bank	2/26/2018
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.	2/12/2018
Banco de Credito e Inversiones SA	TotalBank	12/1/2017
Valley National Bancorp	USAmeriBancorp, Inc.	7/26/2017
First Financial Bancorp.	MainSource Financial Group, Inc.	7/25/2017
Union Bankshares Corporation	Xenith Bankshares, Inc.	5/22/2017
First Horizon National Corporation	Capital Bank Financial Corp.	5/4/2017
South State Corporation	Park Sterling Corporation	4/27/2017
PacWest Bancorp	CU Bancorp	4/6/2017
Sterling Bancorp	Astoria Financial Corporation	3/7/2017
IBERIABANK Corporation	Sabadell United Bank, N.A.	2/28/2017
Pinnacle Financial Partners, Inc.	BNC Bancorp	1/22/2017
First Interstate BancSystem, Inc.	Cascade Bancorp	11/17/2016
United Bankshares, Inc.	Cardinal Financial Corporation	8/18/2016
F.N.B. Corporation	Yadkin Financial Corporation	7/21/2016
Chemical Financial Corporation	Talmer Bancorp, Inc.	1/26/2016
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Regional group
Acquirer Company	Company Acquired	Date Announced
Kearny Financial Corp.	Clifton Bancorp Inc.	11/1/2017
OceanFirst Financial Corp.	Sun Bancorp, Inc.	6/30/2017
Sterling Bancorp	Astoria Financial Corporation	3/7/2017
OceanFirst Financial Corp.	Ocean Shore Holding Co.	7/13/2016
Berkshire Hills Bancorp, Inc.	First Choice Bank	6/27/2016
People’s United Financial, Inc.	Suffolk Bancorp	6/27/2016
OceanFirst Financial Corp.	Cape Bancorp, Inc.	1/5/2016

Performance group
Acquirer Company	Company Acquired	Date Announced
Synovus Financial Corp.	FCB Financial Holdings, Inc.	7/24/2018
Cadence Bancorporation	State Bank Financial Corporation	5/13/2018
Allegiance Bancshares, Inc.	Post Oak Bancshares, Inc.	4/30/2018
CenterState Bank Corporation	Charter Financial Corporation	4/24/2018
WesBanco, Inc.	Farmers Capital Bank Corporation	4/19/2018
Ameris Bancorp	Hamilton State Bancshares, Inc.	1/26/2018
Banco de Credito e Inversiones SA	TotalBank	12/1/2017
Kearny Financial Corp.	Clifton Bancorp Inc.	11/1/2017
CenterState Bank Corporation	HCBF Holding Company, Inc.	8/14/2017
Associated Banc-Corp	Bank Mutual Corporation	7/20/2017
OceanFirst Financial Corp.	Sun Bancorp, Inc.	6/30/2017
Union Bankshares Corporation	Xenith Bankshares, Inc.	5/22/2017
First Horizon National Corporation	Capital Bank Financial Corp.	5/4/2017
Home BancShares, Inc.	Stonegate Bank	3/27/2017
Sterling Bancorp	Astoria Financial Corporation	3/7/2017
Simmons First National Corporation	Southwest Bancorp, Inc.	12/14/2016
Veritex Holdings, Inc.	Sovereign Bancshares, Inc.	12/14/2016
Independent Bank Group, Inc.	Carlile Bancshares, Inc.	11/21/2016
OceanFirst Financial Corp.	Ocean Shore Holding Co.	7/13/2016
Cathay General Bancorp	SinoPac Bancorp	7/8/2016
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.	6/28/2016
Chemical Financial Corporation	Talmer Bancorp, Inc.	1/26/2016
Old National Bancorp	Anchor BanCorp Wisconsin Inc.	1/12/2016

For each selected transaction, Boenning & Scattergood derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, forward year EPS consensus “street estimates” prior to the announcement of the respective transaction:

•	Price per common share to tangible book value per common share of the acquired company;

•	Price per common share to LTM core earnings (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles);
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•	Price per common share to forward earnings estimates (based on analyst consensus estimates);

•	Core deposit premium;

•	Price per common share to total assets per share;

•	Tangible Book Value, or TBV, multiple of the acquirer to deal TBV multiple;

•	Market premium from one day prior to announcement; and

•	Market premium from 30 days prior to announcement.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed mergers based on the implied transaction value for the proposed mergers of $1.49 billion and using preliminary historical financial information for Beneficial as of or for the 12 months ended June 30, 2018 provided by Beneficial’s management and 2018 EPS consensus “street estimates” for Beneficial.

The results of the analysis are set forth in the following tables:

National group

	WSFS / Beneficial Merger	10th Percentile	Median	90th percentile
Deal Value to Tangible Book Value (%)	174.7	159.1	238.0	286.1
Deal Value to LTM Core Earnings (%)	36.3	15.8	21.1	25.5
Deal Value to Forward Earnings Estimates (%)	36.5	15.5	18.4	27.7
Core Deposit Premium (%)	16.0	10.8	16.6	21.8
Deal Value to Assets (%)	24.4	17.4	21.8	25.6
TBV Multiple Buyer / Deal (x)	1.57	0.88	1.01	1.20
1 Day Market Premium (%)	23.0	(2.4)	5.9	29.2
30 Day Market Premium (%)	21.6	(5.8)	14.8	30.1

Regional group

	WSFS / Beneficial Merger	10th Percentile	Median	90th percentile
Deal Value to Tangible Book Value (%)	174.7	125.6	143.3	182.4
Deal Value to LTM Core Earnings (%)	36.3	13.8	20.3	53.0
Deal Value to Forward Earnings Estimates (%)	36.5	19.8	31.9	61.5
Core Deposit Premium (%)	16.0	3.8	9.9	15.2
Deal Value to Assets (%)	24.4	6.0	14.4	23.5
TBV Multiple Buyer / Deal (x)	1.57	0.93	1.02	1.53
1 Day Market Premium (%)	23.0	2.9	19.7	38.7
30 Day Market Premium (%)	21.6	4.3	12.2	30.6
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Performance group

	WSFS /
	Beneficial
	Merger	10th Percentile	Median	90th percentile
Deal Value to Tangible Book Value (%)	174.7	136.6	188.1	246.4
Deal Value to LTM Core Earnings (%)	36.3	8.2	22.2	33.9
Deal Value to Forward Earnings Estimates (%)	36.5	15.7	21.3	52.1
Core Deposit Premium (%)	16.0	5.7	14.6	19.4
Deal Value to Assets (%)	24.4	15.5	21.9	26.1
TBV Multiple Buyer/Deal (x)	1.57	0.97	1.14	1.39
1 Day Market Premium (%)	23.0	(2.6)	5.9	23.1
30 Day Market Premium (%)	21.6	(5.1)	10.0	27.8

No company or transaction used as a comparison in the above selected transactions analysis is identical to Beneficial, WSFS or the proposed mergers. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. Boenning & Scattergood analyzed the relative standalone contribution of WSFS and Beneficial to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, Boenning & Scattergood used (i) balance sheet data for WSFS and Beneficial as of June 30, 2018, and (ii) estimated earnings data for WSFS and Beneficial taken from consensus “street estimates” for WSFS and Beneficial for fiscal 2018. The results of Boenning & Scattergood’s analysis are set forth in the following table, which also compares the results of Boenning & Scattergood’s analysis with the implied pro forma ownership percentages of WSFS and Beneficial stockholders in the combined company based on the exchange ratio (does not include the cash consideration):

	WSFS as a % of Total	Beneficial as a % of Total
Income Statement
2017 Core Net Income	68.4%	31.6%
YTD Core Net Income	71.0%	29.0%
2018 Estimated Net Income (a)	75.1%	24.9%
Income Statement Median	71.0%	29.0%

Balance Sheet
Assets	55.2%	44.8%
Net Loans	55.2%	44.8%
Deposits	56.3%	43.7%
Total Equity	42.9%	57.1%
Tangible Common Equity	40.6%	59.4%
NPAs (b)	27.4%	72.6%
Balance Sheet Median	49.1%	51.0%

Median	55.2%	44.8%
Ownership at .3013x exchange ratio	58.8%	41.2%

(a)	Based on analyst consensus estimates.
(b)	Reflected as inverse contribution such that $0 in NPAs equals 100% contribution.
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Pro Forma Financial Impact Analysis. Boenning & Scattergood performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of WSFS and Beneficial. Using closing balance sheet estimates as of December 31, 2018 for WSFS and Beneficial provided by WSFS management, EPS consensus “street estimates” for WSFS and Beneficial for fiscal 2018 and 2019, assumed long term earnings growth rates provided by WSFS management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the mergers) provided by WSFS management, Boenning & Scattergood analyzed the estimated financial impact of the mergers on certain projected financial results. This analysis indicated that the mergers could be accretive to WSFS’ 2019 and 2020 estimated EPS before any one-time transaction-related charges, and could also be accretive to WSFS’ estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the mergers, WSFS’ tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio at closing could be above well capitalized levels. For all of the above analysis, the actual results achieved by WSFS following the mergers may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. Boenning & Scattergood performed a discounted cash flow analysis to estimate a range for the implied equity value of Beneficial, taking into account the cost savings and related expenses expected to result from the mergers as well as certain accounting adjustments assumed with respect thereto. In this analysis, Boenning & Scattergood used estimated earnings data for Beneficial taken from consensus “street estimates” for Beneficial for 2018 and 2019, assumed long term earnings and asset growth rates provided by WSFS management, and estimated cost savings and related expenses and accounting adjustments provided by WSFS management. Boenning & Scattergood assumed discount rates ranging from 9.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Beneficial could generate over the five-year period from 2017 to 2021 and (ii) the present value of Beneficial’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments. Boenning & Scattergood assumed that Beneficial would maintain a tangible common equity to tangible assets ratio of 8.00% and Beneficial would retain sufficient earnings to maintain that level. In calculating the terminal value of Beneficial, Boenning & Scattergood applied a range of 13.0x to 19.0x estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Beneficial common stock, taking into account the cost savings and related expenses expected to result from the mergers as well as certain accounting adjustments assumed with respect thereto, of $19.67 per share to $28.92 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Beneficial or the pro forma combined company.

Miscellaneous. Boenning & Scattergood acted as financial advisor to WSFS in connection with the proposed mergers and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning & Scattergood is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning & Scattergood has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships between each of WSFS and Beneficial and certain Boenning & Scattergood affiliates, Boenning & Scattergood and its affiliates may from time to time purchase securities from, and sell securities to, WSFS and Beneficial, and as a market maker in securities, Boenning & Scattergood and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of WSFS or Beneficial for its and their own accounts and for the accounts of its and their respective customers and clients. Boenning & Scattergood employees and employees of Boenning & Scattergood affiliates may also from time to time maintain individual positions in WSFS common stock and/or Beneficial common stock, which positions currently include an individual position in shares of WSFS common stock held by a senior member of the Boenning & Scattergood advisory team providing services to WSFS in connection with the proposed mergers.

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Pursuant to the Boenning & Scattergood engagement agreement, WSFS agreed to pay Boenning & Scattergood a non-refundable cash fee equal to $6,250,000, $75,000 of which became payable upon retention of Boenning & Scattergood, $750,000 of which became payable concurrently with the rendering of Boenning & Scattergood’s opinion, and the balance of which is contingent upon the consummation of the mergers. Boenning & Scattergood’s fee for rendering the fairness opinion was not contingent upon Boenning & Scattergood reaching any particular conclusion. WSFS also agreed to reimburse Boenning & Scattergood for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning & Scattergood against certain liabilities relating to or arising out of Boenning & Scattergood’s engagement or Boenning & Scattergood’s role in connection therewith.

In addition to this present engagement, in the two years preceding the date of Boenning & Scattergood’s opinion, Boenning & Scattergood from time to time provided other investment banking assistance to WSFS for which Boenning & Scattergood did not enter into any engagement agreement or receive compensation. Boenning & Scattergood has not had any material investment banking relationship with Beneficial during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, on the one hand, and Beneficial, on the other hand. Boenning & Scattergood has not had any material investment banking relationship with WSFS during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, on the one hand, and WSFS, on the other hand. Boenning & Scattergood may provide investment banking services to WSFS in the future, although there is no agreement to do so.

Certain Prospective Financial Information

Beneficial and WSFS do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Beneficial and WSFS are including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available by Beneficial and WSFS in connection with the mergers as described below. The inclusion of this information should not be regarded as an indication that any of Beneficial, WSFS, Sandler O’Neill or Boenning & Scattergood, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

For purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion, Beneficial management discussed with Sandler O’Neill, and Sandler O’Neill used, publicly available median analyst estimates as of August 7, 2018, of Beneficial’s earnings per share for 2018 and 2019. For purposes of Sandler O’Neill’s Beneficial net present value analysis, Beneficial management also discussed with Sandler O’Neill projected annual dividends of $0.24 per share and an estimated annual earnings growth rate of 4% per year for beyond 2019. The following table presents unaudited prospective earnings per share and dividend estimates for Beneficial for the years ended December 31, 2018 through 2022 used by Sandler O’Neill.

	For the Years Ended December 31,
(in thousands)	2018	2019	2020	2021	2022
Earnings per share	$0.57	$0.59	$0.61	$0.64	$0.66
Dividends per share	$0.24	$0.24	$0.24	$0.24	$0.24

For purposes of Sandler O’Neill’s pro forma merger analysis, WSFS management discussed with Sandler O’Neill, and Sandler O’Neill used, an estimated annual earnings growth rate for Beneficial of 8% per year for beyond 2019.

In addition, for purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion, WSFS management discussed with Sandler O’Neill, and Sandler O’Neill used, publicly available median

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analyst estimates as of August 7, 2018, of WSFS’s earnings per share for 2018 and 2019. For purposes of Sandler O’Neill’s WSFS Net Present Value Analysis, WSFS management also discussed with Sandler O’Neill an estimated annual earnings growth rate of 8% per year for beyond 2019 and an estimated annual asset growth rate of 5% per year for beyond 2019. The following table presents unaudited prospective earnings per share for WSFS for the years ended December 31, 2018 through 2022 used by Sandler O’Neill.

	For the Years Ended December 31,
(in thousands)	2018	2019	2020	2021	2022
Earnings per share	$3.86	$3.85	$4.16	$4.49	$4.85

For purposes of Boenning & Scattergood’s pro forma financial impact analysis, WSFS management discussed with Boenning & Scattergood, and Boenning & Scattergood used, an estimated long term earnings growth rate for Beneficial of 8% per year for beyond 2019. For purposes of Boenning & Scattergood’s discounted cash flow analysis, WSFS management also discussed with Boenning & Scattergood (i) an estimated annual earnings growth rate of 8% per year for beyond 2019, (ii) an estimated annual asset growth rate of 5% per year for beyond 2019.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Beneficial’s and WSFS’s respective business, all of which are difficult to predict and many of which are beyond Beneficial’s and WSFS’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Beneficial’s and WSFS’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Beneficial’s or WSFS’s historical GAAP financial statements. Neither WSFS’s nor Beneficial’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports included in this joint proxy statement/prospectus relate to historical financial information of each of WSFS and Beneficial. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after August 7, 2018. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and

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assumptions would be used. Neither Beneficial nor WSFS intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on WSFS or Beneficial of the mergers and does not attempt to predict or suggest future results of the combined company after giving effect to the mergers. The unaudited prospective financial information does not give effect to the mergers, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect on WSFS or Beneficial of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the unaudited prospective financial information does not take into account the effect on WSFS or Beneficial of any possible failure of the mergers to occur. By inclusion of the unaudited prospective financial information in this document, none of Beneficial, WSFS, Sandler O’Neill, Boenning & Scattergood or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any stockholder of Beneficial or WSFS or any other person regarding Beneficial’s or WSFS’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by Beneficial or WSFS that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included above is not being included to influence your decision whether to vote for the merger agreement, but is being provided solely because it was made available by Beneficial and WSFS to Sandler O’Neill and Boenning & Scattergood as discussed above, in connection with the mergers.

In light of the foregoing, and considering that the special meetings of the WSFS and Beneficial stockholders will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place unwarranted reliance on such information, and WSFS and Beneficial urge all stockholders to review WSFS’s and Beneficial’s financial statements and other information contained elsewhere in this document for a description of WSFS’s and Beneficial’s respective businesses and reported financial results. See the section entitled “Where You Can Find More Information.”

Management and Board of Directors of WSFS After the Mergers

Pursuant to the merger agreement, at or prior to the time the mergers are completed, the number of directors constituting the full WSFS boards will be 13 members, an increase of three, comprised of the current members of the WSFS board of directors prior to the consummation of the mergers and Gerard P. Cuddy, who is the current President and Chief Executive Officer of Beneficial and a member of the current Beneficial board of directors, along with two other current members of the Beneficial board of directors as mutually agreed by Beneficial and WSFS. Each such Beneficial director will be appointed to a class of the board of directors of the surviving corporation as mutually agreed by Beneficial and WSFS. It is anticipated that, following the time the mergers are completed, Mark A. Turner will be the Executive Chairman of the combined company, Rodger Levenson will be the President and Chief Executive Officer of the combined company and Mr. Cuddy will be the Vice Chairman of WSFS Bank.

In addition, the merger agreement provides that following the time the mergers are completed, WSFS will establish the advisory board and will invite Mr. Levenson, Mr. Cuddy, and those individuals who serve on the board of directors of Beneficial as of the date of the merger agreement and who are not be appointed to the board

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of directors of the combined company to join the advisory board. The function of the advisory board will be, among other things, to advise WSFS with respect to Beneficial.

Interests of Beneficial’s Directors and Executive Officers in the Mergers

In considering the recommendations of the Beneficial board of directors, Beneficial stockholders should be aware that Beneficial’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Beneficial stockholders generally. These interests are described below. The Beneficial board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Beneficial stockholders that they vote to approve the Beneficial merger proposal.

For purposes of this compensation-related disclosure, Beneficial’s executive officers are Gerard P. Cuddy, Joseph V. Canosa, Thomas D. Cestare, Pamela M. Cyr, Martin F. Gallagher, Jr., and Joanne R. Ryder.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the relevant price per share of Beneficial common stock is $18.00, which is the average closing price per share of Beneficial common stock as quoted on Nasdaq over the first five business days following the first public announcement of the merger on August 8, 2018;
•	the effective time is October 26, 2018, which is the assumed date of the closing solely for purposes of the disclosure in this section; and
•	the employment of each executive officer of Beneficial is terminated without cause or due to resignation for good reason (as such terms are defined in the relevant agreements), in each case immediately following the assumed effective time of October 26, 2018.

Treatment of Stock Options

Under the merger agreement, at the effective time, each Beneficial stock option, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $19.50 and the exercise price of the Beneficial stock option.

For the amounts that would be payable to each of Beneficial’s named executive officers upon settlement of their unvested Beneficial stock options, see the section entitled “—Merger-Related Compensation for Beneficial’s Named Executive Officers” below. Based on the assumptions described above under “—Certain Assumptions,” the aggregate amount that would be payable to Beneficial’s non-employee directors upon settlement of their unvested Beneficial stock options is $193,266. Mr. Canosa, who is not a named executive officer, does not hold any unvested stock options.

Treatment of Restricted Stock Awards

Pursuant to the merger agreement, at the effective time, each Beneficial restricted stock award will fully vest, with any performance-based vesting condition applicable to such Beneficial restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated) and will be canceled and converted automatically into the right to receive the merger consideration.

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For an estimate of the value to be received by each of Beneficial’s named executive officers in respect of their unvested Beneficial restricted stock awards outstanding as of the date hereof, see the section entitled “—Merger-Related Compensation for Beneficial’s Named Executive Officers” below. Based on the assumptions described above under “—Certain Assumptions,” (i) the estimated value of the unvested Beneficial restricted stock awards held by Mr. Canosa, who is not a named executive officer that would become vested at the effective time of the merger is $368,136 and (ii) the estimated aggregate value of the unvested Beneficial restricted stock awards held by Beneficial’s non-employee directors that would become vested at the effective time of the merger is $424,620.

Annual Cash Incentive Awards

Beneficial intends to pay participants in its Management Incentive Plan (Beneficial’s short-term, cash-based incentive compensation plan) bonuses for 2018 at the “stretch” level established under such plan. For quantification of the amount to be received by each of Beneficial’s named executive officers, see the section entitled “—Merger-Related Compensation for Beneficial’s Named Executive Officers” below. The incentive compensation payable to Mr. Canosa, who is not a named executive officer, is $129,546.

Employment and Change in Control Severance Agreements with Beneficial and Beneficial Bank

Beneficial and Beneficial Bank are parties to employment agreements with Messrs. Cuddy and Cestare. Under the employment agreements, if, within the period ending 12 months after a change in control, Beneficial or Beneficial Bank terminates the executive’s employment without cause (as defined in the agreement) or the executive voluntarily terminates his employment with good reason (upon circumstances specified in the agreement), the executive would be entitled to receive a lump sum severance payment equal to three times the sum of (1) the executive’s base salary and (2) the average of the bonus paid by Beneficial and/or Beneficial Bank for the three years preceding the executive’s termination of employment. In addition, the executive would also be entitled to continued medical, dental and life insurance coverage for the executive and his dependents for 36 months following termination of employment or, in lieu thereof, a lump sum payment equal to the present value of Beneficial Bank’s projected cost to maintain the insurance benefit for such period. Mr. Cuddy would also be entitled to continue a club membership for 36 months following his termination of employment at no cost to him. Messrs. Cuddy and Cestare have entered into letter agreements with WSFS and WSFS Bank, which are described below, that provide that their employment agreements are terminated as of the closing date.

Beneficial and Beneficial Bank are parties to change in control severance agreements with Ms. Ryder, Mr. Gallagher, Ms. Cyr and Mr. Canosa. Under the change in control severance agreements, if, within 12 months after a change in control, the executive is involuntarily terminated without cause (as defined in the agreement) or voluntarily terminates employment with good reason (as defined in the agreement) he or she would be entitled to receive a lump sum severance payment equal to three times the sum of his or her (1) base salary and (2) most recent bonus paid by Beneficial and/or Beneficial Bank. In addition, each executive would also be entitled to continued medical, dental and life insurance coverage for 36 months following termination of employment or, in lieu thereof, a lump sum payment equal to the present value of Beneficial Bank’s projected cost to maintain the insurance benefit for such period. Ms. Ryder, Mr. Gallagher, Ms. Cyr and Mr. Canosa have entered into letter agreements with WSFS and WSFS Bank, which are described below, that provide that their change in control severance agreements are terminated as of the closing date.

Under each of the employment or change in control severance agreements, if the payments provided to the executive would be considered “parachute payments” under Section 280G of the Code, then such payments would be limited to the greatest amount that may be paid to the executive without causing any loss of deduction to Beneficial under Section 280G, but only if, by reason of the reduction of such payments, the net after tax benefit to the executive exceeds the net after tax benefit if no reduction were made.

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For quantification of the amounts that would be payable to each of Beneficial’s named executive officers under his or her respective employment or change in control severance agreement in connection with a qualifying termination following the merger, see the section entitled “—Merger-Related Compensation for Beneficial’s Named Executive Officers” below. Based on the assumptions described above under “—Certain Assumptions,” the severance benefit that would be payable to Mr. Canosa, who is not a named executive officer, in connection with a qualifying termination following the merger is $1,128,903 and the projected present value of the continuation of insurance benefits for a period of 36 months is $44,319.

Agreements with WSFS

Certain executive officers of Beneficial have signed a letter agreement with WSFS to be effective upon the closing.

Gerard Cuddy. Mr. Cuddy has entered into a letter agreement with WSFS, which will be effective upon the closing and remain in effect for 36 months thereafter. Mr. Cuddy’s letter agreement provides that Mr. Cuddy will be designated to serve as a member of the WSFS boards, and that he will have the title of Vice Chairman of WSFS Bank. During the period that he serves as a member of the WSFS boards, Mr. Cuddy will receive such fees as are generally paid to other members of the WSFS boards. The letter agreement, however, does not limit, restrict, modify or otherwise affect the rights of WSFS stockholders and WSFS directors, as applicable, to appoint, elect or remove directors in accordance with the terms of the WSFS charter or the WSFS bylaws.

Under the letter agreement, Mr. Cuddy’s employment will terminate as of the closing, at which time he will be entitled a severance benefit in the amount of $3,440,389, as well as payment of Mr. Cuddy’s membership dues and fees at the Merion Cricket Club for 36 months.

In addition, under the letter agreement, WSFS will pay Mr. Cuddy $1,325,000 in a lump sum within 30 days following the closing in exchange for his agreement to abide by certain restrictive covenants. Specifically, Mr. Cuddy has agreed that, for a period of 36 months following the closing, he will not compete (as defined in the letter agreement) with WSFS or its affiliates anywhere within 50 miles of Philadelphia, Pennsylvania or Wilmington, Delaware or solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates. Mr. Cuddy has also agreed to certain restrictions with respect to the use and disclosure of confidential information (as defined in the letter agreement) of WSFS.

The payments to Mr. Cuddy under the letter agreement with WSFS are contingent on the closing and Mr. Cuddy’s continued employment with Beneficial through the closing.

Under the letter agreement with Mr. Cuddy, if the payments provided to him would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, the payments under the letter agreement will be reduced to a level that will result in no excise tax being due, unless it would be better economically for Mr. Cuddy to receive all of the benefits and pay the excise tax.

As of the closing, the letter agreement with Mr. Cuddy will supersede and replace his employment agreement with Beneficial and Beneficial Bank.

Thomas Cestare, Joanne Ryder, Pamela Cyr and Joseph Canosa. Each of Messrs. Cestare and Canosa and Mses. Ryder and Cyr have entered into letter agreements with WSFS, which will become effective upon the closing and remain in effect for 15 months thereafter. Pursuant to the letter agreements, Messrs. Cestare and Canosa and Mses. Ryder and Cyr will be employed by WSFS as Executive Vice Presidents.

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During the term of the letter agreements, Messrs. Cestare and Canosa and Mses. Ryder and Cyr will each receive an annual base salary at an initial rate as follows:

Name	Annual Base Salary
Thomas Cestare	$407,578
Joanne Ryder	$363,243
Pamela Cyr	$258,380
Joseph Canosa	$254,158

Additionally, Mr. Cestare will be eligible to participate in WSFS’s annual cash bonus program with a target level annual bonus equal to 40% of his base salary, and Mr. Canosa and Mses. Ryder and Cyr will be eligible to participate in WSFS’s annual cash bonus program with a target level annual bonus equal to 35% of his or her base salary.

Under the letter agreements, Messrs. Cestare and Canosa and Mses. Ryder and Cyr will receive change in control payments, representing severance benefits that each would have been eligible for under an existing arrangement with Beneficial had his or her employment been involuntarily terminated within 12 months following the closing. See the section entitled “—Employment and Change in Control Severance Agreements with Beneficial and Beneficial Bank” for a description of such severance benefits. Such existing arrangements will terminate upon the closing. The amounts of the change in control payments are as follows:

Name	Change in Control Payments
Thomas Cestare	$1,833,699
Joanne Ryder	$1,452,887
Pamela Cyr	$1,060,277
Joseph Canosa	$1,043,676

Each of Messrs. Cestare and Canosa and Mses. Ryder and Cyr will also be entitled to receive a retention bonus, subject to (i) his or her continued employment through the date that is the earlier of the three month anniversary of the date of conversion of Beneficial’s banking operations and the 15 month anniversary of the closing and (ii) execution of a release a release of claims. The retention bonuses will be payable within 60 days after the retention date, but in no event earlier than January 1, 2020 or later than December 31, 2020. The amounts of the retention bonuses are as follows:

Name	Retention Bonus
Thomas Cestare	$1,000,000
Joanne Ryder	$1,000,000
Pamela Cyr	$250,854
Joseph Canosa	$246,755

In addition, each of Messrs. Cestare and Canosa and Mses. Ryder and Cyr will continue to receive the perquisites and allowances to which each was entitled as an employee of Beneficial as of August 7, 2018, subject to an annual limit on the amount of such perquisites of $25,000.

The letter agreements with Messrs. Cestare and Canosa and Mses. Ryder and Cyr provide for severance benefits in certain circumstances. In the event of a termination without cause or a resignation for good reason (as such terms are defined in the letter agreements), each officer will be entitled to receive (i) any unpaid portions of his or her change in control payment and retention bonus, (ii) salary continuation through the end of the letter agreement term, (iii) the employer-portion of COBRA continuation benefits through the end of the letter

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agreement term, and (iv) a pro-rated annual bonus for the year in which the termination occurs. In order to receive these benefits, each officer must execute a release of claims.

Additionally, the letter agreements provide that if an officer’s employment terminates due to death or disability (as such term is defined in the letter agreements), such officer (or his or her estate, as applicable) will receive (i) salary continuation for 60 days, (ii) any unpaid portion of the change in control payment, and (iii) provided the termination occurs more than three months following the closing, the retention bonus.

Pursuant to their respective letter agreements, each executive has agreed that, for a period of 15 months following the closing, he or she will not compete (as defined in the letter agreement) with WSFS or its affiliates anywhere within 50 miles of Philadelphia, Pennsylvania or Wilmington, Delaware or solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates. Each executive has also agreed to certain restrictions with respect to the use and disclosure of confidential information (as defined in the letter agreement) of WSFS.

If any of the officers remain employed by WSFS following the 15-month term of the letter agreements, such officers will be employed on an at-will basis and the terms of the letter agreements will no longer apply.

The payments to the executives under their respective letter agreements with WSFS are contingent on the closing and the executive’s continued employment with Beneficial through the closing.

Under each of the letter agreements with Mr. Cestare and Mses. Ryder and Cyr, if the payments provided to the executive would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, the payments under the letter agreement will be reduced to a level that will result in no excise tax being due, unless it would be better economically for the executive to receive all of the benefits and pay the excise tax. Under an agreement among Mr. Canosa, WSFS and Beneficial, Mr. Canosa’s annual bonus for 2018 as well as a portion of his change in control payment will be paid in 2018 in order to mitigate the impact of Sections 280G and 4999 of the Code.

As of the closing, the letter agreements with Messrs. Cestare and Canosa and Mses. Ryder and Cyr will supersede and replace their respective employment or change in control severance agreements with Beneficial and Beneficial Bank.

Martin Gallagher. Mr. Gallagher has entered into a letter agreement with WSFS, which will become effective upon the closing and remain in effect for 36 months thereafter. Pursuant to the letter agreement, Mr. Gallagher will be employed by WSFS as Executive Vice President, Head of Pennsylvania and New Jersey Commercial Lending.

During the term of the letter agreement, Mr. Gallagher will receive an annual base salary at an initial rate of $365,000. Additionally, he will be eligible to participate in WSFS’s Commercial Incentive Program, or CIP. For calendar year 2019, Mr. Gallagher’s award under the CIP is guaranteed to be at least $182,500.

Under the letter agreement, Mr. Gallagher will receive a change in control payment of $1,378,240, representing severance benefits that he would have been eligible for under his existing arrangement with Beneficial had his employment been involuntarily terminated within 12 months following the closing. See the section entitled “—Employment and Change in Control Severance Agreements with Beneficial and Beneficial Bank” for a description of such severance benefits.

Further, Mr. Gallagher will be entitled to receive a retention bonus of $329,363, subject to (i) his continued employment through the date that is the earlier of the three month anniversary of the date of conversion of Beneficial’s banking operations and the 15 month anniversary of the closing and (ii) his execution of a release of claims. The retention bonus will be payable within 60 days after the retention date, but in no event earlier than January 1, 2020 or later than December 31, 2020.

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In addition, Mr. Gallagher will continue to receive the perquisites and allowances to which he was entitled as an employee of Beneficial as of August 7, 2018, subject to an annual limit on the amount of such perquisites of $25,000.

The letter agreement with Mr. Gallagher provides for severance benefits in certain circumstances. In the event of a termination without cause or a resignation for good reason (as such terms are defined in the letter agreement), Mr. Gallagher will be entitled to receive (i) any unpaid portions of his change in control payment and retention bonus, (ii) salary continuation through the end of the letter agreement term, (iii) the employer-portion of COBRA continuation benefits through the end of the letter agreement term, and (iv) a pro-rated CIP award for the year in which the termination occurs. In order to receive these benefits, Mr. Gallagher must execute a release of claims.

Additionally, the letter agreement provides that if Mr. Gallagher’s employment terminates due to death or disability (as such term is defined in the letter agreement), Mr. Gallagher (or his estate, as applicable) will receive (i) salary continuation for 60 days, (ii) any unpaid portion of the change in control payment, and (iii) provided the termination occurs more than three months following the closing, the retention bonus.

Pursuant to the letter agreement, Mr. Gallagher has agreed that, for a period of 36 months following the closing, he will not compete (as defined in the letter agreement) with WSFS or its affiliates anywhere within 50 miles of Philadelphia, Pennsylvania or Wilmington, Delaware or solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates. Mr. Gallagher has also agreed to certain restrictions with respect to the use and disclosure of confidential information (as defined in the letter agreement) of WSFS.

If Mr. Gallagher remains employed by WSFS following the 36 month term of the letter agreement, he will be employed on an at-will basis and the terms of the letter agreement will no longer apply.

The payments to Mr. Gallagher under his letter agreement with WSFS are contingent on the closing and his continued employment with Beneficial through the closing.

Under the letter agreement with Mr. Gallagher, if the payments provided to him would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, the payments under the letter agreement will be reduced to a level that will result in no excise tax being due, unless it would be better economically for Mr. Gallagher to receive all of the benefits and pay the excise tax.

As of the closing, the letter agreement with Mr. Gallagher will supersede and replace his change in control severance agreement with Beneficial and Beneficial Bank.

Indemnification and Insurance of Directors and Officers.

The merger agreement provides that, for six years after the effective time, WSFS will maintain Beneficial’s existing directors’ and officers’ liability insurance policy or a comparable policy, capped at 275% of the annual premium payments paid on Beneficial’s current policy. WSFS and the surviving corporation will indemnify, defend and hold harmless each present and former director, officer or employee of Beneficial and its subsidiaries against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liability incurred in connection with any claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of pertaining to, the fact that such person is or was a director, officer or employee of Beneficial or any of its subsidiaries, or at Beneficial’s request of another corporation, limited liability company, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger

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agreement), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under applicable law. WSFS or the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law.

Combined Company’s Officers and Directors

Pursuant to the merger agreement, upon the completion of the mergers, the WSFS boards will consist of the current members of the WSFS board of directors and three current members of the Beneficial board of directors (including Gerard P. Cuddy and two other current members of the Beneficial board of directors as mutually agreed by Beneficial and WSFS). As of the date of this joint proxy statement/prospectus, WSFS and Beneficial have not selected the two additional members of Beneficial’s board of directors for appointment to the WSFS and WSFS Bank boards of directors.

In addition, the merger agreement provides that following the time the mergers are completed, WSFS will establish the advisory board and will invite Mr. Levenson, Mr. Cuddy, and those individuals who serve on the Beneficial board of directors as of the date of the merger agreement and who are not be appointed to the WSFS board of directors to join the advisory board. The function of the advisory board will be, among other things, to advise WSFS with respect to Beneficial. It is anticipated that the advisory board will meet on a quarterly basis (or more frequently if necessary) from and after the effective time until December 31, 2019, and each member of the advisory board (other than Mr. Levenson and Mr. Cuddy) will be paid a retainer fee of $50,000.

It is anticipated that, following the effective time, Mr. Cuddy will be the Vice Chairman of WSFS Bank.

Merger-Related Compensation for Beneficial’s Named Executive Officers

The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of Beneficial’s named executive officers that is based on, or otherwise relates to, the merger, which we refer to in this section as merger-related compensation. The merger-related compensation payable to these individuals is the subject of a non-binding advisory vote of Beneficial stockholders, as described above in “The Beneficial Proposals—Proposal No. 2: Beneficial Advisory Proposal on Specified Compensation.”

The following table sets forth the amount of payments and benefits that each of Beneficial’s named executive officers would receive in connection with the merger, assuming: (i) that the effective time of the merger is October 26, 2018, which is the assumed date of the closing solely for purposes of the disclosure in this section; (ii) a per share price of Beneficial common stock of $18.00, which is the average closing price per share over the first five business days following the announcement of the merger agreement; and (iii) that the employment of each named executive officer of Beneficial is terminated without cause or due to resignation with good reason (as such terms are defined in the relevant Beneficial agreement) immediately following the assumed effective time of October 26, 2018. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. In addition, consistent with SEC guidance, the amounts below do not reflect amounts payable pursuant to the new letter agreements between the named executive officers and WSFS. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

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Named Executive Officers	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Gerard P. Cuddy	4,125,602	4,975,815	60,196	9,161,613
Thomas D. Cestare	2,077,717	3,117,490	72,547	5,267,755
Joanne R. Ryder	1,798,581	1,710,823	24,602	3,534,005
Martin F. Gallagher, Jr.	1,679,753	1,547,287	44,319	3,271,359
Pamela M. Cyr	1,279,354	1,243,503	44,319	2,567,176

(1)	Cash. The amounts in this column reflect (a) cash severance payments to which the named executive officers are entitled in connection with the merger under the executive’s employment or change in control severance agreement, as applicable, as described under “—Employment and Change in Control Severance Agreements with Beneficial and Beneficial Bank” and (b) the annual cash incentive payment that will be payable to the named executive officers pursuant to the Management Incentive Plan with respect to 2018. The cash severance payable to the executives is considered a “double trigger” benefit since the severance amounts are payable upon a change in control of Beneficial followed by termination of employment without cause or due to resignation with good reason. The cash incentive payments are considered a “single trigger” benefit since they are payable in connection with a change in control of Beneficial without regard to termination of employment. The following table lists the respective amounts in this column that are attributable to the severance benefit and the 2018 annual cash incentive payment.

	Severance Benefit ($)	2018 Cash Incentive ($)
Gerard P. Cuddy	3,578,428	547,174
Thomas D. Cestare	1,840,293	237,424
Joanne R. Ryder	1,613,433	185,148
Martin F. Gallagher, Jr.	1,506,837	172,916
Pamela M. Cyr	1,147,656	131,698

(2)	Equity. The amounts in this column reflect (a) the cash payment to be made in exchange for the cancellation of unvested Beneficial stock options (which is equal to the difference, if positive, between $19.50 and the exercise price of each unvested Beneficial stock option), (b) the value of unvested Beneficial restricted stock awards that will vest at the effective time of the merger and (c) the value of unvested performance share awards that will vest at the effective time of the merger. For purposes of this table, the value of unvested restricted stock and performance shares was determined by multiplying the number of unvested shares by $18.00, which is the average closing market price of Beneficial common stock over the five business days following the public announcement of the mergers. The amounts payable under this column are considered a “single trigger” benefit since they are payable upon completion of the merger without regard to termination of employment. The following table sets forth the cash payment to be made in exchange for the cancellation of unvested Beneficial stock options and the value of unvested Beneficial restricted stock and performance share awards.

	Stock Options ($)	Restricted Stock ($)	Performance Shares ($)
Gerard P. Cuddy	297,867	4,153,500	524,448
Thomas D. Cestare	238,300	2,663,928	215,262
Joanne R. Ryder	127,093	1,438,380	145,350
Martin F. Gallagher, Jr.	139,003	1,268,928	139,356
Pamela M. Cyr	119,151	1,018,224	106,128

(3)	Perquisites/Benefits. The amount in the table reflects the estimated present value of Beneficial’s cost of continuation of coverage under Beneficial’s medical, dental and life insurance plans for a period of 36 months following termination of employment, which is payable in a lump sum, plus, in the case of Mr. Cuddy, the continuation of a club membership. These benefits are considered a “double trigger” benefit since the executive is entitled to the benefit upon a change in control of Beneficial followed by termination of employment without cause or due to resignation with good reason. The following table sets forth the projected amount of the lump sum cash payment with respect to continued insurance coverage and the projected cost of the continuation of a club membership for Mr. Cuddy.
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	Continued Insurance Coverage ($)	Club Membership ($)
Gerard P. Cuddy	44,254	15,942
Thomas D. Cestare	72,547	—
Joanne R. Ryder	24,602	—
Martin F. Gallagher, Jr.	44,319	—
Pamela M. Cyr	44,319	—

Interests of WSFS’s Directors and Executive Officers in the Mergers

In considering the recommendation of the WSFS board of directors with respect to the mergers, WSFS stockholders should be aware that the executive officers and directors of WSFS have certain interests in the mergers that may be different from, or in addition to, the interests of WSFS stockholders generally. These interests are described below. The WSFS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that WSFS stockholders vote to approve the WSFS merger and share issuance proposal.

For purposes of this compensation-related disclosure, WSFS’s executive officers are Arthur J. Bacci, Lisa M. Brubaker, Dominic C. Canuso, Stephen P. Clark, Peggy H. Eddens, Paul S. Greenplate, Rodger Levenson, Mark A. Turner, Patrick J. Ward and Richard M. Wright.

Certain Assumptions

Except as otherwise specifically noted below, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the relevant price per share of WSFS common stock is $50.40, which is the average closing price per share of WSFS common stock as quoted on Nasdaq over the first five business days following the first public announcement of the merger on August 8, 2018;
•	the effective time is October 26, 2018, which is the assumed date of the closing solely for purposes of the disclosure in this section;
•	and the employment of each executive officer of WSFS is terminated without cause or due to resignation for good reason (as such terms are defined under the 2013 WSFS Plan), in each case immediately following the assumed effective time of October 26, 2018.

These assumptions are made solely for purposes of the disclosure in this section. In particular, it is not anticipated that the employment of any executive officer of WSFS will be terminated without cause or that any executive officer of WSFS will resign for good reason.

Treatment of Outstanding WSFS Equity Awards

It is expected that the consummation of the merger will constitute a “change in control” of WSFS under the 2013 WSFS Plan, which defines “change in control” to include a merger in which the beneficial owners of WSFS common stock immediately prior to the merger hold 60% or less of the outstanding shares of common stock of the surviving corporation. The consummation of the merger will not constitute a change in control under the WSFS 2018 Incentive Plan or any WSFS severance policy.

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If the consummation of the merger constitutes a “change in control” under the 2013 WSFS Plan and the employment of an executive officer of WSFS is terminated without cause or due to resignation for good reason (as such terms are defined under the 2013 WSFS Plan), then such executive officer’s WSFS time-based restricted stock awards and WSFS options granted under the 2013 WSFS Plan will fully vest upon his or her termination or resignation.

For an estimate of the value to be received by each of WSFS’s named executive officers in respect of their unvested WSFS time-based restricted stock awards and unvested WSFS options, see the section entitled “—Merger-Related Compensation for WSFS’s Named Executive Officers” below. Based on the assumptions described above under the section entitled “—Certain Assumptions,” the estimated aggregate value of unvested WSFS time-based restricted stock awards and unvested WSFS options held by WSFS’s executive officers who are not named executive officers that would become vested at the effective time of the merger is $410,105 and $150,801, respectively.

Combined Company’s Officers and Directors

Pursuant to the merger agreement, upon the completion of the mergers, the WSFS boards will consist of the current members of the WSFS board of directors and three current members of the Beneficial board of directors (including Gerard P. Cuddy and two other current members of the Beneficial board of directors as mutually agreed by Beneficial and WSFS).

In addition, the merger agreement provides that following the time the mergers are completed, WSFS will establish the advisory board and will invite Mr. Levenson, Mr. Cuddy, and those individuals who serve on the board of directors of Beneficial as of the date of the merger agreement and who are not be appointed to the board of directors of the combined company to join the advisory board. The function of the advisory board will be, among other things, to advise WSFS with respect to Beneficial. It is anticipated that the advisory board will meet on a quarterly basis (or more frequently if necessary) from and after the effective time until December 31, 2019, and each member of the advisory board (other than Mr. Levenson and Mr. Cuddy) will be paid a retainer fee of $50,000.

It is anticipated that, following the effective time, Mark A. Turner will be the Executive Chairman of the combined company and Rodger Levenson will be the President and Chief Executive Officer of the combined company.

Merger-Related Compensation for WSFS’s Named Executive Officers

The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of WSFS’s named executive officers that is based on, or otherwise relates to, the merger, which we refer to in this section as merger-related compensation. The merger-related compensation payable to these individuals is the subject of a non-binding advisory vote of WSFS stockholders, as described above in the section entitled “The WSFS Proposals—Proposal No. 2: WSFS Advisory Proposal on Specified Compensation.”

The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the merger, assuming: (1) the effective time of the merger is October 26, 2018, which is the assumed date of the closing solely for purposes of the disclosure in this section, (2) a per share price of WSFS common stock of $50.40, which is the average closing price per share over the first five business days following the public announcement of the merger agreement, and (3) that the employment of each named executive officer of WSFS is terminated without cause or due to a resignation for good reason (as such terms are defined in the 2013 WSFS Plan) immediately following the assumed effective time of October 26, 2018. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur,

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and as a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below. In particular, it is not anticipated that the employment of any executive officer of WSFS will be terminated without cause or that any executive officer of WSFS will resign for good reason.

Name	Equity ($)(1)	Total ($)
Mark A. Turner	$279,178	$279,178
Dominic C. Canuso	$167,649	$167,649
Peggy H. Eddens	$349,975	$349,975
Rodger Levenson	$456,742	$456,742
Patrick J. Ward	$104,538	$104,538
Richard M. Wright	$393,704	$393,704

(1) The amounts in this column reflect (a) the value of unvested WSFS time-based restricted stock awards that will vest upon a named executive officer’s termination without cause or resignation for good reason within two years of the merger and (b) the value of unvested WSFS options that will vest upon a named executive officer’s termination without cause or resignation for good reason within two years of the merger. The amounts described in (a) and (b) are considered “double-trigger” benefits since they will vest only by termination of employment without cause or due to resignation with good reason within two years following the merger. The following table sets forth the value of unvested WSFS time-based restricted stock awards and WSFS options.

Name	Time-Based Restricted Stock ($)	Options ($)
Mark A. Turner	$235,015	$44,163
Dominic C. Canuso	$143,388	$24,261
Peggy H. Eddens	$193,990	$155,985
Rodger Levenson	$270,043	$186,699
Patrick J. Ward	$88,150	$16,388
Richard M. Wright	$214,452	$179,252

Regulatory Approvals Required for the Mergers

The completion of the mergers is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve and the OCC. To facilitate the mergers, Beneficial Bank intends to convert from a Pennsylvania-chartered savings bank to a federal stock savings association shortly prior to the bank merger. In connection with the charter conversion of Beneficial Bank, Beneficial intends to register as a savings and loan holding company and deregister as a bank holding company. Following these steps, Beneficial will merge with and into WSFS and Beneficial Bank will simultaneously merge with and into WSFS Bank.

Subject to the terms of the merger agreement, both Beneficial and WSFS have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all applications, notices, and filings to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the mergers. Beneficial and WSFS plan to file all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

The conversion of Beneficial Bank into a federal savings association requires the approval of the OCC and notice to the FDIC and PDBS. The registration of Beneficial as a savings and loan holding company requires the approval of the Federal Reserve under HOLA. The merger of Beneficial with and into WSFS requires the approval of the Federal Reserve under HOLA. The merger of Beneficial Bank with and into WSFS Bank requires the approval of the OCC under the Bank Merger Act. In addition, WSFS Bank’s acquisition of Beneficial Bank’s subsidiaries requires notice to the FDIC under the Federal Deposit Insurance Act. WSFS Bank’s payment of a capital

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distribution to WSFS immediately following the closing of the bank merger, to partially fund payment of the cash consideration to stockholders of Beneficial, requires the approval of the OCC and notice to the Federal Reserve.

Although neither Beneficial nor WSFS knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Beneficial and WSFS cannot be certain when or if such approvals will be obtained.

The DOJ has between 15 and 30 days following approval of the merger or the bank merger by the Federal Reserve to challenge the approval on antitrust grounds. While WSFS and Beneficial do not know of any basis on which the DOJ would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the mergers from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approval does not constitute an endorsement or recommendation of the mergers.

WSFS and Beneficial are not aware of any material governmental approvals or actions that are required prior to the completion of the mergers other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required other than those described in this joint proxy statement/prospectus, Beneficial and WSFS presently intend to seek those approvals or actions. However, Beneficial and WSFS cannot assure you that any of these additional approvals or actions will be obtained.

Accounting Treatment

The mergers will be accounted for as an acquisition by WSFS using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Beneficial as of the date of acquisition will be recorded at their respective fair values. Any excess of the total consideration paid in connection with the merger over the net fair values is recorded as goodwill. Consolidated financial statements of WSFS issued after the date of acquisition would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Beneficial.

Public Trading Markets

WSFS common stock is listed on Nasdaq under the symbol “WSFS.” Beneficial common stock is listed on Nasdaq under the symbol “BNCL.” Upon completion of the merger, Beneficial common stock will be delisted from Nasdaq and thereafter will be deregistered under the Exchange Act. The WSFS common stock issuable in the merger will be listed on Nasdaq.

Appraisal and Dissenters’ Rights

Under Maryland law and the Beneficial charter, Beneficial stockholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the mergers.

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Litigation Related to the Mergers

On October 15, 2018, one purported Beneficial stockholder filed a putative class action lawsuit against Beneficial and the members of the Beneficial board of directors in the United States District Court for the Southern District of New York, captioned Dappollone v. Beneficial Bancorp, Inc., et al., Docket No. 1:18-cv-09395. The plaintiff, on behalf of himself and similarly situated Beneficial stockholders, generally alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disclosing materially incomplete and misleading information about the merger to Beneficial stockholders. The plaintiff seeks injunctive relief, unspecified damages and an award of attorneys’ fees and expenses.

On October 19, 2018, another purported Beneficial stockholder filed a putative derivative and class action lawsuit against Beneficial, the members of the Beneficial board of directors and WSFS Bank in the Circuit Court for Baltimore City, Maryland, on behalf of himself and similarly situated Beneficial stockholders, and derivatively on behalf of Beneficial, captioned Parshall v. Farnesi et al., Case No. 24C18005703. The plaintiff generally alleges that the Beneficial board of directors breached its fiduciary obligations by approving the terms of the merger, including allegedly inadequate merger consideration and certain deal protection devices, and making materially incomplete disclosures about the merger to Beneficial stockholders. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.

On October 31, 2018, three other purported Beneficial stockholders filed separate lawsuits against Beneficial and the members of the Beneficial board of directors in the District Court for the District of Maryland, captioned Wolenter v. Beneficial Bancorp, Inc. et al. (Case No. 1:18-cv-03379-JKB), Karp v. Beneficial Bancorp, Inc. et. al. (Case No. 1:18-cv-03381-ELH), and Bushanksy v. Beneficial Bancorp, Inc. et al. (Case No. 1:18-cv-03382-DKC). The plaintiffs each generally allege that the registration statement filed with the SEC on September 27, 2018 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act. The plaintiffs each seek injunctive relief, unspecified damages, and an award of attorneys' fees and expenses.

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THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers.

Structure of the Mergers

Under the terms and subject to the conditions of the merger agreement, among other things, (i) Beneficial will merge with and into WSFS with WSFS continuing as the surviving corporation in the merger and (ii) simultaneously with the merger, Beneficial Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving bank.

The Merger Consideration

At the effective time, each outstanding share of Beneficial common stock, except for certain shares of Beneficial common stock owned by Beneficial or WSFS, will be converted into the right to receive the merger consideration, comprised of (i) 0.3013 shares of WSFS common stock and (ii) $2.93 in cash.

Fractional Shares

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Beneficial stockholder who would otherwise be entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of WSFS common stock that such holder would otherwise be entitled to receive by (ii) the average closing price.

Treatment of Beneficial Equity Awards

Beneficial Stock Options. At the effective time, each Beneficial stock option, whether vested or unvested, outstanding and unexercised immediately prior to the effective time, will be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $19.50 and the exercise price of the Beneficial stock option. Any Beneficial stock option with an exercise that equals or exceeds $19.50 will be canceled with no consideration being paid to the optionholder with respect to such Beneficial stock option.

Beneficial Restricted Stock Awards. At the effective time, each Beneficial restricted stock award will fully vest with any performance-based vesting condition applicable to such Beneficial restricted stock award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated) and will be canceled and converted automatically into the right to receive the merger consideration. WSFS and the affiliates of WSFS will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the merger consideration payable in respect of the Beneficial restricted stock awards all such amounts as it is required to deduct and withhold under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable tax law.

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Treatment of Beneficial Employee Savings and Stock Ownership Plan

The right to acquire shares of Beneficial common stock under the Beneficial KSOP is not a Beneficial stock option for purposes of the merger agreement. Effective no later than the KSOP termination date, and contingent upon the closing, Beneficial Bank will adopt such necessary resolutions and/or amendments to the Beneficial KSOP to (i) direct the Beneficial KSOP trustee to deliver to Beneficial a sufficient number of unallocated shares of Beneficial common stock held in the Beneficial KSOP’s suspense account to Beneficial to repay any outstanding exempt loan in the Beneficial KSOP at the effective time, (ii) provide that all remaining shares of Beneficial common stock held in the Beneficial KSOP trust be converted into the right to receive the merger consideration at the effective time, (iii) provide that no new participants will be admitted to the Beneficial KSOP on or after the KSOP termination date and (iv) fully vest all participant KSOP accounts as of the KSOP termination date. The assets credited to the employee stock ownership plan portion of the Beneficial KSOP following the repayment of all exempt loans in the Beneficial KSOP will be allocated as earnings to the accounts of eligible Beneficial KSOP participants who are employed as of the KSOP termination date.

Surviving Corporation Governing Documents, Directors and Officers

At the effective time, the WSFS charter and the WSFS bylaws in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of WSFS as the surviving corporation of the merger, until the same be amended and changed as provided therein or by law.

Pursuant to the merger agreement, at or prior to the time the mergers are completed, the number of directors constituting the full WSFS boards will be 13 members, an increase of three, comprised of the current members of the WSFS boards prior to the consummation of the mergers and Gerard P. Cuddy, who is the current President and Chief Executive Officer of Beneficial and a member of the current Beneficial board of directors, along with two other current members of the Beneficial board of directors as mutually agreed by Beneficial and WSFS. Each such Beneficial director will be appointed to a class of the board of directors of the surviving corporation as mutually agreed by Beneficial and WSFS.

In addition, the merger agreement provides that following the time the mergers are completed, WSFS will establish the advisory board and will invite Rodger Levenson, Gerard P. Cuddy, and those individuals who serve on the board of directors of Beneficial as of the date of the merger agreement and who are not be appointed to the board of directors of the surviving corporation to join the advisory board. The function of the advisory board will be, among other things, to advise WSFS with respect to Beneficial. The merger agreement provides that the advisory board will meet on a quarterly basis (or more frequently if necessary) from and after the effective time until December 31, 2019, and each member of the advisory board (other than Mr. Levenson and Mr. Cuddy) will be paid a retainer fee of $50,000.

Closing and Effective Time

The mergers will be completed only if all conditions to the mergers discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See the section entitled “—Conditions to Consummation of the Mergers” below.

The merger will become effective as of the date and time specified in (i) the certificate of merger as duly filed with the Secretary of State of the State of Delaware and (ii) the articles of merger as duly filed with the Maryland State Department of Assessments and Taxation. The bank merger will become effective simultaneously with the merger.

In the merger agreement, we have agreed to cause the effective time to occur on the third business day following the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the

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merger agreement to occur, or on another mutually agreed date. It currently is anticipated that the effective time will occur in the first quarter of 2019, subject to the executive agreements with certain of Beneficial’s officers remaining in full force and effect as of the closing date and the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the mergers will be completed.

As described below, if the mergers have not closed by August 7, 2019, the merger agreement may be terminated by either WSFS or Beneficial.

Conversion of Shares; Exchange Procedures

The conversion of Beneficial common stock into the right to receive the merger consideration will occur automatically at the effective time.

Exchange Agent

WSFS will appoint an exchange agent reasonably acceptable to Beneficial, which we refer to as the exchange agent, for the purpose of exchanging shares of Beneficial common stock for the merger consideration, pursuant to an exchange agent agreement entered into between WSFS and the exchange agent.

Exchange Procedures

As soon as reasonably practicable after the effective time (and in any event within seven days), WSFS will cause the exchange agent to mail to holders of record of Beneficial common stock immediately prior to the effective time transmittal materials, which such holder may complete in accordance with the instructions thereto and deliver together with the proper surrender of a certificate or book-entry shares to the exchange agent in exchange for the merger consideration, any cash in lieu of fractional shares of WSFS common stock, and any dividends or distributions such holder is entitled to receive under the merger agreement.

Withholding

WSFS, the surviving corporation or the exchange agent, as applicable, will be entitled to deduct and withhold from the cash consideration, cash in lieu of fractional shares of WSFS common stock, cash dividends, distributions payable or any other cash amounts otherwise payable pursuant to the merger agreement to any person such amounts or property (or portions thereof) as it is required to deduct and withhold under the Code or any provision of applicable tax law. To the extent that any amounts are so deducted or withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared by WSFS on WSFS common stock, with a record date after the effective time, the declaration will include dividends or other distributions on all whole shares of WSFS common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its certificate or book-entry shares in accordance with the merger agreement. Following surrender of any such certificate or book-entry shares, the record holder of the whole shares of WSFS common stock issued in exchange therefor, will be paid, without interest, (1) all dividends and other distributions payable in respect of any such whole shares of WSFS common stock with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS common stock.

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Representations and Warranties

The merger agreement contains representations and warranties made, on the one hand, by Beneficial to WSFS and, on the other hand, by WSFS to Beneficial, which were made only for purposes of the merger agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of WSFS, Beneficial or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WSFS’s or Beneficial’s public disclosures. The representations and warranties contained in the merger agreement do not survive the effective time. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of WSFS or Beneficial or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and the other information contained in the reports, statements and filings that WSFS or Beneficial publicly files with the SEC. For more information regarding these documents, please see the section entitled “Where You Can Find More Information.”

In the merger agreement, Beneficial has made customary representations and warranties to WSFS with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Beneficial and Beneficial Bank;
•	Beneficial’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Beneficial in accordance with its terms;
•	the absence of conflicts with or breaches of Beneficial’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	the capitalization of Beneficial, including in particular the number of shares of Beneficial common stock issued and outstanding;
•	ownership of subsidiaries;
•	reports filed with regulatory authorities;
•	financial matters;
•	books and records;
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•	the absence of liabilities other than those liabilities incurred in the ordinary course of business, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of Beneficial as of June 30, 2018;
•	the absence since December 31, 2017 of an event that has had a material adverse effect on Beneficial, and Beneficial and its subsidiaries having carried out their respective businesses in all material respects only in the ordinary course since December 31, 2017;
•	tax matters;
•	the assets of Beneficial and its subsidiaries;
•	intellectual property and privacy matters;
•	environmental matters;
•	compliance with laws and permits;
•	compliance with the Community Reinvestment Act;
•	labor relations;
•	matters relating to employee benefit plans and ERISA;
•	matters with respect to certain of Beneficial’s contracts;
•	agreements with regulatory authorities;
•	investment securities;
•	derivative transactions entered into for the account of Beneficial and its subsidiaries;
•	legal proceedings;
•	the accuracy of the information supplied by Beneficial in this joint proxy statement/prospectus;
•	the inapplicability of state anti-takeover statutes;
•	receipt by the Beneficial board of directors of the opinion from Beneficial’s financial advisor;

•	the lack of action by Beneficial that is reasonably likely to prevent the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;
•	loan matters;
•	allowance for loan and lease losses;
•	insurance matters;
•	the absence of undisclosed brokers’ fees and expenses;
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•	transactions with affiliates and insiders; and
•	neither Beneficial nor any subsidiary being required to register with the SEC as an investment advisor or broker-dealer, or conducting insurance operations.

In the merger agreement, WSFS made customary representations and warranties to Beneficial with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of WSFS and WSFS Bank;
•	WSFS’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against WSFS in accordance with its terms;
•	the absence of conflicts with or breaches of WSFS’s or its subsidiaries’ governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;
•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	WSFS’s capitalization, including in particular the number of shares of WSFS common stock issued and outstanding;
•	ownership of subsidiaries;
•	reports filed with regulatory authorities;
•	financial matters;
•	books and records;
•	the absence of liabilities other than those liabilities incurred in the ordinary course of business, in connection with the merger agreement and the transactions contemplated thereby, or accrued or reserved against the consolidated balance sheet of WSFS as of June 30, 2018;
•	the absence since December 31, 2017 of an event that has had a material adverse effect on WSFS;
•	tax matters;
•	intellectual property and privacy matters;
•	compliance with laws and permits;
•	compliance with the Community Reinvestment Act;
•	matters relating to employee benefit plans and ERISA;

•	agreements with regulatory authorities;
•	derivative transactions entered into for the account of WSFS and its subsidiaries;
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•	legal proceedings;
•	the accuracy of the information supplied by WSFS in this joint proxy statement/prospectus;
•	the inapplicability of state anti-takeover statutes;
•	receipt by the WSFS board of directors of the opinion from WSFS’s financial advisor;
•	the lack of action by WSFS that is reasonably likely to prevent the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;
•	allowance for loan and lease losses; and
•	the absence of undisclosed brokers’ fees and expenses.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

Many of the representations and warranties in the merger agreement made by Beneficial and WSFS are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

Under the merger agreement, a “material adverse effect” is defined, with respect to a party and its subsidiaries, as any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operation, assets, liabilities or business of such party and its subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement; provided, that in the case of the foregoing clause (i), a material adverse effect will not be deemed to include effects to the extent resulting from the following (except, in certain instances, to the extent that the effect of such change disproportionately affects such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;
•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;
•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Beneficial, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry;
•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;
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•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the merger agreement;

•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;
•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or
•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

Beneficial has agreed that prior to the effective time or the termination of the merger agreement, unless the prior written consent of WSFS has been obtained (which consent WSFS may not unreasonably withhold or delay) and except for certain exceptions and as otherwise expressly contemplated by the merger agreement or required by law, it will, and will cause each of its subsidiaries to, (1) operate its business only in the ordinary course, (2) use its reasonable best efforts to preserve intact its business (including its organization, assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (3) use its reasonable best efforts to cause certain of its officers subject to executive agreements to remain employed by Beneficial.

Additionally, Beneficial has agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of WSFS has been obtained (which consent WSFS may not unreasonably withhold or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement or required by law, Beneficial will not, and will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

•	amend the Beneficial charter, the Beneficial bylaws or other governing instruments of Beneficial or any of its subsidiaries;
•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the ordinary course) (it being understood and agreed that incurrence of indebtedness in the ordinary course includes the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);
•	(1) subject to certain exceptions, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of Beneficial or any of its subsidiaries, or (2) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect to Beneficial’s capital stock or other equity interests (except for certain dividends in the ordinary course);
•	issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Beneficial common stock or any other
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capital stock of Beneficial or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right, except pursuant to the exercise of Beneficial stock options or the vesting or settlement of Beneficial restricted stock awards, in each case, granted under Beneficial stock plans prior to the date of the merger agreement;
•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Beneficial or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Beneficial common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of Beneficial or any of its subsidiaries (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to Beneficial or any of its subsidiaries) or (2) any material asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course;
•	(1) make any acquisition of or investment in (except in the ordinary course), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any person other than a wholly owned subsidiary of Beneficial, or otherwise acquire direct or indirect control over any person, or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Beneficial), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•	(1) grant any increase in compensation or benefits to the employees or officers of Beneficial or any of its subsidiaries, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Beneficial) in the ordinary course that do not exceed, in the aggregate, 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement; (2) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Beneficial benefit plan in effect on the date of the merger agreement and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Beneficial benefit plan without the exercise of any upward discretion; (3) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of Beneficial or any of its subsidiaries; (4) fund any rabbi trust or similar arrangement; (5) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause; (6) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000; or (7) implement or announce any employee layoff that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;
•	enter into, amend or renew any employment or independent contractor contract between Beneficial or any of its subsidiaries and any person requiring payments thereunder in excess of $100,000 in any 12-month period that Beneficial or its subsidiaries do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time;
•	except with respect to a Beneficial benefit plan that is intended to be tax-qualified in the opinion of counsel as is necessary or advisable to maintain the tax qualified status, (1) adopt or establish any plan, policy, program or arrangement that would be considered a Beneficial benefit plan if such plan, policy,
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program or arrangement were in effect as of the date of the merger agreement or amend in any material respect any existing Beneficial benefit plan, terminate or withdraw from, or amend, any Beneficial benefit plan; (2) make any distributions from any Beneficial benefit plan, except as required by the terms of such plan; or (3) fund or in any other way secure the payment of compensation or benefits under any Beneficial benefit plan;
•	make any material change in any tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in tax laws or regulatory accounting requirements or GAAP;
•	commence any litigation other than in the ordinary course, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of Beneficial or any of its subsidiaries for money damages in excess of $500,000 or that would impose any material restriction on the operations, business or assets of Beneficial or any of its subsidiaries, or the surviving corporation or (2) arising out of or relating to the transactions contemplated by the merger agreement;
•	enter into, renew, extend, modify, amend or terminate specified contracts, or waive, release, compromise or assign any material rights or claims under specified contracts;
•	(1) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies; (2) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans; or (3) change or revoke any systems of internal accounting controls or disclosure controls;
•	make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;
•	materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios;

•	make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes settle or compromise any material tax liability of Beneficial or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Beneficial), except (1) new loans not in excess of $20,000,000 or (2) existing loans or commitments for loans not in excess of $25,000,000, unless the renewal, amendment, modification or other change to an existing loan would cause such loan or loans to exceed $25,000,000;
•	take any action that could reasonably be expected to adversely affect, impede or materially delay the (1) receipt of any approvals of any regulatory authority required to consummate the transactions
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contemplated by the merger agreement or (2) consummation of the transactions contemplated in the merger agreement;
•	take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under the merger agreement or to consummate the transactions contemplated in the merger agreement; or
•	agree to take, make any commitment to take, or adopt any resolutions of the Beneficial board of directors in support of, any of the above prohibited actions.

WSFS has also agreed that until the earlier of the effective time or the termination of the merger agreement, unless the prior written consent of Beneficial has been obtained (which consent Beneficial may not unreasonably withhold or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement or required by law, WSFS will not, and will not do or commit to do, or permit any of its subsidiaries to undertake the following actions or commit to undertake the following actions:

•	amend the WSFS charter, the WSFS bylaws or other governing instruments of WSFS or any significant subsidiaries (as defined in Regulation S-X promulgated by the SEC) of WSFS in a manner that would adversely affect Beneficial or the holders of Beneficial common stock adversely relative to other holders of WSFS common stock;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger or the bank merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	take any action that could reasonably be expected to adversely affect, impede or materially delay the (1) receipt of any approvals of any regulatory authority required to consummate the transactions contemplated by the merger agreement or (2) consummation of the transactions contemplated in the merger agreement;
•	(1) adjust, split, combine or reclassify any capital stock of WSFS, or (2) make, declare or pay any dividend, or make any other distribution on, any shares of WSFS common stock (except regular quarterly cash dividends by WSFS at a rate not in excess of $0.11 per share of WSFS common stock);
•	adopt or publicly propose a plan of complete or partial liquidation of WSFS or resolutions providing for or authorizing such a liquidation or a dissolution;
•	take any action that is reasonably likely to result in any of the conditions to closing not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or
•	agree to take, make any commitment to take, or adopt any resolutions of the WSFS board of directors in support of, any of the above prohibited actions.

Regulatory Matters

WSFS and Beneficial have agreed to cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, and filings and to obtain all permits and consents of all third parties and regulatory authorities that are necessary or advisable to consummate the transactions contemplated in the merger agreement, and to comply with the terms and conditions of all such permits and consents of all such third parties and regulatory authorities. Each of WSFS and Beneficial have agreed to use its reasonable

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best efforts to resolve objections, if any, which may be asserted with respect to the merger agreement or the transactions contemplated thereby under any applicable law or order or by any regulatory authority.

Notwithstanding the foregoing, in no event is WSFS or any of its subsidiaries required, and Beneficial and its subsidiaries are not permitted (without WSFS’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving WSFS or its subsidiaries or Beneficial or its subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of WSFS, Beneficial or Beneficial Bank (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments), which condition, commitment or restriction we refer to as a burdensome condition.

For a more complete discussion of the regulatory approvals required to complete the mergers and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”

Tax Matters

WSFS and Beneficial have agreed to use their respective reasonable best efforts to cause the merger and bank merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

Employee Matters

For one year after the effective time, WSFS will, or cause the surviving corporation to, provide to employees who are actively employed by Beneficial or its subsidiaries on the closing date, which we refer to as covered employees, while employed by WSFS following the closing date (1) a base salary or wage rate, as applicable, that is no less than either the base salary or wage rate, as applicable, provided to the covered employees immediately prior to the closing date or, in WSFS’s sole discretion, the base salary or wage rate, as applicable, provided by WSFS and its subsidiaries to their similarly situated employees, (2) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are made available to the covered employees immediately prior to the closing date or, in WSFS’s sole discretion, that are generally made available to similarly situated employees of WSFS and its subsidiaries and (3) employee benefits under WSFS benefit plans that are, in the aggregate, substantially comparable to those provided to similarly situated WSFS employees.

WSFS will assume the Severance Pay Plan for Eligible Employees of Beneficial Bank as in effect on the date of the merger agreement, which we refer to as the Beneficial severance plan, and will provide to covered employees whose employment is terminated without cause by WSFS, the surviving corporation or an affiliate on or before December 31, 2019, to the extent otherwise eligible under the Beneficial severance plan, the benefits provided therein, subject to the terms and conditions thereof.

WSFS will provide covered employees whose employment is involuntarily terminated by WSFS other than for cause prior to December 31, 2019, and who so request, job counseling and outplacement assistance services, consistent with industry standards and the job counseling and outplacement assistance services provided by WSFS and its subsidiaries to their similarly situated employees. In addition, WSFS will notify covered employees whose employment is involuntarily terminated by WSFS other than for cause prior to December 31, 2019, who want to be so notified, of opportunities for positions with WSFS or any of its subsidiaries for which WSFS reasonably believes such persons are qualified and will consider any application for such positions submitted by such persons; provided, that any decision to offer employment to any such person will be made in the sole discretion of WSFS. Outplacement assistance and job counseling services will not be provided to Beneficial employees who are terminated for cause, resignation, disability or retirement.

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WSFS will also maintain and administer a retention pool for specified employees of Beneficial and Beneficial Bank and subject to certain conditions.

Beneficial will, to the extent any payments or benefits made with respect to, or which could arise as a result of, the merger agreement or the transactions contemplated thereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, prior to the closing date, cooperate in good faith with WSFS to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

D&O Indemnification and Insurance

The merger agreement provides that, for six years after the effective time, WSFS will maintain Beneficial’s existing directors’ and officers’ liability insurance policy or a comparable policy, capped at 275% of the annual premium payments paid on Beneficial’s current policy. WSFS and the surviving corporation will indemnify, defend and hold harmless each present and former director, officer or employee of Beneficial and its subsidiaries against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liability incurred in connection with any claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of pertaining to, the fact that such person is or was a director, officer or employee of Beneficial or any of its subsidiaries, or at Beneficial’s request of another corporation, limited liability company, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under applicable law. WSFS or the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, but not limited to, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the declaration of dividends, the listing of the shares of WSFS common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Beneficial has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;
•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, except to notify a person that has made or, to the knowledge of Beneficial, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the non-solicitation obligations of the merger agreement;
•	approve, agree to, accept, endorse or recommend any acquisition proposal; or
•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction.
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Beneficial and its subsidiaries have agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to the date of the merger agreement, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any person (other than WSFS and its subsidiaries) that has made or indicated an intention to make an acquisition proposal and not to waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.

Notwithstanding Beneficial’s non-solicitation obligations described above, if Beneficial or any of its representatives receives an unsolicited written bona fide acquisition proposal by any person at any time prior to the Beneficial stockholder approval that did not result from or arise in connection with a breach of its non-solicitation obligations, then Beneficial and its representatives may, prior to (but not after) the Beneficial special meeting, furnish information or data to and enter into discussions and negotiations with respect to such acquisition proposal if the Beneficial board of directors (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes, or would reasonably be expected to lead to a superior proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable law and (ii) obtained from such person an executed confidentiality agreement containing terms at least as restrictive with respect to such person as the terms of the confidentiality agreement is in each provision with respect to WSFS. However, Beneficial may not terminate the merger agreement pursuant to these provisions and is required to call a stockholder meeting to consider and vote upon the mergers notwithstanding negotiations with such third parties.

For purposes of the merger agreement,

•	an “acquisition agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement;
•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Beneficial or announced publicly to the Beneficial stockholders and whether binding or non-binding) by any person (other than WSFS or its subsidiaries) for an acquisition transaction;
•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving (1) any acquisition or purchase, direct or indirect, by any person (other than WSFS or its subsidiaries) of 25% or more in interest of the total outstanding voting securities of Beneficial or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Beneficial, or any tender offer or exchange offer that, if consummated, would result in any person (other than WSFS or its subsidiaries) beneficially owning 25% or more in interest of the total outstanding voting securities of Beneficial or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of the Beneficial, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Beneficial or its subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Beneficial; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated assets of Beneficial and its subsidiaries, taken as a whole; and
•	a “superior proposal” means an unsolicited bona fide written acquisition proposal which the Beneficial board of directors determines in its good faith judgment is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction move favorable, from a financial point of view, to the Beneficial stockholders than the merger (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by WSFS in response to such acquisition proposal)); provided, that for purposes of the definition of
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superior proposal, the references to “25%” in the definition of acquisition transaction will be deemed to be references to “50%.”

Stockholder Meetings and Recommendation of WSFS and Beneficial Boards of Directors

Each of WSFS and Beneficial have agreed to hold a meeting of its stockholders as promptly as reasonably practicable after this joint proxy statement/prospectus is declared effective for the purpose of obtaining the Beneficial stockholder approval, in the case of Beneficial stockholders, and obtaining the WSFS stockholder approval, in the case of WSFS stockholders.

The board of directors of each of Beneficial and WSFS have agreed to recommend to its respective stockholders the approval of the Beneficial merger proposal, in the case of Beneficial and the approval of the WSFS merger and share issuance proposal, in the case of WSFS and to include such recommendations in this joint proxy statement/prospectus and to use its respective reasonable best efforts to obtain, in the case of Beneficial, the Beneficial stockholder approval and, in the case of WSFS, the WSFS stockholder approval. The board of directors of each of Beneficial and WSFS and any committee thereof agreed to not withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) such recommendation in any manner adverse to WSFS or Beneficial, respectively, take any action or make any public statement, filing or release inconsistent with such recommendation, or submit their respective merger proposals to its stockholders without such recommendation, which we refer to as a change in recommendation.

However, the Beneficial board of directors may make a change in recommendation (including approving, endorsing or recommending any acquisition proposal), if Beneficial has received a superior proposal (after giving effect to any revised offer from WSFS) and the Beneficial board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the Beneficial board of directors may not make a change in recommendation unless:

•	Beneficial has complied in all material respects with its non-solicit obligations described above;
•	Beneficial gives WSFS at least three business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such three business day period, Beneficial has, and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS (to the extent WSFS desires to so negotiate) in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by WSFS; and
•	the Beneficial board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by WSFS that such superior proposal remains a superior proposal and that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the Beneficial board of directors may communicate the basis for its lack of recommendation to its stockholders to the extent required by law.

Any material amendment to any superior proposal will require a new determination and notice period.

In addition, the WSFS board of directors may make a change in recommendation, if the WSFS board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the WSFS board of directors may not make a change in recommendation unless:

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•	WSFS gives Beneficial at least three business days’ notice of its intention to make a change in recommendation and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such three business day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Beneficial (to the extent Beneficial desires to so negotiate) in good faith regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Beneficial; and
•	the WSFS board of directors has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Beneficial, if any, that the failure to make a change in recommendation would be a violation of the directors’ fiduciary duties under applicable law and, in which event, the WSFS board of directors may communicate the basis for its lack of recommendation to its stockholders to the extent required by law.

Conditions to Consummation of the Mergers

The respective obligation of each party to consummate the mergers is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the approval of the Beneficial merger proposal by the Beneficial stockholders and the approval of the WSFS merger and share issuance proposal by the WSFS stockholders;
•	the receipt of all requisite regulatory approvals;
•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement (including the mergers);
•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part under the Securities Act and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement;
•	the approval of the listing on Nasdaq of WSFS common stock to be issued pursuant to the merger; and
•	the receipt by each party of a written opinion of Covington & Burling in form reasonably satisfactory to such parties to the effect that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

Each party’s obligation to consummate the merger is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time, subject to the materiality standards provided in the merger agreement;
•	the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;
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•	the receipt of (1) a certificate from the other party to the effect that the two conditions described above have been satisfied and (2) certified copies of resolutions duly adopted by the other party’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request;
•	in the case of WSFS, the receipt of requisite regulatory approvals without the imposition of a burdensome condition; and
•	in the case of WSFS, the executive agreements with certain of Beneficial’s officers are in full force and effect as of the closing date.

We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed in the first quarter of 2019 or at all. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time (notwithstanding the approval of the merger agreement by Beneficial stockholders or by WSFS stockholders) by mutual written agreement, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval and such denial is final and nonappealable, or any regulatory authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action is final and nonappealable, so long as such denial is not as a result of a failure of the terminating party to comply with its obligations under the merger agreement;
•	the Beneficial stockholders fail to vote their approval of the Beneficial merger proposal, which we refer to as a no-vote termination;
•	the WSFS stockholders fail to vote their approval of the WSFS merger and share issuance proposal;
•	the mergers have not been consummated by August 7, 2019, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement on or before that date is not caused by the terminating party’s breach of such merger agreement, which we refer to as an outside date termination;
•	if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Beneficial, in the case of a termination by WSFS, or WSFS, in the case of a termination by Beneficial, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a WSFS or Beneficial condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination; or
•	if either or all of the Federal Reserve, FDIC, OCC or PDBS requests in writing that WSFS, WSFS Bank, Beneficial, Beneficial Bank, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to any requisite regulatory approval.
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In addition, WSFS may terminate the merger agreement if:

•	the Beneficial board of directors fails to recommend that the Beneficial stockholders approve the Beneficial merger proposal, effects a change in their recommendation, breaches its non-solicitation obligations with respect to acquisition proposals or fails to call, give notice of, convene or hold the Beneficial special meeting; or
•	if either or all of the Federal Reserve, FDIC, OCC or PDBS grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition; provided, that WSFS may only terminate the merger agreement if WSFS uses its reasonable best efforts until the earlier of (i) 60 days following the grant of such requisite regulatory approval containing a burdensome condition, or (ii) the outside date, to cause the terms and/or conditions of such requisite regulatory approval containing such burdensome condition to be deleted or removed.

In addition, Beneficial may terminate the merger agreement if:

•	the WSFS board of directors fails to recommend that the WSFS stockholders approve the WSFS merger and share issuance proposal, effects a change in their recommendation, or fails to call, give notice of, convene or hold the WSFS special meeting; or
•	at any time during the five business period day period commencing with the fifth business day prior to the closing date (or the immediately preceding day to the fifth business day prior to the closing date if shares of WSFS common stock are not actually traded on Nasdaq on such day), which we refer to as the determination date, (i) the average closing price of WSFS common stock is less than $44.28 and (ii) the WSFS common stock has underperformed the Nasdaq Bank Index by more than 20%, which termination right we refer to as a stock decline termination right. If Beneficial elects to exercise its stock decline termination right, it will give written notice to WSFS, and WSFS will have the right within five business days of the receipt of the notice of termination to increase the number of shares of WSFS common stock to be issued to holders of Beneficial capital stock in the merger so that, as a result of such adjustment, the merger consideration would be no less than the merger consideration would have been had the average closing price of WSFS common stock been $44.28 or had the WSFS common stock not underperformed the Nasdaq Bank Index by more than 20% (whichever merger consideration amount would be smaller). If WSFS so elects within such five business day period and notifies Beneficial promptly of such election, then the merger agreement will remain in effect in accordance with its terms (except for the exchange ratio will be so modified).

Effect of Termination

If the merger agreement is terminated or abandoned, it will become void and have no effect, except that (1) designated provisions of each merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (2) both WSFS and Beneficial will remain liable for any liability resulting from fraud or breach of the merger agreement occurring prior to termination or abandonment.

Termination Fee

Beneficial will pay WSFS a $52,500,000 termination fee if:

•	(1) either Beneficial or WSFS effects a no-vote termination or outside date termination (and the approval of the Beneficial merger proposal has not been obtained), or (2) WSFS effects a breach termination and, in each case, prior to such termination, an acquisition proposal for Beneficial has been made or an intention to make an acquisition proposal has been publicly announced, and, within 12 months of such termination, any acquisition proposal results in a definitive agreement or a completed transaction; or
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•	WSFS terminates the merger agreement because the Beneficial board of directors has failed to recommend that the Beneficial stockholders approve the Beneficial merger proposal, effected a change in their recommendation, breached its non-solicitation obligations with respect to acquisition proposals or failed to call, give notice of, convene or hold the Beneficial special meeting.

WSFS will pay Beneficial a $52,500,000 termination fee if:

•	Beneficial terminates the merger agreement because the WSFS board of directors failed to recommend that the WSFS stockholders approve the WSFS merger and share issuance proposal, effected a change in their recommendation, or fails to call, give notice of, convene or hold the WSFS special meeting.

If Beneficial or WSFS, as applicable, fails to pay any termination fee payable when due, then Beneficial or WSFS, as applicable, must pay to WSFS or Beneficial, as applicable, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the merger agreement until the date of payment.

Expenses and Fees

Each of WSFS and Beneficial will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing this joint proxy statement/prospectus, and all filing fees paid to the SEC in connection with this joint proxy statement/prospectus will be borne equally by WSFS and Beneficial.

Amendments and Waivers

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after the Beneficial stockholder approval or the WSFS stockholder approval are obtained, provided that after obtaining such approvals, no amendment may be made that requires further approval by Beneficial or WSFS stockholders.

At any time prior to the effective time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by law, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement; provided, that after the Beneficial stockholder approval or the WSFS stockholder approval are obtained, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Voting Agreements

Beneficial Voting Agreements

Each of the members of the Beneficial board of directors and certain executive officers of Beneficial, in their capacities as stockholders of Beneficial, have separately entered into voting agreements with WSFS and Beneficial, which we refer to as the Beneficial voting agreements, in which they have agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all covered shares as to which the they control the right to vote, (1) in favor of the approval of the merger agreement and the transactions contemplated thereby, including the mergers, (2) against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Beneficial under the merger agreement, (3) against any acquisition proposal and (4) against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for vote or written consent

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of the Beneficial stockholders that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the mergers or the other transactions contemplated by the merger agreement or the Beneficial voting agreement or the performance by Beneficial of its obligations under the merger agreement. In addition, the Beneficial voting agreements provide that such stockholders will not sell or transfer any of their shares of Beneficial common stock, subject to certain exceptions, until the earlier of the receipt of the Beneficial stockholder approval or the date on which the merger agreement is terminated in accordance with its terms. The Beneficial voting agreements remain in effect until the earlier to occur of the closing and the date of termination of the merger agreement in accordance with its terms.

As of the Beneficial record date, these stockholders beneficially owned, in the aggregate, 2,640,106 shares of the common stock of Beneficial, allowing them to exercise approximately 3.5% of the voting power of Beneficial common stock (which does not include shares issuable upon the exercise of stock options that were outstanding as of the Beneficial record date).

The foregoing description of the Beneficial voting agreements is subject to, and qualified in its entirety by reference to, the Beneficial voting agreements, a form of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.

WSFS Voting Agreements

Each of the members of the WSFS board of directors and certain executive officers of WSFS, in their capacities as stockholders of WSFS, have separately entered into voting agreements with WSFS and Beneficial, which we refer to as the WSFS voting agreements, in which they have agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all covered shares as to which the they control the right to vote, (1) in favor of the adoption and approval of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and WSFS share issuance, (2) against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation under the merger agreement, and (3) against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for vote or written consent of WSFS stockholders that is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the mergers or other transactions contemplated by the merger agreement or the WSFS voting agreement or performance by WSFS of its obligations under the merger agreement. In addition, the WSFS voting agreements provide that such stockholders will not sell or transfer any of their shares of WSFS common stock, subject to certain exceptions, until the earlier of the receipt of the WSFS stockholder approval or the date on which the merger agreement is terminated in accordance with its terms. The WSFS voting agreements will terminate upon the earlier of the closing and the date of the termination of the merger agreement in accordance with its terms.

As of the WSFS record date, these stockholders beneficially owned, in the aggregate, 491,662 shares of the common stock of WSFS, allowing them to exercise approximately 1.6% of the voting power of WSFS common stock (which does not include shares issuable upon the exercise of stock options that were outstanding as of the WSFS record date).

The foregoing description of the WSFS voting agreements is subject to, and qualified in its entirety by reference to, the WSFS voting agreements, a form of which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus.

Agreements with WSFS

As inducement for the parties to enter into the merger agreement, each of Gerard Cuddy, Thomas Cestare, Joanne Ryder, Martin Gallagher, Pamela Cyr and Joseph Canosa have entered into a letter agreement with WSFS to be effective upon closing. For a description of these agreements, please see the section entitled “The Mergers—Interests of Beneficial’s Directors and Executive Officers in the Mergers.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences relating to the merger to a U.S. holder (as defined below) of Beneficial common stock that receives WSFS common stock and the cash consideration pursuant to the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Beneficial common stock and is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders who hold their shares of Beneficial common stock as a capital asset within the meaning of Section 1221 of the Code and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; S corporations; holders whose functional currency is not the U.S. dollar; holders who hold shares of Beneficial common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who exercise appraisal rights; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to WSFS common stock as a result of such item being taken into account in an applicable financial statement).

This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Beneficial common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Beneficial common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the merger to them.

This discussion, and the tax opinion referred to below, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The opinion described below will not be binding on the IRS, or any court. WSFS and Beneficial have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

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Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally

WSFS and Beneficial intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of WSFS and Beneficial that they receive an opinion from Covington & Burling, in form reasonably satisfactory to WSFS and Beneficial, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither WSFS nor Beneficial currently intends to waive this condition to the consummation of the mergers. In the event that WSFS and Beneficial waive the condition to receive such tax opinion and the tax consequences of the merger materially change, then WSFS and Beneficial will recirculate appropriate soliciting materials and seek new approval of the merger from Beneficial and WSFS stockholders. The opinions will be based on representation letters provided by WSFS and Beneficial and on customary factual assumptions.

Accordingly, subject to the limitations and qualifications set forth herein and in the opinion of Covington & Burling, if the merger qualifies as a reorganization, for U.S. federal income tax purposes, when a U.S. holder of Beneficial common stock receives a combination of WSFS common stock and the cash consideration (other than cash received instead of fractional shares of WSFS common stock), such U.S. holder will (1) not recognize any loss upon surrendering its Beneficial common stock and (2) recognize gain upon surrendering its Beneficial common stock equal to the lesser of (a) the excess, if any, of (i) the sum of the amount of cash consideration received plus the fair market value (determined as of the effective time) of the WSFS common stock that received over (ii) such U.S. holder’s aggregate adjusted tax basis in the shares of Beneficial common stock surrendered, and (b) the amount of cash consideration received.

Any gain described in the paragraph above will be capital gain to a U.S. holder unless the receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such U.S. holder’s ratable share of Beneficial’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether the receipt of cash has the effect of a distribution of a dividend, a U.S. holder will be treated as if it first exchanged all of its Beneficial common stock solely in exchange for WSFS common stock and then WSFS immediately redeemed a portion of that stock for the cash that such U.S. holder actually received in the merger, which is referred to herein as the deemed redemption.

In the event that the receipt of cash has the effect of being “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code, the deemed redemption will be treated as capital gain to a U.S. holder. For the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of WSFS following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of WSFS that a U.S. holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of WSFS that such U.S. holder owns immediately after the deemed redemption.

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The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. However, the determination as to whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Beneficial common stock for a combination of WSFS common stock and cash consideration in the merger is complex and is determined on a stockholder-by-stockholder basis. Accordingly, we urge U.S. holders to consult their own tax advisors with respect to any such determination that is applicable to their individual situations.

The aggregate tax basis of the WSFS common stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Beneficial common stock that it surrenders in the merger, decreased by the amount of any cash consideration (other than cash received instead of fractional shares of WSFS common stock) received and increased by the amount of any gain recognized. The holding period for the shares of WSFS common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Beneficial common stock that such U.S. holder surrenders in the merger. The basis and holding period of each block of WSFS common stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Beneficial common stock exchanged for such block of WSFS common stock. U.S. holders should consult their tax advisors regarding the manner in which shares of WSFS common stock should be allocated among different blocks of their Beneficial common stock surrendered in the merger.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of WSFS common stock, the U.S. holder will be treated as having received such fractional share of WSFS common stock pursuant to the merger and then as having received cash in exchange for such fractional share of WSFS common stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of WSFS common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional share (including the holding period of shares of Beneficial common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

If you are an individual U.S. holder, you will be subject to a 3.8% tax on the lesser of: (1) your “net investment income” for the relevant taxable year, or (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on your U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally will include any capital gain recognized as a result of receiving cash instead of fractional shares, as well as, among other items, other interest, dividends, capital gains and rental or royalty income you receive. You should consult your tax advisors as to the application of the net investment income tax in your circumstances.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder of Beneficial common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or
•	provide proof that you are otherwise exempt from backup withholding.
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Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If you are a U.S. holder that receives WSFS common stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Beneficial common stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. You are a “significant holder” if, immediately before the merger, you (a) owned at least 5% (by vote or value) of the outstanding stock of Beneficial, or (b) owned Beneficial securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Beneficial common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

If the mergers are completed, holders of Beneficial common stock will have a right to receive shares of WSFS common stock for their shares of Beneficial common stock. Beneficial is organized under the laws of the Commonwealth of Maryland; WSFS is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Beneficial stockholders under the Maryland General Corporation Law, or the MGCL, and the Beneficial charter and the Beneficial bylaws, and (2) the current rights of WSFS stockholders under the Delaware General Corporate Law, or the DGCL, and the WSFS charter and the WSFS bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the MGCL and the DGCL and Beneficial’s and WSFS’s governing documents, which we urge Beneficial stockholders to read. Copies of WSFS’s and Beneficial’s governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 164.

	Beneficial	WSFS
Capitalization:	Under the Beneficial charter, Beneficial is authorized to issue 600 million shares of stock consisting of 100 million shares of preferred stock, and 500 million shares of common stock. As of August 6, 2018, there were issued and outstanding 74,980,569 shares of Beneficial common stock and no shares of Beneficial preferred stock outstanding.	Under the WSFS charter, WSFS is authorized to issue 72.5 million shares of stock consisting of 7.5 million shares of preferred stock and 65 million shares of common stock. As of August 6, 2018, there were issued and outstanding 31,771,831 shares of WSFS common stock and no shares of preferred stock outstanding.

Corporate Governance:	The rights of Beneficial stockholders are governed by Maryland law, the Beneficial charter and the Beneficial bylaws.	The rights of WSFS stockholders are governed by Delaware law, and the WSFS charter and the WSFS bylaws.

Board of Directors:

The MGCL requires that a corporation have at least one director and permits the charter or bylaws to govern the number and term of directors.

The Beneficial bylaws state that the number of directors is fixed, from time to time, by a majority vote of the board of directors, and the number of directors must never be less than the minimum number of directors required by the MGCL. The Beneficial charter provides that the directors must be divided into three classes, as nearly equal in number as reasonably possible, with the term of

The DGCL requires that a corporation have at least one director and permits the certificate of incorporation or bylaws to govern the number and term of directors.

The WSFS charter states that the number of directors is fixed, from time to time, by a majority vote of the board of directors. The directors must be divided into three classes with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual

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	office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Beneficial currently has nine directors.	meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. There are currently 10 directors on the WSFS board of directors.

Election and Removal of Directors:

Under Maryland law, where a quorum is present, directors are elected by a plurality of the votes cast at a meeting of the stockholders, unless otherwise provided in the charter or bylaws.

The Beneficial charter does not permit stockholders to cumulate their votes for directors.

Maryland law provides that the stockholders may remove any director of a classified board only for cause, by the affirmative vote of a majority of all votes entitled to be cast generally for the election of directors, unless otherwise provided in the charter or bylaws.

The Beneficial bylaws provide that a director may be removed at any time, but only for cause and only by the affirmative vote of at least a majority of the shares entitled to vote on the election of directors.

Under Delaware law, where a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors, unless otherwise provided in the certificate of incorporation or bylaws.

The WSFS charter permits stockholders to cumulate their votes for directors. Each stockholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Delaware law provides that the stockholders may remove one or more directors of a classified board only for cause by a majority of the shares then entitled to vote unless otherwise provided in the certificate of incorporation.

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The WSFS charter provides that any director or the entire board of directors may be removed from office at any time, but only for cause and only by affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of WSFS entitled to vote generally in the election of directors voting together as a single class.

Board Vacancies:

Under Maryland law, any vacancies existing on the Beneficial board of directors may be filled by a stockholder vote on the election of a director or by vote of the majority of the directors then in office. If the director is elected by the Beneficial board of directors to fill a vacancy, then the director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. If a corporation makes an election to be governed by Section 3-804(c) of the MGCL, any vacancies in the board of directors resulting from an increase in the size of the board of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

Under the Beneficial charter and the Beneficial bylaws, Beneficial’s board of directors has the authority to fill vacancies that occur on the Beneficial board of directors, including vacancies caused by an increase in the number of directors. A director elected by the Beneficial board of directors to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

Under Delaware law, any vacancies existing on the board of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The WSFS charter states that any vacancies occurring on the WSFS board of directors will be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

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Vote Required for Certain Stockholder Actions and Quorum Requirement:

The MGCL provides that, if a quorum is present, then a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, unless the charter of the corporation provides otherwise. In connection with a consolidation, merger, share exchange or transfer of assets, the MGCL generally requires approval by affirmative vote of two-thirds of all the votes entitled to be cast on the matter. However, a charter may provide for a lesser proportion of the votes of all classes or of any class of stock than the proportion required by the MGCL for that purpose, but this proportion may not be less than a majority of all the votes entitled to be cast on the matter.

The Beneficial charter provides that holders of its common stock have the right to one vote for each share of common stock held.

The Beneficial bylaws provide that all matters except for the election of directors and except as otherwise required by law or the Beneficial charter will be decided by the vote of a majority of the votes cast. Under the Beneficial charter, matters which under the MGCL require stockholder authorization by a greater proportion than a majority of the total number of shares of all classes of capital stock, including stockholder approval of a merger, will be effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as provided in the charter.

The DGCL provides that, except for the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders, including with respect to the adoption of a merger or consolidation.

The WSFS bylaws provide that holders of its common stock have the right to one vote for each share of common stock in their name.

The WSFS bylaws provide that all matters except for the election of directors submitted to stockholders at any meeting, except for the election of directors, will be decided by the vote of a majority of the shares present in person or represented by proxy and entitled to vote with respect thereto.

The DGCL provides that a quorum shall consist of not less than one-third of the shares entitled to vote at a meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than one-third of the shares of such class or series or classes or series. The WSFS bylaws provide that the presence, in person or by proxy, of the holders of record of shares of capital stock of the corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of WSFS will constitute a quorum. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy will constitute a quorum.

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The MGCL provides that the presence, in person or by proxy, of the holders entitled to cast a majority of the votes entitled to be cast at a meeting will constitute a quorum, unless the corporation’s charter provides otherwise. The Beneficial charter provides that the presence, in person or by proxy, of the holders entitled to cast a majority of the votes entitled to be cast at a meeting will constitute a quorum.

Amendment of Charter:

Under the MGCL, a corporation may amend its charter upon the submission of a proposed amendment to stockholders by the Beneficial board of directors and the subsequent receipt of the affirmative vote of two-thirds of all votes entitled to be cast on the matter, unless the corporation’s charter provides otherwise.

The Beneficial charter provides that Beneficial reserves the right to amend the Beneficial charter in the manner prescribed by the MGCL and except as expressly set forth in the Beneficial charter, and that no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL. Furthermore, the Beneficial charter states the Beneficial board of directors may amend the Beneficial charter by resolution approved by a majority of the directors then in office, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Beneficial has authority to issue. However, the Beneficial charter provides that specified provisions contained therein may not be repealed or amended except upon the affirmative vote of holders of at least 75% of the issued and outstanding shares of Beneficial’s capital stock entitled to vote thereon.

Under the DGCL, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class of capital stock entitled to vote thereon as a class.

The DGCL further provides the holders of the outstanding shares of a class of capital stock will be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

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Amendment of Bylaws:

Maryland law provides that the power to amend the bylaws is vested in the stockholders of a corporation except to the extent that the charter or bylaws vest such power in the board of directors.

Under the Beneficial charter, the Beneficial board of directors may amend the Beneficial bylaws by the affirmative vote of a majority of the directors then in office without the further approval of the stockholders. The stockholders of Beneficial may amend the Beneficial bylaws by the affirmative vote of the holders of at least 75% of the Beneficial’s capital stock voting together as a single class.

Delaware law provides that a bylaw amendment adopted by stockholders which specifies the vote that will be necessary for the election of directors cannot be further amended or repealed by the board of directors of a corporation.

The WSFS bylaws may be amended, rescinded or repealed (1) at any meeting of the WSFS board of directors, provided notice of the proposed change was given in the notice of the meeting and notice was given not less than two days prior to the meeting, or (2) by the stockholders by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock, voting together as a single class.

Special Meetings of Stockholders:

Maryland law provides that special meetings of the stockholders may be called by the president, board of directors or by such person or persons as may be authorized by the charter or by the bylaws.

Under the Beneficial bylaws, special meetings of Beneficial stockholders may be called at any time by the Chairman of the Beneficial board of directors, the President, or by two-thirds of the total number of directors which Beneficial would have if there were no vacancies on the Beneficial board of directors, and may be called by its Secretary upon the request in writing of holders of at least a majority of all shares outstanding and entitled to vote on the business to be transacted at such meeting.

Notice of a special meeting must be given not less than 10 days and not more than 90 days prior to the meeting and must specify the place, date, time and purpose of such meeting.

Delaware law provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

The WSFS bylaws provide that, subject to the rights of preferred stockholders, special meetings of stockholders may be called only by the WSFS board of directors pursuant to a resolution adopted by a majority of the total number of directors which WSFS would have if there were no vacancies on the WSFS board of directors.

Notice of a special meeting must be delivered personally or mailed at least 10 days and not more than 60 days prior to the meeting.

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Nomination of Directors:

The MGCL provides that a corporation may require advance notice of stockholder nominations for directors as specified in its charter or bylaws.

The Beneficial bylaws state that recommendations of nominees for election to the Beneficial board of directors may be made at a meeting of Beneficial stockholders at which directors are to be elected only (1) by or at the direction of the Beneficial board of directors or (2) by any Beneficial stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the bylaws as to the nominations for director elections.

Stockholder recommendations for nomination for election as a director must be made by timely notice in writing to Beneficial’s Secretary, which must be delivered or mailed to and received at Beneficial’s principal executive office not less than 90 days before the date of the meeting; provided, however, that if less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

A stockholder’s notice must set forth (1) as to each person whom the stockholder recommends for nomination for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (2) as to the stockholder giving the notice (a) the name and

The WSFS bylaws state that recommendations of nominees for election to the WSFS board of directors may be made at an annual meeting of WSFS stockholders (1) pursuant to WSFS’s notice of meeting, (2) by or at the direction of the WSFS board of directors or by the Nominating Committee of the WSFS board of directors, or (3) by any WSFS stockholder present in person at the meeting who (a) is a stockholder of record at the time of giving of notice as required below and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) complies with the notice procedures set forth in the WSFS bylaws as to nominations for director elections. Clause (3)(c) in the foregoing sentence provides the exclusive means for a stockholder to make recommendations for nomination for election or reelection as a director.

Stockholder recommendations for nomination for election or reelection as a director must be delivered to, or mailed and received at, WSFS’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’s proxy statement for the immediately preceding annual meeting of WSFS stockholders; provided, however, that in the event that the date of the annual meeting is more than 25 days before or after such anniversary date or a special meeting called for the purpose of electing directors, notice by the stockholder must be so received not later than the 10th day following the day on which public announcement of the date of the meeting is first made by WSFS. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

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address, as they appear on Beneficial’s books, of such stockholder, (b) the class and number of shares of Beneficial’s capital stock that are beneficially owned by such stockholder, and (c) a statement disclosing (i) whether such stockholder or any nominee thereof is acting with or on behalf of any other person and (ii) if applicable, the identity of such person.

A stockholder’s notice must set forth (1) as to each person whom the stockholder recommends for nomination for election or reelection as a director, (a) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, (b) a description of all compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (c) a description of all relationships between the proposed nominee and the recommending stockholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending stockholder and the beneficial owner, if any, and the recommended nominee regarding the nomination, and (d) a description of all relationships between the recommended nominee and any of WSFS’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding WSFS; (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination, (a) the name, address and telephone number of such stockholder and such beneficial owner, if any, (b)(i) the class or series and number of WSFS shares which are, directly or indirectly, owned of record by such stockholder and beneficially by such beneficial

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owner and the time period such shares have been held, (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of WSFS shares or with a value derived in whole or in part from the value of any class or series of WSFS shares, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of WSFS shares, or a derivative instrument, (iii) any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of WSFS or has granted any such right to any person or persons, (iv) any short interest in any security of WSFS, (v) any rights to dividends on the WSFS shares owned beneficially by such stockholder that are separated or separable from the underlying WSFS shares, (vi) any proportionate interest in WSFS or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, beneficially owns an interest in a general partner, (vii) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of WSFS shares or derivative instruments, if any, as of the date of such notice, including any such interests held by members of such stockholder’s immediate family sharing the same household, (viii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder,

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(ix) any material pending or threatened legal proceeding in which such stockholder or beneficial owner is a party or material participant involving WSFS or any of its officers or directors, or any affiliate of WSFS, and (x) any direct or indirect material interest in any material contract or agreement of such stockholder or beneficial owner with WSFS, any affiliate of WSFS or any principal competitor of WSFS; (3) a representation that such stockholder and beneficial owner, if any, intend to be present in person at the meeting; (4) a representation that such stockholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other interests through the date of WSFS’s next annual meeting of stockholders; (5) a completed and signed questionnaire and consent regarding the nominee’s qualifications to serve as a director, prepared with respect to and signed by such stockholder and beneficial owner; and (6) such additional information, documents, instruments, agreements and consents as may be deemed useful to the WSFS board of directors. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners.

Stockholder Proposal of Business:	The MGCL provides that a corporation may require advance notice of stockholder proposals to be brought before a stockholder meeting as specified in its charter or bylaws.

The Beneficial bylaws require that proposals for business to be brought before an annual meeting of stockholders be made by timely notice in writing to Beneficial’s Secretary, which must be delivered or mailed to and received at Beneficial’s principal executive office not less than 90 days before the date	The WSFS bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to WSFS’s secretary. To be timely, a stockholder’s notice must be delivered or mailed to the principal executive offices of WSFS not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’s proxy statement for the immediately preceding annual meeting of stockholders. Such stockholder’s notice must set forth as to each matter the

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of the meeting; provided, however, that if less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The provisions of the Beneficial bylaws governing the notice requirements for submitting stockholder proposals are substantially similar to the notice requirement provisions governing stockholder recommendations for nominations for election or re-election of directors, but also requires that the notice set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting and (2) any material interest of such stockholder in such business. The business transacted at any special meeting of the stockholders must be confined to the purpose(s) stated in the notice of such meeting.

stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; (2) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such stockholder; and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration). With respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for proposal is made, the notice provisions of the WSFS bylaws governing the procedures for submitting stockholder proposals are substantially similar to the procedures governing stockholder recommendations for nominations for election or re-election of directors. No business will be conducted at an annual meeting except in accordance with the aforementioned procedures.

Limitation of Director Liability; Indemnification:	The MGCL provides that a Maryland corporation may indemnify a director against any proceeding or penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with his duties as a director, except, if it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director actually received an improper benefit in money, property or services;	Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason
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(3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful; or (4) in the case of a proceeding by or in the right of the corporation, the director is adjudged to be liable to the corporation, unless the court in which the suit was brought determines that indemnification is nevertheless proper, in which case indemnification is limited to expenses.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation or its stockholders for money damages except for liability resulting from: (1) actual receipt of an improper benefit or profit in money, property or services; or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

The Beneficial charter provides that no director or officer of Beneficial will be liable to Beneficial or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of Beneficial’s officers and directors shall be eliminated or limited to the same extent as the MGCL.

of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which a director derived an improper personal benefit.

The WSFS charter provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as an indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held
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The Beneficial charter and the Beneficial bylaws obligate Beneficial to indemnify (1) its directors and officers, whether serving Beneficial or at its request any other entity, to the maximum extent required or permitted by Maryland law, including the advance of expenses under the procedures required, and (2) other employees and agents to such extent as will be authorized by the Beneficial board of directors or the Beneficial bylaws and be permitted by law.	harmless by WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except with respect to proceedings to enforce rights to indemnification described in the paragraph below, WSFS will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the WSFS board of directors. The directors of WSFS Bank, and all officers thereof, will be deemed to be serving at the request of WSFS as such directors and officers.

If a claim under the indemnification provisions of the WSFS charter is not paid in full by WSFS within 60 days after a written claim has been received by WSFS (except in the case of a claim for an advancement, in which case the period will be 20 days), the indemnitee may at any time thereafter bring suit against WSFS to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit.

Stockholders’ Rights of Dissent and Appraisal:

The MGCL provides stockholders a right to demand and receive fair value for the stockholder’s stock in the event of (1) a merger or consolidation; (2) a share exchange; (3) a transfer of assets requiring stockholder approval; (4) certain amendments to the corporation’s charter altering the contract rights of any outstanding stock; (5) a business combination with an interested stockholder or an affiliate thereof, for a period of 5 years following the most recent date on which the interested stockholder became an interested stockholder; or (6) the corporation is converted into another entity.

Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders.

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However, the Beneficial charter provides that stockholders are not entitled to exercise dissenters’ rights other than as the Beneficial board of directors may determine pursuant to a resolution approved by a majority of the directors then in office.

Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

•     shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

•     shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective time of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•     cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

•     any combination of the foregoing.

Maryland Unsolicited Takeovers Act:

Maryland law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•     a classified board;

•     a two-thirds vote requirement for removing a director;

•     a requirement that the number of directors be fixed only by vote of the directors;

•     a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors then in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•     a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Not applicable.

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LEGAL MATTERS

The validity of the WSFS common stock to be issued in connection with the merger will be passed upon for WSFS by Covington & Burling. Covington & Burling will deliver at the effective time its opinion to WSFS and Beneficial as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”

EXPERTS

The consolidated financial statements of WSFS Financial Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Beneficial Bancorp, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this document, neither the WSFS nor the Beneficial board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter properly comes before either the WSFS special meeting or the Beneficial special meeting or any adjournment or postponement thereof and be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

WSFS ANNUAL MEETING STOCKHOLDER PROPOSALS

To be eligible under Rule 14a-8 under the Exchange Act and under the WSFS bylaws for inclusion in the proxy statement for WSFS’s 2019 annual meeting of stockholders, a proper stockholder proposal and supporting statements, if any, must have been received by WSFS at its principal offices at WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, to the attention of the WSFS Secretary, no earlier than November 26, 2018 and no later than December 27, 2018. The notice must be in the manner and form required by the WSFS bylaws and Rule 14a-8 under the Exchange Act.

In addition, the WSFS bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to WSFS’s secretary. To be timely, a stockholder’s notice must be delivered or mailed to the principal executive offices of WSFS not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’s proxy statement for the immediately preceding annual meeting of stockholders. Such stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; (2) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such stockholder; and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration). With respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for proposal is

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made, the notice provisions of the WSFS bylaws governing the procedures for submitting stockholder proposals are substantially similar to the procedures governing stockholder recommendations for nominations for election or re-election of directors. No business will be conducted at an annual meeting except in accordance with the aforementioned procedures. A copy of the WSFS bylaws may be obtained upon written request to the secretary of WSFS.

BENEFICIAL ANNUAL MEETING STOCKHOLDER PROPOSALS

Beneficial does not anticipate holding a 2019 annual meeting of Beneficial stockholders if the mergers are completed before the second quarter of 2019. However, if the mergers are not completed within the expected time frame, or at all, Beneficial may hold an annual meeting of its stockholders in 2019.

To be eligible under Rule 14a-8 under the Exchange Act and under the Beneficial bylaws for inclusion in the proxy statement for Beneficial’s 2019 annual meeting of stockholders, a proper stockholder proposal and supporting statements, if any, must have been received by Beneficial at its principal offices at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103, Attn: William J. Kline, Jr., no later than November 9, 2018 (if next year’s annual meeting is held on a date more than 30 calendar days from April 19, 2019, a stockholder proposal must be received by a reasonable time before Beneficial begins to print and mail its proxy solicitation for such annual meeting). The notice must be in the manner and form required by the Beneficial bylaws and Rule 14a-8 under the Exchange Act.

In addition, the Beneficial bylaws provide that only such business which is properly brought before a stockholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Beneficial board of directors to be properly made at a meeting by a stockholder, notice must be received by the secretary of Beneficial at its offices not less than 90 days before the date of the meeting; provided, however, that if less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice to Beneficial must also provide certain information set forth in the Beneficial bylaws. Further, in order for a director candidate to the Beneficial board of directors to be considered for nomination at the 2019 annual meeting of Beneficial stockholders, the recommendation must be received by the Beneficial Secretary at least 120 calendar days before the date Beneficial’s proxy statement was released to stockholders in connection with 2018 annual meeting of Beneficial stockholders, advanced by one year. A copy of the Beneficial bylaws may be obtained upon written request to the secretary of Beneficial.

WHERE YOU CAN FIND MORE INFORMATION

WSFS has filed with the SEC a registration statement under the Securities Act that registers the distribution to Beneficial stockholders of the shares of WSFS common stock to be issued in connection with the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of WSFS in addition to being a proxy statement for WSFS and Beneficial stockholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits, contains additional relevant information about WSFS and WSFS common stock.

WSFS and Beneficial also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as WSFS and Beneficial, who file electronically with the SEC. The address of the site is

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www.sec.gov. The reports and other information filed by WSFS with the SEC are also available at WSFS’s website at http://www.wsfsbank.com. The reports and other information filed by Beneficial with the SEC are also available at Beneficial’s website at https://www.thebeneficial.com. The web addresses of the SEC, WSFS and Beneficial are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

The SEC allows WSFS and Beneficial to incorporate by reference information in this joint proxy statement/prospectus. This means that WSFS and Beneficial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that WSFS or Beneficial previously filed with the SEC. They contain important information about the companies and their financial condition.

WSFS SEC Filings (SEC File No. 001-35638)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017, filed with the SEC on March 1, 2018.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018, filed with the SEC on May 10, 2018 and Quarter ended June 30, 2018, filed with the SEC on August 8, 2018.

Current Reports on Form 8-K	Filed with the SEC on April 27, 2018, April 30, 2018, July 11, 2018, August 8, 2018 (only with respect to information filed under items 8.01 and 9.01), August 8, 2018 and September 19, 2018 (only with respect to information filed under items 8.01 and 9.01) (other than those portions of the documents deemed to be furnished and not filed).

Description of WSFS common stock	The description of WSFS common stock contained in WSFS’s Registration Statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act on January 7, 1989, including any subsequent amendments or reports filed for the purpose of updating such description.

Beneficial SEC Filings (SEC File No. 001-36806)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017, filed with the SEC on February 28, 2018.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018, filed with the SEC on April 26, 2018 and Quarter ended June 30, 2018, filed with the SEC on July 26, 2018.

Current Reports on Form 8-K	Filed with the SEC on February 1, 2018 (only with respect to information filed under item 8.01), April 20, 2018 (only with respect to information filed under item 8.01), April 23, 2018, July 20, 2018 (only with respect to information filed under item 8.01), August 8, 2018, August 8, 2018 and October 19, 2018 (only with respect to information filed under item 8.01) (other than those portions of the documents deemed to be furnished and not filed).
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In addition, WSFS and Beneficial also incorporate by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date the offering is terminated, provided that WSFS and Beneficial are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, information contained in this document regarding WSFS has been provided by WSFS and information contained in this document regarding Beneficial has been provided by Beneficial.

Documents incorporated by reference into this joint proxy statement/prospectus are available from WSFS and Beneficial, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus or other relevant corporate documents referenced in this joint proxy statement/prospectus related to WSFS by requesting them in writing or by telephone at the following address and phone number:

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: Corporate Secretary

Telephone: (302) 792-6000

You can obtain documents incorporated by reference into this joint proxy statement/prospectus or other relevant corporate documents referenced in this joint proxy statement/prospectus related to Beneficial by requesting them in writing or by telephone at the following address and phone number:

Beneficial Bancorp, Inc.

Beneficial Bank Place

1818 Market Street

Philadelphia, Pennsylvania 19103

Attention: Corporate Secretary

Telephone: (215) 864-6000

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of your special meeting, you must make your request no later than December 5, 2018 in order to receive them before the WSFS special meeting and no later than November 29, 2018 in order to receive them before the Beneficial special meeting. If you request any incorporated documents from WSFS or Beneficial, WSFS or Beneficial will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. WSFS and Beneficial have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [ ], 2018. You should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.

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Annex A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

By and Between

WSFS FINANCIAL CORPORATION

and

BENEFICIAL BANCORP, INC.

Dated as of August 7, 2018

As Amended on November 1, 2018

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit	Description
A	Form of Beneficial Voting Agreement
B	Form of WSFS Voting Agreement
C-1	Beneficial Officers Subject to Executive Agreements
C-2	Beneficial Officers Confirmation List
D	Subsidiary Plan of Merger
E	Retention Plan Terms
Beneficial’s Disclosure Memorandum
WSFS’s Disclosure Memorandum
A-iv

AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 7, 2018, by and between WSFS Financial Corporation (“WSFS”), a Delaware corporation, and Beneficial Bancorp, Inc. (“Beneficial”), a Maryland corporation.

Preamble

               The respective boards of directors of Beneficial and WSFS have approved this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective stockholders.

               Upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”), Beneficial will merge with and into WSFS (the “Merger”), with WSFS as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

               Simultaneously with the Merger, Beneficial Bank, a wholly owned subsidiary of Beneficial (“Beneficial Bank”), will merge with and into Wilmington Savings Fund Society, FSB, a wholly owned subsidiary of WSFS (“WSFS Bank”), with WSFS Bank as the surviving bank, sometimes referred to in such capacity as the “Surviving Bank” (the “Bank Merger” and, together with the Merger, the “Mergers”).

               As an inducement for WSFS to enter into this Agreement, each of the directors and certain executive officers of Beneficial have simultaneously herewith entered into a Voting Agreement (each a “Beneficial Voting Agreement”), in the form of Exhibit A.

               As an inducement for Beneficial to enter into this Agreement, each of the directors and certain executive officers of WSFS have simultaneously herewith entered into a Voting Agreement (each a “WSFS Voting Agreement” and together with the Beneficial Voting Agreements, the “Voting Agreements”), in the form of Exhibit B.

               As an inducement for WSFS’s willingness to enter into this Agreement, certain employees of Beneficial set forth on Exhibit C-1 hereto have simultaneously herewith entered into executive agreements, in form and substance acceptable to WSFS, to be effective upon the Closing (the “Executive Agreements”).

               It is the intention of the Parties that the Merger and the Bank Merger for federal income tax purposes shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code for each such Merger.

               The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe to certain conditions to the Mergers.

               Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

A-1

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.         Merger.

               Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Beneficial shall be merged with and into WSFS in accordance with the provisions of the MGCL and the DGCL with the effects set forth in the MGCL and the DGCL. WSFS shall be the Surviving Corporation resulting from the Merger, and shall (i) continue its corporate existence under the laws of the State of Delaware and (ii) succeed to and assume all the rights and obligations of Beneficial in accordance with the MGCL and the DGCL. Upon consummation of the Merger, the separate corporate existence of Beneficial shall terminate.

1.2.         Time and Place of Closing.

               The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties may mutually agree in writing (the “Closing Date”). The Closing shall be held at the offices of Covington & Burling LLP, located at 850 Tenth Street NW, Washington, DC 20001, unless another location is mutually agreed upon by the Parties.

1.3.         Effective Time.

               The Merger shall become effective (the “Effective Time”) on the date and at the time specified in (i) the articles of merger to be filed with the Maryland State Department of Assessments and Taxation and (ii) the certificate of merger to be filed with the Secretary of State of the State of Delaware. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing, the Parties shall cause the Effective Time to occur no later than the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time).

1.4.         Charter.

               The certificate of incorporation of WSFS in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.         Bylaws.

               The bylaws of WSFS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.         Directors and Officers.

               Subject to Section 7.16, the directors of WSFS in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of WSFS in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7.         Bank Merger.

               Simultaneously with the Merger, Beneficial Bank, will merge with and into WSFS Bank, with WSFS Bank as the Surviving Bank. Following the Bank Merger, the separate existence of Beneficial Bank shall terminate.

A-2

The Parties agree that the Bank Merger shall become effective simultaneously with the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form of Exhibit D (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) Beneficial shall cause the board of directors of Beneficial Bank to approve the Subsidiary Plan of Merger, Beneficial, as the sole stockholder of Beneficial Bank, shall approve the Subsidiary Plan of Merger and Beneficial shall cause the Subsidiary Plan of Merger to be duly executed by Beneficial Bank and delivered to WSFS; (ii) Beneficial shall cause the board of directors of Beneficial Bank to approve the conversion of Beneficial Bank to a federal stock savings association immediately prior to the Effective Time (the “Charter Conversion”) and to file an application for the Charter Conversion with the OCC; and (iii) WSFS shall cause the board of directors of WSFS Bank to approve the Subsidiary Plan of Merger, WSFS, as the sole stockholder of WSFS Bank, shall approve the Subsidiary Plan of Merger and WSFS shall cause the Subsidiary Plan of Merger to be duly executed by WSFS Bank and delivered to Beneficial. Prior to the Effective Time, Beneficial shall cause Beneficial Bank, and WSFS shall cause WSFS Bank, to execute and file applicable articles or certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Merger.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.         Conversion of Shares.

               Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of WSFS, Beneficial or the stockholders of any of the foregoing, the shares of the merged corporations shall be converted as follows:

               (a)          Each share of capital stock of WSFS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

               (b)          Each share of Beneficial Common Stock issued and outstanding immediately prior to the Effective Time that is held by Beneficial, any Beneficial Subsidiary, WSFS or any WSFS Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

               (c)          Each share of Beneficial Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive, without interest, (i) 0.3013 of a share (the “Exchange Ratio”) of WSFS Common Stock (the “Stock Consideration”) and (ii) $2.93 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

               (d)          Each share of Beneficial Common Stock, when so converted pursuant to Section 2.1(c) shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Beneficial that immediately prior to the Effective Time represented shares of Beneficial Common Stock shall cease to have any rights with respect to such Beneficial Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.5, cash in lieu of fractional shares of WSFS Common Stock into which such shares of Beneficial Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d).

2.2.         Anti-Dilution Provisions.

               Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and 6.2(e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and

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outstanding shares of Beneficial Common Stock or securities convertible or exchangeable into or exercisable for shares of Beneficial Common Stock or the issued and outstanding shares of WSFS Common Stock or securities convertible or exchangeable into or exercisable for shares of WSFS Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then, the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change; provided, that nothing in this Section 2.2 shall be considered to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.3.         Treatment of Beneficial Equity Awards.

               (a)          At the Effective Time, each option granted by Beneficial to purchase shares of Beneficial Common Stock under a Beneficial Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Beneficial Stock Option”) shall be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $19.50 and the exercise price of the Beneficial Stock Option. Any Beneficial Stock Option with an exercise price that equals or exceeds $19.50 shall be canceled with no consideration being paid to the optionholder with respect to such Beneficial Stock Option. WSFS shall, or shall cause an Affiliate of WSFS to, pay the consideration described in this Section 2.3(a) within five Business Days following the Effective Time.

               (b)          At the Effective Time, each award in respect of a share of Beneficial Common Stock subject to vesting, repurchase or other lapse restriction granted under a Beneficial Stock Plan that is either outstanding or subject to a restricted stock unit or other Equity Right (other than a Beneficial Stock Option) immediately prior to the Effective Time (a “Beneficial Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Beneficial Restricted Stock Award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated)) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(c) and treating the shares of Beneficial Common Stock subject to such Beneficial Restricted Stock Award in the same manner as all other shares of Beneficial Common Stock for such purposes. WSFS shall pay or issue the consideration described in this Section 2.3(b), or with respect to the cash portion of such consideration, cause an Affiliate of WSFS to pay, within five Business Days following the Effective Time. WSFS and the Affiliates of WSFS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Beneficial Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.

               (c)          At or prior to the Effective Time, Beneficial, the board of directors of Beneficial or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.

2.4.         Treatment of Beneficial KSOP.

               The right to acquire shares of Beneficial Common Stock under the Beneficial Employee Savings and Stock Ownership Plan (“Beneficial KSOP”) is not a Beneficial Stock Option for purposes of this Agreement. Without limiting Section 7.8(c) hereof, Beneficial shall, effective no later than the day immediately preceding the Closing Date (the “KSOP Termination Date”) and contingent upon the Closing, adopt such necessary resolutions and/or amendments to the Beneficial KSOP to (i) direct the Beneficial KSOP trustee to deliver a sufficient number of unallocated shares of Beneficial Common Stock held in the Beneficial KSOP’s suspense account to Beneficial

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to repay any outstanding exempt loan in the Beneficial KSOP at the Effective Time, (ii) provide for treatment of all remaining shares of Beneficial Common Stock held in the Beneficial KSOP trust in accordance with Section 2.1 hereof, (iii) provide that no new participants shall be admitted to the Beneficial KSOP on or after the KSOP Termination Date and (iv) fully vest all participant KSOP accounts as of the KSOP Termination Date. The assets credited to the employee stock ownership plan portion of the Beneficial KSOP following the repayment of all exempt loans in the Beneficial KSOP shall be allocated as earnings to the accounts of eligible Beneficial KSOP participants who are employed as of the KSOP Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the prior review and written approval of WSFS, and Beneficial shall deliver to WSFS an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the board of directors of Beneficial and shall fully comply with such resolutions and any necessary amendments.

2.5.         Fractional Shares.

               No certificate, book-entry share or scrip representing fractional shares of WSFS Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of WSFS shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of WSFS. Notwithstanding any other provision of this Agreement, each holder of shares of Beneficial Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WSFS Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of WSFS Common Stock that such holder of shares of Beneficial Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price.

ARTICLE 3
EXCHANGE OF SHARES

3.1.         Exchange Procedures.

               (a)          Deposit of Merger Consideration. At or prior to the Effective Time, WSFS shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to Beneficial (the “Exchange Agent”), for the benefit of the holders of shares of Beneficial Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at WSFS’s option, evidence of WSFS Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “WSFS Certificates”) for shares of WSFS Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds for (A) the aggregate Cash Consideration and (B) any cash payable in lieu of fractional shares pursuant to Section 2.5, to the extent then determinable (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by WSFS, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to WSFS. WSFS shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement.

               (b)          Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than seven days following the Effective Time, WSFS shall cause the Exchange Agent to mail to each Holder of a Certificate or Book-Entry Share notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon (i) with respect to shares evidenced

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by Certificates, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, to the Exchange Agent (and such other documents as the Exchange Agent may reasonably request) and (ii) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Stock Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) the Cash Consideration, (B) any cash in lieu of fractional shares (which such Holder has the right to receive pursuant to Section 2.5) and (C) any dividends or distributions which the Holder thereof has the right to receive pursuant to Section 3.1(d), in each case which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this ARTICLE 3, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any cash in lieu of fractional shares payable upon the surrender of the Certificates or Book-Entry Shares.

               (c)          Share Transfer Books. At the Effective Time, the share transfer books of Beneficial shall be closed, and thereafter there shall be no further registration of transfers of shares of Beneficial Common Stock. From and after the Effective Time, Holders who held shares of Beneficial Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Beneficial Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to WSFS’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Beneficial in respect of such shares of Beneficial Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.5 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Beneficial Common Stock formerly represented thereby.

               (d)          Dividends with Respect to WSFS Common Stock. No dividends or other distributions declared with respect to WSFS Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of WSFS Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of WSFS Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of WSFS Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS Common Stock.

               (e)          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, and any former Holders who

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have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WSFS Common Stock) to which they are entitled under this ARTICLE 3 shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto.

               (f)          No Liability. None of WSFS, Beneficial, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

               (g)          Withholding Rights. Each and any of WSFS, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Cash Consideration, cash in lieu of fractional shares of WSFS Common Stock, cash dividends or distributions payable pursuant to Section 3.1(d) or any other cash amounts otherwise payable pursuant to this Agreement to any Person such amounts or property (or portions thereof) as WSFS, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable.

               (h)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividend or distributions to which the holder thereof is entitled pursuant to this Agreement.

               (i)          Change in Name on Certificate. If any WSFS Certificate representing shares of WSFS Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a WSFS Certificate representing shares of WSFS Common Stock in any name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

               (j)          Rights of Former Beneficial Stockholders. If any Certificates shall not have been surrendered, any Book-Entry Shares have not been canceled, or any amounts of the Merger Consideration shall remain unclaimed on the date that is three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of WSFS, free and clear of all claims or interest of any Person or his, her or its successors, assigns or personal representatives previously entitled thereto.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BENEFICIAL

               Except as Previously Disclosed, Beneficial hereby represents and warrants to WSFS as follows:

4.1.         Organization, Standing, and Power.

               (a)          Status of Beneficial. Beneficial is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Beneficial is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. As of the date hereof, Beneficial is a bank holding company duly registered with the Federal Reserve under the BHC Act, has elected to be, and qualifies as, a financial holding company under the BHC Act and, upon and following completion of the Charter Conversion, will become a savings and loan holding company duly registered with the Federal Reserve under the HOLA. True, complete and correct copies of the articles of incorporation of Beneficial and the bylaws of Beneficial, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

               (b)          Status of Beneficial Bank. Beneficial Bank is a direct, wholly owned Subsidiary of Beneficial, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, is authorized under applicable Law to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. As of the date hereof, Beneficial Bank is authorized by the Pennsylvania Department of Banking and Securities (“PDBS”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as a Pennsylvania-chartered savings bank and, upon and following completion of the Charter Conversion, will be authorized by the OCC to engage in the business of banking as a federal savings bank. Beneficial Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. True, complete and correct copies of the articles of incorporation and bylaws of Beneficial Bank, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

4.2.         Authority of Beneficial; No Breach By Agreement.

               (a)          Authority. Beneficial has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of Beneficial entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Beneficial Stockholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Beneficial and Beneficial Bank (including, approval by, and a determination by all of the members of the boards of directors of Beneficial and Beneficial Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Beneficial’s stockholders and Beneficial Bank’s stockholder and directing the submission of this Agreement to a vote at a meeting of stockholders), subject to receipt of the Beneficial Stockholder Approval. Subject to the Beneficial Stockholder Approval, and assuming the due authorization, execution and delivery by WSFS, this Agreement represents a legal, valid, and binding obligation of Beneficial, enforceable against Beneficial in accordance with its terms (except in all cases as such

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enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

               (b)          No Conflicts. Subject to the receipt of the Beneficial Stockholder Approval, neither the execution and delivery of this Agreement by Beneficial, nor the consummation by Beneficial of the transactions contemplated hereby, nor compliance by Beneficial with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Beneficial’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of any Beneficial Entity or any resolution adopted by the board of directors or the stockholders of any Beneficial Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Beneficial Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any Beneficial Entity under any of the terms, conditions or provisions of any Contract or Permit of any Beneficial Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.

               (c)          Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the MGCL, the DGCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Beneficial or Beneficial Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Beneficial does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

4.3.         Capitalization of Beneficial.

               (a)          Ownership. The authorized capital stock of Beneficial consists of (i) 500,000,000 shares of Beneficial Common Stock, $0.01 par value per share and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on August 6, 2018, (i) 74,980,569 shares of Beneficial Common Stock (excluding treasury shares) were issued and outstanding, (ii) 9,807,025 shares of Beneficial Common Stock were held by Beneficial in its treasury, (iii) 1,311,341 shares of Beneficial Common Stock were granted in respect of outstanding Beneficial Restricted Stock Awards, (iv) 1,443,235 shares of Beneficial Common Stock were reserved for issuance upon the exercise of outstanding Beneficial Stock Options, (v) 4,473,616 shares of Beneficial Common Stock were held by the trust for the Beneficial KSOP, of which 2,664,537 shares are unallocated and held in the suspense account and 1,809,079 shares are allocated and held in participant accounts, (vi) 3,625 shares of Beneficial Common Stock were held by the trust for the Beneficial Stock-Based Deferral Plan and (vii) no shares of Beneficial preferred stock were issued and outstanding or held by Beneficial in its treasury. As of the Effective Time, no more than (A) 76,423,804 shares of Beneficial Common Stock will be issued and outstanding (excluding treasury shares), (B) 10,307,025 shares of Beneficial Common Stock will be held by Beneficial in its treasury, and (C) no shares of Beneficial preferred stock will be issued and outstanding or held by its treasury.

               (b)          Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Beneficial have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Beneficial has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of Beneficial.

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               (c)          Outstanding Equity Rights. Other than the Beneficial Stock Options and the Beneficial Restricted Stock Awards, in each case, outstanding as of this Agreement and set forth in Sections 4.3(a)(iii) and 4.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of Beneficial or Beneficial Bank, (ii) Contracts under which Beneficial or Beneficial Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Beneficial, (iii) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which Beneficial or Beneficial Bank is a party or of which Beneficial has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Beneficial, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Beneficial may vote.

               (d)          Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Beneficial may vote are issued or outstanding. There are no Contracts pursuant to which any Beneficial Entity is or could be required to register shares of Beneficial’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Beneficial Entity. No Beneficial Subsidiary owns any capital stock of Beneficial.

4.4.         Beneficial Subsidiaries.

               (a)          Beneficial has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than Beneficial Bank and the entities set forth in Section 4.4(a)(i) of Beneficial’s Disclosure Memorandum and indirect ownership through Beneficial Bank of the entities set forth in Section 4.4(a)(ii) of Beneficial’s Disclosure Memorandum. The authorized capital stock of Beneficial Bank consists of 100,000 shares of common stock, par value $1.00 per share (the “Beneficial Bank Common Stock”), and 100 shares of Beneficial Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Beneficial Bank Common Stock are directly and beneficially owned and held by Beneficial. Beneficial or Beneficial Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Beneficial Subsidiaries. No capital stock (or other equity interest) of a Beneficial Subsidiary is or may become required to be issued (other than to another Beneficial Entity) by reason of any Equity Rights, and there are no Contracts by which a Beneficial Subsidiary is bound to issue (other than to another Beneficial Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Beneficial Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Beneficial Subsidiary (other than to another Beneficial Entity). There are no Contracts relating to the rights of any Beneficial Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Beneficial Subsidiary. All of the shares of capital stock (or other equity interests) of each Beneficial Subsidiary held by a Beneficial Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Beneficial Entity free and clear of any Lien.

               (b)          Other Rights or Obligations. All of the issued and outstanding shares of capital stock or equity interests of Beneficial Bank and each other Beneficial Subsidiary are duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Beneficial Bank and each other Beneficial Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of the Beneficial Bank and each other Beneficial Subsidiary. The deposits in Beneficial Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Beneficial, threatened. The articles of incorporation or association, certificate of organization, bylaws, or other governing documents of each Beneficial Subsidiary comply with applicable Law.

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               (c)          Outstanding Equity Rights. There are no (i) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which any Beneficial Entity is a party or of which Beneficial has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Beneficial Subsidiary, or (ii) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of any Beneficial Subsidiary may vote.

4.5.         Regulatory Reports.

               (a)          Beneficial’s Reports. Since January 1, 2015, Beneficial has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Beneficial is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

               (b)          Beneficial SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Beneficial Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2015 (the “Beneficial SEC Reports”) is publicly available. No such Beneficial SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Beneficial SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Beneficial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Beneficial SEC Reports.

               (c)          Beneficial Bank’s Reports. Beneficial Bank has duly filed with the FDIC and PDBS and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Beneficial Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Beneficial Entity since December 31, 2014.

4.6.         Financial Matters.

               (a)          Financial Statements. The Beneficial Financial Statements included or incorporated by reference in the Beneficial SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the Beneficial Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated

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in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Beneficial Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows of the Beneficial Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated Beneficial Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Beneficial as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Beneficial for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

               (b)          Call Reports. The financial statements contained in the Call Reports of Beneficial Bank for the periods ended June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Beneficial Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Beneficial Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Beneficial Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of Beneficial Bank for the respective periods set forth therein, subject to year-end adjustments.

               (c)          Systems and Processes. Each of Beneficial and Beneficial Bank have in place sufficient systems and processes that are customary for a financial institution of the size of Beneficial and Beneficial Bank and that are designed to (i) provide reasonable assurances regarding the reliability of Beneficial Financial Statements and Beneficial Bank’s financial statements and (ii) in a timely manner accumulate and communicate to Beneficial and Beneficial Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Beneficial Financial Statements and Beneficial Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Neither Beneficial nor Beneficial Bank nor, to Beneficial’s Knowledge, any employee, auditor, accountant or representative of any Beneficial Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Beneficial Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Beneficial Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Beneficial Entity has engaged in questionable accounting or auditing practices. No attorney representing any Beneficial Entity, whether or not employed by any Beneficial Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Beneficial or any of its officers, directors or employees to the board of directors of Beneficial or any committee thereof or to any director or officer of Beneficial. To Beneficial’s Knowledge, there has been no instance of fraud by any Beneficial Entity, whether or not material, that occurred during any period covered by Beneficial.

               (d)          Records. The records, systems, controls, data and information of the Beneficial Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Beneficial

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Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. Beneficial (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Beneficial Financial Statements and to ensure that information relating to the Beneficial Entities is made known to the chief executive officer and chief financial officer of Beneficial by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Beneficial, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Beneficial are being made only in accordance with authorizations of management and directors of Beneficial and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Beneficial’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Beneficial’s outside auditors and the audit committee of the board of directors of Beneficial (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would reasonably be likely to adversely affect Beneficial’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Beneficial’s internal controls over financial reporting. To the Knowledge of Beneficial, there is no reason to believe that Beneficial’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

               (e)          Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Beneficial Financial Statements included in the Beneficial SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Beneficial and the Beneficial Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Beneficial or Beneficial Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7.         Books and Records.

               The Books and Records of Beneficial and Beneficial Bank have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Beneficial and Beneficial Bank.

4.8.         Absence of Undisclosed Liabilities.

               No Beneficial Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2017, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Beneficial as of June 30, 2018 included in the Beneficial Financial Statements at and for the period ending June 30, 2018.

4.9.         Absence of Certain Changes or Events.

               (a)          Since December 31, 2017, there has not been a Material Adverse Effect on Beneficial.

               (b)          Since December 31, 2017, except with respect to the transactions contemplated hereby, (i) the Beneficial Entities have carried on their respective businesses in all material respects only in the Ordinary Course,

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(ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Beneficial Entity whether or not covered by insurance, (iii) Beneficial has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of Beneficial’s capital stock or other equity interests (except for regular quarterly cash dividends by Beneficial at a rate not in excess of $0.06 per share of Beneficial Common Stock), (iv) there has not been any change in any Beneficial Entity’s Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any Beneficial Entity to officers or Key Employees or any amendment of any of the Beneficial Benefit Plans other than increases or amendments in the Ordinary Course.

4.10.      Tax Matters.

               (a)          All Beneficial Entities have timely filed with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Beneficial Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Beneficial Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Beneficial Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Beneficial Entity does not file a Tax Return that such Beneficial Entity may be subject to Taxes by that jurisdiction.

               (b)          None of the Beneficial Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Beneficial Entity or the Assets of any Beneficial Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the Beneficial Entities has waived any statute of limitations in respect of any Taxes.

               (c)          Each Beneficial Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

               (d)          The unpaid Taxes of each Beneficial Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Beneficial Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Beneficial Entities in filing their Tax Returns.

               (e)          None of the Beneficial Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Beneficial Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Beneficial Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Beneficial) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Beneficial is parent), or as a transferee or successor.

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               (f)          During the five-year period ending on the date hereof, none of the Beneficial Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Beneficial Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

               (g)          Each Beneficial Benefit Plan or other arrangement of a Beneficial Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the requirements of Section 409A of the Internal Revenue Code and in all material respects in compliance with the terms of such plan document, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No Beneficial Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All Beneficial Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each Beneficial Stock Option is exempt from Section 409A of the Internal Revenue Code.

               (h)          None of the Beneficial Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Beneficial Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.11.      Assets.

               Each Beneficial Entity has good and marketable title to those Assets reflected in the most recent Beneficial Financial Statements as being owned by such Beneficial Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Beneficial is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Beneficial Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Beneficial, the lessor. There are no pending or, to the Knowledge of Beneficial, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Beneficial. The Beneficial Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

4.12.      Intellectual Property; Privacy.

               (a)          Each Beneficial Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Beneficial Entity as it is currently conducted. Each Beneficial Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Beneficial Entity in connection with its business operations, and such Beneficial Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Beneficial Entity is in Default under any of its Intellectual Property licenses. No proceedings are pending or to the Knowledge of Beneficial threatened, which challenge the rights of any Beneficial

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Entity with respect to Intellectual Property used, sold or licensed by such Beneficial Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property owned or purported to be owned by a Beneficial Entity. To the Knowledge of Beneficial, the conduct of the business of each Beneficial Entity and the use of any Intellectual Property by each Beneficial Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Beneficial in writing that any Beneficial Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.

               (b)          (i) The computer, information technology and data processing systems, facilities and services used by the Beneficial Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Beneficial Systems”), are reasonably sufficient for the conduct of the respective businesses of the Beneficial Entities as currently conducted and (ii) the Beneficial Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Beneficial Entities as currently conducted. To Beneficial’s Knowledge, no third party has gained unauthorized access to any Beneficial Systems owned or controlled by any Beneficial Entity, and the Beneficial Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Beneficial Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Beneficial Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Beneficial Entities in all material respects. Each Beneficial Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

               (c)          Each Beneficial Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Beneficial’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Beneficial Entity or any other Person.

4.13.      Environmental Matters.

               (a)          Each Beneficial Entity, its Participation Facilities, and its Operating Properties are, and have been since January 1, 2015, in compliance, in all material respects, with all applicable Environmental Laws.

               (b)          Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial, there is no Litigation pending or, to the Knowledge of Beneficial, threatened before any court, governmental agency, or authority or other forum in which any Beneficial Entity or any of its Operating Properties or Participation Facilities (or Beneficial in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned,

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leased, or operated by any Beneficial Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Beneficial, is there any reasonable basis for any Litigation of a type described in this sentence. No Beneficial Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.

4.14.      Compliance with Laws.

               (a)          Each Beneficial Entity has, and since January 1, 2015, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. Since January 1, 2015, there has occurred no Default under any such Permit and to the Knowledge of Beneficial no suspension or cancellation of any such Permit is threatened. None of the Beneficial Entities:

              (i)          is in Default under any of the provisions of its articles of incorporation or association, certificate of organization or bylaws (or other governing instruments);

              (ii)          is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

              (iii)          since December 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Beneficial Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

               (b)          Each Beneficial Entity is in compliance in all material respects with all applicable Laws, Orders or conditions imposed in writing by a Regulatory Authority to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve (12 C.F.R. Part 223) (“Regulation W”), Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve (12 C.F.R. Part 215) (“Regulation O”), the Gramm-Leach-Bliley Act, the BHC Act, the Federal Deposit Insurance Act (the “FDIA”), the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the PDBS, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable Laws under the foregoing. Beneficial and Beneficial Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable Laws).

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               (c)          Beneficial Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.14.

               (d)          Since December 31, 2014, each Beneficial Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Beneficial Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. Since December 31, 2014, no Beneficial Entity nor, to Beneficial’s Knowledge, any director, officer, or employee of any Beneficial Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.

4.15.      Community Reinvestment Act Performance.

               Beneficial Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Beneficial has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Beneficial Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.      Labor Relations.

               (a)          No Beneficial Entity is the subject of any pending or, to the Knowledge of Beneficial, threatened Litigation asserting that it or any other Beneficial Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Beneficial Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Beneficial Entity, predecessor, or Affiliate of a Beneficial Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Beneficial’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Beneficial Entity or Affiliate of a Beneficial Entity is currently negotiating any collective bargaining agreement. To the Knowledge of Beneficial, since December 31, 2014, there has not been any attempt by any Beneficial Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Beneficial Entity. The employment of each employee of a Beneficial Entity is terminable at will by the relevant Beneficial Entity without any penalty, liability or severance obligation incurred by any Beneficial Entity.

               (b)          Section 4.16(b) of Beneficial’s Disclosure Memorandum separately sets forth all of Beneficial’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of Beneficial’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and greencard application status. To Beneficial’s Knowledge, no employee of any Beneficial Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any

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confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No Key Employee of any Beneficial Entity has provided written notice to a Beneficial Entity of his or her intent to terminate his or her employment with the applicable Beneficial Entity as of the date hereof, and, as of the date hereof, to Beneficial’s Knowledge, no Key Employee intends to terminate his or her employment with Beneficial before Closing.

               (c)          Section 4.16(c) of Beneficial’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided in the last six months prior to the date of this Agreement personal services to any Beneficial Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”). A copy of each Contract relating to the services provided by any such Independent Contractor to a Beneficial Entity has been made available to WSFS prior to the date hereof. The Beneficial Entities have no obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Independent Contractor. The Beneficial Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the Beneficial Entities at any point. The engagement of each Independent Contractor of each Beneficial Entity is terminable at will by the relevant Beneficial Entity without any penalty, liability or severance obligation incurred by any Beneficial Entity.

               (d)          The Beneficial Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

               (e)          The Beneficial Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Beneficial Entities is and at all times has been in material compliance with all Law governing the employment of labor, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, and workers’ compensation.

               (f)          Since December 31, 2014, there have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee of any Beneficial Entity or by any individual who has applied for employment with any Beneficial Entity, nor, to Beneficial’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Beneficial Entity. To Beneficial’s Knowledge, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

               (g)          All of the Beneficial Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any Beneficial Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Beneficial Benefit Plans).

               (h)          Since December 31, 2014 none of the Beneficial Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

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4.17.      Employee Benefit Plans.

               (a)          Beneficial has made available to WSFS prior to the execution of this Agreement, true and correct copies of each current Beneficial Benefit Plan, a complete and accurate list of which is included in Section 4.17(a) of Beneficial’s Disclosure Memorandum. “Beneficial Benefit Plan” means any Employee Benefit Plan (including all amendments thereto) that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to, by any Beneficial Entity or Beneficial ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Beneficial or any Beneficial ERISA Affiliate has or may have any obligation or Liability. For the avoidance of doubt, the term “Beneficial Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of the Beneficial Entity or any of its affiliates are eligible to participate. No Beneficial Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Beneficial has made available to WSFS prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Beneficial Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by DOL, the United States Internal Revenue Service (“IRS”), or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Beneficial Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Beneficial Benefit Plan, and (vi) all actuarial valuations of Beneficial Benefit Plans.

               (b)          Each Beneficial Benefit Plan is and has been maintained in all material respects in compliance with the terms of such Beneficial Benefit Plan, and in all material respects in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Except as required by Law, no Beneficial Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Beneficial Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Beneficial Benefit Plan and on which such Beneficial Benefit Plan is entitled to rely. To Beneficial’s Knowledge, nothing has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Beneficial Benefit Plan. Within the past three years, no Beneficial Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Beneficial Benefit Plan. All assets of each Beneficial Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

               (c)          There are no pending, or, to Beneficial’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the Beneficial Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Beneficial Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Beneficial Benefit Plan.

               (d)          No Beneficial Entity has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) for which there is not an exemption applicable with respect to any Beneficial Benefit Plan and no prohibited transaction has occurred with respect to any Beneficial Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Beneficial Entity or any other Person. To the extent

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that any transaction entered into by a Beneficial Benefit Plan is or was intended to comply with Department of Labor Prohibited Transaction Exemption 77-4 or 86-128, such transaction so complied and, to the extent ongoing, complies. No Beneficial Entity, Beneficial Entity employee, nor any committee of which any Beneficial Entity employee is a member has breached his or her fiduciary duty with respect to a Beneficial Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Beneficial Benefit Plan. To Beneficial’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Beneficial or any Beneficial Entity employee, has breached his or her fiduciary duty with respect to a Beneficial Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Beneficial Benefit Plan. All Beneficial Stock Options, and any other stock options granted by a Beneficial Entity and outstanding at any time within the last six years, were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each such stock option has at all times been exempt from Section 409A of the Internal Revenue Code.

               (e)          Neither Beneficial nor any Beneficial ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any material liability with respect to, or would reasonably be expected to have any such obligation to contribute to or material liability with respect to: (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Internal Revenue Code), (iii) a self-funded health or welfare benefit plan, (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code) or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

               (f)          Each Beneficial Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Beneficial Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Beneficial Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Beneficial Benefit Plan and no circumstance exists which could give rise to such Tax.

               (g)          Section 4.17(g) of Beneficial’s Disclosure Memorandum has a complete and accurate list of all Beneficial Benefit Plans that are subject to Title IV of ERISA (each a “Beneficial Pension Plan”). Beneficial has made available to WSFS a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each Beneficial Pension Plan. No accumulated funding deficiency (as defined in ERISA 302 of and Internal Revenue Code Section 412), whether or not waived, exists with respect to any Beneficial Pension Plan.  Beneficial has made adequate provisions for reserves to meet contributions that have not been made yet because they are not yet due. As of December 31, 2017, the aggregate current value of all vested accrued benefits (based on actuarial assumptions that have been furnished to WSFS) under all Beneficial Pension Plans did not exceed the aggregate current value of all assets of such Beneficial Pension Plans allocable to such vested accrued benefits. No “reportable event” (as described in ERISA Section 4043(c) and the regulations thereunder, and determined without regard to whether the PBGC has waived the requirement to report the occurrence of such event) has occurred with respect to any Beneficial Pension Plan. Since December 31, 2017, there has been (1) no material adverse change in the financial condition of any Beneficial Pension Plan, (2) no change in the actuarial assumptions with respect to any Beneficial Pension Plan, and (3) no increase in benefits under any Beneficial Pension Plan as a result of plan amendments, change in applicable Law or otherwise, which individually or in the aggregate would increase the amount of such excess. No Beneficial Pension Plan is subject to, or has ever been subject to, the funding based restrictions in Internal Revenue Code Section 436(d).

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               (h)          All contributions required to be made to any Beneficial Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Beneficial Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Beneficial.

               (i)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Beneficial Entity, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (ii) limitation on the right of any Beneficial Entity to amend, merge, terminate or receive a reversion of assets from any Beneficial Benefit Plan or related trust, (iii) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (iv) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Beneficial Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.17(i) of Beneficial’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Beneficial Benefit Plan provides for the gross-up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

               (j)          The Beneficial KSOP is the only Beneficial Benefit Plan that includes an employee stock ownership plan provision within the meaning of ERISA Section 407(d)(6)(A)). All “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the Beneficial KSOP have at all times been “employer securities” as defined in Section 409(l)(1) of the Internal Revenue Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Internal Revenue Code and Section 407(d)(5) of ERISA. The terms, provisions, use of the proceeds and repayment of any loan to the Beneficial KSOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Internal Revenue Code and the regulations thereunder. Section 4.17(j) of Beneficial’s Disclosure Memorandum sets forth as of the date hereof the balance and other principal terms for any “exempt loan” within the meaning of Section 4975(d) of the Internal Revenue Code and the regulations thereunder. No Beneficial Entity has been subject to any unpaid Tax imposed by Internal Revenue Code Sections 4978 of 4979A.

4.18.      Material Contracts.

               Except as otherwise reflected in the Beneficial Financial Statements and the Beneficial SEC Reports, none of the Beneficial Entities, nor any of their respective Assets, businesses, or operations, is a party to, is bound by or subject to any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and that has not been filed as an exhibit to one of the Beneficial SEC Reports, (b) which prohibits or materially restricts any Beneficial Entity (or, following consummation of the transactions contemplated by this Agreement, WSFS) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (c) which limits the payment of dividends by any Beneficial Entity, (d) pursuant to which any Beneficial Entity has agreed with any third party to a change of control transaction such as an

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acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (e) between any Beneficial Entity, on the one hand, and (i) any officer or director of any Beneficial Entity, or (ii) to the Knowledge of Beneficial, any (x) record or beneficial owner of five percent or more of the voting securities of Beneficial, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Beneficial, on the other hand, except those of a type available to employees of Beneficial generally, (f) that provides for indemnification by any Beneficial Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (g) with or to a labor union or guild (including any collective bargaining agreement), (h) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Beneficial Entity, taken as a whole, or (i) any other Contract or amendment thereto that is material to any Beneficial Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.18, whether or not set forth in Beneficial’s Disclosure Memorandum together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as the “Beneficial Contracts.” With respect to each Beneficial Contract: (i) the Contract is legal, valid and binding on a Beneficial Entity and is in full force and effect and is enforceable in accordance with its terms, (ii) no Beneficial Entity is in Default thereunder, (iii) no Beneficial Entity has repudiated or waived any material provision of any such Contract and (iv) no other party to any such Contract is, to the Knowledge of Beneficial, in Default or has repudiated or waived any material provision thereunder. All of the Beneficial Contracts have been Previously Disclosed. All of the indebtedness of any Beneficial Entity for money borrowed is prepayable at any time by such Beneficial Entity without penalty or premium.

4.19.      Agreements with Regulatory Authorities.

               No Beneficial Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or Beneficial Bank’s acceptance of brokered deposits (each, whether or not set forth in Beneficial’s Disclosure Memorandum, a “Beneficial Regulatory Agreement”), nor has any Beneficial Entity been advised in writing or, to Beneficial’s Knowledge, orally, since January 1, 2015, by any Regulatory Authority that Beneficial Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Beneficial Regulatory Agreement.

4.20.      Investment Securities.

               (a)          Each Beneficial Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Beneficial SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Beneficial Entity. Such securities are valued on the books of Beneficial in accordance with GAAP in all material respects.

               (b)          Each Beneficial Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Beneficial believes are prudent and reasonable in the context of their respective businesses, and each Beneficial Entity has, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

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4.21.      Derivative Instruments and Transactions.

               All Derivative Transactions whether entered into for the account of any Beneficial Entity or for the account of a customer of any Beneficial Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Beneficial Entity party thereto and, to the Knowledge of Beneficial, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. Beneficial Entities and, to the Knowledge of Beneficial, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Beneficial, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Beneficial Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Beneficial Entities in accordance with GAAP.

4.22.      Legal Proceedings.

               (a)          There is no Litigation instituted or pending, or, to the Knowledge of Beneficial, threatened against any Beneficial Entity, or against any current or former director, officer or employee of a Beneficial Entity in their capacities as such or Employee Benefit Plan of any Beneficial Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Beneficial Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. Section 4.22(a) of Beneficial’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Beneficial Entity is a party. Section 4.22(a) of Beneficial’s Disclosure Memorandum sets forth a list of all Orders to which any Beneficial Entity is subject.

               (b)          There is no Order imposed upon any Beneficial Entity or the Assets of any Beneficial Entity (or that, upon consummation of the Mergers, would apply to any Beneficial Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Beneficial Entity.

4.23.      Statements True and Correct.

               (a)          None of the information supplied or to be supplied by any Beneficial Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Beneficial Entities and other portions within the reasonable control of Beneficial Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

               (b)          None of the information supplied or to be supplied by any Beneficial Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Beneficial Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the stockholders of Beneficial, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Beneficial Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Beneficial Meeting.

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4.24.      State Takeover Statutes and Takeover Provisions.

               Beneficial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). No Beneficial Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of WSFS entitled to vote in the election of WSFS’s directors.

4.25.      Opinion of Financial Advisor.

               The board of directors of Beneficial has received the opinion of Sandler O’Neill & Partners, L.P., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of Beneficial Common Stock in the Merger is fair, from a financial point of view, to the holders of Beneficial Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26.      Tax and Regulatory Matters.

               No Beneficial Entity or, to the Knowledge of Beneficial, any Affiliate thereof has taken or agreed to take any action, and Beneficial does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.      Loan Matters.

               (a)          No Beneficial Entity is a party to any written or oral Loan in which any Beneficial Entity is a creditor, under the terms of which the obligor was, as of June 30, 2018, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.27(a) of Beneficial’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Beneficial Entities that, as of June 30, 2018 were classified by Beneficial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

               (b)          Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Beneficial Entity and are complete and correct in all material respects.

               (c)          Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Beneficial’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

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               (d)          None of the Contracts pursuant to which any Beneficial Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

               (e)          (i) Section 4.27(e) of Beneficial’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Beneficial to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any Beneficial Entity, (ii) there are no employee, officer, director, principal shareholder or other Loans to Affiliates on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

               (f)          No Beneficial Entity is now nor has it ever been since December 31, 2014, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28.      Allowance for Loan and Lease Losses.

               The allowance for loan and lease losses (“ALLL”) reflected in the Beneficial Financial Statements was, as of the date of each of the Beneficial Financial Statements, in the opinion of management of Beneficial, in compliance with Beneficial’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

4.29.      Insurance.

               Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial, Beneficial Entities are insured with reputable insurers against such risks and in such amounts as the management of Beneficial reasonably has determined to be prudent and consistent with industry practice. The Beneficial Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Beneficial Entities, Beneficial or Beneficial Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Beneficial’s Knowledge, no Beneficial Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Beneficial’s Knowledge, is the termination of any such policies threatened.

4.30.      Brokers and Finders.

               Except for Sandler O’Neill & Partners, L.P., neither Beneficial nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.31.      Transactions with Affiliates and Insiders.

               There are no Contracts, plans, arrangements or other transactions between any Beneficial Entity, on the one hand, and (a) any officer or director of any Beneficial Entity, (b) any (i) record or beneficial owner of five percent or more of the voting securities of Beneficial or (ii) Affiliate or family member of any such officer, director

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or record or beneficial owner, or (c) any other Affiliate of Beneficial, on the other hand, except those, in each case, of a type available to employees of Beneficial generally and, in the case of Beneficial Bank, that are fully compliant with Regulation W.

4.32.      Investment Adviser Subsidiary.

               No Beneficial Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.33.      No Broker-Dealer Subsidiary.

               No Beneficial Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.34.      No Insurance Subsidiary.

               No Beneficial Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.35.      No Other Representations and Warranties.

               (a)          Except for the representations and warranties in this ARTICLE 4 Beneficial does not make any express or implied representation or warranty with respect to the Beneficial Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Beneficial hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Beneficial in this ARTICLE 4, Beneficial does not make and has not made any representation to WSFS or any of WSFS’s Affiliates or Representatives with respect to any oral or written information presented to WSFS or any of WSFS’s Affiliates or Representatives in the course of their due diligence investigation of Beneficial (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

               (b)          Beneficial acknowledges and agrees that WSFS has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF WSFS

               Except as Previously Disclosed, WSFS hereby represents and warrants to Beneficial as follows:

5.1.         Organization, Standing, and Power.

               (a)          Status of WSFS. WSFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. WSFS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. WSFS is a savings and loan holding company duly registered with the Federal Reserve under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). True,

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complete and correct copies of the certificate of incorporation of WSFS and the bylaws of WSFS, each as in effect as of the date of this Agreement, have been delivered or made available to Beneficial.

               (b)          Status of WSFS Bank. WSFS Bank is a direct, wholly owned Subsidiary of WSFS, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. WSFS Bank is authorized by the Office of the Comptroller of the Currency (the “OCC”) to engage in the business of banking as a federal savings bank. WSFS Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. True, complete and correct copies of the articles of association and bylaws of WSFS Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Beneficial.

5.2.         Authority of WSFS; No Breach By Agreement.

               (a)          Authority. WSFS has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of WSFS entitled to vote on this Agreement and the Merger and the approval of the issuance of WSFS Common Stock pursuant to this Agreement by a majority of the votes cast by holders of shares of WSFS Common Stock at the WSFS Meeting to approve the WSFS Share Issuance as contemplated by Section 7.1 (the “WSFS Stockholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of WSFS and WSFS Bank (including, approval by, and a determination by all of the members of the boards of directors of WSFS and WSFS Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of WSFS’s stockholders and WSFS Bank’s stockholder and directing the submission of this Agreement, and the WSFS Share Issuance proposal to a vote at a meeting of stockholders), subject to receipt of the WSFS Stockholder Approval. Subject to the WSFS Stockholder Approval, and assuming the due authorization, execution and delivery by Beneficial, this Agreement represents a legal, valid, and binding obligation of WSFS, enforceable against WSFS in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

               (b)          No Conflicts. Subject to the receipt of the WSFS Stockholder Approval, neither the execution and delivery of this Agreement by WSFS, nor the consummation by WSFS of the transactions contemplated hereby, nor compliance by WSFS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WSFS’s certificate of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of any WSFS Entity or any resolution adopted by the board of directors or the stockholders of any WSFS Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any WSFS Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any WSFS Entity under any of the terms, conditions or provisions of any Contract or Permit of any WSFS Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.

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               (c)          Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the MGCL, the DGCL and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by WSFS or WSFS Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, WSFS does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3.         Capitalization of WSFS.

               (a)          Ownership. The authorized capital stock of WSFS consists of (i) 65,000,000 shares of WSFS Common Stock, $0.01 par value per share, and (ii) 7,500,000 shares of preferred stock, $0.01 par value per share. As of the close of business on August 6, 2018, (i) 31,771,831 shares of WSFS Common Stock (excluding treasury shares) were issued and outstanding, (ii) 25,002,145 shares of WSFS Common Stock were held by WSFS in its treasury, (iii) 96,284 shares of WSFS Common Stock were granted in respect of outstanding WSFS Restricted Stock Awards, (iv) 919,483 shares of WSFS Common Stock were reserved for issuance upon the exercise of outstanding WSFS Stock Options, and (v) no shares of WSFS preferred stock were issued and outstanding or held by WSFS in its treasury. As of the Effective Time, no more than (A) 31,917,000 shares of WSFS Common Stock will be issued and outstanding (excluding treasury shares), (B) 25,054,000 shares of WSFS Common Stock will be held by WSFS in its treasury, and (C) no shares of WSFS preferred stock will be issued and outstanding or held by its treasury.

               (b)          Other Rights or Obligations. All of the issued and outstanding shares of capital stock of WSFS have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of WSFS has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of WSFS.

               (c)          Outstanding Equity Rights. Other than the WSFS Stock Options and the WSFS Restricted Stock Awards, in each case, outstanding as of this Agreement and set forth in Sections 5.3(a)(iii) and 5.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of WSFS or WSFS Bank, (ii) Contracts under which WSFS or WSFS Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of WSFS, (iii) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which WSFS or WSFS Bank is a party or of which WSFS has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of WSFS or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of WSFS may vote.

               (d)          Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of WSFS may vote are issued or outstanding. There are no Contracts pursuant to which any WSFS Entity is or could be required to register shares of WSFS’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any WSFS Entity. No WSFS Subsidiary owns any capital stock of WSFS.

5.4.         WSFS Subsidiaries.

               WSFS or WSFS Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the WSFS Subsidiaries. The deposits in WSFS Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required

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to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of WSFS, threatened. The articles of incorporation or association, certificate of organization, bylaws, or other governing documents of each WSFS Subsidiary comply with applicable Law.

5.5.         Regulatory Reports.

               (a)          WSFS’s Reports. Since January 1, 2015, WSFS has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. WSFS is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

               (b)          WSFS SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any WSFS Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2015 (the “WSFS SEC Reports”) is publicly available. No such WSFS SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all WSFS SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of WSFS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the WSFS SEC Reports.

               (c)          WSFS Bank’s Reports. WSFS Bank has duly filed with the OCC and FDIC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any WSFS Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any WSFS Entity since December 31, 2014.

5.6.         Financial Matters.

               (a)          Financial Statements. The WSFS Financial Statements included or incorporated by reference in the WSFS SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the WSFS Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the WSFS Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows

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of the WSFS Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated WSFS Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of WSFS as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of WSFS for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

               (b)          Call Reports. The financial statements contained in the Call Reports of WSFS Bank for the periods ended June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of WSFS Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of WSFS Bank for the respective periods set forth therein, subject to year-end adjustments.

               (c)          Systems and Processes. Each of WSFS and WSFS Bank have in place sufficient systems and processes that are customary for a financial institution of the size of WSFS and WSFS Bank and that are designed to (i) provide reasonable assurances regarding the reliability of WSFS Financial Statements and WSFS Bank’s financial statements and (ii) in a timely manner accumulate and communicate to WSFS and WSFS Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in WSFS Financial Statements and WSFS Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Neither WSFS nor WSFS Bank nor, to WSFS’s Knowledge, any employee, auditor, accountant or representative of any WSFS Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of WSFS Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any WSFS Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any WSFS Entity has engaged in questionable accounting or auditing practices. No attorney representing any WSFS Entity, whether or not employed by any WSFS Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by WSFS or any of its officers, directors or employees to the board of directors of WSFS or any committee thereof or to any director or officer of WSFS. To WSFS’s Knowledge, there has been no instance of fraud by any WSFS Entity, whether or not material, that occurred during any period covered by WSFS.

               (d)          Records. The records, systems, controls, data and information of the WSFS Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the WSFS Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. WSFS (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the WSFS Financial

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Statements and to ensure that information relating to the WSFS Entities is made known to the chief executive officer and chief financial officer of WSFS by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of WSFS, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of WSFS are being made only in accordance with authorizations of management and directors of WSFS and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of WSFS’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to WSFS’s outside auditors and the audit committee of the board of directors of WSFS (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would reasonably be likely to adversely affect WSFS’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in WSFS’s internal controls over financial reporting. To the Knowledge of WSFS, there is no reason to believe that WSFS’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

               (e)          Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the WSFS Financial Statements included in the WSFS SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for WSFS and the WSFS Bank has not resigned or been dismissed as a result of or in connection with any disagreements with WSFS or WSFS Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.         Books and Records.

               The Books and Records of WSFS and WSFS Bank have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by WSFS and WSFS Bank.

5.8.         Absence of Undisclosed Liabilities.

               No WSFS Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2017, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of WSFS as of June 30, 2018 included in the WSFS Financial Statements at and for the period ending June 30, 2018.

5.9.         Absence of Certain Changes or Events.

Since December 31, 2017, there has not been a Material Adverse Effect on WSFS.

5.10.       Tax Matters.

               (a)          All WSFS Entities have timely filed with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the WSFS Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the WSFS Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.

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There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the WSFS Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any WSFS Entity does not file a Tax Return that such WSFS Entity may be subject to Taxes by that jurisdiction.

               (b)          None of the WSFS Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any WSFS Entity or the Assets of any WSFS Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the WSFS Entities has waived any statute of limitations in respect of any Taxes.

               (c)          Each WSFS Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

               (d)          The unpaid Taxes of each WSFS Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such WSFS Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the WSFS Entities in filing their Tax Returns.

               (e)          None of the WSFS Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the WSFS Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the WSFS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was WSFS) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which WSFS is parent), or as a transferee or successor.

               (f)          During the five-year period ending on the date hereof, none of the WSFS Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the WSFS Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

               (g)          Each WSFS Benefit Plan or other arrangement of a WSFS Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the requirements of Section 409A of the Internal Revenue Code and in all material respects in compliance with the terms of such plan document, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No WSFS Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All WSFS Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each WSFS Stock Option is exempt from Section 409A of the Internal Revenue Code.

               (h)          None of the WSFS Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under

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state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the WSFS Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

5.11.      Intellectual Property; Privacy.

               (a)          (i) The computer, information technology and data processing systems, facilities and services used by the WSFS Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “WSFS Systems”), are reasonably sufficient for the conduct of the respective businesses of the WSFS Entities as currently conducted and (ii) the WSFS Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the WSFS Entities as currently conducted. To WSFS’s Knowledge, no third party has gained unauthorized access to any WSFS Systems owned or controlled by any WSFS Entity, and the WSFS Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the WSFS Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each WSFS Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the WSFS Entities in all material respects. Each WSFS Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

               (b)          Each WSFS Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To WSFS’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any WSFS Entity or any other Person.

5.12.      Compliance with Laws.

               (a)          Each WSFS Entity has, and since January 1, 2015, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Since January 1, 2015, there has occurred no Default under any such Permit and to the Knowledge of WSFS no suspension or cancellation of any such Permit is threatened. None of the WSFS Entities:

               (i)          is in Default under any of the provisions of its articles of incorporation or association, certificate of organization or bylaws (or other governing instruments);

               (ii)          is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

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               (iii)          since December 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any WSFS Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

               (b)          Each WSFS Entity is in compliance in all material respects with all applicable Laws, Orders or conditions imposed in writing by a Regulatory Authority to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O, the Gramm-Leach-Bliley Act, HOLA, the FDIA, the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the OCC, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable Laws under the foregoing. WSFS and WSFS Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable Laws).

               (c)          WSFS Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 5.12.

               (d)          Since December 31, 2014, each WSFS Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any WSFS Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Since December 31, 2014, no WSFS Entity nor, to WSFS’s Knowledge, any director, officer, or employee of any WSFS Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.

5.13.      Community Reinvestment Act Performance.

               WSFS Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and WSFS has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in WSFS Bank having its current rating lowered such that it is no longer “satisfactory” or better.

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5.14.      Employee Benefit Plans.

               (a)          Each WSFS Benefit Plan is and has been maintained in all material respects in compliance with the terms of such WSFS Benefit Plan, and in all material respects in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each WSFS Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the WSFS Benefit Plan and on which such WSFS Benefit Plan is entitled to rely. To WSFS’s Knowledge, nothing has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such WSFS Benefit Plan.

               (b)          There are no pending, or, to WSFS’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the WSFS Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any WSFS Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any WSFS Benefit Plan.

               (c)          No WSFS Entity has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) for which there is not an exemption applicable with respect to any WSFS Benefit Plan and no prohibited transaction has occurred with respect to any WSFS Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any WSFS Entity or any other Person. No WSFS Entity, WSFS Entity employee, nor any committee of which any WSFS Entity employee is a member has breached his or her fiduciary duty with respect to a WSFS Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any WSFS Benefit Plan. To WSFS’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not WSFS or any WSFS Entity employee, has breached his or her fiduciary duty with respect to a WSFS Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any WSFS Benefit Plan.

               (d)          Each WSFS Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

               (e)          All contributions required to be made to any WSFS Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any WSFS Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of WSFS.

5.15.      Agreements with Regulatory Authorities.

               No WSFS Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or WSFS Bank’s acceptance of brokered deposits (each, whether or not set forth in WSFS’s Disclosure Memorandum, a “WSFS Regulatory Agreement”), nor has any WSFS Entity been advised in writing or, to WSFS’s Knowledge, orally, since January 1, 2015, by any Regulatory Authority that WSFS Bank

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is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such WSFS Regulatory Agreement.

5.16.      Derivative Instruments and Transactions.

               All Derivative Transactions whether entered into for the account of any WSFS Entity or for the account of a customer of any WSFS Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the WSFS Entity party thereto and, to the Knowledge of WSFS, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. WSFS Entities and, to the Knowledge of WSFS, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of WSFS, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the WSFS Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the WSFS Entities in accordance with GAAP.

5.17.      Legal Proceedings.

               (a)          There is no Litigation instituted or pending, or, to the Knowledge of WSFS, threatened against any WSFS Entity, or against any current or former director, officer or employee of a WSFS Entity in their capacities as such or Employee Benefit Plan of any WSFS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any WSFS Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Section 5.17(a) of WSFS’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any WSFS Entity is a party. Section 5.17(a) of WSFS’s Disclosure Memorandum sets forth a list of all Orders to which any WSFS Entity is subject.

               (b)          There is no Order imposed upon any WSFS Entity or the Assets of any WSFS Entity (or that, upon consummation of the Mergers, would apply to any WSFS Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any WSFS Entity.

5.18.      Statements True and Correct.

               (a)          None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to WSFS Entities and other portions within the reasonable control of WSFS Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

               (b)          None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a WSFS Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the stockholders of WSFS, be false or misleading with respect to any material fact, or omit to state any material

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fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the WSFS Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the WSFS Meeting.

5.19.      State Takeover Statutes and Takeover Provisions.

               WSFS has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statutes. No WSFS Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Beneficial entitled to vote in the election of Beneficial’s directors.

5.20.      Opinion of Financial Advisor.

               WSFS has received the opinion of Boenning & Scattergood, Inc., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of Beneficial Common Stock in the Merger is fair, from a financial point of view, to WSFS. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21.      Tax and Regulatory Matters.

               No WSFS Entity or, to the Knowledge of WSFS, any Affiliate thereof has taken or agreed to take any action, and WSFS does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.22.      Allowance for Loan and Lease Losses.

               The ALLL reflected in the WSFS Financial Statements was, as of the date of each of the WSFS Financial Statements, in the opinion of management of WSFS, in compliance with WSFS’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

5.23.      Brokers and Finders.

               Except for Boenning & Scattergood, Inc., neither WSFS nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.24.      No Other Representations and Warranties.

               (a)          Except for the representations and warranties in this ARTICLE 5, WSFS does not make any express or implied representation or warranty with respect to the WSFS Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and WSFS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by WSFS in this ARTICLE 5, WSFS does not make and has not made any representation to Beneficial or any of Beneficial’s Affiliates or Representatives with respect to any oral or

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written information presented to Beneficial or any of Beneficial’s Affiliates or Representatives in the course of their due diligence investigation of WSFS (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

               (b)          WSFS acknowledges and agrees that Beneficial has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.         Affirmative Covenants of Beneficial.

               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.1 of Beneficial’s Disclosure Memorandum, Beneficial shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course, (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees, and (c) use reasonable best efforts to cause each of the individuals set forth on Exhibit C-1 hereto to remain employed by Beneficial.

6.2.         Negative Covenants of Beneficial.

               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.2 of Beneficial’s Disclosure Memorandum, Beneficial covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

               (a)          amend the articles of incorporation or association, bylaws or other governing instruments of any Beneficial Entity;

               (b)          incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course) (it being understood and agreed that incurrence of indebtedness in the Ordinary Course shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

               (c)          (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Beneficial Entity (except for the acceptance of shares of Beneficial Common Stock as payment for the exercise of Beneficial Stock Options or for withholding taxes incurred in connection with the exercise of Beneficial Stock Options or the vesting or settlement of Beneficial Restricted Stock Awards and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Beneficial’s capital stock or other equity interests (except for (x) regular quarterly cash dividends by Beneficial at a rate not in excess of $0.06 per share of Beneficial Common Stock and (y) dividends paid by any of Beneficial’s wholly owned Subsidiaries in the Ordinary Course);

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               (d)          issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Beneficial Common Stock or any other capital stock of any Beneficial Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, except pursuant to the exercise of Beneficial Stock Options or the vesting or settlement of Beneficial Restricted Stock Awards, in each case, granted under the Beneficial Stock Plans prior to the date of this Agreement;

               (e)          directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Beneficial Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Beneficial Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Beneficial Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Beneficial Entities) or (ii) any material Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

               (f)          (i) make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of Beneficial, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Beneficial Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

               (g)          (i) grant any increase in compensation or benefits to the employees or officers of any Beneficial Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Beneficial), in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Beneficial Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Beneficial Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Beneficial Entity (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000 or (vii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

               (h)          enter into, amend or renew any employment or independent contractor Contract between any Beneficial Entity and any Person requiring payments thereunder in excess of $100,000 in any 12-month period that the Beneficial Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

               (i)          except with respect to a Beneficial Benefit Plan that is intended to be tax-qualified in the opinion of counsel as is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Beneficial Benefit Plan if such plan, policy, program or

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arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Beneficial Benefit Plan, terminate or withdraw from, or amend, any Beneficial Benefit Plan, (ii) make any distributions from any Beneficial Benefit Plan, except as required by the terms of such plan, or (iii) fund or in any other way secure the payment of compensation or benefits under any Beneficial Benefit Plan;

               (j)          make any material change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

               (k)          commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Beneficial Entity for money damages in excess of $500,000 or that would impose any material restriction on the operations, business or Assets of any Beneficial Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

               (l)          (i) enter into, renew, extend, modify, amend or terminate any Beneficial Contract or any Contract which would be a Beneficial Contract if it were in existence on the date hereof, or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

               (m)          (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority or (iii) change or revoke any systems of internal accounting controls or disclosure controls;

               (n)          make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

               (o)          materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios;

               (p)          make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Beneficial Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

               (q)          take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

               (r)          make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Beneficial), except (i) new Loans not in excess of $20,000,000 or (ii) existing Loans or commitments for Loans not in excess of $25,000,000, unless the renewal, amendment, modification or other change to an existing Loan would cause such Loan or Loans to exceed $25,000,000; provided, that if Beneficial shall request in writing the prior approval of WSFS in accordance with this Section 6.2(r) to make such Loan or extension of credit, or renewal, amendment, modification or other

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change, and WSFS shall not have responded to such request within three Business Days from the latest date on which WSFS received such request and all information which would be necessary for WSFS to underwrite the Loan requested by Beneficial, then such request shall be deemed to be approved by WSFS;

               (s)          take any action that could reasonably be expected to adversely affect, impede or materially delay the (i) receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) consummation of the transactions contemplated by this Agreement;

               (t)          notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

               (u)          agree to take, make any commitment to take, or adopt any resolutions of Beneficial’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.         Covenants of WSFS.

               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Beneficial shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.3 of WSFS’s Disclosure Memorandum, WSFS covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

               (a)          amend the articles of incorporation, bylaws or other governing instruments of WSFS or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) of WSFS in a manner that would adversely affect Beneficial or the holders of Beneficial Common Stock adversely relative to other holders of WSFS Common Stock;

               (b)          take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

               (c)          take any action that could reasonably be expected to adversely affect, impede or materially delay the (i) receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) consummation of the transactions contemplated by this Agreement;

               (d)          (i) adjust, split, combine or reclassify any capital stock of WSFS, or (ii) make, declare or pay any dividend, or make any other distribution on, any shares of WSFS Common Stock (except regular quarterly cash dividends by WSFS at a rate not in excess of $0.11 per share of WSFS Common Stock);

               (e)          adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of WSFS;

               (f)          notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

               (g)          agree to take, make any commitment to take, or adopt any resolutions of WSFS’s board of directors in support of, any of the actions prohibited by this Section 6.3.

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ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.         Registration Statement; Joint Proxy/Prospectus; Stockholder Approval.

               (a)          WSFS and Beneficial shall promptly prepare and file with the SEC, the Joint Proxy/Prospectus and WSFS shall prepare and file with the SEC the Registration Statement (including the Joint Proxy/Prospectus) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. WSFS and Beneficial agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy/Prospectus. Each of WSFS and Beneficial agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to promptly thereafter mail or deliver the Joint Proxy/Prospectus (including the Registration Statement) to its respective stockholders. WSFS also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Beneficial shall furnish all information concerning Beneficial and the holders of Beneficial Common Stock as may reasonably be requested in connection with any such action.

               (b)          Each of Beneficial and WSFS shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Beneficial Meeting” and the “WSFS Meeting” respectively), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Beneficial Stockholder Approval and the WSFS Stockholder Approval and the approval of such other matters of the type customarily brought before an annual or special meeting of stockholders. Beneficial and WSFS shall use their reasonable best efforts to cooperate to hold the Beneficial Meeting and the WSFS Meeting on the same day and at the same time, and to set the same record date for each such meeting.

               (c)          Subject to Section 7.2, the board of directors of each of Beneficial and WSFS shall (i) recommend to its respective stockholders the approval of (A) this Agreement and the transactions contemplated hereby, in the case of Beneficial (the “Beneficial Recommendation”), and (B) this Agreement and the transactions contemplated hereby, including the WSFS Share Issuance, in the case of WSFS (the “WSFS Recommendation”), (ii) include such Beneficial Recommendation and WSFS Recommendation in the Joint Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the Beneficial Stockholder Approval, in the case of Beneficial, and the WSFS Stockholder Approval, in the case of WSFS.

               (d)          Subject to Section 7.2(d), neither the board of directors of Beneficial nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to WSFS, the Beneficial Recommendation or take any action, or make any public statement, filing or release inconsistent with the Beneficial Recommendation, or submit this Agreement to the Beneficial’s stockholders without recommendation (any of the foregoing being a “Change in the Beneficial Recommendation”).

               (e)          Neither the board of directors of WSFS nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Beneficial, the WSFS Recommendation or take any action, or make any public statement, filing or release inconsistent with the WSFS Recommendation, or submit this Agreement and the WSFS Share Issuance to the WSFS’s stockholders without recommendation (any of the foregoing being a “Change in the WSFS Recommendation”).

               (f)           Beneficial or WSFS, as applicable, shall adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled there are insufficient shares of Beneficial Common Stock or WSFS Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum

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necessary to conduct the business of such meeting. Beneficial or WSFS shall also adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled, Beneficial or WSFS, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the Beneficial Stockholder Approval or the WSFS Stockholder Approval. Notwithstanding anything to the contrary herein, each of the WSFS Meeting and Beneficial Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of WSFS and Beneficial at the WSFS Meeting and the Beneficial Meeting, respectively, for the purpose of voting on the approval of this Agreement and the WSFS Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either WSFS or Beneficial of such obligation.

7.2.         Acquisition Proposals.

               (a)          No Beneficial Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of Beneficial, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 7.2, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Beneficial shall constitute a breach of this Section 7.2 by Beneficial. In addition to the foregoing, Beneficial shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

               (b)          Notwithstanding anything to the contrary in Section 7.2(a), if Beneficial or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to the Beneficial Stockholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), Beneficial and its Representatives may, prior to (but not after) the Beneficial Meeting, take the following actions if the board of directors of Beneficial (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Beneficial’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to WSFS (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Beneficial): (A) furnish information or data to (but only if Beneficial shall have provided such information to WSFS prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal.

               (c)          Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, Beneficial shall advise WSFS in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Beneficial shall as promptly as practicable provide to WSFS (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Beneficial shall provide WSFS as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such

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information as is necessary to keep WSFS informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

               (d)          Notwithstanding anything herein to the contrary, at any time prior to the Beneficial Meeting, the board of directors of Beneficial may make a Change in the Beneficial Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if (i) Beneficial has received a Superior Proposal (after giving effect to the terms of any revised offer by WSFS pursuant to this Section 7.2(d)), and (ii) the board of directors of Beneficial has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Beneficial may not take the actions set forth in this Section 7.2(d) unless:

              (i)          Beneficial has complied in all material respects with this Section 7.2;

              (ii)          Beneficial has provided WSFS at least three Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

              (iii)          during such three Business Day period, Beneficial has and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by WSFS; and

              (iv)          the board of directors of Beneficial has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by WSFS, if any, that such Superior Proposal remains a Superior Proposal and that failure to make a Change in the Beneficial Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of Beneficial may communicate the basis for its lack of Beneficial Recommendation to its stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

Any material amendment to any Superior Proposal, will be deemed to be a new Superior Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

               (e)          Notwithstanding anything herein to the contrary, at any time prior to the WSFS Meeting, the board of directors of WSFS may make a Change in the WSFS Recommendation, if the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of WSFS may not take the actions set forth in this Section 7.2(e) unless:

               (i)           WSFS has provided Beneficial at least three Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action;

               (ii)          during such three Business Day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Beneficial in good faith (to the extent Beneficial desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Beneficial; and

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               (iii)          the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed by Beneficial, if any, that failure to make a Change in the WSFS Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of WSFS may communicate the basis for its lack of WSFS Recommendation to its stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

               (f)          Beneficial and Beneficial Subsidiaries shall, and Beneficial shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than WSFS and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

               (g)          Nothing contained in this Agreement shall prevent Beneficial or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the stockholders of Beneficial; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.3.         Exchange Listing.

               WSFS shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of WSFS Common Stock to be issued to the holders of Beneficial Common Stock pursuant to the Merger, and WSFS shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.         Consents of Regulatory Authorities.

               (a)          WSFS and Beneficial shall, and shall cause their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits and Consents, of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Regulatory Authorities. Each of WSFS and Beneficial shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law or Order or by any Regulatory Authority. Notwithstanding the foregoing, in no event shall any WSFS Entities be required, and the Beneficial Entities shall not be permitted (without WSFS’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving the WSFS Entities or the Beneficial Entities, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on WSFS’s business or on the business of Beneficial or Beneficial Bank (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a “Burdensome Condition”).

               (b)           Each of WSFS and Beneficial shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange

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of information, with respect to, all written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Beneficial shall not have the right to review portions of material filed by WSFS with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required Consent from a Regulatory Authority will not be obtained or that the receipt of such Consent may be materially delayed. Each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

               (c)          Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party and/or Regulatory Authority.

7.5.         Access to Information; Confidentiality and Notification of Certain Matters.

               (a)          Beneficial and WSFS shall each promptly advise the other of any fact, change, event or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would reasonably be likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied.

               (b)          Prior to the Effective Time, each of Beneficial and WSFS shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other Party, access during normal business hours to its books, records, Contracts, properties and personnel and such other information as the other Party may reasonably request and furnish to the other Party promptly all other information concerning its business, properties and personnel as the other Party may reasonably request, provided, that such access or requests shall not unreasonably interfere with normal operations of the Party. No investigation by either Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Beneficial nor WSFS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Beneficial’s or WSFS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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               (c)          Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the letter agreement, dated May 29, 2018, between WSFS and Beneficial (the “Confidentiality Agreement”).

7.6.         Press Releases.

               Beneficial and WSFS shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may upon the advice of outside counsel be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.         Tax Treatment.

               (a)          Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger and the Bank Merger, and to take no action which would cause the Merger and the Bank Merger not, to each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

               (b)          Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may reasonably be requested by such counsel, including as of the effective date of the Joint Proxy/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger and the Bank Merger.

               (c)          Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of WSFS and Beneficial shall report the Merger and the Bank Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.         Employee Benefits and Contracts.

               (a)          For a period of one year following the Effective Time, except as contemplated by this Agreement, WSFS shall, or shall cause the Surviving Corporation to, provide to employees who are actively employed by a Beneficial Entity on the Closing Date (“Covered Employees”) while employed by WSFS following the Closing Date (i) a base salary or wage rate, as applicable, that is no less than either the base salary or wage rate, as applicable, provided to the Covered Employees immediately prior to the Closing Date or, in WSFS’s sole discretion, the base salary or wage rate, as applicable, provided by WSFS and its Subsidiaries to their similarly situated employees, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are made available to the Covered Employees immediately prior to the Closing Date or, in WSFS’s sole discretion, that are generally made available to similarly situated employees of WSFS and its Subsidiaries and (iii) employee benefits under WSFS Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those

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provided by WSFS Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any WSFS Entity. Until such time as WSFS shall cause the Covered Employees to participate in the applicable WSFS Benefit Plans, the continued participation of the Covered Employees in the Beneficial Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in WSFS Benefit Plans may commence at different times with respect to each of WSFS Benefit Plans). For purposes of determining eligibility to participate and vesting under WSFS Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under WSFS’s paid time off program, the service of the Covered Employees with a Beneficial Entity prior to the Effective Time shall be treated as service with a WSFS Entity participating in such WSFS Benefit Plans, to the same extent that such service was recognized by the Beneficial Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of WSFS Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

               (b)          From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) WSFS shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of WSFS or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the Beneficial Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the Beneficial Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

               (c)          Upon request by WSFS in writing no later than 45 days prior to the Closing Date, the Beneficial Entities shall cooperate in good faith with WSFS prior to the Closing Date to provide additional information regarding any Beneficial Benefit Plan to WSFS or participation therein and to amend, freeze, terminate or modify any Beneficial Benefit Plan to the extent and in the manner determined by WSFS effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Beneficial shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Beneficial a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Beneficial shall provide WSFS with the final documentation evidencing that the actions contemplated herein have been effectuated.

               (d)          Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Beneficial or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Beneficial Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by WSFS, Beneficial or any of their respective Affiliates, (ii) alter or limit the ability of Surviving Corporation, WSFS or any of their Subsidiaries or Affiliates to amend, modify or terminate any Beneficial Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant of Beneficial or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with WSFS or any WSFS Subsidiaries,

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the Surviving Corporation or the Beneficial Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Beneficial, WSFS or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Beneficial or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

               (e)          On the Closing Date, Beneficial shall provide WSFS with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

               (f)          WSFS shall maintain and administer the retention pool with the terms and conditions set forth in Exhibit E for the employees of Beneficial and Beneficial Bank listed in Exhibit E.

               (g)          No later than 30 days prior to the Closing Date, Beneficial shall take the actions described on Section 7.8(g) of Beneficial’s Disclosure Memorandum with respect to the employment agreements listed in such section.

               (h)          To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, Beneficial shall, prior to the Closing Date, cooperate in good faith with WSFS to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

               (i)          WSFS shall assume the Severance Pay Plan for Eligible Employees of Beneficial Bank as in effect on the date hereof (the “Beneficial Severance Plan”) and shall provide to Covered Employees whose employment is terminated without cause by WSFS, the Surviving Corporation or an Affiliate on or before December 31, 2019, to the extent otherwise eligible under the Beneficial Severance Plan, the benefits provided therein, subject to the terms and conditions thereof.

               (j)          WSFS shall provide Covered Employees whose employment is involuntarily terminated by WSFS other than for cause prior to December 31, 2019, and who so requests, job counseling and outplacement assistance services, consistent with industry standards and the job counseling and outplacement assistance services provided by WSFS and its Subsidiaries to their similarly situated employees. In addition, WSFS shall notify Covered Employees whose employment is involuntarily terminated by WSFS other than for cause prior to December 31, 2019, who want to be so notified of opportunities for positions with WSFS or any of its Subsidiaries for which WSFS reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons; provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of WSFS. Outplacement assistance and job counseling services shall not be provided to Beneficial employees who are terminated for cause, resignation, disability or retirement.

7.9.         Indemnification.

               (a)          From and after the Effective Time, each of WSFS and the Surviving Corporation shall indemnify, defend and hold harmless each present and former director, officer or employee of the Beneficial Entities (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such person is or was a director, officer or employee of any of the Beneficial Entities or, at Beneficial’s request, of another corporation, limited liability company, partnership, joint venture, trust or other enterprise and pertaining

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to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and WSFS or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

               (b)          WSFS shall maintain in effect for a period of six years after the Effective Time Beneficial’s existing directors’ and officers’ liability insurance policy (provided, that WSFS may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Beneficial given prior to the Effective Time, any other policy) with respect to Claims arising from facts or events which occurred prior to the Effective Time; provided, that WSFS shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Beneficial’s directors and officers, 275% of the annual premium payments currently paid on Beneficial’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, WSFS shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, WSFS, or Beneficial in consultation with WSFS, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, WSFS, or Beneficial in consultation with WSFS, may purchase the most advantageous “tail” prepaid policy obtainable for a premium less than or equal to the Maximum Amount, and in each case, WSFS shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

               (c)          Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify WSFS thereof (but the failure to so notify WSFS shall not relieve it from any liability which it may have under this Section 7.9, except to the extent such failure materially prejudices WSFS). In the event of any such Claim (whether arising before or after the Effective Time): (i) WSFS or Surviving Corporation shall have the right to assume the defense thereof and, upon such assumption, WSFS and Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except that if WSFS elects not to assume such defense, or counsel for the Indemnified Party reasonably advises the Indemnified Party that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between WSFS and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to WSFS, and WSFS shall pay the reasonable fees and expenses of such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) WSFS and Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that WSFS and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (d)          If WSFS or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if WSFS (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of WSFS shall assume the obligations set forth in this Section 7.9.

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               (e)          The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.10.      Operating Functions.

               Beneficial and Beneficial Bank shall cooperate with WSFS and WSFS Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as WSFS may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.      Stockholder Litigation.

               Each of Beneficial and WSFS shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Beneficial or WSFS, as applicable, threatened against Beneficial, WSFS or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Beneficial, WSFS or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Beneficial shall give WSFS every opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Beneficial or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WSFS’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.12.      Legal Conditions to Mergers; Additional Agreements.

               Subject to Sections 7.1 and 7.4 of this Agreement, each of Beneficial and WSFS shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by any Regulatory Authority and any other third party that is required to be obtained by Beneficial or WSFS or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of WSFS, on the one hand, and a Subsidiary of Beneficial, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may reasonably be requested by WSFS.

7.13.      Dividends.

               After the date of this Agreement, each of WSFS and Beneficial shall coordinate with the other regarding the declaration of any dividends in respect of WSFS Common Stock and Beneficial Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Beneficial Common

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Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Beneficial Common Stock and any shares of WSFS Common Stock any such holder receives in exchange therefor in the Merger.

7.14.      Change of Method.

               WSFS may at any time change the method of effecting the combination of the Beneficial and WSFS (including by providing for the merger of Beneficial with a wholly owned Subsidiary of WSFS) if and to the extent requested by WSFS, and Beneficial agrees to enter into such amendments to this Agreement as WSFS may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to Beneficial’s stockholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.15.      Restructuring Efforts.

               If either Beneficial or WSFS shall have failed to obtain the Beneficial Stockholder Approval or the WSFS Stockholder Approval, as applicable, at the duly convened Beneficial Meeting or WSFS Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its stockholders or adversely affect the Tax treatment of the Mergers with respect to the Beneficial’s stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.15) to its respective stockholders for approval.

7.16.      Corporate Governance.

               (a)          On or prior to the Effective Time, the board of directors of WSFS and WSFS Bank shall cause the number of directors that will comprise the full board of directors of each of the Surviving Corporation and the Surviving Bank at the Effective Time to be increased by three members, and as of the Effective Time shall appoint Gerald P. Cuddy and two other directors of Beneficial’s board of directors to the board of directors of the Surviving Corporation and the Surviving Bank as mutually agreed by Beneficial and WSFS (the “Beneficial Directors”). Each such Beneficial Director shall be appointed to a class of the board of directors of the Surviving Corporation as mutually agreed by Beneficial and WSFS. Notwithstanding the foregoing, WSFS’s obligation to appoint each Beneficial Director is subject to each Beneficial Director’s compliance with WSFS’s governance and ethics policies in place from time to time, as reasonably determined by WSFS’s Corporate Governance and Nominating Committee.

               (b)          As promptly as practicable following the Effective Time, WSFS shall establish an advisory board (the “Advisory Board”) and invite Rodger Levenson, Gerard P. Cuddy, and those individuals who serve on the board of directors of Beneficial as of the date hereof who are not Beneficial Directors to join such Advisory Board. The function of the Advisory Board shall be, among other things, to advise WSFS with respect to Beneficial. The Advisory Board shall meet on a quarterly basis (or more frequently if necessary) from and after the Effective Time until December 31, 2019 and each member of the Advisory Board (other than Rodger Levenson and Gerard P. Cuddy) shall be paid a retainer fee of $50,000.

7.17.      Takeover Statutes.

               Neither WSFS nor Beneficial shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each of WSFS and Beneficial shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers

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and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of WSFS and Beneficial will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18.      Exemption from Liability Under Section 16(b).

               Beneficial and WSFS agree that, in order to most effectively compensate and retain those officers and directors of Beneficial subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Beneficial Insiders”), both prior to and after the Effective Time, it is desirable that Beneficial Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Beneficial Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.18. The boards of directors of WSFS and of Beneficial, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Beneficial Common Stock and (ii) any acquisitions of WSFS Common Stock pursuant to the transactions contemplated by this Agreement and by any Beneficial Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.         Conditions to Obligations of Each Party.

               The respective obligation of each Party to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

               (a)          Stockholder Approval. Each of the WSFS Stockholder Approval and the Beneficial Stockholder Approval shall have been obtained.

               (b)          Regulatory Approvals. (i) All required regulatory approvals, waivers or non-objections from the Federal Reserve, the OCC, the FDIC, the PDBS and any other Regulatory Authority and (ii) any other regulatory approvals or Consents contemplated by Sections 4.2(c) and 5.2(c) the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS and Beneficial (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

               (c)          Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Mergers), in each case that remains in effect.

               (d)          Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action,

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suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

               (e)          Exchange Listing. The shares of WSFS Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

               (f)          Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Beneficial and WSFS reasonably satisfactory in form and substance to such counsel.

8.2.         Conditions to Obligations of WSFS.

               The obligation of WSFS to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by WSFS pursuant to Section 10.6:

               (a)          Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Beneficial set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a), 4.3(c), 4.4(a) (second and third sentences only), 4.9(a), and 4.30 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.1, 4.2, 4.3(b), 4.3(d), 4.4(a) (other than the second and third sentences), 4.4(b) and 4.4(c) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

               (b)          Performance of Agreements and Covenants. Beneficial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

               (c)          Certificates. Beneficial shall have delivered to WSFS (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Beneficial and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Beneficial’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WSFS and its counsel shall request.

               (d)          Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

               (e)          Executive Agreements. Each of the Executive Agreements with the individuals set forth on Exhibit C-2 hereto shall be and remain in full force and effect as of the Closing Date (other than due to the death or disability of any such individual).

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8.3.         Conditions to Obligations of Beneficial.

               The obligation of Beneficial to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Beneficial pursuant to Section 10.6:

               (a)          Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of WSFS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.3(a), 5.3(c), 5.4 (first sentence only), 5.9 and 5.23 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.1, 5.2, 5.3(b), 5.3(d) and 5.4 (other than the first sentence) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

               (b)          Performance of Agreements and Covenants. WSFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

               (c)          Certificates. WSFS shall have delivered to Beneficial (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to WSFS and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by WSFS’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Beneficial and its counsel shall request.

ARTICLE 9
TERMINATION

9.1.         Termination.

               Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Beneficial or by the stockholders of WSFS, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

               (a)          by mutual written agreement of WSFS and Beneficial;

               (b)          by either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, or any Regulatory Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with Section 7.5 or any other provision of this Agreement has been the cause of, or resulted in, such action, (ii) the stockholders of Beneficial fail to vote their approval of this Agreement and the transactions contemplated hereby at the Beneficial Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as

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required by this Agreement) or (iii) the stockholders of WSFS fail to vote their approval of this Agreement and the transactions contemplated hereby at the WSFS Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement);

               (c)          by either Party, by written notice to the other Party, in the event that the Mergers shall not have been consummated by the first anniversary of the date of this Agreement, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

               (d)          by WSFS, by written notice to Beneficial, in the event that the board of directors of Beneficial has (i) failed to make the Beneficial Recommendation or otherwise effected a Change in the Beneficial Recommendation, (ii) breached its obligations under Section 7.2, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the Beneficial Meeting in accordance with Section 7.1;

               (e)          by Beneficial, by written notice to WSFS, in the event that the board of directors of WSFS has (i) failed to make the WSFS Recommendation or otherwise effected a Change in the WSFS Recommendation or (ii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the WSFS Meeting in accordance with Section 7.1;

               (f)          by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Beneficial, in the case of a termination by WSFS, or WSFS, in the case of a termination by Beneficial, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by WSFS, or Section 8.3, in the case of a termination by Beneficial, and which is not cured within 45 days following written notice to Beneficial, in the case of a termination by WSFS, or WSFS, in the case of a termination by Beneficial, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));

               (g)          By WSFS, if either or all of the Federal Reserve, FDIC, OCC or PDBS has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition; provided, that WSFS may only terminate this Agreement pursuant to this Section 9.1(g) if WSFS shall have used its reasonable best efforts until the earlier of (i) 60 days following the grant of such Requisite Regulatory Approval containing a Burdensome Condition, or (ii) the one-year anniversary of the date of this Agreement, to cause the terms and/or conditions of such Requisite Regulatory Approval containing such Burdensome Condition to be deleted or removed;

               (h)          By either Party if either or all of the Federal Reserve, FDIC, OCC or PDBS shall have requested in writing that WSFS, WSFS Bank, Beneficial, Beneficial Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; or

               (i)          By Beneficial, at any time during the five Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

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               (i)          The number obtained by dividing the Average Closing Price by the Starting Price (the “WSFS Ratio”) shall be less than 0.80; and

               (ii)          (x) the WSFS Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”), subject, however, to the following three sentences. If Beneficial elects to exercise its termination right pursuant to this Section 9.1(i), it shall give written notice to WSFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five Business Day period). During the five Business Day period commencing with its receipt of such notice, WSFS shall have the option to increase the consideration to be received by the Holders hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the WSFS Ratio. If WSFS so elects within such five Business Day period, it shall give prompt written notice to Beneficial of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.1(i) the following terms shall have the meanings indicated:

               “Final Index Price” shall mean the average of the Index Prices for the ten consecutive full trading days ending at the close of trading on the Determination Date.

               “Index Price” shall mean the closing price on such date of the Nasdaq Bank Index.

               “Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

               “Starting Price” shall mean the closing price of a share of WSFS Common Stock on Nasdaq (as reported by Nasdaq, or if not reported thereby, any another authoritative source) on the Starting Date.

9.2.         Effect of Termination.

               In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

9.3.         Non-Survival of Representations and Covenants.

               The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

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ARTICLE 10
MISCELLANEOUS

10.1.      Definitions.

               (a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Beneficial or publicly announced to Beneficial’s stockholders and whether binding or non-binding) by any Person (other than a WSFS Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, directly or indirectly, by any Person (other than a WSFS Entity) of 25% or more in interest of the total outstanding voting securities of any Beneficial Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Beneficial, or any tender offer or exchange offer that, if consummated, would result in any Person (other than a WSFS Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any Beneficial Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Beneficial, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Beneficial Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Beneficial; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the Beneficial Entities, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person including, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the power to exercise a controlling influence over the management or policies of the other Person.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of WSFS Common Stock for the ten consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by Nasdaq or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Beneficial Common Stock” means the $0.01 par value common stock of Beneficial.

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“Beneficial Entities” means, collectively, Beneficial and all Beneficial Subsidiaries.

“Beneficial ERISA Affiliate” means any entity which together with a Beneficial Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Beneficial Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Beneficial as of June 30, 2018, and as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and six months ended June 30, 2018, and for each of the three fiscal years ended December 31, 2017, 2016 and 2015, as filed by Beneficial in the Beneficial SEC Reports and (ii) the consolidated statements of condition of Beneficial (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the Beneficial SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“Beneficial Stock-Based Deferral Plan” means the Beneficial Stock-Based Deferral Plan.

“Beneficial Stock Plans” means the existing stock option and other stock-based compensation plans of Beneficial designated as follows: Beneficial 2016 Omnibus Incentive Plan and the Beneficial 2008 Equity Incentive Plan.

“Beneficial Subsidiary” means the Subsidiaries of Beneficial, which shall include Beneficial Bank, the entities set forth on Section 4.4(a) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Beneficial after the date hereof and held as a Subsidiary by Beneficial at the Effective Time.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to its business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean, in the case of Beneficial Bank or WSFS Bank, as applicable, Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Consent“ means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract“ means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

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“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the fifth Business Day prior to the Closing Date, provided that if shares of the WSFS Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the fifth Business Day prior to the Closing Date on which shares of WSFS Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not reasonably be likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

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“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Joint Proxy/Prospectus” means the joint proxy statement and prospectus in definitive form relating to the meetings of Beneficial’s and WSFS’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Key Employee” means an employee of any Beneficial Entity having holder the position of Senior Vice President or above.

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“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of, in the case of Beneficial, those individuals set forth in Section 10.1 of the Beneficial Disclosure Memorandum and, in the case of WSFS, those individuals set forth in Section 10.1 of the WSFS Disclosure Memorandum, and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Beneficial or Beneficial Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Beneficial, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including

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changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Global Select Market.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of Beneficial and Beneficial Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Beneficial and Beneficial Bank’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Beneficial or WSFS, and “Parties” means Beneficial and WSFS.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its respective SEC Reports, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures

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of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by WSFS under the Securities Act with respect to the shares of WSFS Common Stock to be issued to the stockholders of Beneficial pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the PDBS, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, limited liability companies, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Beneficial determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Beneficial’s stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by WSFS in response to such Acquisition Proposal)); provided, that for purposes of the definition of

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“Superior Proposal,” the references to “25%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment or schedule thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

“WSFS Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation plan, vacation, bonus, incentive, retention, change in control or other incentive plan, severance pay plan (but not including severance agreements with individual employees), medical vision, dental or other health plan, any life insurance, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan that is adopted by any WSFS Entity or WSFS ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries thereof.

“WSFS Common Stock” means the $0.01 par value common stock of WSFS.

“WSFS Entities” means, collectively, WSFS and all WSFS Subsidiaries.

“WSFS ERISA Affiliate” means any entity which together with a WSFS Entity would be treated as a single employer under Internal Revenue Code Section 414.

“WSFS Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of WSFS as of June 30, 2018, and as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and six months ended June 30, 2018, and for each of the three fiscal years ended December 31, 2017, 2016 and 2015, as filed by WSFS in the WSFS SEC Reports and (ii) the consolidated statements of condition of WSFS (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the WSFS SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

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“WSFS Restricted Stock Award” means each award of shares of WSFS Common Stock or other Equity Right to shares of WSFS Common Stock subject to vesting, repurchase or other lapse restriction granted under a WSFS Stock Plan.

“WSFS Share Issuance” means the issuance of shares of WSFS Common Stock in connection with the Merger.

“WSFS Stock Options” means each option or other Equity Right to purchase shares of WSFS Common Stock pursuant to stock options or stock appreciation rights.

“WSFS Stock Plans” means the existing stock option and other stock-based compensation plans of WSFS designated as follows: the WSFS 2018 Incentive Plan, the WSFS 2013 Incentive Plan and the WSFS 2005 Incentive Plan.

“WSFS Subsidiaries” means the Subsidiaries of WSFS, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of WSFS after the date hereof and held as a Subsidiary by WSFS at the Effective Time.

10.2.      Referenced Pages.

               The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

Advisory Board	A-53
Agreement	A-1
ALLL	A-26
Bank Merger	A-1
Bankruptcy and Equity Exceptions	A-9
Beneficial	A-1
Beneficial Bank	A-1
Beneficial Bank Common Stock	A-10
Beneficial Benefit Plan	A-20
Beneficial Contracts	A-23
Beneficial Directors	A-53
Beneficial Insiders	A-54
Beneficial KSOP	A-4
Beneficial Meeting	A-43
Beneficial Pension Plan	A-21
Beneficial Recommendation	A-43
Beneficial Regulatory Agreement	A-23
Beneficial Restricted Stock Award	A-4
Beneficial SEC Reports	A-11
Beneficial Severance Plan	A-50
Beneficial Stock Option	A-4
Beneficial Stockholder Approval	A-8
Beneficial Systems	A-16
Beneficial Voting Agreement	A-1

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Book-Entry Share	A-3
Burdensome Condition	A-46
Canceled Shares	A-3
Cash Consideration	A-3
Certificate	A-3
Change in the Beneficial Recommendation	A-43
Change in the WSFS Recommendation	A-43
Charter Conversion	A-3
Chosen Courts	A-72
Claim	A-51
Closing	A-2
Closing Date	A-2
Confidentiality Agreement	A-48
Covered Employees	A-48
DGCL	A-1
DOL	A-19
Effective Time	A-2
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-3
Executive Agreements	A-1
FDIA	A-17
FDIC	A-8
Final Index Price	A-58
Holders	A-5
Indemnified Party	A-50
Independent Contractors	A-19
Index Price	A-58
Index Ratio	A-58
IRS	A-20
KSOP Termination Date	A-4
Maximum Amount	A-51
Merger	A-1
Merger Consideration	A-3
Mergers	A-1
MGCL	A-1
OCC	A-28
PBGC	A-20
PDBS	A-8
Permitted Liens	A-15
Regulation O	A-17
Regulation W	A-17
Requisite Regulatory Approvals	A-54
Sarbanes-Oxley Act	A-11
Starting Date	A-58
Starting Price	A-58
Stock Consideration	A-3
Subsidiary Plan of Merger	A-3
Surviving Bank	A-1
Surviving Corporation	A-1
Takeover Statutes	A-25

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Tax Opinion	A-55
Termination Fee	A-70
Voting Agreements	A-1
WSFS	A-1
WSFS Bank	A-1
WSFS Certificates	A-5
WSFS Meeting	A-43
WSFS Ratio	A-58
WSFS Recommendation	A-43
WSFS Regulatory Agreement	A-36
WSFS SEC Reports	A-30
WSFS Stockholder Approval	A-28
WSFS Systems	A-34
WSFS Voting Agreement	A-1

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.      Expenses.

               (a)          Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy/Prospectus.

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               (b)          Notwithstanding Section 10.3(a),

               (i)          if either Beneficial or WSFS terminates this Agreement pursuant to Sections 9.1(b)(ii) or 9.1(c) (and the Beneficial Stockholder Approval has not been obtained) or WSFS terminates pursuant to Section 9.1(f), and prior to such termination, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination Beneficial shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

               (ii)          WSFS shall terminate this Agreement pursuant to Section 9.1(d), then Beneficial shall pay to WSFS an amount equal to $52,500,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

               (c)          Notwithstanding Section 10.3(a), if Beneficial shall terminate this Agreement pursuant to Section 9.1(e), then WSFS shall pay to Beneficial the Termination Fee in same-day funds within two Business Days from the date of termination of this Agreement.

               (d)          The payment of the Termination Fee by Beneficial or WSFS pursuant to Section 10.3(b) or Section 10.3(c), as applicable, constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of WSFS or Beneficial, as the case may be, in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d), 9.1(e), or 9.1(f). The Parties acknowledge that the agreements contained in Sections 10.3(b) and 10.3(c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Beneficial or WSFS, as applicable, fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Beneficial or WSFS, as applicable, shall pay to WSFS or Beneficial, as applicable, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4.      Entire Agreement; No Third Party Beneficiaries.

               Except as otherwise expressly provided herein, this Agreement (including Beneficial’s Disclosure Memorandum and WSFS’s Disclosure Memorandum, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely

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upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.      Amendments.

               To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Beneficial Stockholder Approval or WSFS Stockholder Approval has been obtained; provided, that after obtaining the Beneficial Stockholder Approval or WSFS Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6.      Waivers.

               At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Beneficial Stockholder Approval or WSFS Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7.      Assignment.

               Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.      Notices.

               All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:	WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842
Attention: Rodger Levenson
Email: RLevenson@wsfsbank.com

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Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

Beneficial:	Beneficial Bancorp, Inc.
Beneficial Bank
1818 Market Street
Philadelphia, PA 19103
Facsimile Number: 215-864-6002
Attention: Gerard P. Cuddy, President and Chief Executive Officer
Email: gcuddy@thebeneficial.com
Copy to Counsel:
Kilpatrick Townsend & Stockton LLP
607 14th Street NW, Suite 900
Washington, DC 20005
Facsimile Number: (202) 508-5800
Attention: Gary R. Bronstein
Email: gbronstein@kilpatricktownsend.com
Attention: Aaron M. Kaslow
Email: akaslow@kilpatricktownsend.com
Attention: Stephen F. Donahoe
Email: sdonahoe@kilpatricktownsend.com

10.9.      Governing Law; Jurisdiction; Waiver of Jury Trial.

               (a)          The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Beneficial shall be subject to the Laws of the State of Maryland and that matters relating to the Bank Merger shall be subject to the Laws of the United States to the extent mandatorily applicable).

               (b)          Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient

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forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

               (c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.    Counterparts; Signatures.

               This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.    Captions; Articles and Sections.

               The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.    Interpretations.

               Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.    Enforcement of Agreement.

               The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly

A-73

agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.    Severability.

               Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures on following page]

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               IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS Financial Corporation

By:	/s/ Mark A. Turner
	Name:	Mark A. Turner
	Title:	Chairman, President and Chief

BENEFICIAL BANCORP, INC.

By:	/s/ Gerard P. Cuddy
	Name:	Gerard P. Cuddy
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

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Annex B

Execution Version

VOTING AGREEMENT

               This VOTING AGREEMENT, dated as of August 7, 2018 (this “Agreement”), by and among WSFS Financial Corporation (“WSFS”), a Delaware corporation, Beneficial Bancorp, Inc. (“Beneficial”), a Maryland corporation, and the undersigned stockholder [and director][and officer] (the “Stockholder”) of Beneficial.

W I T N E S S E T H:

                              WHEREAS, concurrently with the execution of this Agreement, WSFS and Beneficial are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Beneficial will merge with and into WSFS, with WSFS as the surviving corporation (the “Merger”) and Beneficial Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Beneficial, will merge with and into Wilmington Savings Fund Society, FSB ( “WSFS Bank”), a federal savings bank and wholly owned subsidiary of WSFS, with WSFS Bank as the surviving bank (collectively, the “Mergers”);

                              WHEREAS, as of the date hereof, the Stockholder is a [director][officer] of Beneficial and has Beneficial Ownership of (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, those shares of common stock, $0.01 par value per share of Beneficial (“Beneficial Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of WSFS Common Stock (as such term is defined in the Merger Agreement) and cash, and therefore the Mergers are expected to be of substantial benefit to the Stockholder;

                              WHEREAS, as a material inducement to WSFS entering into the Merger Agreement, WSFS has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

                              WHEREAS, other individuals, as a material inducement to WSFS entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

                              NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
GENERAL

               1.1.          Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                              “Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

                              “Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange

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Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

                              “control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

                              “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

                              “Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Beneficial Common Stock or other capital stock of Beneficial and any securities convertible into or exercisable or exchangeable for shares of Beneficial Common Stock or other capital stock of Beneficial, in each case that the Stockholder acquires Beneficial Ownership of on or after the date hereof.

                              “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.

                              “Existing Shares” means, with respect to the Stockholder, all shares of Beneficial Common Stock Beneficially Owned by the Stockholder as specified on Schedule 1 hereto.

                              “Permitted Transfer” means a Transfer (i) as the result of the death of the Stockholder by the Stockholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Stockholder, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, and (iii) Transfers to any other stockholder and director and/or executive officer of Beneficial who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i) and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to WSFS and Beneficial an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to WSFS and Beneficial, to assume all of Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Stockholder shall have made hereunder.

                              “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

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ARTICLE II
COVENANTS OF STOCKHOLDER

               2.1.         Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the stockholders of Beneficial or at any other meeting of the stockholders of Beneficial, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of Beneficial (collectively, “Beneficial Stockholders’ Meeting”), the Stockholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:

                              (a)           appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

                              (b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote:

                              (i)               in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, and any actions required in furtherance thereof;

                              (ii)               against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Beneficial under the Merger Agreement;

                              (iii)               against any Acquisition Proposal; and

                              (iv)               against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the stockholders of Beneficial that is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Beneficial of its obligations under the Merger Agreement.

               2.2.         No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney in contravention of the obligations of the Stockholder under this Agreement with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Stockholder or otherwise reasonably be expected to prevent or disable the Stockholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Stockholder from performing any of his or her obligations under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

               3.1.         Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Beneficial, WSFS and WSFS Bank as follows:

                              (a)           Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations

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hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him or her in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                              (b)           Ownership. The Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned by the Stockholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. The Stockholder has good and marketable title to the Existing Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. As of the date hereof, the Existing Shares constitute all of the shares of Beneficial Common Stock Beneficially Owned by the Stockholder. The Stockholder has and will have at all times through the Closing Date voting power (including the right to control such vote as contemplated herein), power of disposition (including the right to control any disposition), power to issue instructions with respect to the matters set forth in ARTICLE II hereof (including the right to control the making or issuing any such instructions), and power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Closing Date. The Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

                              (c)           No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement will not, (i) conflict with or violate any Law or Order applicable to the Stockholder or by which any of his or her Assets is bound, or (ii) conflict with, result in any breach of or constitute a Default, or result in the creation of any Encumbrance on the Assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of his or her Assets is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform his or her obligations under this Agreement. Except as contemplated by this Agreement, neither the Stockholder nor any of his or her Affiliates (1) has entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any other Contract relating to the voting of the Covered Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Covered Shares.

                              (d)           Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any Consent. No Consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

                              (e)           Legal Proceedings. There is no Litigation pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his or her Affiliates that could reasonably be expected to impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

                              (f)            Reliance by WSFS. The Stockholder understands and acknowledges that WSFS is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

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ARTICLE IV
OTHER COVENANTS

               4.1.         Prohibition on Transfers; Other Actions.

                              (a)           Until the earlier of the receipt of the Beneficial Stockholder Approval or the date on which the Merger Agreement is terminated in accordance with its terms, the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, Beneficial shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares until the termination of this Agreement and that this Agreement places limits on the voting of the Covered Shares subject to the provisions of this Agreement.

                              (b)          The Stockholder understands and agrees that if the Stockholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Beneficial shall not, and the Stockholder hereby unconditionally and irrevocably instructs Beneficial to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.

               4.2.         Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Beneficial Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

               4.3.         Notice of Acquisitions, etc. The Stockholder hereby agrees to notify Beneficial and WSFS as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of Beneficial Common Stock or other securities of Beneficial of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

               4.4.         Non-Solicit. In his or her capacity as a stockholder of Beneficial, and not in his or her capacity as a director or officer of Beneficial, as applicable, the Stockholder shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely

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consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a stockholders’ vote or action by consent of Beneficial’s stockholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Beneficial that takes any action in support of an Acquisition Proposal, or (g) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

               4.5.         Stockholder Capacity. The Stockholder is signing this Agreement solely in his or her capacity as a holder of Beneficial Common Stock, and nothing herein shall prohibit, prevent or preclude the Stockholder from taking or not taking any action in the Stockholder’s capacity as an officer or director of Beneficial to the extent permitted by the Merger Agreement.

               4.6.         Further Assurances. From time to time, at the request of WSFS or Beneficial and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

               4.7.         Disclosure. The Stockholder hereby authorizes WSFS and Beneficial to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligation under this Agreement.

ARTICLE V
MISCELLANEOUS

               5.1.         Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

               5.2.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in WSFS or Beneficial any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and WSFS or Beneficial shall not have any authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

               5.3.         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

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WSFS:	WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842
Attention: Rodger Levenson
Email: RLevenson@wsfsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

Beneficial:	Beneficial Bancorp, Inc.
Beneficial Bank
1818 Market Street
Philadelphia, PA 19103
Facsimile Number: (215) 864-6002
Attention: Gerard P. Cuddy, President and Chief Executive Officer
Email: gcuddy@thebeneficial.com

Copy to Counsel:	Kilpatrick Townsend & Stockton LLP
607 14th Street NW, Suite 900
Washington, DC 20005
Facsimile Number: (202) 508-5800
Attention: Gary R. Bronstein
Email: gbronstein@kilpatricktownsend.com
Attention: Aaron M. Kaslow
Email: akaslow@kilpatricktownsend.com
Attention: Stephen F. Donahoe
Email: sdonahoe@kilpatricktownsend.com

Stockholder:	To those persons indicated on Schedule 1.

               5.4.         Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and

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intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

               5.5.         Counterparts; Delivery by Facsimile or Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

               5.6.         Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

               5.7.         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

                              (a)           The parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

                              (b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

                              (c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY

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MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

               5.8.         Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties.

               5.9.         Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties waives any defense in any action for specific performance that a remedy at law would be adequate.

               5.10.       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               5.11.       Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               5.12.       Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

[Remainder of this page intentionally left blank]

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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

wsfs financial corporation

By:
Name:
Title:

beneficial bancorp, inc.

By:
Name:
Title:

Stockholder

Name:

[Signature Page to Voting Agreement]

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Schedule 1

INFORMATION

Name	Existing Shares

______________________________	_______________________________

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

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Annex C

Execution Version

VOTING AGREEMENT

               This VOTING AGREEMENT, dated as of August 7, 2018 (this “Agreement”), by and among WSFS Financial Corporation (“WSFS”), a Delaware corporation, Beneficial Bancorp, Inc. (“Beneficial”), a Maryland corporation, and the undersigned stockholder [and director][and officer] (the “Stockholder”) of WSFS.

W I T N E S S E T H:

                              WHEREAS, concurrently with the execution of this Agreement, WSFS and Beneficial are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Beneficial will merge with and into WSFS, with WSFS as the surviving corporation (the “Merger”) and Beneficial Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Beneficial, will merge with and into Wilmington Savings Fund Society, FSB (“WSFS Bank”), a federal savings bank and wholly owned subsidiary of WSFS, with WSFS Bank as the surviving bank (collectively, the “Mergers”);

                              WHEREAS, as of the date hereof, the Stockholder is a [director][officer] of WSFS and has Beneficial Ownership of (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, those shares of common stock, $0.01 par value per share of WSFS (“WSFS Common Stock”) specified on Schedule 1 attached hereto;

                              WHEREAS, as a material inducement to Beneficial entering into the Merger Agreement, Beneficial has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

                              WHEREAS, other individuals, as a material inducement to Beneficial entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

                              NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
GENERAL

               1.1.         Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                              “Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

                              “Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial

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Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

                              “control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

                              “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

                              “Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of WSFS Common Stock or other capital stock of WSFS and any securities convertible into or exercisable or exchangeable for shares of WSFS Common Stock or other capital stock of WSFS, in each case that the Stockholder acquires Beneficial Ownership of on or after the date hereof.

                              “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.

                              “Existing Shares” means, with respect to the Stockholder, all shares of WSFS Common Stock Beneficially Owned by the Stockholder as specified on Schedule 1 hereto.

                              “Permitted Transfer” means a Transfer (i) as the result of the death of the Stockholder by the Stockholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Stockholder, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, and (iii) Transfers to any other stockholder and director and/or executive officer of WSFS who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i) and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Beneficial and WSFS an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Beneficial and WSFS, to assume all of Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Stockholder shall have made hereunder.

                              “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

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ARTICLE II
COVENANTS OF STOCKHOLDER

               2.1.         Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the stockholders of WSFS or at any other meeting of the stockholders of WSFS, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of WSFS (collectively, “WSFS Stockholders’ Meeting”), the Stockholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:

                              (a)           appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

                              (b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote:

                               (i)                  in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers and WSFS Share Issuance, and any actions required in furtherance thereof;

                               (ii)                against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of WSFS under the Merger Agreement; and

                               (iii)               against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the stockholders of WSFS that is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by WSFS of its obligations under the Merger Agreement.

               2.2.         No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney in contravention of the obligations of the Stockholder under this Agreement with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Stockholder or otherwise reasonably be expected to prevent or disable the Stockholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Stockholder from performing any of his or her obligations under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

               3.1.         Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to WSFS, Beneficial and Beneficial Bank as follows:

                              (a)           Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and

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delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him or her in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                              (b)           Ownership. The Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned by the Stockholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. The Stockholder has good and marketable title to the Existing Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. As of the date hereof, the Existing Shares constitute all of the shares of WSFS Common Stock Beneficially Owned by the Stockholder. The Stockholder has and will have at all times through the Closing Date voting power (including the right to control such vote as contemplated herein), power of disposition (including the right to control any disposition), power to issue instructions with respect to the matters set forth in ARTICLE II hereof (including the right to control the making or issuing any such instructions), and power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Closing Date. The Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

                              (c)           No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement will not, (i) conflict with or violate any Law or Order applicable to the Stockholder or by which any of his or her Assets is bound, or (ii) conflict with, result in any breach of or constitute a Default, or result in the creation of any Encumbrance on the Assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of his or her Assets is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform his or her obligations under this Agreement. Except as contemplated by this Agreement, neither the Stockholder nor any of his or her Affiliates (1) has entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any other Contract relating to the voting of the Covered Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Covered Shares.

                              (d)           Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any Consent. No Consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

                              (e)          Legal Proceedings. There is no Litigation pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his or her Affiliates that could reasonably be expected to impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

                              (f)            Reliance by Beneficial. The Stockholder understands and acknowledges that Beneficial is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

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ARTICLE IV
OTHER COVENANTS

               4.1.         Prohibition on Transfers; Other Actions.

                              (a)           Until the earlier of the receipt of the WSFS Stockholder Approval or the date on which the Merger Agreement is terminated in accordance with its terms, the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, WSFS shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares until the termination of this Agreement and that this Agreement places limits on the voting of the Covered Shares subject to the provisions of this Agreement.

                              (b)          The Stockholder understands and agrees that if the Stockholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, WSFS shall not, and the Stockholder hereby unconditionally and irrevocably instructs WSFS to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Stockholder shall have complied with the terms of this Agreement.

               4.2.         Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the WSFS Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

               4.3.         Notice of Acquisitions, etc. The Stockholder hereby agrees to notify WSFS and Beneficial as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of WSFS Common Stock or other securities of WSFS of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

               4.4.         Stockholder Capacity. The Stockholder is signing this Agreement solely in his or her capacity as a holder of WSFS Common Stock, and nothing herein shall prohibit, prevent or preclude the Stockholder from taking or not taking any action in the Stockholder’s capacity as an officer or director of WSFS to the extent permitted by the Merger Agreement.

               4.5.         Further Assurances. From time to time, at the request of Beneficial or WSFS and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

               4.6.         Disclosure. The Stockholder hereby authorizes Beneficial and WSFS to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligation under this Agreement.

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ARTICLE V
MISCELLANEOUS

               5.1.         Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

               5.2.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Beneficial or WSFS any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Beneficial or WSFS shall not have any authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

               5.3.         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:	WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842
Attention: Rodger Levenson
Email: RLevenson@wsfsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

Beneficial:	Beneficial Bancorp, Inc.
Beneficial Bank
1818 Market Street
Philadelphia, PA 19103
Facsimile Number: (215) 864-6002
Attention: Gerard P. Cuddy, President and Chief Executive Officer
Email: gcuddy@thebeneficial.com

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Copy to Counsel:	Kilpatrick Townsend & Stockton LLP
607 14th Street NW, Suite 900
Washington, DC 20005
Facsimile Number: (202) 508-5800
Attention: Gary R. Bronstein
Email: gbronstein@kilpatricktownsend.com
Attention: Aaron M. Kaslow
Email: akaslow@kilpatricktownsend.com
Attention: Stephen F. Donahoe
Email: sdonahoe@kilpatricktownsend.com

Stockholder:	To those persons indicated on Schedule 1.

               5.4.         Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

               5.5.         Counterparts; Delivery by Facsimile or Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

               5.6.         Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

               5.7.         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

                              (a)          The parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

                              (b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court

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of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

                              (c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

               5.8.         Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties.

               5.9.         Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties waives any defense in any action for specific performance that a remedy at law would be adequate.

               5.10.       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               5.11.       Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               5.12.       Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without

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notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

[Remainder of this page intentionally left blank]

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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

wsfs financial corporation

By:
Name:
Title:

beneficial bancorp, inc.

By:
Name:
Title:

Stockholder

Name:

[Signature Page to Voting Agreement]

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Schedule 1

INFORMATION

Name	Existing Shares

______________________________	_______________________________

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

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Annex D

INVESTMENT BANKING GROUP

August 7, 2018

Board of Directors

Beneficial Bancorp, Inc.

1818 Market Street

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

               Beneficial Bancorp, Inc. (the “Company”) and WSFS Financial Corporation (“WSFS”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which the Company will merge with and into WSFS, with WSFS being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive, without interest, (i) 0.3013 of a share (the “Stock Consideration”) of common stock, par value $0.01 per share, of WSFS (“WSFS Common Stock”) and (ii) $2.93 in cash (the “Cash Consideration”). The Stock Consideration and the Cash Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

               Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated August 2, 2018; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of WSFS that we deemed relevant; (iv) publicly available median analyst earnings per share estimates for the Company for the years ending December 31, 2018 and December 31, 2019 and dividend and long-term annual earnings per share growth rate assumptions for the Company, as provided by the senior management of the Company; (v) publicly available median analyst earnings per share and annual balance sheet growth rate estimates for WSFS for the years ending December 31, 2018 and December 31, 2019 and long-term annual earnings per share growth rate and long-term annual asset growth rate assumptions for WSFS, as provided by the senior management of WSFS; (vi) the pro forma financial impact of the Merger on WSFS based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of WSFS, as well as a long-term annual earnings growth rate for the Company, as provided by the senior management of WSFS; (vii) the publicly reported historical price and trading activity for Company Common Stock and WSFS Common Stock, including a comparison of certain stock market information for Company Common Stock and WSFS Common Stock and certain stock indices as well

D-1

as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and WSFS with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospectus of the Company and held similar discussions with certain members of the senior management of WSFS and its representatives regarding the business, financial condition, results of operations and prospectus of WSFS.

               In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or WSFS, or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We further have relied on the assurances of the respective senior managements of the Company and WSFS that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or WSFS or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or WSFS. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or WSFS, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or WSFS. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and WSFS are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

               In preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates for the Company for the years ending December 31, 2018 and December 31, 2019 and dividend and long-term annual earnings per share growth rate assumptions for the Company, as provided by the senior management of the Company, as well as publicly available median analyst earnings per share and annual balance sheet growth rate estimates for WSFS for the years ending December 31, 2018 and December 31, 2019 and long-term annual earnings per share growth rate and long-term annual asset growth rate assumptions for WSFS, as provided by the senior management of WSFS. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of WSFS, as well as a long-term annual earnings growth rate for the Company, as provided by the senior management of WSFS. With respect to the foregoing information, the respective senior managements of the Company and WSFS confirmed to us that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and WSFS, respectively, and the other matters covered thereby. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or WSFS since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that the Company and WSFS will remain as going concerns for all periods relevant to our analyses.

               We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not

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and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, WSFS or the benefits contemplated by the Merger or any related transactions, (iii) that Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

               Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or WSFS Common Stock at any time or what the value of WSFS Common Stock will be once it is actually received by the holders of company Common Stock.

               We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to the Company or WSFS in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company, WSFS and their respective affiliates. We may also actively trade the equity and debt securities of the Company, WSFS and their respective affiliates for our own account and for the accounts of our customers.

               Our opinion is directed to the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or WSFS, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. We express no opinion as to any matters related to the Employee Savings and Stock Ownership Plan in which employees of the Company participate. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

               Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.
Sandler O’Neill & Partners, L.P.

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Annex E

August 7, 2018

Board of Directors

WSFS Financial Corporation

500 Delaware Avenue

Wilmington, Delaware 19801

Members of the Board:

               You have requested our opinion as to the fairness, from a financial point of view, to WSFS Financial Corporation (“WSFS”) of the consideration to be paid in the proposed merger (the “Proposed Merger”) by and between WSFS and Beneficial Bancorp, Inc., a Maryland business corporation (“Beneficial”), as set forth in the Agreement and Plan of Merger, dated August 7, 2018 (the “Merger Agreement”). As detailed in the Merger Agreement, Beneficial will merge with and into WSFS, and each Beneficial common share issued and outstanding (other than Beneficial common stock that is either issued and held in treasury by Beneficial or issued and held by WSFS) will be cancelled and converted into the right to receive 0.3013 shares of common stock, $0.01 par value per share, of WSFS and $2.93 in cash (the “Merger Consideration”). In addition, all Beneficial stock options whose exercise price equals or exceeds $19.50 will be canceled; all remaining Beneficial stock options will be cashed out based on the difference between the exercise price and $19.50. Outstanding Beneficial equity awards, other than stock options, will vest and be converted into the Merger Consideration.

               Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, WSFS and Beneficial or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of WSFS and Beneficial for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

               We have acted as WSFS’s financial advisor in connection with the Proposed Merger and will receive a fee for our service, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach. WSFS has also agreed to indemnify us against certain liabilities arising out of our engagement.

               In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of WSFS and Beneficial and reviewed certain “Street” consensus estimates, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance and trading history of WSFS and Beneficial, (iv) studied and analyzed the consolidated financial and operating data of WSFS and Beneficial, (v) reviewed the pro forma financial impact of the Proposed Merger on WSFS, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies

4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA 19428-2979

phone (610) 832-1212 • fax (610) 832-5301

www.boenninginc.com • Member FINRA/SIPC

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determined by senior management of WSFS and Beneficial, (vi) considered the financial terms of the Proposed Merger between WSFS and Beneficial as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of WSFS’s and Beneficial’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

               Our opinion is given in reliance on information and representations made or given to us by WSFS and Beneficial, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information provided by WSFS and Beneficial, including financial statements, financial projections, and stock price data, as well as certain information from recognized independent sources. We have not independently verified the information concerning WSFS and Beneficial or other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of Beneficial or WSFS, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

               With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of WSFS and Beneficial, we have assumed that such information, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgment of the management of WSFS and Beneficial as to their most likely future performance. We have further relied on the assurances of management of WSFS and Beneficial that they are not aware of any facts or circumstances that would make any of such information inaccurate, incomplete or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowances for loan losses indicated on the balance sheets of WSFS and Beneficial are adequate to cover such losses; we have not reviewed individual loans or credit files of WSFS or Beneficial. We have assumed that all of the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents are true and correct, that each party under the agreements and documents will perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents are not waived. We have assumed that the Merger Agreement represents the entire agreement between the parties, that it has not been modified or amended, and that its terms have not been superseded or supplemented by other agreements or documents. Also, in rendering our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will materially affect either WSFS or Beneficial, the combined entity or the contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger. We have also assumed, with your consent, that the Proposed Merger will be treated as a tax-free reorganization for federal income tax purposes.

               Our opinion is based upon (i) information provided to us by WSFS and Beneficial and their respective officers, directors, auditors, counsel and other agents; (ii) filings, releases and other information provided by WSFS and Beneficial, including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources; and (iii) market, economic, financial and other conditions as they exist on the date hereof, and only as they can be evaluated as of the date hereof; accordingly, this opinion speaks only as of the date hereof and to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger and the other business strategies that WSFS’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of WSFS’s Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which WSFS’s securities or Beneficial’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax

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position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that WSFS has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of WSFS’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to WSFS’s Board of Directors in connection with the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included, in its entirety, in any filing made by WSFS with the Securities and Exchange Commission with respect to the Proposed Merger; provided, however, that any description of, or reference to, our opinion, or to Boenning & Scattergood, Inc., shall be in a form reasonably acceptable to us and to our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

               Boenning & Scattergood, Inc. has not had any material investment banking relationship with Beneficial during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and Beneficial, on the other hand. Boenning & Scattergood, Inc. has not had any material investment banking relationship with WSFS during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and WSFS, on the other hand. Boenning & Scattergood, Inc. may provide investment banking services to WSFS in the future, although there is no agreement to do so.

               This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee in accordance with our written procedures for approval of fairness opinions. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Beneficial common stock in the Proposed Merger.

               Based on the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Beneficial common stock pursuant to the Merger Agreement is fair, from a financial point of view, to WSFS.

Sincerely,

/s/ Boenning & Scattergood, Inc.
Boenning & Scattergood, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law, or the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Consistent with the laws of the State of Delaware, Article NINTH of the amended and restated certificate of incorporation, which we refer to as the WSFS charter, provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS Financial Corporation, or WSFS, or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except with respect to proceedings to enforce rights to indemnification described below, WSFS shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the WSFS board of directors. The directors of Wilmington Savings Fund Society, and all officers thereof shall be deemed to be serving at the request of WSFS as such directors and officers.

The right to indemnification shall include advancement of expenses to defend such proceeding; provided, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to WSFS of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article NINTH or otherwise. The rights to indemnification and to the advancement of expenses shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim is not paid in full by WSFS after a written claim has been received by WSFS, the indemnitee may at any time thereafter bring suit against WSFS to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by WSFS to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the WSFS charter, the WSFS bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

WSFS may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of WSFS or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not WSFS would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Additionally, Article TENTH of the WSFS charter states that a director of WSFS shall not be personally liable to WSFS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to WSFS or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of WSFS shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Reorganization, dated as of August 7, 2018, as amended on November 1, 2018, by and between WSFS Financial Corporation and Beneficial Bancorp, Inc. (contained in Annex A to the joint proxy statement/prospectus which is included in this registration statement)**

3.1	Amended and Restated Certificate of Incorporation of WSFS Financial Corporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of WSFS Financial Corporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's current report on Form 8-K filed on May 5, 2015)

3.3	Amended and Restated Bylaws of WSFS Financial Corporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's current report on Form 8-K filed on November 21, 2014)

5.1	Opinion of Covington & Burling LLP regarding the legality of the securities being registered

8.1	Opinion of Covington & Burling LLP regarding certain federal income tax matters

10.1	Form of Voting Agreement, by and among WSFS Financial Corporation, Beneficial Bancorp, Inc. and the directors and certain executive officers of Beneficial Bancorp, Inc. (contained in Annex B to the joint proxy statement/prospectus which is included in this registration statement)

10.2	Form of Voting Agreement, by and among WSFS Financial Corporation, Beneficial Bancorp, Inc. and the directors and certain executive officers of WSFS Financial Corporation (contained in Annex C to the joint proxy statement/prospectus which is included in this registration statement)

21.1	Subsidiaries of WSFS Financial Corporation (incorporated herein by reference to Exhibit 21 of WSFS Financial Corporation's Form 10-K filed on March 1, 2018)

23.1	Consent of Covington & Burling LLP (contained in its opinion filed as Exhibit 5.1)

23.2	Consent of Covington & Burling LLP (contained in its opinion filed as Exhibit 8.1)

23.4	Consent of KPMG LLP, WSFS Financial Corporation’s independent registered accounting firm

23.5	Consent of KPMG LLP, Beneficial Bancorp, Inc.’s independent registered accounting firm

24.1*	Power of Attorney

99.1	Consent of Sandler O’Neill & Partners, L.P.

99.2	Consent of Boenning & Scattergood, Inc.

99.3*	Consent of Gerard P. Cuddy

99.4	Form of proxy to be mailed to stockholders of Beneficial Bancorp, Inc.

99.5	Form of proxy to be mailed to stockholders of WSFS Financial Corporation

*	Previously filed.
**	The disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. WSFS agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
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Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, referred to as the Securities Act, (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement), and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)	That every prospectus (1) that is filed pursuant to paragraph (5) above, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(9)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, State of Delaware, on this 2nd day of November, 2018.

WSFS FINANCIAL CORPORATION

By:	/s/ Mark A. Turner
Mark A. Turner
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark A. Turner	Chairman, President, Chief Executive Officer,	November 2, 2018
Mark A. Turner	and Director (Principal Executive Officer)

/s/ Dominic C. Canuso	Executive Vice President and Chief Financial Officer	November 2, 2018
Dominic C. Canuso	(Principal Financial and Accounting Officer)

*	Lead Director	November 2, 2018
Eleuthère I. du Pont

*	Director	November 2, 2018
Anat Bird

*	Director	November 2, 2018
Francis B. Brake, Jr.

*	Director	November 2, 2018
Jennifer W. Davis

*	Director	November 2, 2018
Christopher T. Gheysens

*	Director	November 2, 2018
Calvert A. Morgan, Jr.

*	Director	November 2, 2018
Marvin N. Schoenhals

*	Director	November 2, 2018
David G. Turner

*	Director	November 2, 2018
Patrick J. Ward

*By:	/s/ Mark A. Turner
Mark A. Turner
Attorney-in-Fact
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